UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

LFTD PARTNERS INC.

(Exact name of registrant as specified in its charter)

Nevada	2833
(State of jurisdiction of Incorporation)	(Primary Standard Industrial Classification)

LFTD Partners Inc.

4227 Habana Avenue

Jacksonville, Florida 32217

(847) 915-2446

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gerard M. Jacobs

Chief Executive Officer

LFTD Partners Inc.

4227 Habana Avenue

Jacksonville, Florida 32217

(847) 915-2446

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to

David S. Hunt, Esq.

66 Exchange Place, Suite 201

Salt Lake City, Utah 84111

(801) 355-7878

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐

Non-accelerated filer ☒ Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying  with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price per Security(1)(2)	Proposed Maximum Aggregate Offering Price	Amount of registration fee(3)(4)

Shares of Common Stock issuable upon conversion of Series A and Series B Preferred Stock	2,014,500	$ 3.99	$8,027,783	$ 973
Total

(1)Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $4.25 (high) and $3.72 (low) sale price of the Registrant's common as reported on Nasdaq.com on August 16, 2021, which date is within five business days prior to the filing of this amended Registration Statement.

(2)Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)Calculated by multiplying the proposed maximum aggregate offering price of securities by securities to be registered by 0.0001212 and rounding up to nearest dollar.

(4)The Registrant previously paid $5,291.47 toward the registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION DATED AUGUST 19, 2021

2,014,500 Shares of Common Stock

This prospectus relates to the resale of up to 2,014,500 shares (the “Shares”) of our common stock, par value $0.001 (the “Common Stock”) by our security holders (the “selling stockholders”) that acquired securities in our private placement consummated on December 5, 2019 (the “Private Placement”), all of which are issuable upon conversion of preferred stock (the “Preferred Stock”). The 2,014,500 Shares being registered were issued to investors in the Private Placement. Please refer to the section of this prospectus entitled “The Private Placement” for a description of the Private Placement, and the section entitled “Selling Stockholders” for additional information regarding the Selling Stockholders.

We are not selling any Shares in this offering. We, therefore, will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

We have paid and will pay the expenses incurred in registering the Shares, including legal and accounting fees. See “Plan of Distribution.”

The Selling Stockholders may sell the Shares described in this prospectus in a number of different ways and at varying prices. The prices at which the Selling Stockholders may sell the Shares in this offering will be determined by the prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or in negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholders may sell the Shares being registered pursuant to this prospectus. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Our common stock issued is traded on the OTCQX US under the symbol “AQSP”. On August 17, 2021, the last reported sales price of our common stock on the OTCQX US was $4.50.

Investing in our securities involves various risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2021

Table of Contents

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS6

INDUSTRY AND MARKET DATA7

PROSPECTUS SUMMARY7

THE OFFERING13

RISK FACTORS15

USE OF PROCEEDS44

DIVIDEND POLICY44

DETERMINATION OF OFFERING PRICE44

THE PRIVATE PLACEMENT45

SELLING STOCKHOLDERS45

PLAN OF DISTRIBUTION47

MANAGEMENT’S DISCUSSION AND ANALYSIS49

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS49

BUSINESS57

MANAGEMENT81

CORPORATE GOVERNANCE83

EXECUTIVE COMPENSATION85

BOARD OF DIRECTORS COMPENSATION87

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS90

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS92

PRINCIPAL STOCKHOLDERS95

DESCRIPTION OF CAPITAL STOCK97

LEGAL MATTERS99

EXPERTS99

WHERE YOU CAN FIND MORE INFORMATION99

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits and the documents included herein, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

Information contained in, and that can be accessed through, our website http://www.acquiredsalescorp.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “may,” “should,” “would,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan,” “potential” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading “Risk Factors” and in our Annual Report on Form 10-K for the year ended December 31, 2020 under the headings “Risk Factors” and “Business,” as updated in our Quarterly Report(s) on Form 10-Q.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors”. We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all of the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings. You should also carefully read our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context otherwise requires, references to “we”, “us”, “our”, the “Company”, refer to LFTD Partners Inc., (formerly named Acquired Sales Corp.) on a consolidated basis.

_____________________________________________________________________________________

PART I

BUSINESS

Description of the Business of LFTD Partners Inc.

On May 18, 2021, the Company amended its articles of incorporation with the State of Nevada to change its name to LFTD Partners Inc. from Acquired Sales Corp. In connection with the name change to LFTD Partners Inc., the Company filed a required notification with the Financial Industry Regulatory Authority, Inc. (“FINRA”), a self-regulatory organization that is involved with the coordination of the clearing, settling and processing of transactions in equity securities, including our common stock. The Company’s name change notification to FINRA included a request for a new stock trading symbol. The change of the Company’s name to LFTD Partners Inc. and the change of trading symbol to reflect our common stock in the clearing, settling and processing of transactions in equity securities is pending, subject to FINRA clearance. As a result, we continue to refer to the Company in this Prospectus as Acquired Sales Corp. (and sometimes referred to in the body of this Prospectus as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.). The Company was organized under the laws of the State of Nevada on January 2, 1986. Shares of the Company’s common stock are currently traded on the OTCQX Best Market under the trading symbol AQSP. We expect OTC Markets, Inc. to change the Company’s tier to the OTCQB Venture Market from the OTCQX Best Market within the next 30 days because we do not meet the OTCQX Best Market qualifications. We do not believe that the transition to the OTCQB market tier will have a material impact on our stock price or our trading volume.

Our business is primarily engaged in the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture, sale and distribution of products infused with hemp-derived cannabinoids (including but not limited to delta-8-THC, delta-9-THC, delta-10-THC, CBD, CBG and CBN) such as beverages, shots, water, other liquids, water soluble nano drops or liquids, lotions, sprays, conditioners, creams, oils, pre-rolled hemp joints and hemp cigarettes, caviar cones, dabs, cartridges, gummies, saucy dmnds, flower, disposable vapes, tinctures, powder, water packets, effervescent tablets, capsules, bath bombs, balms, body washes, gummies, food, chocolate, other edibles, and non-prescription cannabinoid formulations (a “Canna-Infused Products Company”). Our business also involves selling and distributing products containing synthetic nicotine. During 2020, our business also involved selling and distributing hand sanitizer, but it is unlikely that this hand sanitizer business will continue going forward.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing marijuana, distilled spirits, beer, wine, and real estate.

In addition, management of the Company is open-minded to the concept of acquiring all or a portion of one or more operating businesses and/or assets that are considered to be “essential” businesses which are unlikely to be shut down by the government during pandemics such as COVID-19.

To date, we have acquired 100% of the ownership interests in one Canna-Infused Products Company now called Lifted Liquids, Inc. d/b/a Lifted Made (formerly Warrender Enterprise Inc. d/b/a Lifted Liquids), 4.99% of the ownership interests in a second Canna-Infused Products Company called Ablis Holding Company ("Ablis"), and 4.99% of the ownership interests in two other businesses that manufacture distilled spirits called Bendistillery Inc. ("Bendistillery") and Bend Spirits, Inc. ("Bend Spirits").

Lifted Made owns 50% of SmplyLifted LLC.

We have also terminated a planned acquisition of a Canna-Infused Products Company called CBD Lion LLC.

At this point in time, we have entered into a Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC, which Letter of Intent is described below. We also are in discussions with certain other companies in our acquisition pipeline. However, our cash on hand is currently limited, so in order to close future acquisitions it is highly likely that it will be necessary for us to raise additional capital, and no guarantee or assurance can be made that such capital can be raised on acceptable terms, if at all.

At this point in time, we are working with an investment banking firm regarding the potential for a $30 million capital raise, in conjunction with a potential listing of our common stock on a Canadian stock exchange. However, there can be no guarantee or assurance that any such capital raise or listing will be completed on acceptable terms, if at all.

Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC

On June 15, 2021, we, along with our Chairman and CEO Gerard M. Jacobs, our President and CFO William C. “Jake” Jacobs, and our Vice Chairman and COO Nicholas S. Warrender, entered into a Letter of Intent (the “LOI”) with Savage Enterprises, a Wyoming corporation (“Savage”), Premier Greens LLC, a California limited liability company (“Premier Greens”), MKRC Holdings, LLC, a Wyoming limited liability company (“MKRC”), Christopher G. Wheeler (“Wheeler”), and Matt Winters (“Winters”), in connection with our proposed acquisition of Savage, Premier Greens and MKRC as described below.

The terms of the proposed transactions (“Transactions”) must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed purchase will be consummated. Even if a definitive agreement is executed, the terms of the proposed purchase may change materially from the terms set forth in the Letter of Intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

The Proposed Transactions

In the proposed Transactions:

(a)We will acquire One Hundred Percent (100%) of the ownership interests in Savage in a reorganization (the “Merger”), for the following consideration (“Merger Consideration”): Fifteen Million Eight Hundred Forty Thousand Dollars ($15,840,000) in cash, plus Eight Million Six Hundred Ninety-One Thousand Three Hundred Fifty-Eight (8,691,358) shares of unregistered common stock of AQSP (“AQSP Stock”) with a value of Twenty-Eight Million One Hundred Sixty Thousand Dollars ($28,160,000) based upon the closing trade price of AQSP Stock on the date of the LOI (the “Stock Consideration”);

(b)We will purchase One Hundred Percent (100%) of the ownership interests in Premier Greens, for the following consideration: Nine Hundred Twenty Thousand Dollars ($920,000) in cash; and

(c)Using cash provided by us (in addition to the Merger Consideration), Savage will purchase from the other owners of MKRC (the “Other MKRC Owners”) the remaining Fifty-Four Percent (54%) of the ownership interests in MKRC that Savage does not currently own, for the following consideration: One Million Eighty Thousand Dollars ($1,080,000) in cash.

Following the closing of the Transactions (the “Closing”), Savage will own: One Hundred Percent (100%) of the ownership interests in MKRC; Fifty Percent (50%) of the ownership interests in LftdXSvg LLC, a Delaware limited liability company (“LftdXSvg”); Fifty-One Percent (51%) of the ownership interests in RJMC Brands, LLC (“RJMC”); Six Percent (6%) of the ownership interests in AAA Brands, LLC (“‘AAA”); and Thirty-Three Percent (33%) of Remediez, a corporation (“Remediez”).

Following the Closing, we will continue to own One Hundred Percent (100%) of the common stock of Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation (“Lifted Made”), Four Point Nine Percent (4.9%) of the common stock of each of Ablis Holding Company (“Ablis”), Bendistillery Inc. (“Bendistillery”), and Bend Spirits, Inc. (“Bend Spirits”), each an Oregon corporation, and Fifty Percent (50%) of the ownership interests in SmplyLifted LLC (“SmplyLifted”) and in LftdXSvg, each a Delaware limited liability company, and we will be the new owner of One Hundred Percent (100%) of the ownership interests in Premier Greens, and of One Hundred Percent (100%) of the ownership interests in Savage.

Conditions

The Closing will be subject to the following conditions:

Audits. As promptly as possible following the execution of the LOI: Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, prepare their respective financial statements for calendar years 2019 and 2020, and for the first and second quarters of calendar year 2021, including statements of income, balance sheets and cash flows (the “‘Financial Statements”). Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, engage our PCAOB-qualified independent firm of certified public accountants, Fruci & Associates II PLLC, Spokane, Washington (“Fruci”), to audit the Financial Statements (and, if necessary to comply with U.S. Securities and Exchange Commission (“SEC”) rules and regulations, to audit or review Savage’s, Premier Greens’, MKRC’s, RJMC’s and Remediez’s financial statements for subsequent calendar quarters) in accordance with U.S. generally accepted accounting principles, and to provide all opinion letters and other documents as shall be necessary to allow Savage and Premier Greens to be acquired by us in the Transactions pursuant to all applicable SEC and FASB rules and regulations, and to allow us to timely file all necessary securities filings with the SEC (collectively, the “Audit”). If the results of the Audit are not acceptable to us in our discretion, then the Transaction shall be abandoned. Fruci’s fees and expenses for conducting the Audit shall be paid one-half (50%) by us and one-half (50%) by Savage, regardless of whether or not the Transactions close or are abandoned for any reason.

Mutual “Due Diligence”.

Savage, Premier Greens, MKRC, and RJMC shall allow us to conduct a confidential so-called “due diligence” investigation of Savage’s, Premier Greens’, MKRC’s, and RJMC’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to us in our discretion, then the Transactions shall be abandoned.

We shall allow Savage, Premier Greens and MKRC to conduct a confidential so-called “due diligence” investigation of our and Lifted Made’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to Savage in its discretion, then the Transactions shall be abandoned.

Closing Documentation. If the Audit and the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are acceptable to us, and if the Audit and the “due diligence” investigation of us and Lifted Made are acceptable to Savage, then the Parties shall enter into a merger agreement (the “Merger Agreement”) and a purchase agreement (the “Purchase Agreement”) each containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Transactions. The Closing shall be conditioned upon the execution and delivery by the Parties of mutually acceptable, legally binding, definitive Closing documentation (the “Definitive Documents”) including:

(a)The Merger Agreement

(b)The Purchase Agreement

(c)Wheeler Employment Agreement: A five-year ‘“rolling’’ employment agreement between us and Wheeler, for Wheeler to serve as Savage’s and Premier Greens’ CEO and as our Co-Founder and Chief Sales Officer, and to serve alongside Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Wheeler Employment Agreement”);

(d)Winters Employment Agreement: A five-year “rolling” employment agreement between us and Winters, for Winters to serve as Savage’s and Premier Greens’ President and CFO and as our Co-Founder and Chief Risk Officer, and to serve alongside Wheeler, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Winters Employment Agreement”);

(e)Amended Employment Agreements: Amendments to the existing employment agreements between us and Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs, respectively, on terms and conditions as are mutually acceptable to the Compensation Committee of our Board of Directors, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, Wheeler and Winters, to be effective upon the Closing;

(f)Shareholders Agreement: A shareholders agreement (the “Shareholders Agreement”) among Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs (collectively the “Parties to the Shareholders Agreement”), it being understood that the Shareholders Agreement shall include, among other things, agreements by each of the Parties to the Shareholders Agreement:

(1)to nominate, support and vote in favor of slates of nominees for the Boards of Directors of us, Lifted and Savage who are mutually acceptable to the Parties to the Shareholders Agreement;

(2)to support and vote in favor of base salaries, a management bonus pool, and future stock options or warrants, for our key executives including Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, that are mutually acceptable to the Parties to the Shareholders Agreement;

(3)to support and vote in favor of future acquisitions and divestitures, capital raises, and other lawful corporate transactions from time to time, that are mutually acceptable to the Parties to the Shareholders Agreement; and

(4)not to directly or indirectly sell or transfer any of their Acquired Sales Corp. stock, options or warrants as part of an agreement, contract, plan or arrangement of any nature that is intended to result in a change of control of us, unless such agreement, contract, plan or arrangement is mutually acceptable to the Parties to the Shareholders Agreement and is approved by a majority of our Board of Directors;

(g)Working Capital/Liquidity: Evidence, satisfactory to us in our discretion, that as of the Closing the aggregate value of Savage’s inventory, cash on hand, and accounts receivables exceed Savage’s accounts payable and other short-term liabilities by at least Two Million Dollars ($2,000,000), less any amounts contributed by Savage to MKRC to fund additional building commitments prior to the Closing; and

(h)Payoff or Termination of Certain Obligations: Evidence, satisfactory to us in our discretion, that Savage, Premier Greens, MKRC, Wheeler and Winters have paid off or otherwise terminated certain obligations including but not limited to all obligations: (i) payable by Savage, Premier Greens, MKRC, Wheeler and/or Winters to former or current shareholders, directors, officers or employees of those entities; (ii) payable by Savage, Premier Greens, or MKRC to any banks or other sources of debt except certain specified equipment purchase debt obligations that are being paid off in installments, and except for that certain bank mortgage on the building in Palm Springs, California that is owned by MKRC; or (iii) payable by Savage, Premier Greens or MKRC to Wheeler, Winters or their respective relatives, or to trusts of which Wheeler, Winters or any of their respective relatives are the beneficiaries or are otherwise affiliated.

Capital Raise. The Closing shall be conditioned upon the completion by us of a capital raise (the “Capital Raise”) involving the sale of at least Thirty Million Dollars ($30,000,000) worth of AQSP Stock on pricing and other terms and conditions acceptable to us in our discretion.

Tax Opinion. The Closing shall be conditioned upon the receipt by Savage, Wheeler and Winters of a written opinion from Savage’s tax counsel that the Merger qualifies as a reorganization that is so-called “tax free” in regard to the Stock Consideration pursuant to the U.S. tax code and applicable Internal Revenue Service regulations promulgated thereunder (the “Tax Opinion”).

Corporate Approvals. The Closing shall be conditioned upon approval of the Transactions by our Board of Directors, and, if necessary, by our shareholders. Savage, Premier Greens, MKRC, Wheeler and Winters have all approved the Transactions, subject only to (a) approval of the Definitive Documents by Wheeler, Winters, and Savage’s legal counsel, and (b) the receipt by Savage, Wheeler and Winters of the Tax Opinion from Savage’s tax counsel.

Securities Filings and Governmental Approvals. The Closing shall be conditioned upon the completion of all necessary corporate and securities filings and the obtaining of any necessary approvals from the SEC and FINRA.

Pre-Closing Agreements and Covenants

Exclusivity. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement or the termination of the LOI, Savage, Premier Greens, MKRC and RJMC, Wheeler and Winters shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of those entities’ business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of Savage’s, Premier Greens’, MKRC’s and RJMC’s business, that would or might delay or make more costly or difficult the Closing. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Ordinary Course of Business. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Wheeler and Winters shall use commercially reasonable efforts to operate Savage, Premier Greens, MKRC, RJMC, AAA and Remediez only in accordance with the ordinary, normal and customary course thereof consistent with past practices. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Acquisitions. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Nicholas S. Warrender, Gerard M. Jacobs, and William C. Jacobs shall use commercially reasonable efforts to cause us to refrain from entering into any letters of intent or definitive agreements regarding future mergers and acquisitions, excepting only those that have been mutually agreed upon by Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, Wheeler and Winters. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to cause the Closing to occur as soon as practicable, subject to the fulfillment of all of the conditions described above. Without limiting the generality of the foregoing, Wheeler and Winters expressly agree and covenant to use commercially reasonable efforts to cause Savage, Premier Greens, MKRC, the Other MKRC Owners, RJMC, AAA and Remediez to fully cooperate with the Closing of the Transactions.

Post-Closing Agreements and Covenants

Corporate Name and Ticker Symbol. Savage, Wheeler and Winters acknowledge that we plan to change our name to “LFTD Partners Inc.”, and that we plan to change our ticker symbol to “LFTD”, subject to all necessary approvals and securities filings. Promptly following the Closing, the Parties to the Shareholders Agreement shall mutually agree upon a new name (the “New Corporate Name”) and ticker symbol (the “New Ticker Symbol”) for us/LFTD Partners Inc. which better reflects Savage, Premier Greens, MKRC, Wheeler and Winters partnering with us/LFTD Partners Inc., and the Parties to the Shareholders Agreement shall use commercially reasonable efforts to cause our Board of Directors and shareholders to approve the New Corporate Name and the New Ticker Symbol as soon as practicable, subject to all necessary approvals and securities filings.

Operation of Savage and Premier Greens. Savage and Premier Greens shall operate as our wholly-owned subsidiaries under the Savage and Premier Greens names and using Savage’s and Premier Greens’ brand names, respectively, led by Wheeler as Savage’s and Premier Greens’ CEO and Winters as Savage’s and Premier Greens’ President and CFO.

Operation of Acquired Sales Corp. Wheeler and Winters shall serve alongside Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs on our internal Office of the President, which shall conceptualize and articulate our go-forward operational, sales, distribution, advertising, organic growth and acquisitions strategies and initiatives that will be presented to our CEO and Board of Directors for approval.

Termination of the LOI

Events of Termination. The LOI shall terminate, without any payment by or penalty due from any party; upon execution of the Merger Agreement or if:

(a)The Audit shall not have been completed, or the results of the Audit shall have not been accepted by us, by an outside date of March 15, 2022;

(b)We have not closed the Capital Raise by an outside date of March 15, 2022;

(c)The Merger Agreement and the Purchase Agreement have not been signed by March 15, 2022 (the Merger Agreement and the Purchase Agreement, if executed, shall include an outside closing date of March 15, 2022, or such other date as mutually agreed by the parties);

(d)We shall have delivered written notice to Savage that we are abandoning the Transactions due to a determination that the results of the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are not acceptable to us;

(e)Savage shall have delivered written notice to Lifted that Savage is abandoning the Transactions due to a determination that the results of the “due diligence” investigation of us and Lifted Made are not acceptable to Savage; or

(f)Any material provisions of the LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the Parties to the LOI are unable to mutually agree upon how to proceed forward with the Transactions as impacted by such court or SEC action.

Expenses

Except as expressly set forth in the LOI, each of the Parties shall bear its or his own fees and expenses in connection with the proposed Transactions. Without limiting the generality of the foregoing, each of the Parties to the LOI shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such party.

Source of Funds for the Proposed Savage Transactions

We anticipate that the source of funds cash component of the acquisition of Savage and its affiliates would be proceeds from future sales of Acquired Sales Corp.’s equity securities, and potentially partially from revenues from our business from our operations. Professional costs in connection with the transaction would be paid using cash on hand and from proceeds of the proposed equity raises.

Acquisition of 100% of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids)

On February 24, 2020 we closed on the acquisition of 100% of the ownership of hemp-derived cannabinoid-infused products maker Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) of Zion, Illinois (the “Merger”), for consideration of

(1) $3,750,000 in cash, (2) $3,750,000 in the form of a secured promissory note, (3) 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), (4) 645,000 shares of unregistered common stock of the Company that constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), and (5) warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Warrants").

Pursuant to the Merger, Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation ("Lifted" or "Lifted Made"), is now operating as a wholly-owned subsidiary of ours, led by Nicholas S. Warrender as Lifted's CEO and also as our Vice Chairman and Chief Operating Officer.

Nicholas S. Warrender shall, subject to certain conditions, enjoy so-called “piggyback registration rights” and "demand registration rights" in regard to the Stock Consideration, pursuant to a Registration Rights Agreement.

Ownership of 4.99% of Ablis, Bendistillery and Bend Spirits

On April 30, 2019, we closed on the acquisition of 4.99% of the common stock of each of CBD-infused beverages maker Ablis, and of distilled spirits manufacturers Bendistillery and Bend Spirits, all of Bend, Oregon.

Creation of Joint Ventures

On October 16, 2020, our subsidiary Lifted Made entered into a 50-50 joint venture with SMPLSTC called SmplyLifted LLC. And on April 22, 2021 our subsidiary Lifted Made entered into a 50-50 joint venture with Savage Enterprises called LftdXSvg LLC, which was dissolved before conducting any business.

Corporate Information

LFTD Partners Inc. is a Nevada corporation incorporated on January 2, 1986 that is primarily engaged in the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabinoid-infused products.

Our principal headquarters are located at 4227 Habana Ave., Jacksonville, Florida 32217. Our telephone number is (847) 915-2446. Our corporate website address is http://www.acquiredsalescorp.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase or sell our securities.

We, or our target acquisitions, have proprietary rights to a number of trademarks, service marks and trade names used in this prospectus which are, or may become, important to our business. Solely for convenience, the trademarks, service marks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Issuer:	LFTD Partners Inc., a Nevada corporation

Securities offered	This prospectus covers the resale of up to 2,014,500 shares of our common stock issuable upon conversion of Series A and Series B Preferred Stock.

Total Common stock outstanding before this offering	12,656,328 shares of common stock

Use of proceeds	We will not receive any proceeds from the sale of the Shares covered by this prospectus. We will not receive proceeds from the exercise of the preferred stock if exercised. See “Use of Proceeds”.

Risk Factors

Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in our securities, you should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 9 of this prospectus.

The number of shares of our common stock that will be outstanding immediately before this offering is based on 12,656,328 shares of common stock outstanding as of August 19, 2021, and does not include, as of that date:

•6,308,448 shares of our common stock issuable upon exercise of outstanding warrants and 4,318,448 shares of our common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $2.61 and $2.42 per share, respectively, as of August 19, 2021;

•575,000 shares of common stock issuable upon conversion of the Series A Preferred Stock; and

•40,000 shares of common stock issuable upon conversion of the Series B Preferred Stock.

•72,000 shares of common stock held in treasury.

RISK FACTORS

Our business is subject to numerous risks and uncertainties (“Risk Factors”). In the following Risk Factors, the terms "us", "we", "Company" and "Lifted" are meant to include references to LFTD Partners Inc., Lifted, Ablis, Bendistillery and Bend Spirits, as appropriate in the context of particular Risk Factors. These Risks Factors may cause our operations to vary materially from those contemplated by our forward-looking statements.

Investing in our securities involves a high degree of risk. You should carefully consider the following risks, together with all of the other information contained in this prospectus, including our financial statements and related notes, before making a decision to invest in our securities. Any of the following risks could have a material adverse effect on our business, operating results, and financial condition and could cause the trading price of our common stock to decline, which would cause you to lose all or part of your investment. These Risk Factors include:

IMPACTS OF COVID-19 (as set out in the Section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations)

RISK FACTORS RELATING TO OUR COMPANY AND OUR STOCK

Because we have a limited operating history, we may not be able to successfully manage our business or achieve profitability

We have a limited operating history with respect to our cannabinoid-related operations upon which you can evaluate our prospects and our potential value. Prior to that, we have not been profitable during most of our years of operation. We face many risks that could prevent us from achieving profits in future years. We cannot assure you that we will be profitable in the future. Our acquisition of Lifted and our prior acquisitions of 4.99% of the outstanding equity of each of Ablis, Bend Spirits and Bendistillery. d/b/a Crater Lake Spirits, involve significant risk, and there can be no assurance that the business of Lifted, or 4.99% of the common stock of each of Ablis, Bend Spirits and Bendistillery d/b/a Crater Lake Spirits, will be successful or generate any profit or other financial benefit for our Company. An inability by LFTD Partners Inc. to achieve financial benefit from Lifted, Ablis, Bend Spirits or Bendistillery could materially adversely affect our Company and the trading price of our Stock.

We have incurred substantial losses in the past

We have a history of losses and we may incur additional losses in the future. For the years ended December 31, 2020, and December 2019, we had net losses of $1,534,589 and $1,236,105, respectively. As of December 31, 2020 and December 31, 2019, we had accumulated deficits of $17,141,175 and $15,392,552, respectively. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and unforeseen expenses, difficulties, complications and delays and other unknown events. If we are unable to achieve and sustain profitability, the value of our business and common stock may significantly decrease.

Our balance sheet is weak and we lack liquidity

Our balance sheet is weak. Among other financial obligations, we owe Nicholas S. Warrender $3,750,000 under the Promissory Note, which is accruing interest at 2% per annum, and which was executed on February 24, 2020, as part of the Lifted Merger. Please note that this obligation did not exist as of December 31, 2019. We also owe Gerard M. Jacobs and William C. "Jake" Jacobs an aggregate of $300,000 in bonuses, which were also triggered on February 24, 2020 pursuant to the Compensation Agreement, as a result of the closing of the Lifted Merger; starting January 1, 2021, these bonuses are accruing interest at 2% per annum. We also will be obligated to pay upon demand to Gerard M. Jacobs and William C. “Jake” Jacobs an aggregate of $350,000 in Delayed December 1, 2020 Cash Bonuses; starting January 1, 2021, these bonuses are accruing interest at 2% per annum. Again, these bonus obligations did not exist as of December 31, 2019. We are also accruing 3% annual dividends on our Series A and Series B Convertible Preferred Stock. There is no guarantee that we can obtain the funding needed to pay these financial obligations, to pay for our operations, and to pay for additional acquisitions on acceptable terms, if at all, and neither our directors, officers, or any third party is obligated to provide any financing. A failure to pay our financial obligations when they become due and payable could materially adversely affect our Company and the trading price of our common stock.

We may not be profitable in the future

We have not been profitable during most of our years of operation. We face many risks that could prevent us from achieving profits in future years. We cannot assure you that we will be profitable. Failure to achieve profitability will materially adversely affect our Company and the trading price of our common stock.

Our future profitability may be significantly reduced by our annual management bonus pools

Our future profitability may be significantly reduced by our annual management bonus pools. Pursuant to the terms of the employment agreements that we have entered into with our senior executives, we have agreed to pay to our senior executives and their designees (who may include employees, contractors, consultants, and directors of our Company) an annual management bonus pool, which will be an aggregate annual amount that is equal to 33% of the amount, if any, by which our earnings before interest, taxes, depreciation and amortization (“EBITDA”) in a given calendar year exceeds our EBITDA during the prior calendar year, or 33% of the amount by which our EBITDA in a given calendar year exceeds a target amount that has been mutually agreed upon by the Chairman of our Compensation Committee of our Board of Directors and our senior executives. Depending upon the trajectory of our future growth, if any, in our EBITDA, such annual management bonus pools may turn out to be extremely large amounts of money. The obligation to pay such annual management bonus pools could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by many significant economic, health, safety and financial issues

Businesses are materially adversely affected by periods of significant economic slowdown or recession, tariff wars, pandemics, fears of inflation or deflation, rising interest rates, or a public perception that any of these events are occurring or may occur, which could adversely affect our revenues, results of operations, and cash flow. In addition, as they relate to our proposed acquisitions, the capital and credit markets have experienced volatility and disruption. National and global political, trade, financial and business conditions have experienced difficulties. Access to financing often is negatively impacted. Credit is often limited. In many cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. Prominent risks include issues involving interest rate fluctuations, the coronavirus, questions about the legality and health risks of nicotine, delta-8-THC, CBD and other cannabinoids, vaping, trade disputes with China and other countries, turmoil in the Middle East and around the world, oil prices, rising health care costs, social and political unrest, and many other issues. These factors could materially adversely affect our Company and the trading price of our common stock.

We need to raise substantial amounts of additional capital to pay our existing obligations

We need to raise substantial amounts of additional capital to pay the $3,750,000 Promissory Note owed to Nicholas S. Warrender, to pay an aggregate of $300,000 in bonuses payable to our other officers triggered by the closing of our acquisition of Lifted, to pay the $350,000 of Delayed December 1, 2020 Cash Bonuses to our other officers, to pay an aggregate of up to $350,000 in bonuses that will be earned by our officers on December 1, 2021, or earlier if the Company raises an aggregate of $25,000,000 of capital, to pay for future acquisitions, to pay 3% dividends on our preferred stock, and to cover overhead costs. No assurance or guaranty whatsoever can be given that we will be able to raise this additional capital on acceptable terms, if at all. Failure to raise substantial amounts of additional capital could materially adversely affect our Company and the trading price of our common stock.

Growth capital may be unavailable or only available on dilutive, expensive, or otherwise unattractive or risky terms

The continued expansion of our business will require growth capital. For example, from time to time, we may enter into transactions to acquire assets or the capital stock or other equity interests of other entities, and it is likely that closing such transactions will require a significant amount of cash.

There can be no assurance that Lifted or any other acquisition that we may make will be profitable or will generate the growth capital we need in the future.

There can be no assurance that we will obtain growth capital from third party equity investors. Our ability to obtain growth capital from third party equity investors will depend on investor demand, our performance and reputation, market conditions and other factors. Our inability to obtain growth capital from third party equity investors could result in the delay or indefinite postponement of our current business objectives or in our inability to continue to carry on our business. Even if growth capital is available from third party equity investors, it may only be available on highly dilutive or otherwise unattractive terms and conditions.

There can be no assurance that we will obtain growth capital from debt providers. Even if debt financing is available, it may only be available on very expensive or otherwise unattractive terms and conditions. For example, any debt financing secured in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Debt financings may also contain provisions that, if breached, may entitle lenders or their agents to accelerate the repayment of loans or realize upon security over our assets, and there is no assurance that we would be able to repay such loans in such an event or prevent the enforcement of security granted pursuant to any such debt financing.

In summary, we cannot assure you that we will be able to raise needed equity or debt capital on commercially acceptable terms, or at all. Delay, disruption, or failure to obtain sufficient financing may result in the delay or failure of our business plans. Our inability to raise sufficient capital on commercially acceptable terms, or at all, could have a material adverse effect on our Company and the trading price of our common stock.

Our future capital requirements are uncertain

Our aggregate future capital requirements are uncertain. The amount of capital that we will need in the future will depend on many factors that we cannot predict with any certainty, including: the market acceptance of Lifted's products and services; the amounts of packaging and inventory that will be needed to operate our business and to be able to increase our production to meet consumer demand for our products in the future; the levels of promotion and advertising that will be required to launch Lifted's new products and services and to achieve and maintain a competitive position in the marketplace; our business, product, capital expenditures and technology plans, and product and technology roadmaps; technological advances; our competitors’ responses to our products and services; our pursuit of mergers and acquisitions; our relationships with our customers; and our need to attract and retain talented employees. The terms and conditions, amounts and timing of our capital raises may not be in sync with our capital needs, all of which could materially adversely affect our Company and the trading price of our common stock.

Our common stock lacks a meaningful public market

At present no active market exists for our common stock and there is no assurance that a regular trading market will develop and if developed, that it will be sustained. An owner of our common stock may, therefore, be unable to sell our common stock should he or she desire to do so. Or, if an owner of our common stock decides to sell our common stock, such sales could drive the price of our common stock significantly lower. Furthermore, it is unlikely that a lending institution will accept our common stock as pledged collateral for loans. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

Our common stock may never be listed on the NASDAQ or the NYSE national exchange

While our common stock was recently upgraded from trading on the OTCQB Venture Market to the OTCQX US Market, you should not assume that an effort to further upgrade the trading of our common stock to the NASDAQ or the NYSE would be successful, or if successful, that such listing requirements will be maintained, including but not limited to requirements associated with maintenance of a minimum net worth, minimum stock price, and ability to establish a sufficient number of market makers. A failure or inability to upgrade the trading of our common stock to the NASDAQ or the NYSE could materially adversely affect our Company and the trading price of our common stock.

Our common stock may be considered a “penny stock” and may be difficult to trade

The U.S. Securities and Exchange Commission (the “SEC”) has adopted regulations which generally define “penny stock” to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share and, therefore, may be designated as a penny stock according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, to obtain a written agreement from the purchaser, and to determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may adversely affect the ability of investors to sell our common stock, and may materially adversely affect our business and the trading price of our common stock.

Our common stock lacks institutional or analyst support

Our Company lacks institutional support. In addition, investment banks with research capabilities do not currently follow our common stock. This lack of institutional or analyst support lessens the trading volume and general market interest in our common stock, and may adversely affect an investor’s ability to trade a significant amount of our common stock. This lack of institutional or analyst support could materially adversely affect our Company and the trading price of our common stock. Moreover, in the event that we obtain securities or industry analyst coverage, if one or more of the analysts who cover us or our business downgrade our securities or publish inaccurate or unfavorable research about us or our business, our Company and the trading price of our common stock could be materially adversely affected.

The public float of our common stock is small

The public float of our common stock is small, which may limit the willingness or ability of some individuals, funds and institutions to invest in our common stock. This lack of liquidity could materially adversely affect our Company and the trading price of our common stock.

The trading price of our common stock may be volatile and could drop quickly and unexpectedly

The stocks of micro-cap and small-cap companies have experienced substantial volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macro-economic developments in North America and globally, and market perceptions of the attractiveness of particular industries. This volatility could materially adversely affect our Company by making it more difficult to raise capital or complete acquisitions. In addition, securities class-action litigation often has been brought against companies following periods of volatility in the market price of their securities. Our Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert our management’s attention and resources away from our business. For these reasons and others, quick and unexpected drops in the trading price of our common stock are likely from time to time. Volatility in our common stock price could materially adversely affect our Company and the trading price of our common stock.

Our assets are pledged as collateral for repayment of the $3,750,000 Promissory Note

Part of the consideration paid by us to acquire Lifted is the $3,750,000 Promissory Note payable to Nicholas S. Warrender, which is described above. All of our assets are pledged to Nicholas S. Warrender as collateral for the repayment of such Promissory Note. These assets include all of the common stock of Lifted, and the common stock that we own of Ablis, Bendistillery and Bend Spirits. If we fail to repay such Promissory Note, we could lose all of our assets or go bankrupt. In addition, except in regard to capital raised in connection with two potential acquisitions in Wisconsin, 50% of all future capital raised by us must be applied by us toward the partial or full repayment of the outstanding principal and accrued interest on such Promissory Note. Such requirement may make it difficult or more costly for us to raise additional capital. Such Promissory Note, the pledge of all of our assets as collateral for such Promissory Note, and the requirement that we apply 50% of new capital raised by us toward the partial or full repayment of the outstanding principal and accrued interest on such Promissory Note, could have a material adverse effect on our Company and the trading price of our common stock.

Sales of shares of our common stock, or the perception in the public markets that these sales may occur in the future, may cause the trading price of our common stock to fall

Since the trading volume of our common stock is very low and the amount of our common stock in the public float is very small, any sales or attempts to sell our common stock, or the perception that sales or attempts to sell our common stock could occur, could adversely affect the trading price of our common stock. The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. In addition, if any of our significant stockholders sells a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock or common stock equivalents by us would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount to the then-current trading price of our common stock. Moreover, the perception in the public market that stockholders may sell shares of our stock or that we may issue additional shares of common stock could depress the market for our shares and make it more difficult for us to sell equity securities in the future at any time, if at all. These factors could have a material adverse effect on our Company and the trading price of our common stock.

We may issue additional shares of common stock, and options and warrants to purchase additional shares of common stock, without stockholder approval, which would dilute the current holders of our common stock.

Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common stock, and/or options and warrants to purchase shares of common stock. We may issue shares of our common stock, or options or warrants to purchase shares of our common stock, to complete a business combination or to raise capital, or to incentivize our directors, officers and employees. Such stock issuances, and such issuances of options and warrants, could be made at a price that reflects a discount from the then-current trading price of our common stock. These issuances could dilute our stockholders’ ownership interests significantly. These issuances also would have the effect of reducing our stockholders' influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of currently outstanding stock options and warrants exercise those options or warrants to purchase shares of our common stock. This dilution could materially adversely affect the trading price of our common stock.

The rights of the holders of our common stock may be impaired by the potential issuance of preferred stock

Our certificate of incorporation gives our Board of Directors the right to create one or more new series of preferred stock. As a result, the Board of Directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights that could adversely affect the voting power and equity interests of the holders of our common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be used to discourage, delay or prevent a change of control of our Company, which could materially adversely affect the price of our common stock.

Our common stock may be subject to significant dilution

Our capital raising may include the sale of significant numbers of shares of our common stock or other securities convertible into our common stock, and may also include the issuance of significant numbers of options, warrants or other securities convertible into shares of our common stock. We also may issue significant numbers of shares of our common stock, or options, warrants, or other securities convertible into shares of our common stock, as a portion of the consideration for acquisitions. We are also likely to issue significant numbers of shares of common stock, options and/or warrants, or rights to purchase warrants, to our officers, directors, employees and/or independent contractors, and to investment bankers and finders, especially in connection with the closing of capital raises and acquisitions, or as incentives to attract and retain talented personnel. Such transactions may significantly increase the number of outstanding shares of our common stock, and may be highly dilutive to our existing stockholders. In addition, the securities that we issue may have rights, preferences or privileges senior to those of the holders of our outstanding common stock. This dilution could have a material adverse effect on our Company and the trading price of our common stock. In addition, we have options, warrants, and rights to purchase warrants, outstanding covering several million shares of our common stock. If all of these millions of options and warrants were to be exercised, the number of outstanding shares of our common stock would increase significantly. Moreover, additional shares may be issued in connection with future acquisition and business operations. This dilution could have a material adverse effect on our Company and the trading price of our common stock.

Raising capital by selling our common stock or convertible preferred stock is difficult to accomplish

Selling equity is difficult to accomplish in the current market, especially because the prices of stocks of many publicly traded companies involved in the marijuana and CBD industries have experienced significant declines. This difficulty may make future acquisitions either unlikely, or too difficult and expensive. This could materially adversely affect our Company and the trading price of our common stock.

Raising capital by selling our common stock or convertible preferred stock could be expensive

If we were to raise capital by selling common stock or securities convertible into common stock, it could be expensive. Many potential purchasers of equity securities in micro-cap and small-cap publicly traded companies with extremely low trading volumes are only willing to purchase at a significant discount to the trading price of the common stock of such companies. In addition, we may be required to pay cash fees and/or fees in the form of warrants equal to 7% or more of the gross sales proceeds raised, in addition to legal, accounting and other fees and expenses. In addition, when it becomes known within the investment community that an issuer is seeking to raise equity capital, it is common for the common stock of that issuer to be sold off in the market, lowering the trading price of the issuer’s common stock in advance of the pricing of the issue. This could make our raising capital by selling equity securities significantly more expensive and materially adversely affect the trading price of our common stock.

Debt financing is difficult to obtain and could be expensive

Debt financing is difficult to obtain in the current credit markets, especially for companies involved in the nicotine, marijuana, delta-8-THC, CBD and other cannabinoid industries. This difficulty may make future acquisitions either unlikely, or too difficult and expensive. Providers of debt may also be issued options, warrants, or rights to purchase warrants, to purchase shares of our common stock. This could materially adversely affect our Company and the trading price of our common stock.

Raising capital by borrowing could be risky

We have issued a $3,750,000 Promissory Note payable to Nicholas S. Warrender as part of the acquisition consideration paid for Lifted. As discussed above, this entails risk. If we were to raise capital by borrowing amounts to fund our operations or for additional acquisitions, that would also be risky. Cash is required to service the debt, ongoing covenants are typically employed which can restrict the way in which we operate our business, and if the debt comes due either upon maturity or an event of default, we may lack the resources at that time to either pay off or refinance the debt, or if we are able to refinance, the refinancing may be on terms that are less favorable than those originally in place, and may require additional equity or quasi-equity accommodations. These risks could materially adversely affect our Company and the trading price of our common stock.

Failure to pay the $3.75 Million Note Payable to Nicholas S. Warrender that is secured by all of the Company’s Assets Would be Catastrophic

A large portion of the cash consideration paid by the Company to acquire Lifted was paid via a $3,750,000 Promissory Note payable to Nicholas S. Warrender, the Company’s COO and the CEO of Lifted and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares. The $3,750,000 Promissory Note is secured in favor of Mr. Warrender with all of the Company’s assets.  These assets include all of the common stock of Lifted, and the common stock that we own of Ablis, Bendistillery and Bend Spirits. If we fail to repay the Promissory Note, Mr. Warrender would be entitled to commence proceedings likely to result in seizure and sale of our assets. The result would be catastrophic for the Company and would likely result in a total loss of the value of our stock and would be detrimental to the Company’s ability to survive.

Our financing decisions may be made without stockholder approval

Our financing decisions and related decisions regarding levels of debt, capitalization, distributions, acquisitions and other key operating parameters are determined by our Board of Directors in its discretion, in many cases without any notice to or vote by our stockholders. This could materially adversely affect our Company and the trading price of our common stock.

We lack investor relations, public relations and advertising resources

We lack the resources to properly support investor relations, public relations, and advertising efforts. This puts us at a disadvantage with potential acquisition candidates, investors, research analysts, customers, and job applicants. These disadvantages could materially adversely affect our Company and the trading price of our common stock.

An increase in interest rates may have an adverse effect on the trading price of our Stock

An increase in market interest rates may tend to make our common stock less attractive relative to other investments, which could adversely affect the trading price of our common stock.

Increases in taxes and regulatory compliance costs may reduce our margins

Costs resulting from changes in or new income taxes, value added taxes, service taxes, sales and use taxes, or other taxes may adversely affect our margins. These costs could materially adversely affect our Company and the trading price of our common stock.

Tax interpretations and changes in tax regulations and legislation could adversely affect us

Tax interpretations, regulations and legislation in the various jurisdictions in which we operate are subject to measurement uncertainty and the interpretations can impact net income, income tax expense or recovery, and deferred income tax assets or liabilities. Tax rules and regulations, including those relating to foreign jurisdictions, are subject to interpretation and require judgment by us that may be challenged by the applicable taxation authorities upon audit. Although we believe our assumptions, judgments and estimates are reasonable, changes in tax laws or our interpretation of tax laws and the resolution of any tax audits could significantly impact the amounts provided for income taxes in our consolidated financial statements.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act reduced the U.S. federal statutory tax rate, broadened the corporate tax base through the elimination or reduction of deductions, exclusions, and credits, limited the ability of U.S. corporations to deduct interest expense, and transitioned to a territorial tax system which allows for the repatriation of foreign earnings to the U.S. with a 100% federal dividends received deduction prospectively. In addition, the Tax Act required a one-time transitional tax on foreign cash equivalents and previously unremitted earnings. Several of the new provisions enacted as part of the Tax Act require clarification and guidance from the U.S. Internal Revenue Service (“IRS”) and Treasury Department. These or other changes in U.S. tax laws could impact our profits, effective tax rate, and cash flows.

We have accumulated net operating losses (“NOLs”) arising from our operations and foreign and domestic acquisitions of approximately $2,509,816 as of December 31, 2020.  We have recognized valuation allowances to reduce these amounts to our current estimate for NOLs that will be recoverable against future taxable income prior to their expiration in accordance with the appropriate tax regulations.  If our estimates change or we do not generate sufficient taxable income prior to the expiration of these NOLs we may have to record additional valuation allowances resulting in higher income tax expense.

In addition, we may periodically restructure our legal entities and if taxing authorities were to disagree with our tax positions in connection with any such restructurings, our effective tax rate could be materially affected.  In connection with such restructurings we could also incur additional charges associated with consulting fees and other charges.

In addition, changes in tax interpretations and changes in tax regulations and legislation could impose significant burdens upon our management’s time and resources, and may require us to expend significant additional amounts on accounting, tax, legal and other matters.

All of the foregoing could materially adversely affect our Company and the trading price of our common stock.

We are adversely affected by regulatory uncertainties

Regulatory uncertainties regarding potential adverse changes in federal and state laws and governmental regulations materially adversely affect our business and the trading price of our common stock. This risk is especially important relative to the nicotine, marijuana, delta-8-THC, CBD and other cannabinoid industries, which are controversial socially, scientifically and legally.

A small number of stockholders have significant influence over us

A small number of our stockholders and members of our board of directors and management acting together would be able to exert significant influence over us through their ability to influence the election of directors and all other matters that require action by our stockholders. The voting power of these individuals could have the effect of preventing or delaying a change in control of our Company which they oppose even if our other stockholders believe it is in their best interests.

In addition, our shareholders have authorized our Chief Executive Officer, Gerard M. Jacobs, to seek shareholders agreements and/or proxies from other parties, including potential future capital sources and the owners of potential future acquisition candidates. Pursuant to this authorization, our Chief Executive Officer Gerard M. Jacobs has signed a Stockholders Agreement  with our largest stockholder, our Chief Operating Officer Nicholas S. Warrender, and with our President and Chief Financial Officer William C. "Jake" Jacobs, that will ensure that all 3,900,455 shares of our common stock issued to Nicholas S. Warrender in the Lifted Merger, and the hundreds of thousands of shares of our common stock owned and controlled by Gerard M. Jacobs and William C. "Jake" Jacobs, will be voted in concert on the election of directors, compensation matters, acquisitions and divestitures, capital raises, and other significant matters.

Accordingly, our officers Gerard M. Jacobs, William C. "Jake" Jacobs and Nicholas S. Warrender, voting together, have substantial influence over our policies and management. We may take actions supported by the three of them that may not be viewed by some stockholders to be in our best interest, or the three of them could prevent or delay a change in our control which they oppose even if our other stockholders believe it is in their best interests. This could materially adversely affect our Company and the trading price of our common stock.

State law and our articles of incorporation and bylaws help preserve insiders’ control over us

Provisions of Nevada state law, our articles of incorporation and bylaws may discourage, delay or prevent a change in our management team that stockholders may consider favorable. These provisions may include: (1) authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; (2) permitting stockholder action by written consent; and (3) establishing advance notice requirements for nominations for election to the board of directors, or for proposing matters that can be acted on by stockholders at stockholder meetings. These provisions, if included in our articles of incorporation or by-laws, could allow our board of directors to affect an investor’s rights as a stockholder since our board of directors could make it more difficult for preferred stockholders or common stockholders to replace members of the board of directors. Because the board of directors is responsible for appointing the members of the management team, these provisions could in turn affect any attempt to replace the current or future management team. These factors could adversely affect our Company or the trading price of our Stock.

Retaining and attracting directors and officers may be expensive

We cannot make any assurances regarding the retention of our current directors and officers. Some of our directors and officers may resign upon our raising money, upon our consummation of a business combination, or otherwise. Attracting new directors and officers, and retaining our current directors and officers, may be expensive. We may in the future pay director fees to one or more of our directors. The costs of incentives to retain and attract directors and officers could materially adversely affect our Company and the trading price of our common stock.

We indemnify our directors and officers, and certain other parties

Our bylaws specifically limit the liability of our officers and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our officers and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies. Such indemnification agreements may not be subject to maximum loss clauses. It is not possible to determine the maximum potential amount of exposure in regard to these obligations to indemnify, due to the limited history of prior indemnification claims and the unique facts and circumstances involved in each particular situation. Use of our capital or assets for such indemnification would reduce amounts available for the operations or for distribution to our investors, which could materially adversely affect our Company and the trading price of our common stock.

We do not expect to pay dividends to holders of our common stock

For the foreseeable future, it is anticipated that earnings, if any, which may be generated from our operations will be used to finance our growth and that dividends may not be paid to the holders of our common stock, which may have a material adverse effect on our Company and the trading price of our common stock.

Our cost of being a publicly traded company will increase significantly as our business operations expand

As we grow, our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will continue to increase significantly. We will eventually need to hire additional employees and/or additional consultants and professionals, in order to have appropriate internal financial controls and accurate financial reporting, and otherwise to comply with the requirements of the Sarbanes-Oxley Act. While we cannot state with certainty what all of these costs will be, we believe that our management expenses, legal and accounting fees, and other costs associated with being a publicly traded company will eventually increase to at least $350,000 per year, which may have a material adverse effect on our Company and the trading price of our common stock.

We incur increased costs as a result of operating as a public company and our management is required to devote substantial time to new compliance initiatives

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and rules implemented by the SEC, impose various requirements on public companies, including requirements to file annual, quarterly and event-driven reports with respect to our business and financial condition and operations and to establish and maintain effective disclosure and financial controls and corporate governance practices. Our management and other personnel may fail to improve or maintain effective internal controls over financial reporting (“ICFR”) and disclosure controls and procedures (“DCP”) necessary to ensure timely and accurate reporting of operational and financial results. Our management team has to devote a substantial amount of time to these compliance initiatives, and we may need to hire additional personnel to assist us with complying with these requirements. Moreover, these rules and regulations have increased and will continue to increase our legal and financial compliance costs and will make some activities more time consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), we will be required to furnish a report by our management on our ICFR, which, after we have met certain requirements, must be accompanied by an attestation report on ICFR issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will document and evaluate our ICFR, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our ICFR, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for ICFR. Despite our efforts, there is a risk that we will not be able to conclude within the prescribed timeframe that our ICFR is effective as required by Section 404. This could result in one or more material weaknesses in our ICFR, which could cause an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which may have a material adverse effect on our Company and the trading price of our common stock.

Management may not be able to successfully implement adequate internal controls over financial reporting

Proper systems of ICFR and disclosure are critical to the operation of a public company. However, our DCP or ICFR may not prevent all errors and all fraud. Our efforts to remediate material weaknesses may not be effective or prevent future material weaknesses or significant deficiencies in our internal control over financial reporting. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of such controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Due to the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected in a timely manner or at all. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be materially and adversely affected, which could materially adversely affect our Company and the trading price of our common stock.

We may not be able to obtain or afford insurance coverage in respect of the risks our business faces, or there may be coverage limitations and other exclusions which may result in such insurance not being sufficient to cover potential liabilities that we face

We may not be able to obtain or afford insurance coverage in respect of the risks our business faces, including product liability insurance, protecting our assets, and operations. Even if insurance is obtained, our insurance coverage may be subject to coverage limits and exclusions and may not be available for the risks and hazards to which we are exposed. In addition, no assurance can be given that such insurance will be adequate to cover our liabilities, including potential product liability claims, or will be generally available in the future or, if available, that premiums will be commercially justifiable. If we were to incur substantial liability and such damages were not covered by insurance or were in excess of policy limits, we may be exposed to material uninsured liabilities that could impede our liquidity, profitability or solvency, all of which could materially adversely affect our Company and the trading price of our common stock.

RISK FACTORS RELATING TO LIFTED AND SMPLYLIFTED LLC (COLLECTIVELY, “LIFTED”) AND FUTURE ACQUISITIONS

The FDA has not approved Lifted Made’s cannabinoid products for any medical purpose, and Lifted Made could face cease and desist letters, lawsuits or other enforcement actions by the FDA or DEA

Lifted Made has not applied to the FDA for any approvals of any of Lifted Made’s products, and may never do so. The FDA has not approved any of Lifted Made’s products for any medical purpose, and may never do so. Lifted Made may be subject to cease and desist letters, lawsuits or other enforcement actions by the FDA or the DEA for failure to obtain FDA or DEA approval of its products, or for Lifted Made’s packaging, labeling, advertisements and promotions of its products without any FDA or DEA approvals. For example, the FDA might take action against Lifted Made alleging that Lifted Made has engaged in the promotion of an unapproved drug. Historically, the FDA has issued cease and desist letters, filed lawsuits and taken enforcement actions against Lifted Made and other companies selling cannabinoid products that are similar to Lifted Made’s products. Defending cease and desist letters, lawsuits or other enforcement actions by the FDA or DEA may cause Lifted Made and LFTD Partners Inc. to expend a great deal of management time and legal fees. Any cease and desist letters, lawsuits or other enforcement actions by the FDA or DEA could have a material adverse effect on our company and the trading price of our common stock.

Investors may file litigation including class action lawsuits against Lifted Made and/or LFTD Partners Inc. because the FDA has not approved Lifted Made’s cannabinoid products for any medical purpose, or because the FDA or DEA has issued cease and desist letters, or brought lawsuits or other enforcement actions against Lifted Made, or for other reasons associated with the packaging, labeling, advertising, promotion, medical claims, ineffectiveness, or other characteristics of Lifted Made’s products

Investors may file litigation including class action lawsuits against Lifted Made and/or LFTD Partners Inc. for many different reasons, such as: (1) Lifted Made has not applied to the FDA for any approvals of any of Lifted Made’s products, and may never do so; (2) The FDA has not approved any of Lifted Made’s products for any medical purpose, and may never do so; (3) Lifted Made may be subject to cease and desist letters, lawsuits or other enforcement actions by the FDA for failure to obtain FDA approval of its products, or for Lifted Made’s packaging, labeling, advertisements and promotions of its products without any FDA approvals. For example, the FDA might take action against Lifted Made alleging that Lifted Made has engaged in the promotion of an unapproved drug. The FDA has issued cease and desist letters, filed lawsuits and taken enforcement actions against Lifted Made and other companies selling cannabinoid products that are similar to Lifted Made’s products; (4) Lifted Made may be subject to cease and desist letters, lawsuits or other enforcement actions by the DEA alleging that Lifted Made’s products are illegal; and (5) Investors may file litigation including class action lawsuits against Lifted Made and/or LFTD Partners Inc. for other reasons associated with the packaging, labeling, advertising, promotion, medical claims, ineffectiveness, or other characteristics of Lifted Made’s products. Defending lawsuits by investors may cause Lifted Made and LFTD Partners Inc. to expend a great deal of management time and legal fees. Any lawsuits by investors could have a material adverse effect on our company and the trading price of our common stock.

Investors may file litigation including class action lawsuits against Lifted Made and/or LFTD Partners Inc. due to drops in the trading price of LFTD Partners Inc.’s common stock triggered by FDA or DEA cease and desist letters, lawsuits or enforcement actions against Lifted Made

Our common stock has relatively low trading volume, and the trading price is volatile. FDA or DEA cease and desist letters, lawsuits or enforcement actions against Lifted Made could cause drops in the trading price of LFTD Partners Inc.’s common stock. Defending lawsuits by investors may cause Lifted Made and LFTD Partners Inc. to expend a great deal of management time and legal fees. Any lawsuits by investors could have a material adverse effect on our company and the trading price of our common stock.

The Preventing Online Sales of E-Cigarettes to Children Act may have a material adverse effect on certain portions of Lifted’s online sales

The “Consolidated Appropriations Act, 2021” signed into law on December 27, 2020, includes the Preventing Online Sales of E-Cigarettes to Children Act, which extends the Jenkins Act and Prevent All Cigarette Trafficking Act (“PACT”) to cover all electronic nicotine delivery system (“ENDS”) products, including related accessories that do not contain nicotine (collectively, the “Amended PACT Act”). Under the Amended PACT Act, the United States Postal Service (“USPS”) is required to impose new restrictions that prohibit the shipping of ENDS products through USPS no later than April 2021. The Amended PACT Act also imposes a number of stringent requirements for online sales. By March 27, 2021, online vape retailers will be required to: (1) engage in third party identity verification for all sales; (2) use a shipping service that verifies age at delivery; (3) follow all Amended PACT Act shipping requirements; (4) register with the US Attorney General; (5) register with the tobacco tax administrator of any state in which products are sold; (6) collect all applicable local taxes; (7) share all transactions for a state with that state’s tax administrator following that state’s reporting rules; and (8) maintain records of any delivery interruptions or incomplete deliveries due to failure to confirm identity for five years.

These requirements may be applicable to certain portions of Lifted’s online sales. To the extent that these requirements apply to Lifted’s online sales, they have the potential to impose significant costs and restrictions that may cause the online sale and delivery of certain of Lifted’s products to be extremely difficult or even impossible. At this point in time, Lifted is evaluating the Amended

Pact Act with the assistance of legal counsel and no assurance or guarantee whatsoever can be provided that the Amended Pact Act will not have a material adverse impact on a portion of Lifted’s future online sales. The Amended Pact Act may have a material adverse effect on Lifted and LFTD Partners Inc. and on the trading price of our common stock.

The regulatory and tax rules applicable to SmplyLifted’s FR3SH tobacco-free nicotine pouches are evolving and in some cases may be unclear or ambiguous

SmplyLifted LLC’s FR3SH pouches contain tobacco-free nicotine. Tobacco-free nicotine is a novel form of nicotine. The regulatory and tax rules applicable to tobacco-free nicotine are evolving and in some cases may be unclear or ambiguous. This lack of regulatory and tax clarity is compounded by the fact that during the pendency of the COVID-19 pandemic, access to government personnel who might be in a position to provide clarity is quite limited. Regardless of this lack of clarity or ambiguousness of the regulatory and tax rules, if SmplyLifted were to fail to comply, SmplyLifted might be subject to lawsuits or other regulatory actions that could have a material adverse effect on SmplyLifted or on the trading price of our common stock.

Pandemics or disease outbreaks, such as the novel coronavirus, may disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect Lifted’s and target companies’ operations and results of operations

Pandemics or disease outbreaks such as the novel coronavirus known as COVID-19 may depress demand for cannabinoid-infused and nicotine products manufactured by Lifted and target companies for many reasons. Governmentally imposed restrictions on public gatherings or interactions may limit Lifted’s and target companies’ ability to manufacture, sell and distribute their products, and may also restrict Lifted’s and target companies’ customers’ and consumers’ ability or willingness to purchase Lifted’s and target companies’ products.

The spread of pandemics or disease outbreaks such as COVID-19 may also disrupt logistics necessary to import, export, and deliver products to Lifted, target companies and their customers. Ports and other channels of entry may be closed or operate at only a portion of capacity, as workers may be prohibited or otherwise unable to report to work, and means of transporting products within regions or countries may be limited for the same reason.

Lifted’s and target companies’ operations may become limited in their ability to procure, deliver, produce or distribute their cannabinoid-infused and nicotine products because of transport restrictions related to quarantines or travel bans.

Workforce limitations and travel restrictions resulting from pandemics or disease outbreaks and related government actions may impact many aspects of Lifted’s and target companies’ businesses. If a significant percentage of Lifted’s or target companies’ workforce is unable to work, including because of illness or travel or government restrictions in connection with pandemics or disease outbreaks, Lifted’s and target companies’ operations may be negatively impacted. In addition, pandemics or disease outbreaks could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect customers’ demand for Lifted’s and target companies’ products, all of which could materially adversely affect our Company and the trading price of our common stock.

Lifted and target companies, or the cannabis or nicotine industries more generally, may receive unfavorable publicity or become subject to negative consumer or investor perception

The cannabis and nicotine industries are highly dependent upon positive consumer and investor perception regarding the benefits, safety, efficacy and quality of the cannabis and nicotine sold to consumers. The perception of the cannabis and nicotine industries, and cannabis and nicotine products, currently and in the future, may be significantly influenced by scientific research or findings, regulatory investigations, litigation, political statements, media attention and other publicity (whether or not accurate or with merit) relating to the consumption of cannabis or nicotine products, including unexpected safety or efficacy concerns arising with respect to cannabis or nicotine products or the activities of industry participants. There can be no assurance that future scientific research, findings, regulatory proceedings, litigation, media attention or other research findings or publicity will be favorable to the cannabis or nicotine markets or any particular cannabis or nicotine product or delivery system or will be consistent with earlier publicity. Adverse future scientific research reports, findings and regulatory proceedings that are, or litigation, media attention or other publicity that is, perceived as less favorable than, or that questions, earlier research reports, findings or publicity (whether or not accurate or with merit) could result in a significant reduction in the demand for Lifted’s and target companies’ products. Further, adverse publicity reports or other media attention regarding the safety, efficacy and quality of cannabis or nicotine, or Lifted’s and target companies’ products specifically, or associating the consumption of cannabis or nicotine with illness or other negative effects or events, could adversely affect Lifted and target companies. This adverse publicity could arise even if the adverse effects associated with cannabis or nicotine products resulted from consumers’ failure to use such products legally, appropriately or as directed, and could materially adversely affect our Company and the trading price of our common stock.

Nicotine is an addictive chemical and governmental health authorities want to curb its use

Nicotine is a highly addictive chemical, and governmental health authorities want to curb its use, especially by minors. Lifted’s and target companies’ tobacco-free nicotine pouches contain nicotine, and it is highly likely that these pouches will be subject to extensive scrutiny, regulations, restrictions and/or prohibition by governmental health authorities in order to curb nicotine use. Such governmental action could materially adversely affect our Company and the trading price of our common stock.

Many nicotine-containing products have been linked to cancer

Many nicotine-containing products such as cigarettes and cigars have been linked to lung, mouth, throat and other cancers. If Lifted’s and target companies’ nicotine-containing products or pouches are perceived by government health authorities, or proven by scientific studies, as being carcinogenic, then such products and pouches could be subject to regulations, restrictions and/or prohibitions by governmental health authorities in order to prevent cancer. Governmental regulations may already prohibit or require warning labels to be displayed on such products and pouches in certain jurisdictions. Lawsuits related to the use of such products and pouches may also occur. Such governmental regulations, restrictions and/or prohibitions by governmental health authorities, and such lawsuits, could materially adversely affect our Company and the trading price of our common stock.

Some vaping products may have been linked to deaths and illnesses

Federal, state and local authorities are investigating deaths and illnesses apparently related to vaping. We can provide no guarantees or assurances that nicotine pouches, vaping, e-liquids and electronic cigarettes will not be prohibited, banned and/or heavily regulated in response to these deaths and illnesses, nor that Lifted and target companies will not be sued by customers who use Lifted's and target companies’ nicotine pouches, vaping, e-liquids and electronic cigarette products. Prohibition, banning or regulation of such products, or lawsuits related to the use of Lifted's products, could have a material adverse effect on our Company, and could have a material adverse effect on the trading price of our common stock.

If Lifted and target companies are not able to comply with all safety, health and environmental regulations applicable to their operations and industry, they may be held liable for any breaches of those regulations

Safety, health and environmental laws and regulations may affect aspects of Lifted's and target companies’ operations, including product development, working conditions, waste disposal, emission controls, the maintenance of air and water quality standards and land reclamation, and, with respect to environmental laws and regulations, impose limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Lifted and target companies may also follow other standards for the conduct of their operations and may be subject to ongoing compliance inspections in respect of these standards. Compliance with safety, health and environmental laws and regulations may require significant expenditures, and failure to comply with such safety, health and environmental laws and regulations may result in the imposition of fines and penalties, the temporary or permanent suspension of operations, the imposition of clean-up costs resulting from contaminated properties, the imposition of damages and the loss of or refusal of governmental authorities to issue permits or licenses to Lifted or the target companies or to certify Lifted's or target companies’ compliance with good manufacturing practices (“GMP”) standards. Exposure to these liabilities may arise in connection with Lifted's or target companies’ existing operations, their historical operations and operations that they may undertake in the future. They could also be held liable for worker exposure to hazardous substances and for accidents causing injury or death. There can be no assurance that Lifted or target companies will at all times be in compliance with all safety, health and environmental laws and regulations notwithstanding Lifted's or target companies’ attempts to comply with such laws and regulations.

Changes in applicable safety, health and environmental standards may impose stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for Lifted and target companies and their officers, directors and employees. Lifted and target companies may not be able to determine the specific impact that future changes in safety, health and environmental laws and regulations may have on their industry, operations and/or activities and our resulting financial position; however, Lifted and target companies may anticipate that capital expenditures and operating expenses may increase in the future as a result of the implementation of new and increasingly stringent safety, health and environmental laws and regulations. Further changes in safety, health and environmental laws and regulations, new information on existing safety, health and environmental conditions or other events, including legal proceedings based upon such conditions or an inability to obtain necessary permits in relation thereto, may require increased compliance expenditures by Lifted and target companies. This could have a material adverse effect on Lifted and the trading price of our common stock.

Lifted and target companies may lose profits or become subject to liability arising from any breach of contract or fraudulent or illegal activity by our suppliers, testing labs, employees, independent contractors, consultants and others

Lifted and target companies are exposed to the risk that their suppliers, testing labs, employees, independent contractors, consultants, service providers and licensors may engage in breach of contract or fraudulent or other illegal activity. Misconduct by these parties could include intentional undertakings of unauthorized activities, or reckless or negligent undertakings of authorized activities, in each case on Lifted's or target companies’ behalf or in Lifted's or target companies’ service that violate: (i) confidentiality agreements; (ii) other contracts; (iii) government regulations; (iv) manufacturing standards; (v) laws that require the true, complete and accurate reporting of financial information or data; or (vi) Lifted's or target companies’ agreements with insurers. In particular, the target companies could be exposed to loss of sales, revenue and profits, class action and other litigation, increased governmental inspections and related sanctions, the loss of any compliance certifications or the inability to obtain future compliance certifications, or reputational damage as a result of prohibited activities that are undertaken without Lifted's or target companies’ knowledge or permission and contrary to Lifted's and target companies’ confidentiality agreements, contracts, internal policies, procedures and operating requirements.

Lifted and target companies may be required to expend substantial time, effort and legal fees in order to address such situations.

Lifted and target companies may not always identify and prevent misconduct by their suppliers, testing labs, employees, independent contractors and other third parties, including service providers and licensors, and the precautions taken by Lifted and target companies to detect and prevent this activity may not be effective in controlling unknown, unanticipated or unmanaged risks or losses or in protecting Lifted and target companies from governmental investigations or other actions or lawsuits stemming from such misconduct. If any such actions are instituted against Lifted and target companies, and Lifted and target companies are not successful in defending themselves or asserting their rights, those actions could have a significant impact on their businesses, including the imposition of civil, criminal or administrative penalties, damages, monetary fines and contractual damages, reputational harm, diminished profits and future earnings or curtailment of their operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may experience breaches of security at their facilities or loss as a result of the theft of their products

Because of the concentration of inventory at Lifted's and target companies’ facilities, Lifted and target companies are subject to the risk of theft of their products and other security breaches. A security breach at Lifted's or a target company’s facility could result in a significant loss of available products, expose Lifted or the target company to additional liability under applicable regulations and to potentially costly litigation or increased expenses relating to the resolution and future prevention of similar thefts, any of which could have an adverse effect on Lifted's and the target company’s business, financial condition and results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may be subject to risks related to their information technology systems, including the risk that they may be the subject of a cyber-attack and the risk that they may be in non-compliance with applicable privacy laws

Lifted and target companies may have entered into agreements with third parties for web services, hardware, software, telecommunications and other information technology (“IT”), services in connection with their operations. Their operations may depend, in part, on how well they and their vendors protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, disruptions in Internet and mobile commerce, hacking, computer viruses, vandalism, theft, malware, ransomware and phishing attacks. Any of these and other events could result in IT system failures, delays, increases in capital expenses, or potential costs and business disruption that may result if Lifted's or target companies’ customers complain or assert claims regarding Lifted's or target companies’ technology. Lifted's and target companies’ operations may also depend on the timely maintenance, upgrade and replacement of networks, equipment and IT systems and software, as well as preemptive expenses to mitigate the risks of failures. The failure of IT systems or a component of IT systems could, depending on the nature of any such failure, adversely impact Lifted's and target companies’ reputations and results of operations.

There are a number of laws protecting the confidentiality of customer personal information, and restricting the use and disclosure of that protected information. Lifted and target companies may collect and store personal information about their customers and are responsible for protecting that information from privacy breaches. A privacy breach may occur through a procedural or process failure, an IT malfunction or deliberate unauthorized intrusions. Theft of data for competitive purposes, particularly customer lists and preferences, is an ongoing risk whether perpetrated through employee collusion or negligence or through deliberate cyber-attack. Moreover, if Lifted or target companies are found to be in violation of the privacy or security rules under laws protecting the confidentiality of customer information, including as a result of data theft and privacy breaches, Lifted and target companies could be subject to sanctions and civil or criminal penalties, which could increase their liabilities and harm their reputations.

As cyber threats continue to evolve, Lifted and target companies may be required to expand significant additional resources to continue to modify or enhance their protective measures or to investigate and remediate any information security vulnerabilities. While Lifted and target companies may have implemented security resources to protect their data security and information technology systems, such measures may not prevent such events. Significant disruption to their information technology system or breaches of data security could have a material adverse effect on their business financial condition and results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may be unable to grow

Lifted and target companies’ businesses are subject to a variety of business risks generally associated with developing companies. Lifted's and target companies’ ability to grow, and to expand and maintain market acceptance for their products, will depend on a number of factors, many of which may beyond their control. Future development and expansion could place significant strain on Lifted's and target companies’ management personnel and likely will require them to recruit additional management personnel, and there is no assurance that they will be able to do so. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted's and target companies may be unable to expand their operations quickly enough to meet demand or manage their operations beyond their current scale

There can be no assurance that Lifted and target companies will be able to manage their expanding operations effectively, that they will be able to sustain or accelerate their growth, or that such growth, if achieved, will result in profitable operations, or that Lifted and target companies will be able to attract and retain sufficient management personnel necessary for continued growth.

Demand for cannabinoid-infused products is dependent on a number of social, political and economic factors that are beyond Lifted's and target companies’ control. There is no assurance that an increase in existing demand will occur, that Lifted and target companies will benefit from any such demand increase or that their businesses will remain profitable even in the event of such an increase in demand. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may experience significant fluctuations in their operating results and growth rate

Lifted and target companies may not be able to accurately forecast their growth rate. Lifted's and target companies’ revenue growth may not be sustainable, and their percentage growth rates may decrease. Lifted's and target companies’ revenue and operating profit growth may depend on the continued growth of demand for their products and services, and their businesses may be affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Lifted's and target companies’ sales and operating results may also fluctuate for many other reasons, including due to risks described elsewhere in this section and due to risks and uncertainties associated with the following topics and issues:

·Issues associated with the legality or safety of Lifted’s products containing nicotine, delta-8-THC, CBD and other cannabinoids;

·Lifted's and target companies’ ability to retain and increase sales to existing customers, attract new customers, satisfy their customers’ demands, and maintain profit margins;

·Lifted's and target companies’ ability to retain and expand their network of wholesalers and distributors;

·Lifted’s and target companies’ ability to expand their online sales;

·Competition from substantially larger and financially stronger competitors;

·Continued access to raw materials and suppliers, some of whom may be acquired by competitors or otherwise become unavailable to Lifted and target companies;

·Lifted's and target companies’ ability to offer products on favorable terms, manage inventory, and fulfill orders;

·The introduction of competitive stores, websites, products, services, price decreases, or improvements, and changes in consumer preferences and trends;

·Changes in usage or adoption rates of the Internet, e-commerce, electronic devices, and web services, including outside the U.S.;

·Timing, effectiveness, and costs of expansion and upgrades of Lifted's and target companies’ systems and infrastructure;

·The success of Lifted's and target companies’ geographic, service, and product line expansions;

·The extent to which Lifted and target companies finance, and the terms of any such financing for, Lifted's and target companies’ current operations and future growth;

·The outcomes of legal proceedings and claims, which may include significant settlement costs, monetary damages or injunctive relief and could have a material adverse impact on Lifted's and target companies’ operating results;

·Variations in the mix of products and services Lifted and target companies sell;

·Variations in Lifted's and target companies’ level of merchandise and vendor returns;

·The extent to which Lifted and target companies offer favorable shipping terms, reduce prices, and provide additional benefits to their customers;

·Factors affecting Lifted's and target companies’ reputations or brand images;

·The extent to which Lifted and target companies invest in technology and content, fulfillment, and other expense categories;

·Increases in the prices of energy products and commodities like paper and packing supplies;

·The ability to collect amounts owed to Lifted and target companies when they become due;

·The extent to which Lifted and target companies’ are affected by spyware, viruses, phishing and other spam emails, denial of service attacks, data theft, computer intrusions, outages, and similar events; and

·Terrorist attacks and armed hostilities.

Lifted and target companies may be subject to risks related to the protection and enforcement of their intellectual property rights, or intellectual property they license from others, and may become subject to allegations that they or their licensors are in violation of intellectual property rights of third parties

The ownership, licensing and protection of trademarks, patents and intellectual property rights may be significant aspects of Lifted's and target companies’ future success. Unauthorized parties may attempt to replicate or otherwise obtain and use Lifted's and target companies’ look and feel, packaging, products and technology. Policing the unauthorized use of Lifted's and target companies’ current or future trademarks, patents or other intellectual property rights now or in the future could be difficult, expensive, time consuming and unpredictable, as may be enforcing these rights against the unauthorized use by others. Identifying the unauthorized use of intellectual property rights is difficult as Lifted and target companies may be unable to effectively monitor and evaluate the products being distributed by their competitors, and the processes used to produce such products.

In addition, in any infringement proceeding, some or all of Lifted's and target companies’ trademarks, patents or other intellectual property rights or other proprietary know-how, and that which they may license from others, or arrangements or agreements seeking to protect the same for Lifted's and target companies’ benefit, may be found invalid, unenforceable, anticompetitive or not infringed or may be interpreted narrowly and such proceeding could put existing intellectual property applications at risk of not being issued. In addition, other parties may claim that Lifted's and target companies’ products, or those that they license from others, infringe on their proprietary, copyright or patent protected rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources and legal fees, result in injunctions or temporary restraining orders or require the payment of damages. As well, Lifted and target companies may need to obtain licenses from third parties who allege that Lifted and target companies have infringed on their lawful rights. Such licenses may not be available on terms acceptable to Lifted and target companies, or at all. In addition, Lifted and target companies may not be able to obtain or utilize on terms that are favorable to them, or at all, licenses or other rights with respect to intellectual property that they do not own.

Lifted and target companies may also rely on certain trade secrets, technical know-how and proprietary information that are not protected by patents to maintain their competitive position. Lifted's and target companies’ trade secrets, technical know-how and proprietary information, which are not protected by patents, may become known to or be independently developed by competitors, which could adversely affect Lifted and target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

The seasonality of Lifted's and target companies’ businesses may place increased strain on their operations

Lifted and target companies may expect a disproportionate amount of their net sales to occur during a particular quarter. If Lifted and target companies do not stock or restock popular products in sufficient amounts such that they fail to meet customer demand, it could significantly affect Lifted's and target companies’ revenue and their future growth. If Lifted and target companies overstock products, they may be required to take significant inventory markdowns or write-offs and incur commitment costs, which could reduce profitability. If too many customers access Lifted's and target companies’ websites within a short period of time due to increased demand, Lifted and target companies may experience system interruptions that make their websites unavailable or prevent Lifted and target companies from efficiently fulfilling orders, which may reduce the volume of goods they sell and the attractiveness of their products and services. In addition, Lifted and target companies may be unable to adequately staff their fulfillment network and customer service centers during these peak periods and may be unable to meet the seasonal demand. All of these situations could have a material adverse effect on our Company and the trading price of our common stock.

We may not be able to identify, audit, negotiate, finance or close future acquisitions

A significant component of our growth strategy focuses on acquiring minority or majority equity ownership interests in Canna-Infused Products Companies. We may not, however, be able to identify, audit, or acquire such equity ownership interests on acceptable terms, if at all. Additionally, we may need to finance all or a portion of the purchase price for an acquisition by incurring indebtedness or by selling shares of our common or convertible preferred stock. There can be no assurance that we will be able to obtain financing on terms that are favorable, if at all, which will limit our ability to acquire such equity ownership interests in the future. Failure to acquire such equity ownership interests on acceptable terms, if at all, would have a material adverse effect on our ability to increase assets, revenues and net income and on the trading price of our common stock.

Canna-Infused Products Companies and nicotine industry companies are subject to regulatory risks, both nationally and internationally

Lifted, Ablis and other Canna-Infused Products Companies are subject to risks associated with the federal government’s and state and local governments’ evolving regulation of hemp, hemp oil, hemp-derived ingredients, delta-8-THC, delta-9-THC, CBD, CBG, CBN and other cannabinoids, tobacco, nicotine, and other products. We can provide no assurance that one or more federal agencies, such as the US Food and Drug Administration (the “FDA”), the US Drug Enforcement Administration (“DEA”), or state and local governments will not attempt to impose rules, regulations, moratoriums, prohibitions, or other restrictions or impediments upon Canna-Infused Products Companies and nicotine industry companies.

For examples: (a) over ten states already have laws, rules or regulations that may prohibit, restrict or regulate the sale of products containing delta 8 THC and other cannabinoids, even if derived from hemp; (b) the DEA already has issued a statement regarding synthetic drugs that some people interpret as prohibiting the sale of products containing delta-8-THC and other cannabinoids, even if derived from hemp; (c) the US federal government has recently enacted a law that may make it more difficult to sell online and ship nicotine, vape and other products; and (d) several states have enacted laws and regulations that negatively impact the sale of products containing nicotine, even if not derived from tobacco.

Moreover, if Canna-Infused Products Companies and nicotine industry companies expand internationally (of which there is no guarantee that they ever would), we can provide no guarantee or assurance that Canna-Infused Products Companies or nicotine industry companies will be able to comply with all applicable governmental laws and regulations. Such regulatory action could have a material adverse effect on our Company and the trading price of our common stock.

Lifted’s sales are dependent upon the sale of delta-8-THC products, which may be restricted or prohibited by the DEA or other governmental laws or regulations

During the third and fourth quarters of 2020, Lifted’s sales were significantly dependent upon the sale of products containing hemp-derived delta-8-THC. The DEA and other federal, state and local governments and agencies may impose laws, rules, regulations and executive orders that effectively prohibit Lifted from selling delta-8-THC products, even if derived from hemp. For examples: a) over time ten states already have laws, rules or regulations that may prohibit, restrict or regulate the sale of products containing delta 8 THC and other cannabinoids, even if derived from hemp; and (b) the DEA already has issued a statement regarding synthetic drugs that some people interpret as prohibiting the sale of products containing delta-8-THC and other cannabinoids, even if derived from hemp. Consequently, Lifted’s and LFTD Partners Inc.’s future financial prospects are uncertain, and no guarantee or assurance whatsoever can be made that Lifted and LFTD Partners Inc. will be able to continue to pay their financial obligations when they become due and payable in the future. This risk could have a material adverse effect on our Company and the trading price of our common stock.

We may not be able to successfully identify and execute future acquisitions or dispositions or to successfully manage the impacts of such transactions on our operations

We may not be able to successfully identify and execute future acquisitions or dispositions or to successfully manage the impacts of such transactions on our operations. Material acquisitions, dispositions and other strategic transactions involve a number of risks, including: (i) the potential disruption of our ongoing business; (ii) the distraction of management away from the ongoing oversight of our existing business activities; (iii) incurring additional indebtedness or stock dilution; (iv) the anticipated benefits and cost savings of those transactions not being realized fully, or at all, or taking longer to realize than anticipated; (v) an increase in the scope and complexity of our operations; and (vi) the loss or reduction of control over certain of our assets. Material acquisitions have been and may continue to be material to our business strategy. There is no guarantee that any acquisition will be accretive. The existence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition could result in our incurring those liabilities. A strategic transaction may result in a significant change in the nature of our business, operations and strategy, and we may encounter unforeseen obstacles or costs in implementing a strategic transaction or integrating any acquired business into our operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may seek to enter into marketing relationships, affiliations, strategic alliances, or expand the scope of currently existing relationships, with third parties that Lifted and target companies believe will have a beneficial impact on them, and there are risks that such strategic alliances or expansions of Lifted's and target companies’ currently existing relationships may not enhance their businesses in the desired manner

Lifted and target companies may expand the scope of, and may in the future enter into, strategic alliances with third parties that they believe will complement or augment their existing businesses. Their ability to complete further strategic alliances is dependent upon, and may be limited by, among other things, the availability of suitable candidates and capital. In addition, strategic alliances could present unforeseen integration obstacles or costs, may not enhance their businesses, and may involve risks that could adversely affect them, including the investment of significant amounts of management time that may be diverted from operations in order to pursue and complete such transactions or maintain such strategic alliances. Lifted and target companies may become dependent on their strategic partners and actions by such partners could harm their businesses. Future strategic alliances could result in the incurrence of debt, costs and contingent liabilities, and there can be no assurance that future strategic alliances will be developed, maintained or achieve the expected benefits to their businesses or that they will be able to consummate future strategic alliances on satisfactory terms, or at all. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may be subject to product liability claims or regulatory action if their products are alleged to have caused significant loss or injury

Lifted and target companies, as manufacturers and distributors of products which in some cases are ingested by humans, face the risk of exposure to product liability claims, regulatory action and litigation if their products are alleged to have caused loss or injury. Lifted and target companies may be subject to these types of claims due to allegations that their products caused or contributed to injury or illness, failed to include adequate instructions for use, or failed to include adequate warnings concerning possible side effects or interactions with other substances. Previously unknown adverse reactions resulting from human consumption of nicotine, hemp-derived ingredients, delta-8-THC, CBD, CBG, CBN and other cannabinoids, and other cannabis products alone or in combination with other medications or substances could also occur. In addition, the manufacture and sale of any such products, like the manufacture and sale of any ingested product, involves a risk of injury to consumers due to tampering by unauthorized third parties or product contamination. Lifted and target companies may in the future have to recall certain of their products as a result of potential contamination and quality assurance concerns. A product liability claim or regulatory action against Lifted or a target company could result in increased costs and could adversely affect Lifted’s or such target company’s reputation and goodwill with its customers. There can be no assurance that Lifted and target companies will be able to obtain product liability insurance on acceptable terms or with adequate coverage against potential liabilities, if at all. Such insurance is expensive and may not be available in the future on acceptable terms, or at all. The inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could result in us becoming subject to significant liabilities that are uninsured and also could adversely affect Lifted's and target companies’ commercial arrangements with third parties. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies rely on third-party distributors to distribute a portion of their products, and those distributors may not perform their obligations or may have allegiances to their own or other competitors' products

Lifted and target companies rely on third-party distributors to distribute a portion of their products. If these distributors do not successfully carry out their contractual duties, if these distributors have allegiances to their own or other competitors' products, if there is a delay or interruption in the distribution of Lifted's or target companies’ products, or if these third parties damage Lifted's or target companies’ products in transit, it could negatively impact Lifted's and target companies’ revenue from product sales. Any damage to Lifted's and target companies’ products could expose Lifted and target companies to potential product liability, damage the reputation of Lifted's and target companies’ brands or otherwise harm Lifted's and target companies’ businesses. The foregoing factors and issues associated with third-party distributors could have a material adverse effect on our Company and the trading price of our common stock.

The US FDA appears to consider the sale of most cannabinoid-infused products to be illegal

The FDA appears to believe that cannabinoids like CBD, CBG and CBN are drugs, and that the sale of most cannabinoid-infused products without FDA approval is illegal. In deference to the FDA’s position, various states and municipalities have similarly declared that the sale of certain cannabinoid-infused products are illegal. There can be no guarantee or assurance whatsoever that this regulatory hostility to cannabinoids will be resolved favorably to the cannabinoid products industry. Aggressive law enforcement against the cannabinoid industry by federal, state or local authorities and agencies could have a material adverse effect upon Lifted and the trading price of our common stock.

Cannabinoid-infused products may be shown to have negative health and/or safety impacts upon consumers

The health and safety impacts of cannabinoids have not yet been established via traditional scientific and/or clinical studies. The FDA appears to believe that cannabinoids like CBD, CBG and CBN may have significant adverse health impacts upon human beings, especially in regard to potential liver toxicity or liver damage. If the FDA, scientific research and/or clinical studies ultimately demonstrate negative health and/or safety impacts upon consumers, Lifted's business and the trading price of our common stock could be materially adversely affected.

Hemp and cannabinoid-infused products are federally illegal if they exceed 0.3% delta-9-THC

Hemp and cannabinoid-infused products which exceed a delta-9-THC concentration of 0.3% are federally illegal. Certain states may consider hemp and cannabinoid infused products which exceed 0.3% total THC to be illegal.

Any failure to keep the delta-9-THC or total THC concentration in hemp or cannabinoid-infused products below the applicable legal standard could subject Lifted and target companies to action by regulatory authorities and/or to lawsuits by consumers, which could have a material adverse effect upon Lifted's business and the trading price of our common stock.

In addition, the approval of medical and recreational marijuana by many states has created a situation in which it may be difficult or impossible for regulators and courts to determine whether the delta-9-THC levels reflected in consumers’ blood tests are the result of cannabinoid-infused products or delta-9-THC-infused products. This may result in regulatory actions or lawsuits that could have a material adverse effect upon Lifted's business and the trading price of our common stock.

Also, certain hemp and hemp-derived products may, over time, gradually increase their delta-9-THC or total THC concentration, and this may ultimately cause such products to exceed the applicable concentration level, making such products illegal in certain jurisdictions. If this happens, we could be subject to regulatory action that could have a material adverse effect upon Lifted and the trading price of our common stock.

Also, federal and state authorities may seek to classify other cannabinoids that naturally occur in hemp, such as delta-8-THC, as illegal. If this happens, we could be subject to regulatory action that could have a material adverse effect upon Lifted and the trading price of our common stock.

The price of cannabinoid raw materials could spike as demand for cannabinoid-infused products increases

Although considerable hemp acreage has been and reportedly is being developed around the country, which is expected to increase the supply of CBD isolate, distillate and water-soluble CBD, and delta-8-THC, the demand for these raw materials reportedly is also growing, and any spike in the price of these raw materials could materially adversely affect Lifted and the trading price of our common stock.

Target companies may not be of the same caliber company as previous acquisitions, or target companies' management may not fit well into our corporate culture

If we acquire a company that is not of the same caliber company as Lifted, or if we acquire a company that does not have management that is as talented and high energy as Lifted’s management, or for whatever reason the management of the acquired company does not fit in well with the rest of our team, we may become less attractive for potential investors, future acquisition targets may be uninterested in merging into our Company, and the overall camaraderie among the players in our Company may disappear, which could materially adversely affect our Company and the price of our stock.

Lifted and target companies may be unable to keep pace with rapid industry, technological and market changes

Lifted and target companies may be unable to keep pace with rapid industry, technological and market changes that could affect Lifted's and target companies’ services, products and businesses, or so keeping pace may require a substantial amount of Lifted’s management time and substantial fees being paid to outside legal counsel and consultants, all of which could materially adversely affect our Company and the trading price of our common stock.

Large competitors are expected to enter the nicotine pouch and cannabinoid-infused product industries

We expect that over the next few years major chain stores, manufacturers, retailers, beverage and other consumer products companies, and distributors, with tremendous financial resources and marketing expertise will emerge to compete against Lifted and target companies in the nicotine pouch and cannabinoid-infused products industries. Lifted and target companies may not have the personnel, products, marketing and distribution capabilities, and/or financial resources to compete effectively against such larger companies, which could materially adversely affect our Company and the trading price of our common stock.

Regulatory risks related to alcohol

We purchased 4.99% of CBD-infused beverage maker Ablis, and of craft distillers Bendistillery and Bend Spirits. Two of those companies produce and sell alcohol. Federal, state, local, and foreign authorities regulate how companies produce, store, transport, distribute, and sell products containing alcohol and distilled spirits. Some countries and local jurisdictions prohibit or restrict the marketing or sale of distilled spirits in whole or in part. In the United States, at the federal level, the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Department of the Treasury regulates the spirits and wine industry with respect to the production, blending, bottling, labeling, sales, advertising, and transportation of beverage alcohol. Similar regulatory regimes exist at the state level and in most non-U.S. jurisdictions where craft distillers Bendistillery and Bend Spirits sell their products. In addition, beverage alcohol products are subject to customs duties or excise taxation in many countries, including taxation at the federal, state, and local level in the United States. Laws of each nation define distilling and maturation requirements; for example, under U.S. federal and state regulations, bourbon and Tennessee whiskeys must be aged in new charred oak barrels. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state are required in connection with the lawful selling of liquor. As 4.99% owner of craft distillers Bendistillery and Bend Spirits, we are impacted by the regulatory risks relating to the production and sale of alcohol which is subject to extensive regulatory requirements regarding production, exportation, importation, marketing and promotion, labeling, distribution, pricing, and trade practices, among others. Changes in laws, regulatory measures, or governmental policies, or the manner in which current ones are interpreted, could cause Bendistillery, Bend Spirits and target companies to incur material additional costs or liabilities, and jeopardize the growth of their businesses in any affected market. For instance, federal, state, or local governments may prohibit, impose, or increase limitations on advertising and promotional activities, or times or locations where beverage alcohol may be sold or consumed, or adopt other measures that could limit Bendistillery's, Bend Spirits' and target companies’ opportunities to reach consumers or sell products. It is conceivable that television, newspaper, magazine, and/or internet advertising for beverage alcohol products could be limited or banned completely. Increases in regulation of this nature could substantially reduce consumer awareness of the products of Bendistillery, Bend Spirits and target companies in the affected markets and make the introduction of new products more challenging. The impact of increased taxation on alcohol and distilled spirits may have additional negative financial impacts on Bendistillery, Bend Spirits and target companies. All of these factors could materially adversely affect our Company and the trading price of our common stock.

Alcoholic beverage sales are subject to slowdowns and are seasonal

Bendistillery, Bend Spirits and target companies are involved in the sale of a variety of distilled alcoholic beverages including vodka, whiskey and gin, and their sales of such beverages are subject to occasional slowdowns and are seasonal. Also, some health-conscious consumers are reducing or eliminating their alcohol consumption entirely. These factors could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

Alcoholic beverage distributors are powerful and control much of the marketplace

Bendistillery, Bend Spirits and target companies distribute their distilled alcoholic beverages through a limited number of powerful distributors that control much of the marketplace for alcoholic beverages. The loss of such distributors, or disruptions to the operations of such distributors, could adversely affect the value of our ownership interest in those companies, which could materially adversely affect our Company and the trading price of our common stock.

The Oregon Liquor Control Commission has jurisdiction over our directors, officers and significant shareholders

Due to our minority ownership interest in Bendistillery and Bend Spirits, the Oregon Liquor Control Commission ("OLCC") has jurisdiction over our directors, officers and significant shareholders. If the OLCC were to refuse to approve any of our directors, officers or significant shareholders, it could disrupt our management and corporate governance, which could materially adversely affect our Company and the trading price of our common stock.

Increases in labor costs could harm Lifted's and target companies' businesses

The U.S. in general, and Bend, Oregon in particular, have experienced very low unemployment, and higher minimum wages, which generally results in rising labor costs. Such rising labor costs are adversely affecting the expenses of Ablis, Bendistillery and Bend Spirits, and may adversely affect the expenses of Lifted and target companies' businesses, which could materially adversely affect our Company and the trading price of our common stock.

We cannot predict the effect of inquiries from and/or actions by the DEA, the FDA, state attorneys general, other government agencies and/or quasi-government agencies into the production, advertising, marketing, promotion, labeling, ingredients, usage and/or sale of Lifted's and target companies’ products

Lifted and target companies are subject to the risks of investigations and/or enforcement actions by the DEA, the FDA, state attorneys general and/or other government and/or quasi-governmental agencies relating to the advertising, marketing, promotion, ingredients, usage and/or sale of their products. If an inquiry by the DEA, the FDA, a state attorney general or other government or quasi-government agency finds that Lifted's or target companies’ products and/or the advertising, marketing, promotion, ingredients, usage and/or sale of such products are not in compliance with applicable laws or regulations, Lifted or target companies may become subject to fines, product reformulations, container changes, changes in the usage or sale of Lifted's or target companies’ products, changes in their advertising, marketing and promotion practices, and/or injunctions on the sale of the products, each of which could have a material adverse effect on our business, financial condition or results of operations and on the trading price of our common stock.

We may be required to obtain DEA, FDA and/or state certifications, permits and/or approvals in order to conduct business

Lifted and target companies may be required to obtain and maintain DEA, FDA and/or state certifications, permits and/or approvals in order to conduct business involving nicotine, delta-8-THC, delta-9-THC, CBD, CBG, CBN and other cannabinoids, food, other edibles, and non-prescription cannabinoid formulations. These certifications, permits and/or approvals may not be obtainable, or obtaining and maintaining them may involve enormous expenditures of time and money for consultants, studies, facilities, applications, compliance and other matters. Failure to obtain and maintain all necessary certifications, permits and approvals, or the enormous expenditures of time and money associated with obtaining and maintaining all necessary certifications, permits and approvals, could have a material adverse effect on our business, financial condition or results of operations and on the trading price of our common stock.

Litigation regarding Lifted's and target companies’ business and products, and related unfavorable media attention, could expose Lifted and target companies to significant liabilities and reduce demand for their products

From time to time third parties may claim that certain statements made in Lifted's and target companies’ advertisements, certificates of analysis and/or on the labels of their products were false and/or misleading or otherwise not in compliance with standards applicable to food, other edibles, or non-prescription cannabinoid formulations under local, state or federal law, and/or that their products are not safe. Pending or threatened business-related and product-related litigation could consume significant financial and managerial resources and result in decreased demand for Lifted's and target companies’ products, significant monetary awards against Lifted and target companies, and injury to Lifted's and target companies' and their respective management’s reputations. This could have a material adverse effect on our Company and the trading price of our common stock.

Criticism of Lifted's and target companies’ products and/or criticism or a negative perception of Lifted's and target companies’ industries, could adversely affect Lifted and target companies

Unfavorable reports on the health effects or pricing of Lifted's and target companies’ products, including product safety concerns, whether generated by scientists, government regulators, industry groups, or on social media could have an adverse effect on Lifted's and target companies’ businesses, financial conditions and results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Vape, E-liquid, E-cigarette, and nicotine pouch product risks

Some of Lifted's and target companies’ inhalable products may contain nicotine. There is a risk that Lifted and target companies could be targeted by regulators or consumers with claims that their products are unsafe. The market for vapes, e-liquid, e-cigarettes, nicotine pouches, and associated cartridges and paraphernalia is currently subjected to regulations and prohibitions of certain products in certain jurisdictions in response to deaths and illnesses that have occurred and that are apparently associated with vaping, and also in response to other health concerns of various types. These various prohibitions and regulations may have a material adverse effect on Lifted's and target companies’ financial condition, operating results, liquidity, cash flow and operational performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted's and target companies’ inability to innovate successfully and to provide new cutting edge products could adversely affect Lifted's and target companies’ businesses and financial results

Lifted's and target companies’ ability to compete in their highly competitive industries and to achieve their business growth objectives depends, in part, on their ability to develop new products and packaging. The success of their innovation, in turn, depends on their ability to identify consumer trends and cater to consumer preferences. If they are not successful in their innovation activities, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Changes in consumer preferences may reduce demand for some of Lifted's and target companies’ products

Lifted's and target companies’ industries are subject to changing consumer preferences and shifts in consumer preferences may adversely affect Lifted and target companies. Lifted's and target companies’ future success will depend, in part, upon their continued ability to develop and introduce different and innovative products that appeal to consumers. In order to retain and expand their market share, Lifted and target companies must continue to develop and introduce different and innovative products, although there can be no assurance of Lifted's and target companies’ ability to do so. There is no assurance that consumers will continue to purchase Lifted's and target companies’ products in the future. Product lifecycles for some brands, products and/or packages may be limited to a few years before consumers’ preferences change. The products Lifted and target companies currently market are in varying stages of their product lifecycles, and there can be no assurance that such products will become or remain profitable for Lifted and target companies. Lifted and target companies may be unable to achieve volume growth through product and packaging initiatives. Lifted and target companies may also be unable to penetrate new markets. Additionally, as shopping patterns are being affected by the digital evolution and pandemics, with customers embracing shopping by way of mobile device applications, e-commerce retailers and e-commerce websites or platforms, Lifted and target companies may be unable to address or anticipate changes in consumer shopping preferences. If Lifted's and target companies’ revenues decline, their businesses, financial conditions and results of operations could be adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Any expansion of Lifted and target companies outside of the United States exposes Lifted and target companies to uncertain conditions and other risks in international markets

As Lifted's and target companies’ growth strategy includes expanding internationally, if Lifted and target companies are unable to expand distribution of their products outside the United States, their growth rate could be adversely affected. In many international markets, Lifted and target companies have limited operating experience and in some areas they have no operating experience. It is costly to establish, develop and maintain international operations and to develop and promote brands in international markets. Their percentage gross profit margins in many international markets are expected to be less than the comparable percentage gross profit margins obtained in the United States. Lifted and target companies face and will continue to face substantial risks associated with having foreign operations, including: economic and/or political instability in their international markets; unfavorable foreign currency exchange rates; restrictions on or costs relating to the repatriation of foreign profits to the United States, including possible taxes and/or withholding obligations on any repatriations; and tariffs and/or trade restrictions. These risks could have a significant impact on their ability to sell their products on a competitive basis in international markets and could have a material adverse effect on their businesses, financial conditions and results of operations. Also, their operations outside of the United States are subject to risks relating to appropriate compliance with legal and regulatory requirements in local jurisdictions, potential difficulties in staffing and managing local operations, higher product damages, particularly when products are shipped long distances, potentially higher incidence of fraud and/or corruption, credit risk of local customers and distributors and potentially adverse tax consequences. This could have a material adverse effect on our Company and the trading price of our common stock.

Global or regional catastrophic events could impact Lifted's and target companies’ operations and affect their ability to grow their businesses

Lifted's and target companies’ businesses could be affected by unstable political conditions, civil unrest, large-scale terrorist acts, especially those directed against the United States or other major industrialized countries where their products are distributed, the outbreak or escalation of armed hostilities, major natural disasters or widespread outbreaks of infectious diseases such as COVID-19 and its mutations. Such events could impact the production and/or distribution of their products. In addition, such events could disrupt global or regional economic activity, which could affect consumer purchasing power, thereby reducing demand for their products. If they are unable to grow their businesses internationally as a result of these factors, their growth rate could decline. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may rely on laboratories, private label manufacturers, bottlers and other contract packers to manufacture their products

Lifted and target companies may not manufacture finished goods, but instead outsource manufacturing of their finished goods to laboratories, private label manufacturers, bottlers and other contract packers. As a result, in the event of a disruption and/or delay, Lifted and target companies may be unable to procure alternative packing facilities at commercially reasonable rates and/or within a reasonably short time period. In addition, recently there has been a consolidation of co-packers.  If Lifted and target companies are unable to maintain good relationships with their largest co-packers, or if their costs of co-packing increase, their businesses, financial conditions and results of operations could be adversely affected.

Lifted does not have exclusive contracts with some of their contract manufacturers, which subjects Lifted to the risk that those contract manufacturers could sell the same products to Lifted’s competitors. In some cases, Lifted's and target companies’ contract manufacturers may be affiliated with and manufacture other cannabinoid-infused product brand products or tobacco-free nicotine pouch brands. In such cases, such products compete directly with Lifted's, and target companies’ products.

Lifted’s contract manufacturers may make products that sometimes fail to meet Lifted’s standards. This subjects Lifted to the risk that distributors, retail locations and consumers may be dissatisfied with Lifted’s products and demand a refund or a credit, and/or may refuse in the future to purchase Lifted’s products. In addition, Lifted’s contract manufacturers may not deliver their products to Lifted on schedule. Delays in scheduled product deliveries may cause distributors, retail locations and consumers to not purchase Lifted’s products, damaging Lifted’s  brand reputation.

These risks could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may rely upon third parties to carry and market their products

Unilateral decisions could be taken by Lifted's and target companies’ bottlers, distributors and white label manufacturers, and by convenience and gas chains, grocery chains, specialty chain stores, club stores and other customers, to discontinue carrying certain or all of Lifted's and target companies’ products that they are carrying at any time, which could cause Lifted's and target companies’ businesses to suffer.

The marketing efforts of Lifted's and target companies’ distributors are important for Lifted's and target companies’ success. If Lifted's and target companies’ brands prove to be less attractive to Lifted's and target companies’ existing bottlers, distributors and white label manufacturers, or if Lifted and target companies fail to attract additional bottlers, distributors and white label manufacturers, and/or if Lifted's and target companies’ bottlers, distributors and white label manufacturers do not market, promote and distribute Lifted's and target companies’ products effectively, their businesses, financial conditions and results of operations could be adversely affected.

These risks could have a material adverse effect on our Company and the trading price of our common stock.

Increases in costs and/or shortages of raw materials and/or ingredients and/or fuel and/or costs of co-packing could harm Lifted's and target companies’ businesses

The costs and availability of the raw materials used by Lifted and target companies are subject to fluctuations. For certain terpenes, flavors, formulas and other products purchased from third-party suppliers, these suppliers own the proprietary rights to certain of their products. Lifted and target companies do not have possession of the list of the ingredients or formulas used in the production of certain of their products and certain of their blended concentrates, and Lifted and target companies may be unable to obtain comparable products from alternative suppliers on short notice. Industry-wide shortages of certain products have been, and could from time to time in the future be, encountered, which could interfere with and/or delay production of certain of Lifted's and target companies’ products. In addition, certain of Lifted's and target companies’ co-packing arrangements may allow such co-packers to increase their fees based on certain of their own cost increases. The prices of any of the above or any other raw materials or ingredients may continue to rise or may rise in the future. Lifted and target companies may or may not be able to pass any of such increases on to their customers. In recent years, the United States has imposed tariffs on many products and goods imported from China and certain other countries. Additional tariffs imposed by the United States on a broader range of imports, or further retaliatory trade measures taken by China or other countries in response, could result in an increase in supply chain costs. In addition, some of these raw materials, including certain sizes of cans, are available from limited suppliers. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted's and target companies’ failure to accurately estimate demand for their products could adversely affect their businesses and financial results

Lifted and target companies may not correctly estimate demand for their existing products and/or new products. Their ability to estimate demand for their products is imprecise, particularly with regard to new products, and may be less precise during periods of rapid growth, particularly in new markets. If Lifted and target companies materially underestimate demand for their products or are unable to secure sufficient ingredients or raw materials or experience difficulties with their co-packing arrangements, including production shortages or quality issues, they might not be able to satisfy demand on a short-term basis. Moreover, industry-wide shortages of certain raw materials and products have been and could, from time to time in the future, be experienced, resulting in production fluctuations and/or product shortages. Such shortages could interfere with and/or delay production of certain of their products and could have a material adverse effect on their business and financial results. This could have a material adverse effect on our Company and the trading price of our common stock.

If Lifted and target companies do not maintain sufficient inventory levels, if Lifted and target companies are unable to deliver their products to their customers in sufficient quantities, and/or if Lifted and target companies’ customers’ or retailers’ inventory levels are too high, Lifted and target companies’ operating results could be adversely affected

If Lifted and target companies do not accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory, their inventory levels may be inadequate and their results of operations may be negatively impacted. If Lifted and target companies fail to meet their shipping schedules, Lifted and target companies could damage their relationships with distributors and/or retailers, increase their distribution costs and/or cause sales opportunities to be delayed or lost. In order to be able to deliver their products on a timely basis, Lifted and target companies need to maintain adequate inventory levels of the desired products. If the inventory of their products held by their distributors and/or retailers is too high, they will not place orders for additional products, which could unfavorably impact Lifted's and target companies’ future sales and adversely affect their operating results. This could have a material adverse effect on our Company and the trading price of our common stock.

The costs of packaging supplies are subject to price increases from time to time, and Lifted and target companies may be unable to pass all or some of such increased costs on to their customers

Lifted's and target companies’ packaging suppliers may increase the costs they charge Lifted and target companies for packaging supplies based on changes in the costs of the underlying commodities that are used to produce those packaging supplies. If the costs of these packaging supplies increase, Lifted and target companies may be unable to pass these costs along to their customers through corresponding adjustments to the prices they charge, which could have a material adverse effect on their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

If Lifted and target companies encounter product recalls, their businesses may suffer and they may incur material losses

Lifted and target companies may be required from time to time to recall products entirely or from specific co-packers, markets or batches if such products become contaminated, damaged, mislabeled, cause fires, explode or otherwise become materially non-compliant with applicable regulatory requirements. Material product recalls could adversely affect Lifted's and target companies’ profitability and their brand images. Lifted and target companies may not maintain recall insurance. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted’s and target companies’ working capital may be inadequate or strained, and the issue may be exacerbated by account receivable collection issues

The COVID-19 pandemic has imposed significant financial stress on the industries in which Lifted participates. This stress, in certain cases, has caused distributors to refuse to make up-front payments, or to refuse to make timely payments on purchases, from suppliers such as Lifted. Some distributors are apparently so cash-strapped that they are demanding that products be supplied to them on consignment, or be subject to shelf-stocking fees. This difficult financial environment has strained Lifted’s working capital balance, and has made it increasingly difficult for Lifted to aggressively purchase the larger quantities of raw materials and inventory that are needed to fuel Lifted’s growth. Lifted’s inadequate or strained working capital, which is exacerbated by account receivable collection issues, could have a material adverse effect on our Company and on the trading price of our common stock.

Lifted and target companies may be subject to payments-related risks and costs

Lifted and target companies may accept payments using a variety of methods, including credit card, debit card, credit accounts (including promotional financing), gift cards, direct debit from a customer’s bank account, consumer invoicing, physical bank check, and payment upon delivery. For existing and future payment options Lifted and target companies offer to their customers, Lifted and target companies may become subject to additional regulations and compliance requirements (including obligations to implement enhanced authentication processes that could result in significant costs and reduce the ease of use of their payments products), as well as fraud. For certain payment methods, including credit and debit cards, Lifted and target companies pay interchange and other fees, which may increase over time and raise their operating costs and lower profitability. Lifted and target companies may rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, electronic checks, and promotional financing. In each case, it could disrupt Lifted's and target companies’ businesses if these companies become unwilling or unable to provide these services to Lifted and target companies. Lifted and target companies may also be subject to payment card association operating rules, including data security rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for Lifted and target companies to comply. If Lifted and target companies fail to comply with these rules or requirements, or if Lifted and target companies’ data security systems are breached, compromised, or otherwise unable to detect or prevent fraudulent activity, Lifted and target companies may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and may lose their ability to accept credit and debit card payments from their customers, process electronic funds transfers, or facilitate other types of online payments, and Lifted's and target companies’ businesses and operating results could be adversely affected. Lifted and target companies may also be subject to or voluntarily comply with a number of other laws and regulations relating to payments, money laundering, international money transfers, privacy and information security, and electronic fund transfers. If Lifted and target companies were found to be in violation of applicable laws or regulations, Lifted and target companies could be subject to additional requirements and civil and criminal penalties, or forced to cease providing certain services. All of these risks could have a material adverse effect on our Company and the trading price of our common stock.

If Lifted and target companies are not able to retain the full-time services of senior management, there may be an adverse effect on their operations and/or their operating performance until Lifted and target companies find suitable replacements

Lifted and target companies’ businesses are dependent, to a large extent, upon the services of their senior management. Lifted and target companies may not maintain key person life insurance on any members of their senior management. The loss of services of Lifted's and target companies’ senior management could adversely affect their businesses until suitable replacements can be found. There may be a limited number of personnel with the requisite skills to serve in these positions, and Lifted and target companies may be unable to locate or employ such qualified personnel on acceptable terms. The loss of the services of Lifted’s CEO Nicholas S. Warrender would be especially damaging to Lifted’s business. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may have limited access to financial and insurance services and products

Some financial institutions and insurance companies refuse to provide a full range of financial and insurance services and products to Lifted because its business involves CBD and other cannabinoids, vaping products, and nicotine products. This could have a material adverse effect on our Company and the trading price of our common stock.

Climate change may negatively affect Lifted's and target companies’ businesses

There is concern that a gradual increase in global average temperatures due to increased carbon dioxide and other greenhouse gases in the atmosphere could cause significant changes in weather patterns around the globe and an increase in the frequency and severity of natural disasters. Changing weather patterns could result in decreased agricultural productivity in certain regions, which may limit availability and/or increase the cost of cannabinoids and other ingredients used in Lifted's and target companies’ products and could impact the food security of communities around the world. Increased frequency or duration of extreme weather conditions could also impair production capabilities, disrupt Lifted's and target companies’ supply chains (including, without limitation, the availability of, and/or result in higher prices for, CBDs and other ingredients) and/or impact demand for Lifted's and target companies’ products. Natural disasters and extreme weather conditions, such as hurricanes, wildfires, earthquakes or floods, may affect Lifted's and target companies’ operations and the operation of Lifted's and target companies’ supply chains and unfavorably impact the demand for, or Lifted's and target companies’ consumers’ ability to purchase, Lifted's and target companies’ products. The predicted effects of climate change may also result in challenges regarding availability and quality of water, or less favorable pricing for water, which could adversely impact Lifted's and target companies’ businesses and results of operations. In addition, public expectations for reductions in greenhouse gas emissions could result in increased energy, transportation and raw material costs, and may require Lifted and target companies to make additional investments in facilities and equipment. As a result, the effects of climate change could have a long-term adverse impact on Lifted's and target companies’ businesses and results of operations. Sales of Lifted's and target companies’ products may also be influenced to some extent by weather conditions in the markets in which Lifted's and target companies operate. Weather conditions may influence consumer demand for certain of Lifted's and target companies’ products, which could have an effect on Lifted's and target companies’ operations, either positively or negatively. This could have a material adverse effect on our Company and the trading price of our common stock.

Potential changes in accounting standards or practices and/or taxation or new accounting standards may adversely affect Lifted's and target companies’ financial results

From time to time, the Financial Accounting Standards Board, the SEC and other regulatory bodies may issue new and revised standards, interpretations and other guidance that change Generally Accepted Accounting Principles in the United States (“GAAP”). Future changes in accounting standards or practices may have an impact on Lifted's and target companies’ financial results. New accounting standards could be issued that change the way Lifted and target companies record revenues, expenses, assets and liabilities. The effects of such changes may include prescribing an accounting method where none had been previously specified, prescribing a single acceptable method of accounting from among several acceptable methods that currently exist, or revoking the acceptability of a current method and replacing it with an entirely different method, among others. These changes in accounting standards could adversely affect Lifted and target companies’ reported earnings or results of operations, financial condition and other financial measurers. Increases in direct and indirect income tax rates could affect after-tax income. Equally, increases in indirect taxes (including environmental taxes pertaining to the disposal of beverage containers and/or indirect taxes on beverages) could affect Lifted's and target companies’ products’ affordability and reduce Lifted's and target companies’ sales. This could have a material adverse effect on our Company and the trading price of our common stock.

Fluctuations in Lifted's and target companies’ effective tax rates could adversely affect their financial conditions and results of operations

Lifted and target companies may be subject to income and other taxes in both the U.S. and certain foreign jurisdictions. Therefore, Lifted and target companies may be subjected to audits for multiple tax years in various jurisdictions at once. At any given time, events may occur which change Lifted's and target companies’ expectations about how any such tax audits will be resolved and thus, there could be variability in Lifted's and target companies’ quarterly and/or annual tax rates, because these events may change Lifted's and target companies’ plans for uncertain tax positions. On December 22, 2017, the President of the United States signed into law the Tax Cuts and Jobs Act, which imposes broad and complex changes to the U.S. tax code and may have tax implications for Lifted and target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Growth of operations will depend on the acceptance of Lifted's and target companies’ products and consumer discretionary spending

The acceptance of Lifted's and target companies’ cannabinoid-infused products and nicotine pouches by both retailers and by consumers is critically important to their success. Shifts in retailer priorities and shifts in user preferences away from Lifted's and target companies’ products, Lifted's and target companies’ inability to develop products that appeal to both retailers and consumers, or changes in Lifted's and target companies’ products that eliminate items popular with some consumers could harm their business. Also, their success will depend to a significant extent on discretionary user spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, Lifted and target companies may experience an inability to generate revenue during economic downturns or during periods of uncertainty, such as during pandemics, when users may decide to purchase products that are cheaper or to forego purchasing any type of Lifted's and target companies’ products, due to a lack of available capital. Any material decline in the amount of discretionary spending could have a material adverse effect on Lifted's and target companies’ sales, results of operations, business and financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

We cannot be certain that the products that Lifted and target companies offer will become, or continue to be, appealing and as a result there may not be any demand for these products and Lifted's and target companies’ sales could decrease, which would result in a loss of revenue. Additionally, there is no guarantee that interest in Lifted's and target companies’ products will continue, which could adversely affect Lifted's and target companies’ business and revenues

Demand for cannabinoid-infused products and nicotine pouches that Lifted and target companies sell depends on many factors, including the number of customers that Lifted and target companies are able to attract and retain over time, and the competitive environments in Lifted's and target companies’ industries. This may force Lifted and target companies to reduce prices below their desired pricing levels or increase promotional spending. Inability to anticipate changes in user preferences and to meet consumer’s needs in a timely and cost-effective manner all could result in immediate and longer term declines in the demand for the products Lifted and target companies plan to offer, which could adversely affect Lifted's and target companies’ sales, cash flows and overall financial conditions. This could have a material adverse effect on our Company and the trading price of our common stock.

Competition that Lifted and target companies face is varied and strong

Lifted's and target companies’ products and industries are subject to intense competition. There is no guarantee that Lifted and target companies can develop or sustain a market position or expand their businesses. We anticipate that the intensity of competition in the future will increase.

Lifted and target companies compete with a number of entities in providing products to their customers. Such competitor entities include: (1) a variety of large multinational corporations, including but not limited to companies that have established loyal customer bases over several decades; (2) companies that have an established customer base, and have the same or a similar business plan as Lifted and target companies do and may be looking to expand nationwide; and (3) a variety of other local and national companies with which Lifted and target companies either currently or may, in the future, compete.

Many of Lifted's and target companies’ current and potential competitors are well established and have longer operating histories, significantly greater financial and operational resources, and greater name and brand recognition than Lifted and target companies have. As a result, these competitors may have greater credibility with both existing and potential customers. They also may be able to offer more products and more aggressively promote and sell their products. Lifted's and target companies’ competitors may also be able to support more aggressive pricing than Lifted and target companies will be able to, which could adversely affect sales, cause Lifted and target companies to decrease their prices to remain competitive, or otherwise reduce the overall gross profit earned on Lifted's and target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted's and target companies’ industries require the attraction and retention of talented employees

Success in Lifted's and target companies’ industries does and will continue to require the acquisition and retention of highly talented and experienced individuals. Due to the growth in the cannabinoid industry, such individuals and the talent and experience they possess is in high demand. There is no guarantee that Lifted and target companies will be able to attract and maintain access to such individuals. The attraction and retention of such individuals may require the Company to offer stock, warrants and/or bonuses as incentives. If Lifted and target companies fail to attract, train, motivate and retain talented personnel, Lifted's and target companies’ businesses, financial conditions, and operating results may be materially and adversely impacted. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies depend on a limited number of suppliers of raw and packaging materials

Lifted and target companies rely upon a limited number of suppliers for raw and packaging materials used to make and package their products. Lifted's and target companies’ success will depend in part upon their ability to successfully secure such materials from suppliers that are delivered with consistency and at a quality that meets their requirements. The price and availability of these materials are subject to market conditions. Increases in the price of Lifted's and target companies’ products due to the increase in the cost of raw materials could have a negative effect on their business.

If Lifted and target companies are unable to obtain sufficient quantities of raw and packaging materials, delays or reductions in product shipments could occur which would have a material adverse effect on Lifted's and target companies’ businesses, financial conditions and results of operations. The supply and price of raw materials used to produce Lifted's and target companies’ products can be affected by a number of factors beyond Lifted's and target companies’ control, such as political tensions between the US and China, tariffs, freight- and port-related backups and other logistical problems, wildfires, frosts, droughts, other weather conditions, economic factors affecting growing decisions, and various plant diseases and pests. If any of the foregoing were to occur, no assurance can be given that such condition would not have a material adverse effect on Lifted's and target companies’ businesses, financial conditions and results of operations. In addition, Lifted's and target companies’ results of operations are dependent upon their ability to accurately forecast their requirements of raw materials. Any failure by Lifted and target companies to accurately forecast their demand for raw materials could result in an inability to meet higher than anticipated demand for products or producing excess inventory, either of which may adversely affect their results of operations. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies depend on a small number of retailers for a significant portion of their sales

Retailers across all channels in the U.S. and other markets have been consolidating, increasing margin demands of brand suppliers, and increasing their own private brand offerings, resulting in large, sophisticated retailers with increased buying power. They are in a better position to resist Lifted's and target companies’ price increases and demand lower prices. They also have leverage to require Lifted and target companies to provide larger, more tailored promotional and product delivery programs. If Lifted and target companies and their distributor partners do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, Lifted's and target companies’ product availability, sales and margins could suffer. Certain retailers make up an important percentage of Lifted's and target companies’ products’ retail volume, including volume sold by Lifted's and target companies’ distributor partners. Some retailers also offer their own private label products that compete with some of Lifted's and target companies’ brands. The loss of sales of any of Lifted's products by a major retailer could have a material adverse effect on our business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Third party manufacturers could make decisions adverse to Lifted’s and target companies’ best interests

A portion of Lifted's and target companies’ sales revenue is dependent on third party manufacturers that Lifted and target companies do not control. The majority of these manufacturers’ business comes from producing and/or selling either their own products or competitors’ products. As independent companies, these manufacturers make their own business decisions. They may have the right to determine whether, and to what extent, they manufacture Lifted's and target companies’ products, Lifted's and target companies’ competitors’ products and their own products. They may devote more resources to other products or take other actions detrimental to Lifted’s and target companies’ brands. In many cases, they are able to terminate their manufacturing arrangements with Lifted and target companies without cause. Lifted and target companies may need to increase support for their brands in their territories and may not be able to pass on price increases to them. Their financial condition could also be adversely affected by conditions beyond Lifted's and target companies’ control, and Lifted's and target companies’ business could suffer as a result. Deteriorating economic conditions could negatively impact the financial viability of third party manufacturers. Any of these factors could negatively affect Lifted's and target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Failure of third-party distributors upon which Lifted and target companies rely could adversely affect their businesses

Lifted and target companies rely heavily on third party distributors for the sale of a portion of their products to retailers. The loss of a significant distributor could have a material adverse effect on Lifted's and target companies’ businesses, financial conditions and results of operations. Lifted's and target companies’ distributors may also provide distribution services to competing brands, as well as larger, national or international brands, and may be to varying degrees influenced by their continued business relationships with other larger companies. Lifted's and target companies’ independent distributors may be influenced by a large competitor if they rely on that competitor for a significant portion of their sales. There can be no assurance that Lifted's and target companies’ distributors will continue to effectively market and distribute Lifted's and target companies’ products. The loss of any distributor or the inability to replace a poorly performing distributor in a timely fashion could have a material adverse effect on Lifted's and target companies’ businesses, financial conditions and results of operations. Furthermore, no assurance can be given that Lifted and target companies will successfully attract new distributors as they increase their presence in their existing markets or expand into new markets. This could have a material adverse effect on our Company and the trading price of our common stock.

Disruptions to production at Lifted's and target companies’ manufacturing and distribution facilities could occur

Disruptions in production at Lifted's and target companies’ manufacturing facilities could have material adverse effects on their businesses. In addition, disruptions could occur at any of Lifted's and target companies’ other facilities or those of Lifted's and target companies’ suppliers or distributors. The disruptions could occur for many reasons, including pandemics, fire, natural disaster, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect Lifted's and target companies’ business and financial performance. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may be subject to seasonality related to sales of their products

Lifted's and target companies’ businesses may be subject to substantial seasonal fluctuations. Lifted's and target companies’ operating results for any particular quarter may not necessarily be indicative of any other results. If for any reason Lifted and target companies’ sales were to be substantially below seasonal norms, Lifted's and target companies’ annual revenues and earnings could be materially and adversely affected. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may fail to comply with applicable government laws and regulations

Lifted and target companies are subject to a variety of federal, state and local laws and regulations in the U.S. These laws and regulations apply to many aspects of their businesses including the manufacture, safety, labeling, transportation, advertising and sale of their products. Some of these laws (including tax laws and regulations such as excise and sales tax) and regulations are complex, ambiguous, subject to multiple interpretations, and/or subject to frequent changes. Violations of these laws or regulations in regard to the manufacture, safety, labeling, transportation and advertising of their products could damage their reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations, could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on Lifted's and target companies’ beverages and their ingredients could increase their costs. In particular, regulatory focus on the health, safety and marketing of smokable, edible/ingestible, and beverage products is increasing. Certain federal or state regulations or laws affecting the labeling of Lifted's and target companies’ products, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, are or could become applicable to Lifted's and target companies’ products. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies face various operating hazards that could result in the reduction of their operations

Lifted and target companies’ operations are subject to certain hazards and liability risks faced by beverage, food and edibles companies that manufacture and distribute drink products, food and other edibles, such as defective products, contaminated products and damaged products. The occurrence of such problems could result in a costly product recall and serious damage to Lifted's and target companies’ reputations for product quality, as well as potential lawsuits. No assurance can be given that insurance (if any) will be adequate to fully cover any incidents of product contamination or injuries resulting from their operations and their products. Lifted and target companies may not be able to continue to maintain insurance (if any) with adequate coverage for liabilities or risks arising from their business operations on acceptable terms. Even if  insurance (if any) is adequate, insurance premiums could increase significantly which could result in higher costs for Lifted and target companies. This could have a material adverse effect on our Company and the trading price of our common stock.

Litigation and publicity concerning product safety or quality, health, human and workplace rights, and other issues could damage Lifted's and target companies’ brand image and corporate reputation, and may adversely affect Lifted's and target companies’ results of operations, business and financial conditions

Lifted's and target companies’ success depends on their ability to build and maintain the brand images for their existing products, new products and brand extensions and maintain their corporate reputations. There can be no assurance that their advertising, marketing and promotional programs and their commitments to product safety and quality and human rights will have the desired impact on their products’ brand image and on consumer preference and demand. Product safety, quality and/or ingredient content issues, efficacy or lack thereof (real or imagined), or allegations of product contamination, even if false or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. Furthermore, Lifted's and target companies’ brand images or perceived product quality could be adversely affected by litigation, unfavorable reports in the media (internet or elsewhere), studies in general and regulatory or other governmental inquiries (in each case whether involving their products or those of their competitors) and proposed or new legislation affecting their industries. In addition, from time to time, there may be public policy endeavors that are either directly related to Lifted's and target companies’ products and packaging or to their businesses. These public policy debates can occasionally be the subject of backlash from advocacy groups that have a differing point of view and could result in adverse media and consumer reaction, including product boycotts.

Similarly, Lifted's and target companies’ sponsorship relationships could subject Lifted and target companies to negative publicity as a result of actual or alleged misconduct by individuals or entities associated with organizations or individuals Lifted and target companies sponsor or support. Likewise, campaigns by activists connecting Lifted and target companies, or their supply chains, with human and workplace rights issues could adversely impact Lifted's and target companies’ corporate images and reputations. Allegations, even if untrue, that Lifted and target companies are not respecting one or more of the human rights found in the United Nations Universal Declaration of Human Rights; actual or perceived failure by Lifted's and target companies’ suppliers or other business partners to comply with applicable labor and workplace rights laws, including child labor laws, or their actual or perceived abuse or misuse of migrant workers; and adverse publicity surrounding obesity and health concerns related to Lifted's and target companies’ products, water usage, environmental impact, labor relations or the like could negatively affect Lifted's and target companies’ overall reputations and brand images, which in turn could have negative impacts on Lifted's and target companies’ products’ acceptance by consumers.

Lifted and target companies could also incur significant liabilities, if lawsuits or claims result in decisions against them, or litigation costs, regardless of the result. Further, any litigation may cause Lifted's and target companies’ key employees to expend resources and time normally devoted to the operations of their businesses. This could have a material adverse effect on our Company and the trading price of our common stock.

It is difficult and costly for Lifted and target companies to protect their proprietary rights

Lifted's and target companies’ commercial success will depend in part on obtaining and maintaining trademark protection, patent protection, and trade secret protection of their products and brands, as well as successfully defending that intellectual property against third-party challenges, which they might not be able to do. Lifted and target companies will only be able to protect their intellectual property related to their trademarks, patents and brands (if any) to the extent that they have rights under valid and enforceable trademarks, patents or trade secrets that cover their products and brands, which they might not have. Changes in either the trademark and patent laws or in interpretations of trademark and patent laws in the U.S. and other countries may diminish the value of their intellectual property (if any). Accordingly, Lifted and target companies cannot predict the breadth of claims that may be allowed or enforced in their issued trademarks or their issued patents (if any). The degree of future protection for their proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect their rights or permit them to gain or keep their competitive advantage. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may face intellectual property infringement claims that could be time-consuming and costly to defend, and could result in their loss of significant rights and the assessment of treble damages

From time to time Lifted and target companies may face intellectual property infringement, misappropriation, or invalidity/non-infringement claims from third parties. Some of these claims may lead to litigation. The outcome of any such litigation can never be guaranteed, and an adverse outcome could affect Lifted and target companies negatively. For example, were a third party to succeed on an infringement claim against Lifted and target companies, Lifted and target companies may be required to pay substantial damages (including up to treble damages if such infringement were found to be willful). In addition, Lifted and target companies could face an injunction, barring them from conducting the allegedly infringing activity. The outcome of the litigation could require Lifted and target companies to enter into a license agreement which may not be under acceptable, commercially reasonable, or practical terms or Lifted and target companies may be precluded from obtaining a license at all. It is also possible that an adverse finding of infringement against Lifted and target companies may require them to dedicate substantial resources and time in developing non-infringing alternatives, which may or may not be possible. In the case of diagnostic tests, Lifted and target companies would also need to include non-infringing technologies which would require Lifted and target companies to re-validate their tests. Any such re-validation, in addition to being costly and time consuming, may be unsuccessful.

Finally, Lifted and target companies may initiate claims to assert or defend their own intellectual property against third parties. Any intellectual property litigation, irrespective of whether Lifted and target companies are the plaintiff or the defendant, and regardless of the outcome, is expensive and time-consuming, and could divert Lifted's and target companies’ management’s attention from their businesses and negatively affect their operating results or financial condition. This could have a material adverse effect on our Company and the trading price of our common stock.

Lifted and target companies may be subject to claims by third parties asserting that Lifted's and target companies’ employees or Lifted and target companies have misappropriated the third parties’ intellectual property, or claiming ownership of what Lifted and target companies regard as their own intellectual property

Although Lifted and target companies try to ensure that they, their employees, and independent contractors do not use the proprietary information or know-how of others in their work for Lifted and target companies, they may be subject to claims that they, their employees, or independent contractors have used or disclosed intellectual property in violation of others’ rights. These claims may cover a range of matters, such as challenges to Lifted's and target companies’ trademarks, as well as claims that their employees or independent contractors are using trade secrets or other proprietary information of any such employee’s former employer or independent contractors. As a result, Lifted and target companies may be forced to bring claims against third parties, or defend claims they may bring against Lifted and target companies, to determine the ownership of what Lifted and target companies regard as their intellectual property. If Lifted and target companies fail in prosecuting or defending any such claims, in addition to paying monetary damages, Lifted and target companies may lose valuable intellectual property rights or personnel. Even if Lifted and target companies are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to management. This could have a material adverse effect on our Company and the trading price of our common stock.

We will not control businesses in which we own a minority equity ownership interest

We will not control any business in which we own a minority equity ownership interest, such as Ablis, Bendistillery and Bend Spirits. We can provide no assurance that the owner of the majority equity ownership interest of such business will be able to manage such business successfully. A failure by the controlling owner of a company in which we own a minority equity ownership interest could materially adversely affect our Company and the trading price of our common stock.

Under US generally accepted accounting principles (US GAAP), we will not be able to consolidate our financial statements with the financial statements of companies in which we own minority equity ownership interests

Under US GAAP, we use the cost method to account for our minority equity ownership interests in businesses in which we own less than 20% of equity ownership, and have no substantial influence over the management of the businesses. Under the cost method of accounting, we report the historical costs of the investments as assets on our balance sheet. However, US GAAP does not permit the consolidation of our financial statements with the financial statements of companies in which we own minority equity ownership interests. US GAAP also requires us to record these types of investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, we will not be allowed to consolidate into our financial statements any portion of the revenues, earnings or assets of companies in which we own minority equity ownership interests such as Ablis, Bendistillery and Bend Spirits. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs.

Also, under US GAAP, we use the equity method to account for our 50% membership interest in SmplyLifted. Under the equity method of accounting, we record our share (50%) of SmplyLifted’s earnings (or losses) as income (or losses) on the Consolidated Statements of Operations. We recorded our initial investment in SmplyLifted, which was $200,000, as an asset at historical cost. Under the equity method, the investment’s value is periodically adjusted to reflect the changes in value due to Lifted’s share in SmplyLifted’s income or losses.

As a result of these effects of US GAAP, potential buyers of our stock may be confused because they may not be able to immediately understand the financial results and the values of the minority ownership interests that we have in certain businesses such as Ablis, Bendistillery and Bend Spirits, or because they may not be able to immediately understand the financial results and the values of Lifted’s interest in SmplyLifted. These situations could materially adversely affect our Company and the trading price of our common stock.

We may not be able to exit from minority equity ownership interests

We may not be able to exit from minority equity ownership interests in companies such as Ablis, Bendistillery and Bend Spirits or from our 50% ownership interest in SmplyLifted on acceptable terms, if at all. Because our equity ownership interests in these companies will not allow us to clearly control the management, operations, and direction of the businesses, a potential sale or other exit from such investment may be extremely difficult or impossible to achieve on acceptable terms, if at all. The other owners of equity ownership interests in such businesses may refuse to cooperate with such a sale or exit, or may engage in business practices including but not limited to inflated salaries, stock dilution, obstructionist or delaying tactics, or other behavior that would result in our equity ownership interests having an extremely limited or non-existent market. Such a situation could materially negatively affect our Company and the trading price of our common stock.

We may not be able to properly brand our Company

We were not satisfied with “Acquired Sales Corp.” as the name of our company. On May 18, 2021, we amended our articles of incorporation with the State of Nevada to change our name to LFTD Partners Inc. from Acquired Sales Corp. In connection with the name change to LFTD Partners Inc., we filed a required notification with the Financial Industry Regulatory Authority, Inc. (“FINRA”), a self-regulatory organization that is involved with the coordination of the clearing, settling and processing of transactions in equity securities, including our common stock. Our name change notification to FINRA included a request for a new stock trading symbol. The change of the Company’s name to LFTD Partners Inc. and the change of trading symbol to reflect our common stock in the clearing, settling and processing of transactions in equity securities is pending, subject to FINRA clearance. We can give no assurance or guarantee that we will obtain FINRA approval for the name change. Even if we change the name of our Company to LFTD Partners Inc., such a name change may not be embraced by consumers or potential investors. This situation could materially negatively impact our Company and the trading price of our stock.

We may not be able to properly market our cannabinoid-infused and nicotine products

Marketing our cannabinoid-infused and nicotine products properly will require a great deal of marketing expertise, an extensive and trained staff, and large amounts of marketing dollars. Our marketing expertise and experience is limited, our staff size and training is limited, and we lack large amounts of marketing dollars. A failure or inability to properly market our cannabinoid-infused and nicotine products could materially adversely affect our Company and the trading price of our common stock.

We may not be able to properly manage multiple businesses

We may not be able to properly manage multiple businesses in the cannabinoid-infused and nicotine products industries. Managing multiple businesses would be more complicated than managing a single line of business, and would require that we hire and manage executives with experience and expertise in different fields. We can provide no assurance that we will be able to do so successfully. A failure to properly manage multiple businesses could materially adversely affect our Company and the trading price of our common stock.

We may not be able to successfully integrate new acquisitions

Even if we are able to acquire additional companies or assets, we may not be able to successfully integrate or achieve synergies among those companies or assets. For example, we may need to integrate or coordinate widely dispersed operations with different corporate cultures, operating margins, competitive environments, computer systems, accounting software, compensation schemes, business plans and growth potential requiring significant management time and attention. In addition, the successful integration or coordination of any companies we acquire will depend in large part on the retention of personnel critical to our combined business operations due to, for example, unique technical skills or management expertise. We may be unable to retain existing management, finance, accounting, engineering, sales, customer support, and operations personnel that are critical to the success of the integrated Company, resulting in disruption of operations, loss of key information, expertise or know-how, unanticipated additional recruitment and training costs, and otherwise diminishing anticipated benefits of these acquisitions, including loss of revenue and profitability. Failure to successfully integrate acquired businesses could have a material adverse effect on our Company and the trading price of our common stock.

Our acquisitions of businesses may be extremely risky and we could lose all of our investments

We may invest in the marijuana, nicotine, delta-8-THC, delta-9-THC, CBD, CBG, CBN and other cannabinoid-infused products industries or other risky industries. An investment in these industries may be extremely risky because, among other things, the companies we are likely to focus on:  (i) may be viewed as being dangerous or illegal by the DEA or FDA, by state governments, or by other governmental or regulatory bodies and agencies; (ii) typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns; (iii) tend to be privately-owned and generally have little publicly available information and, as a result, we may not learn all of the material information we need to know regarding these businesses; (iv) are more likely to depend on the management talents and efforts of a small group of people; and, as a result, the death, disability, resignation or termination of one or more of these people could have an adverse impact on the operations of any business that we may acquire; (v) may have less predictable operating results; (vi) may from time to time be parties to litigation; (vii) may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence; (viii) may require substantial additional capital to support their working capital, operations, expansion, marketing, research, or maintain their competitive position; and (ix) their financial statements may be unaudited, improperly prepared, and/or their internal financial controls may be inadequate or non-existent. Our failure to make acquisitions efficiently and profitably could have a material adverse effect on our business, results of operations, financial condition and the trading price of our common stock.

Future acquisitions may fail to perform as expected

Future acquisitions may fail to perform as expected, for many reasons, many of which may be unforeseen. For examples: information supplied to us regarding future acquisitions may be incomplete, inaccurate or misleading; we may overestimate future acquisitions’ cash flow, underestimate their costs, or fail to understand their risks; the management of future acquisitions may clash with our management or our board of directors, or may resign to pursue other interests; or future acquisitions may be crushed by larger and more experienced and financially stronger competitors. These risks could materially adversely affect our Company and the trading price of our common stock.

Competition may result in overpaying for acquisitions

Other investors with significant capital may compete with us for attractive investment opportunities. These competitors may include publicly traded companies, private equity firms, privately held buyers, individual investors, and other types of investors. Such competition may increase the price of acquisitions, or otherwise adversely affect the terms and conditions of acquisitions. This could materially adversely affect our Company and the trading price of our common stock.

We may have insufficient resources to cover our debts, operating expenses, dividends owed on our preferred stock, and the expenses of raising money and consummating acquisitions

We have limited cash to cover our debts, business operating expenses, dividends owed on our preferred stock, and the expenses incurred in connection with money raising, performing due diligence and acquiring businesses, and the SEC filings and audit responsibilities associated with being a publicly traded company. If we do not have sufficient proceeds available to cover our expenses, we may be forced to attempt to obtain additional financing, either from our management or third parties. We may not be able to obtain additional financing on acceptable terms, if at all, and neither our management nor any third party is obligated to provide any financing. This could have a material adverse impact on our Company and on the trading price of our common stock.

We may not be able to identify good acquisitions in the future

There can be no assurance that we will be successful in locating acquisition candidates meeting our criteria in the future. In the event that we complete a future merger or acquisition transaction, of which there can be no assurance, our success, if any, will be dependent upon the operations, financial condition and management of the target company, and upon numerous other factors beyond our control. If the operations, profitability, financial condition or management of the target company were to be disrupted or otherwise negatively impacted following a transaction, our Company and our common stock price would be negatively impacted.

We may carry out actions that will not require our stockholders’ approval

The terms and conditions of any acquisition could require us to take actions that would not require our stockholders’ approval. In order to acquire certain companies or assets, we may issue additional shares of common or convertible preferred stock, or borrow money or issue debt instruments including debt convertible into capital stock. Not all of these actions would require our stockholders’ approval even if these actions dilute our stockholders’ economic or voting interests as shareholders.

Our investigation of potential acquisitions will be limited

Our analysis of new business opportunities will be undertaken by or under the supervision of our Investment Committee. Inasmuch as we will have limited funds available to search for business opportunities and ventures, we will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. We will, however, investigate, to the extent believed reasonable by our Investment Committee, such potential business opportunities or ventures by conducting a “due diligence investigation”. In a due diligence investigation, we intend to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target company’s products, services, contracts, management, ownership, and financial information. In addition, we intend to cause our Investment Committee to personally meet with management and key personnel of target companies, ask questions regarding the target companies’ prospects, tour facilities, and conduct other reasonable investigation of the target companies to the extent of our limited financial resources and management and technical expertise. Any failure of our typical due diligence investigation to uncover issues and problems relating to target companies could materially adversely affect our Company and the trading price of our common stock.

We will have only a limited ability to evaluate the directors and management of potential acquisitions

We may make a determination that our current directors and officers should not remain, or should change or reduce their roles, following money raising or a business combination, based on an assessment of the experience and skill sets of new directors and officers and the management of target companies. We cannot assure you that our assessment of these individuals will prove to be correct. This could have a material adverse effect on our Company and the trading price of our common stock.

We will be dependent on outside advisors to assist us

In order to supplement the business experience of management, we may employ investment bankers, accountants, technical experts, appraisers, attorneys, independent contractors or other consultants or advisors. The selection of any such advisors will be made by management and without any control from shareholders. Additionally, it is anticipated that such persons may be engaged by us on an independent basis without a continuing fiduciary or other obligation to us. This could have a material adverse effect on our Company and the trading price of our common stock.

We may fail to manage our growth effectively

Future growth through acquisitions and organic expansion would place a significant strain on our managerial, operational, technical, training, systems and financial resources. We can give you no assurance that we will be able to manage our expanding operations properly or cost effectively. A failure to properly and cost-effectively manage our expansion could materially adversely affect our Company and the trading price of our common stock.

The management of companies we acquire may lose their enthusiasm or entrepreneurship after the sale of their businesses

We can give no assurance that the management of future companies we acquire will have the same level of enthusiasm for operating their businesses following their acquisition by us; or, if they cease performing services for the acquired businesses, that we will be able to install replacement management with the same skill sets and determination. There also is always a risk that management of companies we acquire will attempt to reenter the market and possibly seek to recruit some of our employees. This could materially adversely affect our business and the trading price of our common stock.

RISK FACTORS RELATING TO ACCOUNTING AND INTERNAL FINANCIAL CONTROLS

Decreased effectiveness of stock options could adversely affect our ability to attract and retain employees

We expect to use stock options, warrants, and/or rights to purchase warrants to purchase common stocks as key components of our employee compensation program in order to align employees’ interests with the interests of our stockholders, encourage employee retention, and to provide competitive compensation packages. Volatility or lack of positive performance in our common stock price may adversely affect our ability to retain key employees or to attract additional highly-qualified personnel. At any given time, a portion of our outstanding employee stock options, warrants, and/or rights to purchase warrants to purchase common stock may have exercise prices in excess of our then-current common stock trading price, or may have expired worthless. To the extent these circumstances occur, our ability to retain employees may be adversely affected. As a result, we may have to incur increased compensation costs, change our equity compensation strategy, or find it difficult to attract, retain and motivate employees. Any of these situations could materially adversely affect our Company and the trading price of our common stock.

USE OF PROCEEDS

This prospectus relates to Shares that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds upon the sale of Shares by the Selling Stockholders in this offering.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the offered Shares (if any), and such sales may be made at prevailing market prices, or at privately negotiated prices.

THE PRIVATE PLACEMENT

On December 5, 2019, we closed a private placement offering of 66,150 shares of the Company’s Series A Preferred Stock and 100,000 shares of the Company’s Series B Preferred Stock by entering into Stock Purchase Agreements (the “Agreements”) with a group of 32 unaffiliated accredited investors including Thomas W. Hines, who became a member of our Board of Directors on February 27, 2019 (the “Private Placement”).

Each share of Series A Preferred Stock sold to investors was sold at a per unit price of $100. The shares of Series A Preferred Stock are convertible at the option of the holders into shares of newly issued common stock of the Company, at $1.00 per share of common stock of the Company which is 100 common stock shares per share of Series A Preferred Stock. The Series A Preferred Stock pays dividends at the rate of 3% annually. The Series A Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The Series A Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Preferred Stock have no voting rights. The holders of the Series A Preferred Stock shall have voluntary conversion rights. Shares of Series A Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Each share of Series B Preferred Stock sold to investors was sold at a per unit price of $5. The shares of Series B Preferred Stock are convertible at the option of the holders into shares of newly issued common stock of the Company, at $1.00 per share of common stock of the Company which is 1 common stock share per share of Series B Preferred Stock. The Series B Preferred Stock pays dividends at the rate of 3% annually. The Series B Preferred Stock dividends are cumulative if the Company does not have the necessary cash to pay the dividend when due. The Series B Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series B Preferred Stock have no voting rights. The holders of the Series B Preferred Stock shall have voluntary conversion rights. Shares of Series B Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the registration statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

The investors in the Private Placement purchased a total 66,150 shares of Series A Preferred Stock and a total of 100,000 shares of Series B Preferred Stock.

To facilitate the transaction, we paid brokers’ fees in regard to the capital being raised for the Company by such brokers in the Private Placement of Preferred Stock. The fees consisted of warrants to purchase 396,900 unregistered shares of common stock of the Company at an exercise price of $1 per share, and warrants to purchase 6,000 unregistered shares of common stock of the Company at an exercise price of $5 per share, exercisable at any time during a five year period. There were no cash fees paid.

SELLING STOCKHOLDERS

This prospectus covers the possible resale by the Selling Stockholders identified below, or its transferee(s), of a total of 1,984,500 shares of common stock into which the Series A Preferred Stock is convertible, and of a total of 30,000 shares of common stock into which the Series B Preferred Stock is convertible. The Selling Stockholders may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares that we have sold to them. The Selling Stockholders may sell some, all or none of their Shares. We do not know how long the Selling Stockholders will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the Shares.

The selling stockholders identified in this prospectus may offer the shares of our common stock at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for additional information.

The table is based on information supplied to us by the Selling Stockholders. The Selling Stockholders have indicated to us that neither they nor any of their affiliates has held any position or office or had any other material relationship with us in the past three years except as described below. In the case of Selling Stockholders that are entities, the name of a natural person associated with each respective entity is listed by footnote. These individuals are understood by the Company to have the authority to make the voting and investment decisions on behalf of each such respective Selling Stockholder entity.

The following table sets forth the number of shares of the common stock beneficially owned by the Selling Stockholders as of August 19, 2021. The percentage of beneficial ownership is based on 12,656,328 shares of our common stock outstanding as of August 19, 2021.

Selling Stockholder	Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus(1)	Percentage of Beneficial Ownership Prior to the Sale of all Shares Covered by this Prospectus	Total Shares Offered By Selling Stockholder in the Offering Covered by this Prospectus	Beneficial Ownership After the Sale of all Shares Covered by this Prospectus	Percentage of Beneficial Ownership After the Sale of all Shares Covered by this Prospectus
Thomas W. Hines (2)	540,000	5.53%	162,000	378,000	3.21%
Janean Monroe	150,000	1.54%	45,000	105,000	0.89%
Michael Forte	250,000	2.56%	75,000	175,000	1.48%
John Chris Jackson	250,000	2.56%	75,000	175,000	1.48%
Reginald Carnick	350,000	3.58%	105,000	245,000	2.08%
Kristine Breuker	100,000	1.02%	30,000	70,000	0.59%
John Tuck	100,000	1.02%	30,000	70,000	0.59%
Richard Wasserman	100,000	1.02%	30,000	70,000	0.59%
Charles Flieringa	150,000	1.54%	45,000	105,000	0.89%
Albert S. Lowe IV	100,000	1.02%	30,000	70,000	0.59%
Thomas J. & Karen D. Neckopulos	250,000	2.56%	75,000	175,000	1.48%
William Lowery	100,000	1.02%	30,000	70,000	0.59%
Allen M. Putterman Declaration of Trust (3)	100,000	1.02%	30,000	70,000	0.59%
Dee S. Osborne	100,000	1.02%	30,000	70,000	0.59%
JCS Family LP (4)	100,000	1.02%	30,000	70,000	0.59%
Elana Knight	460,000	4.71%	138,000	322,000	2.73%
Rafe Christman	100,000	1.02%	30,000	70,000	0.59%
Cahill Ventures (5)	200,000	2.05%	60,000	140,000	1.19%
George S. Caleel	50,000	0.51%	15,000	35,000	0.30%
KEO Green, LLC (6)	50,000	0.51%	15,000	35,000	0.30%
TSV Investments, LLC (7)	75,000	0.77%	22,500	52,500	0.45%
Michael Schimmel	50,000	0.51%	15,000	35,000	0.30%
Nicholas W. Tiller	250,000	2.56%	75,000	175,000	1.48%
Brendan Cooney	50,000	0.51%	15,000	35,000	0.30%
Paul Lapping	100,000	1.02%	30,000	70,000	0.59%
ZIE Partners LLC (8)	2,500,000	25.59%	750,000	1,750,000	14.85%
The Caleel Foundation (9)	50,000	0.51%	15,000	35,000	0.30%
Hilltopper Warriors LLC (10)	20,000	0.20%	6,000	14,000	0.12%
Herbert A. Getz Trustee, U/A DTD 12/20/1998	10,000	0.10%	3,000	7,000	0.06%
Michael Mortell	10,000	0.10%	3,000	7,000	0.06%
Totals	6,715,000		2,014,500	4,700,500

(1)All shares reflect shares of common stock into which preferred shares may be converted.

(2)Thomas W. Hines was a member of our board of directors between February 27, 2019 and September 9, 2020.

(3)Allen M. Putterman, Trustee

(4)Q.P. Courtney III, President of QPC, Inc. General Partner of JCS Family LP

(5)Benjamin Cahill, President & CEO

(6)Kevin E. O'Reilly (sole shareholder)

(7)Tom Uutala (member)

(8)Christian Zann, Manager

(9)George Sarkis Caleel, President

(10)Kevin Powers, Manager

PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Stockholders upon the conversion of their shares of Preferred Stock to permit the resale of these Shares by the Selling Stockholders from time to time after the effective date of this registration statement, of which this prospectus forms a part. The Selling Stockholders may be deemed “underwriters,” within the meaning of the Securities Act.

The Selling Stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling Shares received from the Selling Stockholders as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, may sell all or a portion of the Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions:

·on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

·in the over-the-counter market;

·in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

·through the writing of options, whether such options are listed on an options exchange or otherwise;

·ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·an exchange distribution in accordance with the rules of the applicable exchange;

·privately negotiated transactions;

·short sales;

·through the distribution of the common stock by any Selling Stockholders to their partners, members or stockholders;

·through one or more underwritten offerings on a firm commitment or best efforts basis;

·sales pursuant to Rule 144;

·broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

·a combination of any such methods of sale; and

·any other method permitted pursuant to applicable law.

The Selling Stockholders may also transfer the Shares by gift. The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of the Shares at a stipulated price per security. If the broker-dealer is unable to sell the Shares acting as agent for the Selling Stockholders, it may purchase as principal any unsold Shares at the stipulated price. Broker-dealers who acquire Shares as principals may thereafter resell the Shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholders may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the Shares are covered by this prospectus.

If the Selling Stockholders effects such transactions by selling Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The Selling Stockholders may also sell Shares short and deliver Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Shares to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, the Selling Stockholders may, from time to time, sell the Shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the Shares offered under this prospectus may be used to cover short sales.

The Selling Stockholders and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholders will sell any or all of the Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares which is estimated to be $30,000 in total. Once sold under the registration statement, of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion And Analysis Or Plan Of Operation

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this registration statement. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this registration statement.

IMPACTS OF COVID-19

LIKE MANY BUSINESSES IN THE UNITED STATES TODAY, LFTD PARTNERS INC. (SOMETIMES “LFTD PARTNERS INC.” OR “LFTD PARTNERS INC.”) AND ITS WHOLLY OWNED SUBSIDIARY LIFTED LIQUIDS, INC. D/B/A LIFTED MADE (SOMETIMES “LIFTED” OR “LIFTED MADE”) ARE FACING AN UNPRECEDENTED AND HIGHLY RISKY BUSINESS ENVIRONMENT AND UNCERTAIN FUTURE CAUSED BY THE CORONAVIRUS KNOWN AS COVID-19 AND ITS VARIANTS (“COVID-19”).

THE IMPACTS OF COVID-19 ON LFTD PARTNERS INC., ON LIFTED MADE, AND ON LIFTED MADE'S OFFICERS, EMPLOYEES, RAW GOODS AND PACKAGING SUPPLIERS, DISTRIBUTION CHANNELS, CUSTOMERS, SALES AND NET INCOME COULD BE DISASTROUS FOR OUR COMPANY. AMONG THE MANY POTENTIALLY DISASTROUS IMPACTS OF COVID-19:

·THE U.S. ECONOMY MAY BE PUSHED INTO A DEEP RECESSION OR DEPRESSION THAT COULD MATERIALLY ADVERSELY IMPACT LFTD PARTNERS INC. AND LIFTED MADE

·LFTD PARTNERS INC. AND LIFTED MADE COULD LOSE SOME OR ALL OF OUR KEY DIRECTORS, OFFICERS AND EMPLOYEES, WHO MAY BE IRREPLACEABLE

·LIFTED MADE COULD BE UNABLE TO OBTAIN HIGH QUALITY RAW GOODS AND PACKAGING MATERIALS NEEDED TO MANUFACTURE ITS PRODUCTS, OR OBTAINING HIGH QUALITY RAW GOODS AND PACKAGING MATERIALS COULD BE MORE EXPENSIVE AND/OR DELAYED

·LIFTED MADE COULD BE UNABLE TO DISTRIBUTE OR SELL ITS PRODUCTS PROFITABLY, IF AT ALL

·U.S. CONSUMERS COULD BE SO FINANCIALLY DISTRESSED THAT THEY CANNOT OR WILL NOT PURCHASE LIFTED MADE'S PRODUCTS

·U.S. FEDERAL, STATE AND LOCAL GOVERNMENTS MAY IMPOSE LAWS, RULES, REGULATIONS AND EXECUTIVE ORDERS THAT EFFECTIVELY PROHIBIT LIFTED MADE FROM OPERATING PROFITABLY, IF AT ALL, OR THAT EFFECTIVELY LIMIT LIFTED MADE’S EMPLOYEES FROM PERFORMING THEIR WORK FOR LIFTED MADE IN A NORMAL AND COST-EFFECTIVE MANNER

·THE U.S. FINANCIAL SYSTEM AND ECONOMY MAY NOT BE ABLE TO CONTINUE TO FUNCTION AS THEY HAVE HISTORICALLY, WHICH MAY HAVE MATERIAL ADVERSE IMPACTS UPON LFTD PARTNERS INC. AND LIFTED MADE THAT CANNOT PRESENTLY BE ESTIMATED OR PREDICTED

·LIFTED MADE COULD EXPERIENCE SEVERE FINANCIAL LOSSES NOT COVERED BY ANY INSURANCE

NO ASSURANCE OR GUARANTEE WHATSOEVER CAN BE GIVEN THAT LFTD PARTNERS INC. AND LIFTED MADE WOULD BE ABLE TO AVOID THESE POTENTIALLY DISASTROUS IMPACTS OF COVID-19. CONSEQUENTLY, LFTD PARTNERS INC. AND LIFTED MADE COULD RUN OUT OF MONEY AND COULD BECOME INSOLVENT OR BANKRUPT AS A RESULT OF THE IMPACTS OF COVID-19, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR COMPANY AND ON THE PRICE OF OUR COMMON STOCK.

THE IMPACTS OF COVID-19 SIGNIFICANTLY DISRUPTED LFTD PARTNERS INC. AND LIFTED MADE DURING 2020. AMONG OTHER THINGS, VARIOUS FEDERAL, STATE AND LOCAL EXECUTIVE ORDERS SIGNIFICANTLY DISRUPTED DISTRIBUTION CHANNELS IN THE CANNABINOID INDUSTRY DURING 2020. WHILE LIFTED MADE’S DISTRIBUTION CHANNELS PERFORMED BETTER DURING THE THIRD AND FOURTH QUARTERS OF 2020, AND DURING THE FIRST AND SECOND QUARTERS OF 2021, COMPARED TO DURING THE SECOND QUARTER OF 2020, NO ASSURANCE OR GUARANTEE WHATSOEVER CAN BE GIVEN AS TO HOW LIFTED MADE’S DISTRIBUTION CHANNELS WILL PERFORM DURING THE REMAINDER OF 2021. MANY DISTRIBUTORS, RETAILERS AND CONSUMERS IN THE CANNABINOID AND VAPE INDUSTRIES APPEAR TO BE FINANCIALLY DISTRESSED, AND THE TERMS AND CONDITIONS ASSOCIATED WITH CERTAIN DISTRIBUTORS’ AND RETAILERS’ PURCHASES AND PAYMENTS FOR LIFTED MADE’S PRODUCTS ARE BEING MATERIALLY ADVERSELY IMPACTED.

WHILE DISTRIBUTION OF CERTAIN VACCINES IN REGARD TO COVID-19 HAS BEGUN, NO ASSURANCE OR GUARANTEE WHATSOEVER CAN BE GIVEN AS TO WHAT IMPACT THESE VACCINES WILL HAVE. IN PARTICULAR, NO ASSURANCE OR GUARANTEE WHATSOEVER CAN BE GIVEN AS TO HOW “FUTURE WAVES” OF COVID-19, AND HOW EMERGING/MUTATED STRAINS OF THE COVID-19 VIRUS, WILL PLAY OUT AND IMPACT LFTD PARTNERS INC., LIFTED MADE, LIFTED MADE'S OFFICERS, EMPLOYEES AND INDEPENDENT CONTRACTORS, RAW GOODS AND PACKAGING SUPPLIERS, DISTRIBUTION CHANNELS, CUSTOMERS, SALES AND NET INCOME, OR THE PRICE OF OUR COMMON STOCK.

DURING THE SECOND AND THIRD QUARTERS OF 2020, THE SOLVENCY AND CASH FLOW OF OUR LIFTED MADE SUBSIDIARY AND LFTD PARTNERS INC. WERE SIGNIFICANTLY DEPENDENT UPON THE RE-SALE OF HAND SANITIZER TO A SMALL NUMBER OF CUSTOMERS, AND UPON THE RECEIPT BY LIFTED MADE OF $149,622.50 BORROWED FROM THE U.S. SMALL BUSINESS ADMINISTRIATION (“SBA”) UNDER THE SBA’S PAYROLL PROTECTION PROGRAM (THE “PPP LOAN”) AND UPON THE RECEIPT BY LIFTED MADE OF $10,000 GRANTED TO IT BY THE SBA UNDER THE SBA’S ECONOMIC INJURY DISASTER LOAN PROGRAM.  SUCH RE-SALES OF HAND SANITIZER ARE UNLIKELY TO CONTINUE IN THE FUTURE. CONSEQUENTLY, LIFTED MADE’S AND LFTD PARTNERS INC.’S FUTURE FINANCIAL PROSPECTS ARE UNCERTAIN, AND NO GUARANTEE OR ASSURANCE WHATSOEVER CAN BE MADE THAT LIFTED MADE AND LFTD PARTNERS INC. WILL BE ABLE TO CONTINUE TO PAY THEIR FINANCIAL OBLIGATIONS WHEN THEY BECOME DUE AND PAYABLE IN THE FUTURE.

DURING THE THIRD AND FOURTH QUARTERS OF 2020, AND DURING THE FIRST AND SECOND QUARTERS OF 2021, THE SOLVENCY AND CASH FLOW OF OUR LIFTED MADE SUBSIDIARY AND LFTD PARTNERS INC. WERE SIGNIFICANTLY DEPENDENT UPON THE SALE OF HEMP-DERIVED DELTA-8-THC PRODUCTS. U.S. FEDERAL, STATE AND LOCAL GOVERNMENTS AND AGENCIES MAY IMPOSE LAWS, RULES, REGULATIONS AND EXECUTIVE ORDERS THAT EFFECTIVELY PROHIBIT LIFTED MADE FROM SELLING DELTA-8-THC PRODUCTS. CONSEQUENTLY, LIFTED MADE’S AND LFTD PARTNERS INC.’S FUTURE FINANCIAL PROSPECTS ARE UNCERTAIN, AND NO GUARANTEE OR ASSURANCE WHATSOEVER CAN BE MADE THAT LIFTED MADE AND LFTD PARTNERS INC. WILL BE ABLE TO CONTINUE TO PAY THEIR FINANCIAL OBLIGATIONS WHEN THEY BECOME DUE AND PAYABLE IN THE FUTURE.

NOTWITHSTANDING THE FOREGOING DESCRIBED RISKS, AS DISTRIBUTION CHANNELS IN THE CANNABINOID INDUSTRY HAVE PERFORMED BETTER, AND AS LIFTED MADE’S SALES OF DELTA-8-THC PRODUCTS HAVE ACCELERATED DURING THE THIRD AND FOURTH QUARTERS OF 2020 AND THE FIRST AND SECOND QUARTERS OF 2021, COMPARED TO DURING THE SECOND QUARTER OF 2020, THE CONSOLIDATED CASH ON HAND OF LFTD PARTNERS INC. AND LIFTED MADE HAS IMPROVED SIGNIFICANTLY AND AS OF AUGUST 18, 2021, WAS A TOTAL OF $3,335,986. TO DATE, LIFTED MADE HAS ALSO INVESTED CASH OF $587,500 INTO A COMPANY CALLED SMPLYLIFTED LLC, WHICH SMPLYLIFTED LLC HAS PRIMARLY USED TO PURCHASE INVENTORY CONSISTING OF TOBACCO-FREE NICOTINE POUCHES. LIFTED MAY INVEST ADDITIONAL CASH INTO SMPLYLIFTED LLC, ALSO TO BE USED TO PRIMARILY PURCHASE INVENTORY OF TOBACCO-FREE NICOTINE POUCHES. LIFTED MADE HAS A 50% MEMBERSHIP INTEREST IN SMPLYLIFTED LLC. LIFTED MADE MAY ALSO INVEST CASH INTO OTHER COMPANIES.

Material Damage to Lifted's Business Resulting From the Ongoing COVID-19 Pandemic:

The COVID-19 pandemic and its ramifications, including Illinois Governor Pritzker's Executive Order in response to the pandemic, have materially damaged Lifted's business, among other things by disrupting Lifted's access to its employees, suppliers, packaging, distributors and customers. That is why Lifted applied for and received funding under the federal Economic Injury Disaster Loan program and the federal Paycheck Protection Program (collectively the "Federal Financial Assistance").

Expectations to Continue as a Going Concern:

Notwithstanding the material damage to our business described above, the management of Lifted currently expects Lifted to continue as a going concern during the 12 months following the date of this registration statement, for the following reasons:

·Lifted’s sales over the past few quarters has significantly increased Lifted's liquidity. As of August 18, 2021, the consolidated cash on hand of LFTD Partners Inc. and Lifted Made was a total of $3,335,986, which is significant. To date, Lifted has also invested cash of $587,500 into a company called SmplyLifted LLC, which SmplyLifted LLC has used to purchase inventory of tobacco-free nicotine pouches. Lifted expects to invest additional cash into SmplyLifted LLC, also to be primarily used to purchase inventory of tobacco-free nicotine pouches. Lifted has a 50% membership interest in SmplyLifted LLC.

·As of today, Lifted’s current assets significantly outweigh Lifted's current liabilities. However, we do owe a total of $300,000 in management bonuses to Gerard M. Jacobs, LFTD Partners Inc.’s CEO, and to William C. “Jake” Jacobs, LFTD Partners Inc.’s President and CFO, and we currently do not have the money to pay these bonuses without adversely impacting Lifted’s working capital, which are payable upon demand. At any time on or after January 1, 2021, Gerard M. Jacobs and William C. “Jake” Jacobs also have the right to demand payment of a total of an additional $350,000 in management bonuses (for a total of $650,000 in management bonuses), plus accrued interest at 2% annually commencing January 1, 2021, and we currently do not have the money to pay these bonuses either without adversely impacting Lifted’s working capital, which are payable upon demand. Gerard M. Jacobs and William C. “Jake” Jacobs are entitled to these bonuses and could demand payment of them.

·When Lifted's core business of manufacturing, packaging, selling and distributing cannabinoid-infused products was materially damaged by the COVID-19 pandemic and its ramifications, Lifted diverted a significant portion of its available human and financial capital toward a new line of business selling, re-selling, brokering and distributing hand sanitizer. This hand sanitizer business was significant for Lifted during the second and third quarters of 2020. However, the national supply of hand sanitizer has increased, and this business is not expected to be significant for Lifted going forward.

·During the third and fourth quarters of 2020 and during the first and second quarters of 2021, the demand by distributors for Lifted’s Urb Finest Flowers (“Urb”) brand of hemp and hemp-derived products has gradually increased. However, other companies may attempt to copy the Urb brand's innovative and colorful packaging and products and thus create more competition against Lifted's Urb products, over time.

·Lifted has commenced selling hemp-derived delta-8-THC and delta-10-THC cartridges, gummies, chocolate, dabs, caviar cones, saucy dmnds, delta-8-THC flower, and disposable delta-8-THC vapes. During the third and fourth quarters of 2020 and the first and second quarters of 2021, Lifted’s sales of hemp-derived delta-8-THC products has accelerated, and has become a very significant percentage of Lifted’s business. However, the competition against Lifted’s hemp-derived delta-8-THC and delta-10-THC products is increasing, and pricing is under pressure. In addition, hemp-derived delta-8-THC products may be illegal in certain states, and additional federal, state and/or local prohibitions or restrictions may be imposed on hemp-derived delta-8-THC products. In particular, a recent DEA statement has been interpreted by some as prohibiting the sale of certain hemp-derived delta-8-THC products. Any inability to sell hemp-derived delta-8-THC products would have a material adverse impact on Lifted’s business and on the trading price of LFTD Partners Inc.’s common stock.

·Lifted is involved in the distribution of disposable e-cigarettes containing synthetic nicotine, and Lifted owns 50% of SmplyLifted LLC, which sells tobacco-free nicotine pouches. Tobacco-based nicotine products and non-tobacco based nicotine products are subject to extensive regulations and in some cases are subject to federal, state and/or local prohibitions or restrictions.

·Lifted is taking proactive steps to attempt to gain brand awareness and drive more direct-to-consumer sales online. Lifted has used public relations firms to assist with Lifted’s public relations efforts. Lifted has also hired a firm specializing in SEO to assist with Lifted’s organic search engine rankings. However, Lifted has also experienced outages of its website, which may be due hacking and/or sabotage, which has hurt Lifted’s online sales and presumably has also negatively impacted Lifted’s perception with certain consumers. In addition, the recently amended federal PACT act may make the online sale of certain of Lifted’s products difficult or impossible.

·Some of the products that Lifted sells or re-sells are manufactured by third parties who, in certain instances, have experienced significant challenges in manufacturing high quality products. This has negatively impacted Lifted’s perception with certain distributors, retailers and consumers.

Lifted plans to take actions to continue as a going concern, if necessary:

If the COVID-19 pandemic and its ramifications, or if other events and circumstances adverse to Lifted's business, challenge Lifted’s ability to continue as a going concern within one year after the date that LFTD Partners Inc.’s consolidated financial statements are issued, then we would plan to sustain Lifted as a going concern by taking one or more of the following actions:

·causing Lifted’s parent company LFTD Partners Inc. to complete private placements of LFTD Partners Inc.'s common stock and/or preferred stock

·borrowing from banks and/or private investors

·acquiring and/or developing profitable businesses that will create positive income from operations

·causing Lifted’s parent company LFTD Partners Inc. to accrue rather than pay dividends on LFTD Partners Inc.'s outstanding preferred stock

·selling the 4.99% of the ownership of Ablis Holding Company, Bendistillery Inc. and Bend Spirits, Inc. that is owned by LFTD Partners Inc.

We believe that by taking some combination of these actions, Lifted should be able to be provided with sufficient capital, future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees that Lifted will be successful in consummating such actions on acceptable terms, if at all, and that is why in LFTD Partners Inc.'s filings with the SEC we are careful to include a "going concern" risk.

Prior to the acquisition of Lifted on February 24, 2020, LFTD Partners Inc. had no sources of revenue, and LFTD Partners Inc. had a history of recurring losses, which has resulted in an accumulated deficit of $16,550,988 as of March 31, 2021. LFTD Partners Inc. has Preferred Stock outstanding that is currently accruing dividends at the rate of 3% per year, and the Company is obligated to pay management bonuses that it does not currently have sufficient money to pay without adversely impacting Lifted’s working capital. These matters raise substantial doubt about our ability to continue as a going concern.

This Management’s Discussion and Analysis (“MD&A”) section discusses our results of operations, liquidity and financial condition and certain factors that may affect our future results. You should read this MD&A in conjunction with our financial statements and accompanying notes included elsewhere in this registration statement.

Forward-Looking Statements

This MD&A contains statements that are considered forward-looking statements. Forward-looking statements give the Company's current expectations and forecasts of future events. All statements other than statements of current or historical fact contained in this quarterly report, including statements regarding the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements. These statements are based on the Company's current plans, and the Company's actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in this annual report may turn out to be inaccurate. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions.

Overview

Please refer to “NOTE 1 – DESCRIPTION OF THE BUSINESS OF LFTD PARTNERS INC.” for information.

Liquidity and Capital Resources

The following table summarizes our current assets, current liabilities and working capital as of June 30, 2021 and December 31, 2020, as well as cash flows for the six months ended June 30, 2021 and 2020.

	June 30, 2021	December 31, 2020

Current Assets	$7,217,810	$3,264,777
Current Liabilities	4,445,905	2,308,722
Working Capital	2,825,905	956,055

For the Six Months Ended
June 30,
	2021	2020
Net Cash Provided by (Used in) Operating Activities	$ 2,340,725	$ (740,074)
Net Cash Used in Investing Activities	$ (306,175)	$ (3,085,225)
Net Cash Used in Financing Activities	$ (244,573)	$ (48,827)

Comparison of Liquidity and Capital Resources for the Periods Ended December 31, 2020 and 2019

The following table summarizes our Company’s current assets, current liabilities and working capital as of December 31, 2020 and December 31, 2019, as well as our Company’s cash flows for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019

Current Assets	$3,264,777	$4,594,512
Current Liabilities	2,308,722	189,243
Working Capital	956,055	4,405,269

	For the Years Ended
	December 31,
	2020	2019
Net Cash Used in Operating Activities	$(338,036)	$(611,502)
Net Cash Used in Investing Activities	$(3,509,811)	$(2,096,200)
Net Cash Provided by/(Used in) Financing Activities	$(98,002)	$7,092,631

Comparison of the Balance Sheet at December 31, 2020 and December 31, 2019

At December 31, 2020, we had cash and cash equivalents of $439,080; in comparison, at December 31, 2019, we had cash and cash equivalents of $4,384,929. When the Company acquired 100% of the ownership of Lifted, a component of the Merger consideration was $3,750,000 cash paid to Nicholas S. Warrender; this payment to Nicholas S. Warrender was the primary driver of the change in cash and cash equivalents between December 31, 2019 and December 31, 2020.

At December 31, 2020, we also had a dividend receivable from Bendistillery, Inc. in the amount of $2,495; there was no dividend receivable from Bendistillery, Inc. recorded at December 31, 2019.

At December 31, 2020, we had prepaid expenses of $455,061 primarily related to prepaid inventory, prepaid payroll, prepaid workers compensation insurance and the prepayment of the OTCQX annual fee; in comparison, at December 31, 2019, we had prepaid expenses of $9,583 related to the prepayment of professional services and consulting fees.

At December 31, 2020, we had outstanding a loan receivable from SmplyLifted LLC in the amount of $293,750. This money was used to purchase inventory. There were no loans receivable from SmplyLifted LLC at December 31, 2019; SmplyLifted LLC did not exist at December 31, 2019.

At December 31, 2020, we had a note receivable from CBD Lion for $15,318. This is compared to a note receivable from CBD Lion for $200,000 that was outstanding at December 31, 2019.

Accounts receivable of $1,413,051, net of $5,743 allowance, were outstanding at December 31, 2020; this is compared to $0 in accounts receivable outstanding at December 31, 2019. Prior to acquiring 100% of Lifted on February 24, 2020, we did not own 100% of any other operating company, or recognize the revenue or accounts receivable of any operating subsidiary, so we did not have any accounts receivable at December 31, 2019.

At December 31, 2020, we had inventory of $641,195; this is compared to $0 in inventory at December 31, 2019. Prior to acquiring 100% of Lifted on February 24, 2020, we did not own 100% of any other operating company, or recognize the revenue or inventory of any operating subsidiary, so we did not have any inventory at December 31, 2019.

Total current assets at December 31, 2020 of $3,264,777 were adequate for us to fund current operations. In comparison, at December 31, 2019, we had total current assets of $4,594,512.

Our other assets include: goodwill of $22,292,767 related to the acquisition of Lifted on February 24, 2020; our $30,000 deposit at a law firm, as required by Lifted’s exclusive Girish GPO distribution agreement; and our investment of $195,571 in SmplyLifted. Both the $30,000 deposit and our investment in SmplyLifted were new in 2020. Lifted’s initial capital contribution to SmplyLifted LLC was $200,000 for a 50% membership interest; at December 31, 2020, this initial capital contribution was reduced by Lifted’s portion (50%) of SmplyLifted’s total loss in 2020. That is, Lifted recorded a $4,429 reduction in its investment in SmplyLifted LLC at December 31, 2020.

Our other assets at December 31, 2020 include our investments in Ablis, Bendistillery and Bend Spirits, which total $1,896,200, and were the same total at December 31, 2019, and net fixed assets of $135,391. We did not have any fixed assets at December 31, 2019. We also had net intangible assets of $3,054 and a security deposit of $1,600 at December 31, 2020; we recognized no intangibles or security deposit at December 31, 2019. Lastly, at December 31, 2020, we recognized an operating lease right-of-use asset, net of right-of-use amortization of $35,650, of $7,705.

At December 31, 2020, current liabilities of $2,308,722 primarily consisted of deferred revenue of $1,096,120, management bonuses payable of $350,000, accounts payable and accrued expenses of $639,479, interest payable to Nicholas S. Warrender of $64,110, $145,561 in Series A convertible preferred stock dividends payable to preferred stockholders, and $5,782 in Series B convertible preferred stock dividends payable to preferred stockholders.

Current liabilities of $189,243 at December 31, 2019 consisted of $6,985 in accounts payable for professional fees, $31,500 in accounts payable to CBD Lion LLC for reimbursement of professional fees, $145,017 in Series A convertible preferred stock dividends payable to preferred stockholders, and $5,741 in Series B convertible preferred stock dividends payable to preferred stockholders.

The Company had an accumulated deficit of $17,141,175 and $15,392,552 as of December 31, 2020 and 2019, respectively.

Results of Operations

Comparison of June 30, 2021 to June 30, 2020

At June 30, 2021, we had consolidated cash and cash equivalents of $2,229,056. In comparison, at June 30, 2020, we had consolidated cash and cash equivalents of $510,803.

Consolidated current assets of $7,271,810 at June 30, 2021 primarily consisted of cash and cash equivalents of $2,229,056, net accounts receivable of $1,780,058, prepaid expenses of $1,679,042, and inventory of $1,194,032. The consolidated current assets are adequate to fund current operations and to fulfill corporate obligations or to fund growth and potential acquisitions. In comparison, consolidated current assets of $1,531,004 at June 30, 2020 consisted of cash and cash equivalents of $510,803, prepaid expenses for professional fees of $2,083, interest receivable of $838, note receivable from CBD Lion of $122,546, net accounts receivable of $394,697, and inventory of $500,037. We believe that the consolidated current assets are adequate to fund current operations and to fulfill corporate obligations.

Consolidated current liabilities as of June 30, 2021 of $4,445,905 primarily consisted of accounts payable and accrued expenses of $1,732,668, the company-wide management bonus pool of $1,159,335, deferred revenue of $1,114,922, $300,000 in accrued management bonuses payable to Gerard M. Jacobs and William C. Jacobs, total interest payable of $108,074 payable to Gerard M. Jacobs, William C. Jacobs and Nicholas S. Warrender, and dividends payable of $4,751 to the Series A Convertible Preferred Stock holders, and dividends payable of $4,750 payable to the Series B Convertible Preferred Stock holders.

In comparison, consolidated current liabilities as of June 30, 2020 totaled $834,261. At June 30, 2020, primarily driving the current liabilities was $350,000 in accrued management bonuses payable to GJacobs and WJacobs, dividends payable of $45,521 to the Series A Convertible Preferred Stock holders, dividends payable of $13,221 payable to the Series B Convertible Preferred Stock holders, interest of $26,301 payable to Nicholas S. Warrender, and deferred revenue of $79,380.

Comparison of the three and six months ended June 30, 2021 to June 30, 2020

During the three and six months ended June 30, 2021, Lifted recognized net sales of $6,695,144 and $10,048,414, respectively. In comparison, during the three and six months ended June 30, 2020, Lifted recognized net sales of $1,267,942 and $1,638,367, respectively.

Lifted recognized a company-wide management bonus pool expense of $816,388 and $1,159,335 for the three months and six months ended June 30, 2021, respectively.

Lifted recognized $0 and $1,393,648 in stock compensation expense during the six months ended June 30, 2021 and June 30, 2020, respectively. Of the $1,393,648 in stock compensation recognized during the six  months ended June 30, 2020, $733,499 came from the issuance of warrants to GJacobs. The Company also recognized $660,149 in stock compensation expense related to the issuance of warrants to WJacobs. These warrants were issued to GJacobs and WJacobs pursuant to the June 19, 2019 Compensation Agreement, which authorized the issuance of certain warrants to GJacobs and WJacobs upon the execution of employment agreements, which were signed on February 24, 2020.

Also during the three months ended March 31, 2020, LFTD Partners Inc. recognized a total of $350,000 in management bonus expense. Pursuant to GJacobs’ and WJacobs’ employment agreements, GJacobs and WJacobs were to be paid $250,000 and $100,000, respectively, upon the closing of LFTD Partners Inc.’s acquisition of Lifted. These management bonuses are accrued for on the balance sheet as of March 31, 2020, and still today, LFTD Partners Inc. has not yet paid $300,000 of these bonuses. These bonuses are payable upon demand. Also, Lifted applied for and received a $10,000 loan advance under the EIDL (“EIDL Advance”) on April 20, 2020. Lifted recognized a $10,000 gain on the forgiveness of this EIDL Advance on April 21, 2020. During the three months ended June 30, 2020, Lifted was refunded $34,429 of merchant account fees, and the Illinois Department of Revenue refunded Lifted $43,817 of sales tax.

During the three months ended June 30, 2021, approximately 95% of sales were generated from the sale of hemp and hemp-derived products, and 5% of sales were generated from the sale of e-liquid and disposable e-cigarettes.

During the three months ended June 30, 2020, approximately 49% of sales were generated from the sale of e-liquid and disposable e-cigarettes, 47% of sales were generated from the sale of hand sanitizer, and 4% of sales were generated from the sale of hemp and hemp-derived products. During the period February 24, 2020 (date of the Merger) through June 30, 2020, approximately 53% of sales were generated from the sale of e-liquid and disposable e-cigarettes, 37% of sales were generated from the sale of hand sanitizer, and 10% of sales were generated from the sale of hemp and hemp-derived products.

During the six months ended June 30, 2021, net cash of $2,340,725 was provided by operating activities. Cash was used for primarily for prepaid expenses, inventory, and payroll. During the same period, $306,175 net cash was used in investing activities, the majority of which was used to purchase fixed assets. Also, during the six months ended June 30, 2021, $244,573 net cash was used in financing activities, primarily to make dividend payments of $199,186 and $5,844 to holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively; also, $34,200 was used to purchase shares 36,000 shares of common stock, which are now held in treasury.

In comparison, during the six months ended June 30, 2020, net cash of $740,074 was used in operating activities, primarily for payroll and the purchase of inventory. During the same period, $3,085,225 net cash was used in investing activities, the majority of which was cash paid as part of the Lifted acquisition, and remainder used to purchase fixed assets. Also, during the six months ended June 30, 2020, $48,827 net cash was used in financing activities, which consisted of $149,623 of proceeds from the PPP Loan offset by $198,450 in payments of dividends to holders of the Series A Convertible Preferred Stock.

During the six months ended June 30, 2021, cash increased by $1,789,976, and we had $2,229,056 in unrestricted cash at June 30, 2020. In comparison, during the six months ended June 30, 2020, cash decreased by $3,874,126, and we had $510,803 in unrestricted cash at June 30, 2020.

Comparison of Operations for the Year Ended December 31, 2020 to the Year Ended December 31, 2019

From the period February 24, 2020 (closing on Lifted) through December 31, 2020, the Company recognized net sales of $5,344,320. The Company did not generate revenue from continuing operations during the year ended December 31, 2019.

During the year ended December 31, 2020, nicotine products, sanitizer and hemp and hemp-derived products made up approximately 20%, 20% and 60% of Lifted’s sales, respectively.

Stock compensation expense of $1,393,648 was recognized during the year ended December 31, 2020. Of this, $733,499 related to the value of warrants issued to Gerard M. Jacobs upon the execution of his employment agreement on February 24, 2020, pursuant to the June 19, 2019 compensation agreement. The difference, $660,149, related to the value of warrants issued to William C. Jacobs upon the execution of his employment agreement on February 24, 2020, pursuant to the June 19, 2019 compensation agreement.

In comparison, stock compensation expense of $874,154 was recognized during the year ended December 31, 2019. Of this, $833,446 related to the value of 402,900 warrants to purchase unregistered shares of common stock of the Company issued to brokers for the capital raised for the Company by the brokers. The difference, $40,708, was the value of a total of 14,042 warrants to purchase unregistered shares of common stock of the Company, issued to two finders (7,021 warrants were issued to each finder) in regard to the purchase of 4.99% of the stock of Ablis. In comparison, stock compensation expense of $72,500 was recognized during the year ended December 31, 2018. As background: on April 1, 2018, we issued to director James S. Jacobs and to William C. Jacobs, then an independent contractor and now our President and Chief Financial Officer, rights to purchase warrants, for an aggregate purchase price of $2.00, an aggregate of 250,000 shares of common stock of the Company (40,000 to James S. Jacobs, and 210,000 to William C. Jacobs), at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. We recorded total stock compensation expense of $72,500 related to these rights to purchase warrants; this consists of $11,600 of stock compensation for the rights to purchase warrants issued to James S. Jacobs, and $60,900 of stock compensation for the rights to purchase warrants issued to William C. Jacobs.

Selling, general and administrative expenses were $133,951 for the year ended December 31, 2020, compared to $58,478 for the year ended December 31, 2019, an increase of $75,473. During the year ended December 31, 2020, selling, general and administrative expenses primarily consisted of office expenses, lab testing expense, repairs and maintenance. During the year ended December 31, 2019, selling, general and administrative expenses primarily consisted of meals and entertainment, phone/internet/hotspot expenses, office supplies and state filing fees.

In 2019, consulting and independent contractor fees consisted of the fees paid to the Company’s CEO Gerard M. Jacobs and to the Company’s President and CFO William C. “Jake” Jacobs. Consulting and independent contractor fees of $112,500 were paid during the year ended December 31, 2019.

Of the “Other Income” shown on the Consolidated Statements of Operations, for the year ended December 31, 2020, dividend income of $2,495 was earned solely by LFTD Partners Inc., and this was dividend was received from Bendistillery Inc. LFTD Partners Inc. by itself also recognized interest income of $7,924; this was comprised of $2,005 in interest receivable from CBD Lion which was subsequently written off, $2,112 in imputed interest on the loan to CBD Lion, and $3,807 in interest earned on the balances in LFTD Partners Inc.’s bank accounts. LFTD Partners Inc. also recognized $6,985 in gain of forgiveness of debt related to the forgiveness of professional fees. Of the “Other Expenses” shown on the Consolidated Statements of Operations, for the year ended December 31, 2020, LFTD Partners Inc. by itself recognized interest expense of $64,110 on the $3,750,000 note payable to Nicholas S. Warrender.

Of the “Other Income” shown on the Consolidated Statements of Operations, for the year ended December 31, 2020, Lifted recognized $4,429 in loss from its 50% membership interest in SmplyLifted LLC. This loss decreased Lifted’s investment in SmplyLifted $4,429, from $200,000 to $195,571. Lifted, by itself, also recognized $1,076 in interest expense, Zion warehouse buildout credits of $1,600, and $84,287 in gain on forgiveness of debt. This $84,287 is comprised of: forgiveness of the $10,000 Economic Injury Disaster Loan, and $74,287 in payables to vendors that were forgiven. Lifted also recognized settlement income of $12,500 and settlement costs of $97,000.

Source of Revenue

The Company currently has one revenue-generating subsidiary, Lifted Made. If and to the extent that the revenue generated by Lifted Made is not adequate to pay the Company’s operating expenses, the dividends accruing on its preferred stock, and the interest payable to Nicholas S. Warrender, then Management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing additional profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Our investments in Ablis, Bendistillery and Bend Spirits made us a minority owner of these companies. As a minority owner, we will not be able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in our financial statements. We may, at some point, receive commissions for helping sell Ablis' and Bendistillery's products online or offline. Our investments in Ablis, Bendistillery and Bend Spirits will be tested for potential impairment of value on a quarterly basis.

During the year ended December 31, 2020, the Company incurred a net loss of $1,534,589. In comparison, during the year ended December 31, 2019, the Company incurred a net loss of $1,236,105.

Net cash used in operating activities was $338,036 for the year ended December 31, 2020, compared to $611,502 net cash used in operating activities for the year ended December 31, 2019. Net cash used in operating activities in 2020 was primarily for the purchase of inventory. Offsetting the used cash were increases in accounts payable and accrued expenses and deferred revenue of $1,031,424. Net cash used in operating activities in 2019 was primarily for professional fees and independent contractor and consulting fees.

Net cash used in investing activities was $3,509,811 and $2,096,200 during the years ended December 31, 2020 and 2019, respectively. Net cash used in investing activities in 2020 primarily related to the net cash paid to Nicholas S. Warrender as part of the acquisition of Lifted, purchases of fixed assets, and a reduction of the CBD Lion note receivable as we received payments from CBD Lion. We also invested $200,000 into SmplyLifted LLC; this investment amount was reduced by SmplyLifted’s net loss in 2020. We also made loans totaling $293,750 to SmplyLifted LLC for the purchase of inventory. Net cash used in investing activities in 2019 related to our $399,200 investment in Ablis, our $1,497,000 investment in Bendistillery and Bend Spirits, and our $300,000 loan to CBD Lion LLC, of which $200,000 was outstanding at December 31, 2019.

Net cash used in financing activities was $98,002 during the year ended December 31, 2020. In comparison, net cash provided by financing activities was $7,092,631 during the year ended December 31, 2019.

Net cash decreased by $3,945,849 during the year ended December 31, 2020. In comparison, net cash increased by $4,384,929 during the year ended December 31, 2019.

As of December 31, 2019, we had no revenue-generating subsidiaries. The Company has a history of losses as evidenced by the accumulated deficit at December 31, 2020 of $17,141,175. We plan to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (2) completing private placements of our common stock and/or preferred stock. We believe that by taking these actions, we will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurance that we will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company. Please note that on February 24, 2020, we acquired 100% of the ownership interests in Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids).

Critical Accounting Policies

Critical accounting policies are discussed in “NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES.”

SmplyLifted LLC

Please refer to Note 7 – Notes Receivable.

CBD Lion LLC

Please refer to Note 7 – Notes Receivable.

The William Noyes Webster Foundation, Inc.

Please refer to Note 7 – Notes Receivable.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more of the Mesolella/Jacobs Properties. The Mesolella/Jacobs Properties are parcels of real estate in Rhode Island that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to LFTD Partners Inc.. One of the Mesolella/Jacobs Properties was also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs.

Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Simultaneous with Vincent J. Mesolella’s agreement to negotiate in good faith regarding the possibility of us acquiring the Mesolella/Jacobs Properties, in November 2014, the officers and directors of the Company were awarded the right to purchase, directly or using a designee, for an aggregate price of $2 per director: (a) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $0.01 per share; and (b) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $1.85 per share, 100,000 of which warrants are vested, and 1.25 million of which warrants are subject to the condition that the Company shall have acquired at least one of the Mesolella/Jacobs Properties.

Other Matters

We may be subject to other legal proceedings, claims, and litigation arising in the ordinary course of business in addition to the matters discussed above in “NOTE 13 – LEGAL PROCEEDINGS”. We intend to defend vigorously against any such claims. Although the outcome of these other matters is currently not determinable, our management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its financial position, results of operations, or cash flows.

BUSINESS

Description of the Business of LFTD Partners Inc.

On May 18, 2021, the Company amended its articles of incorporation with the State of Nevada to change its name to LFTD Partners Inc. from Acquired Sales Corp. In connection with the name change to LFTD Partners Inc., the Company filed a required notification with the Financial Industry Regulatory Authority, Inc. (“FINRA”), a self-regulatory organization that is involved with the coordination of the clearing, settling and processing of transactions in equity securities, including our common stock. The Company’s name change notification to FINRA included a request for a new stock trading symbol. The change of the Company’s name to LFTD Partners Inc. and the change of trading symbol to reflect our common stock in the clearing, settling and processing of transactions in equity securities is pending, subject to FINRA clearance. As a result, we continue to refer to the Company in this Prospectus as Acquired Sales Corp. (and sometimes referred to in the body of this Prospectus as “Acquired Sales”, the “Company”, “AQSP”, “Acquired”, the “Company”, “we”, “us”, “our”, etc.). The Company was organized under the laws of the State of Nevada on January 2, 1986. Shares of the Company’s common stock are currently traded on the OTCQX Best Market under the trading symbol AQSP. We expect OTC Markets, Inc. to change the Company’s tier to the OTCQB Venture Market from the OTCQX Best Market within the next 30 days because we do not meet the OTCQX Best Market qualifications. We do not believe that the transition to the OTCQB market tier will have a material impact on our stock price or our trading volume.

Our business is primarily engaged in the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture, sale and distribution of products infused with hemp-derived cannabinoids (including but not limited to delta-8-THC, delta-9-THC, delta-10-THC, CBD, CBG and CBN) such as beverages, shots, water, other liquids, water soluble nano drops or liquids, lotions, sprays, conditioners, creams, oils, pre-rolled hemp joints and hemp cigarettes, caviar cones, dabs, cartridges, gummies, saucy dmnds, flower, disposable vapes, tinctures, powder, water packets, effervescent tablets, capsules, bath bombs, balms, body washes, gummies, food, chocolate, other edibles, and non-prescription cannabinoid formulations (a “Canna-Infused Products Company”). Our business also involves selling and distributing products containing synthetic nicotine. During 2020, our business also involved selling and distributing hand sanitizer, but it is unlikely that this hand sanitizer business will continue going forward.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing marijuana, distilled spirits, beer, wine, and real estate.

In addition, management of the Company is open-minded to the concept of acquiring all or a portion of one or more operating businesses and/or assets that are considered to be “essential” businesses which are unlikely to be shut down by the government during pandemics such as COVID-19.

To date, we have acquired 100% of the ownership interests in one Canna-Infused Products Company now called Lifted Liquids, Inc. d/b/a Lifted Made (formerly Warrender Enterprise Inc. d/b/a Lifted Liquids), 4.99% of the ownership interests in a second Canna-Infused Products Company called Ablis Holding Company ("Ablis"), and 4.99% of the ownership interests in two other businesses that manufacture distilled spirits called Bendistillery Inc. ("Bendistillery") and Bend Spirits, Inc. ("Bend Spirits").

Lifted Made owns 50% of SmplyLifted LLC.

We have also terminated a planned acquisition of a Canna-Infused Products Company called CBD Lion LLC.

At this point in time, we have entered into a Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC, which Letter of Intent is described below. We also are in discussions with certain other companies in our acquisition pipeline. However, our cash on hand is currently limited, so in order to close future acquisitions it is highly likely that it will be necessary for us to raise additional capital, and no guarantee or assurance can be made that such capital can be raised on acceptable terms, if at all.

At this point in time, we are working with an investment banking firm regarding the potential for a $30 million capital raise, in conjunction with a potential listing of our common stock on a Canadian stock exchange. However, there can be no guarantee or assurance that any such capital raise or listing will be completed on acceptable terms, if at all.

Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC

On June 15, 2021, we, along with our Chairman and CEO Gerard M. Jacobs, our President and CFO William C. “Jake” Jacobs, and our Vice Chairman and COO Nicholas S. Warrender, entered into a Letter of Intent (the “LOI”) with Savage Enterprises, a Wyoming corporation (“Savage”), Premier Greens LLC, a California limited liability company (“Premier Greens”), MKRC Holdings, LLC, a Wyoming limited liability company (“MKRC”), Christopher G. Wheeler (“Wheeler”), and Matt Winters (“Winters”), in connection with our proposed acquisition of Savage, Premier Greens and MKRC as described below.

The terms of the proposed transactions (“Transactions”) must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed purchase will be consummated. Even if a definitive agreement is executed, the terms of the proposed purchase may change materially from the terms set forth in the Letter of Intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

The Proposed Transactions

In the proposed Transactions:

(a)We will acquire One Hundred Percent (100%) of the ownership interests in Savage in a reorganization (the “Merger”), for the following consideration (“Merger Consideration”): Fifteen Million Eight Hundred Forty Thousand Dollars ($15,840,000) in cash, plus Eight Million Six Hundred Ninety-One Thousand Three Hundred Fifty-Eight (8,691,358) shares of unregistered common stock of AQSP (“AQSP Stock”) with a value of Twenty-Eight Million One Hundred Sixty Thousand Dollars ($28,160,000) based upon the closing trade price of AQSP Stock on the date of the LOI (the “Stock Consideration”);

(b)We will purchase One Hundred Percent (100%) of the ownership interests in Premier Greens, for the following consideration: Nine Hundred Twenty Thousand Dollars ($920,000) in cash; and

(c)Using cash provided by us (in addition to the Merger Consideration), Savage will purchase from the other owners of MKRC (the “Other MKRC Owners”) the remaining Fifty-Four Percent (54%) of the ownership interests in MKRC that Savage does not currently own, for the following consideration: One Million Eighty Thousand Dollars ($1,080,000) in cash.

Following the closing of the Transactions (the “Closing”), Savage will own: One Hundred Percent (100%) of the ownership interests in MKRC; Fifty Percent (50%) of the ownership interests in LftdXSvg LLC, a Delaware limited liability company (“LftdXSvg”); Fifty-One Percent (51%) of the ownership interests in RJMC Brands, LLC (“RJMC”); Six Percent (6%) of the ownership interests in AAA Brands, LLC (“‘AAA”); and Thirty-Three Percent (33%) of Remediez, a corporation (“Remediez”).

Following the Closing, we will continue to own One Hundred Percent (100%) of the common stock of Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation (“Lifted Made”), Four Point Nine Percent (4.9%) of the common stock of each of Ablis Holding Company (“Ablis”), Bendistillery Inc. (“Bendistillery”), and Bend Spirits, Inc. (“Bend Spirits”), each an Oregon corporation, and Fifty Percent (50%) of the ownership interests in SmplyLifted LLC (“SmplyLifted”) and in LftdXSvg, each a Delaware limited liability company, and we will be the new owner of One Hundred Percent (100%) of the ownership interests in Premier Greens, and of One Hundred Percent (100%) of the ownership interests in Savage.

Conditions

The Closing will be subject to the following conditions:

Audits. As promptly as possible following the execution of the LOI: Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, prepare their respective financial statements for calendar years 2019 and 2020, and for the first and second quarters of calendar year 2021, including statements of income, balance sheets and cash flows (the “‘Financial Statements”). Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, engage our PCAOB-qualified independent firm of certified public accountants, Fruci & Associates II PLLC, Spokane, Washington (“Fruci”), to audit the Financial Statements (and, if necessary to comply with U.S. Securities and Exchange Commission (“SEC”) rules and regulations, to audit or review Savage’s, Premier Greens’, MKRC’s,

RJMC’s and Remediez’s financial statements for subsequent calendar quarters) in accordance with U.S. generally accepted accounting principles, and to provide all opinion letters and other documents as shall be necessary to allow Savage and Premier Greens to be acquired by us in the Transactions pursuant to all applicable SEC and FASB rules and regulations, and to allow us to timely file all necessary securities filings with the SEC (collectively, the “Audit”). If the results of the Audit are not acceptable to us in our discretion, then the Transaction shall be abandoned. Fruci’s fees and expenses for conducting the Audit shall be paid one-half (50%) by us and one-half (50%) by Savage, regardless of whether or not the Transactions close or are abandoned for any reason.

Mutual “Due Diligence”.

Savage, Premier Greens, MKRC, and RJMC shall allow us to conduct a confidential so-called “due diligence” investigation of Savage’s, Premier Greens’, MKRC’s, and RJMC’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to us in our discretion, then the Transactions shall be abandoned.

We shall allow Savage, Premier Greens and MKRC to conduct a confidential so-called “due diligence” investigation of our and Lifted Made’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to Savage in its discretion, then the Transactions shall be abandoned.

Closing Documentation. If the Audit and the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are acceptable to us, and if the Audit and the “due diligence” investigation of us and Lifted Made are acceptable to Savage, then the Parties shall enter into a merger agreement (the “Merger Agreement”) and a purchase agreement (the “Purchase Agreement”) each containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Transactions. The Closing shall be conditioned upon the execution and delivery by the Parties of mutually acceptable, legally binding, definitive Closing documentation (the “Definitive Documents”) including:

(a)The Merger Agreement

(b)The Purchase Agreement

(c)Wheeler Employment Agreement: A five-year ‘“rolling’’ employment agreement between us and Wheeler, for Wheeler to serve as Savage’s and Premier Greens’ CEO and as our Co-Founder and Chief Sales Officer, and to serve alongside Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Wheeler Employment Agreement”);

(d)Winters Employment Agreement: A five-year “rolling” employment agreement between us and Winters, for Winters to serve as Savage’s and Premier Greens’ President and CFO and as our Co-Founder and Chief Risk Officer, and to serve alongside Wheeler, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Winters Employment Agreement”);

(e)Amended Employment Agreements: Amendments to the existing employment agreements between us and Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs, respectively, on terms and conditions as are mutually acceptable to the Compensation Committee of our Board of Directors, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, Wheeler and Winters, to be effective upon the Closing;

(f)Shareholders Agreement: A shareholders agreement (the “Shareholders Agreement”) among Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs (collectively the “Parties to the Shareholders Agreement”), it being understood that the Shareholders Agreement shall include, among other things, agreements by each of the Parties to the Shareholders Agreement:

(1)to nominate, support and vote in favor of slates of nominees for the Boards of Directors of us, Lifted and Savage who are mutually acceptable to the Parties to the Shareholders Agreement;

(2)to support and vote in favor of base salaries, a management bonus pool, and future stock options or warrants, for our key executives including Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, that are mutually acceptable to the Parties to the Shareholders Agreement;

(3)to support and vote in favor of future acquisitions and divestitures, capital raises, and other lawful corporate transactions from time to time, that are mutually acceptable to the Parties to the Shareholders Agreement; and

(4)not to directly or indirectly sell or transfer any of their Acquired Sales Corp. stock, options or warrants as part of an agreement, contract, plan or arrangement of any nature that is intended to result in a change of control of us, unless such agreement, contract, plan or arrangement is mutually acceptable to the Parties to the Shareholders Agreement and is approved by a majority of our Board of Directors;

(g)Working Capital/Liquidity: Evidence, satisfactory to us in our discretion, that as of the Closing the aggregate value of Savage’s inventory, cash on hand, and accounts receivables exceed Savage’s accounts payable and other short-term liabilities by at least Two Million Dollars ($2,000,000), less any amounts contributed by Savage to MKRC to fund additional building commitments prior to the Closing; and

(h)Payoff or Termination of Certain Obligations: Evidence, satisfactory to us in our discretion, that Savage, Premier Greens, MKRC, Wheeler and Winters have paid off or otherwise terminated certain obligations including but not limited to all obligations: (i) payable by Savage, Premier Greens, MKRC, Wheeler and/or Winters to former or current shareholders, directors, officers or employees of those entities; (ii) payable by Savage, Premier Greens, or MKRC to any banks or other sources of debt except certain specified equipment purchase debt obligations that are being paid off in installments, and except for that certain bank mortgage on the building in Palm Springs, California that is owned by MKRC; or (iii) payable by Savage, Premier Greens or MKRC to Wheeler, Winters or their respective relatives, or to trusts of which Wheeler, Winters or any of their respective relatives are the beneficiaries or are otherwise affiliated.

Capital Raise. The Closing shall be conditioned upon the completion by us of a capital raise (the “Capital Raise”) involving the sale of at least Thirty Million Dollars ($30,000,000) worth of AQSP Stock on pricing and other terms and conditions acceptable to us in our discretion.

Tax Opinion. The Closing shall be conditioned upon the receipt by Savage, Wheeler and Winters of a written opinion from Savage’s tax counsel that the Merger qualifies as a reorganization that is so-called “tax free” in regard to the Stock Consideration pursuant to the U.S. tax code and applicable Internal Revenue Service regulations promulgated thereunder (the “Tax Opinion”).

Corporate Approvals. The Closing shall be conditioned upon approval of the Transactions by our Board of Directors, and, if necessary, by our shareholders. Savage, Premier Greens, MKRC, Wheeler and Winters have all approved the Transactions, subject only to (a) approval of the Definitive Documents by Wheeler, Winters, and Savage’s legal counsel, and (b) the receipt by Savage, Wheeler and Winters of the Tax Opinion from Savage’s tax counsel.

Securities Filings and Governmental Approvals. The Closing shall be conditioned upon the completion of all necessary corporate and securities filings and the obtaining of any necessary approvals from the SEC and FINRA.

Pre-Closing Agreements and Covenants

Exclusivity. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement or the termination of the LOI, Savage, Premier Greens, MKRC and RJMC, Wheeler and Winters shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of those entities’ business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of Savage’s, Premier Greens’, MKRC’s and RJMC’s business, that would or might delay or make more costly or difficult the Closing. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Ordinary Course of Business. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Wheeler and Winters shall use commercially reasonable efforts to operate Savage, Premier Greens, MKRC, RJMC, AAA and Remediez only in accordance with the ordinary, normal and customary course thereof consistent with past practices. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Acquisitions. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Nicholas S. Warrender, Gerard M. Jacobs, and William C. Jacobs shall use commercially reasonable efforts to cause us to refrain from entering into any letters of intent or definitive agreements regarding future mergers and acquisitions, excepting only those that have been mutually agreed upon by Nicholas S. Warrender, Gerard M.

Jacobs, William C. Jacobs, Wheeler and Winters. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to cause the Closing to occur as soon as practicable, subject to the fulfillment of all of the conditions described above. Without limiting the generality of the foregoing, Wheeler and Winters expressly agree and covenant to use commercially reasonable efforts to cause Savage, Premier Greens, MKRC, the Other MKRC Owners, RJMC, AAA and Remediez to fully cooperate with the Closing of the Transactions.

Post-Closing Agreements and Covenants

Corporate Name and Ticker Symbol. Savage, Wheeler and Winters acknowledge that we plan to change our name to “LFTD Partners Inc.”, and that we plan to change our ticker symbol to “LFTD”, subject to all necessary approvals and securities filings. Promptly following the Closing, the Parties to the Shareholders Agreement shall mutually agree upon a new name (the “New Corporate Name”) and ticker symbol (the “New Ticker Symbol”) for us/LFTD Partners Inc. which better reflects Savage, Premier Greens, MKRC, Wheeler and Winters partnering with us/LFTD Partners Inc., and the Parties to the Shareholders Agreement shall use commercially reasonable efforts to cause our Board of Directors and shareholders to approve the New Corporate Name and the New Ticker Symbol as soon as practicable, subject to all necessary approvals and securities filings.

Operation of Savage and Premier Greens. Savage and Premier Greens shall operate as our wholly-owned subsidiaries under the Savage and Premier Greens names and using Savage’s and Premier Greens’ brand names, respectively, led by Wheeler as Savage’s and Premier Greens’ CEO and Winters as Savage’s and Premier Greens’ President and CFO.

Operation of Acquired Sales Corp. Wheeler and Winters shall serve alongside Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs on our internal Office of the President, which shall conceptualize and articulate our go-forward operational, sales, distribution, advertising, organic growth and acquisitions strategies and initiatives that will be presented to our CEO and Board of Directors for approval.

Termination of the LOI

Events of Termination. The LOI shall terminate, without any payment by or penalty due from any party; upon execution of the Merger Agreement or if:

(a)The Audit shall not have been completed, or the results of the Audit shall have not been accepted by us, by an outside date of March 15, 2022;

(b)We have not closed the Capital Raise by an outside date of March 15, 2022;

(c)The Merger Agreement and the Purchase Agreement have not been signed by March 15, 2022 (the Merger Agreement and the Purchase Agreement, if executed, shall include an outside closing date of March 15, 2022, or such other date as mutually agreed by the parties);

(d)We shall have delivered written notice to Savage that we are abandoning the Transactions due to a determination that the results of the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are not acceptable to us;

(e)Savage shall have delivered written notice to Lifted that Savage is abandoning the Transactions due to a determination that the results of the “due diligence” investigation of us and Lifted Made are not acceptable to Savage; or

(f)Any material provisions of the LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the Parties to the LOI are unable to mutually agree upon how to proceed forward with the Transactions as impacted by such court or SEC action.

Expenses

Except as expressly set forth in the LOI, each of the Parties shall bear its or his own fees and expenses in connection with the proposed Transactions. Without limiting the generality of the foregoing, each of the Parties to the LOI shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such party.

Source of Funds for the Proposed Savage Transactions

We anticipate that the source of funds cash component of the acquisition of Savage and its affiliates would be proceeds from future sales of Acquired Sales Corp.’s equity securities, and potentially partially from revenues from our business from our operations. Professional costs in connection with the transaction would be paid using cash on hand and from proceeds of the proposed equity raises.

Acquisition of 100% of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids)

On February 24, 2020 we closed on the acquisition of 100% of the ownership of hemp-derived cannabinoid-infused products maker Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) of Zion, Illinois (the “Merger”), for consideration of (1) $3,750,000 in cash, (2) $3,750,000 in the form of a secured promissory note, (3) 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), (4) 645,000 shares of unregistered common stock of the Company that constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), and (5) warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Warrants").

Pursuant to the Merger, Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation ("Lifted" or "Lifted Made"), is now operating as a wholly-owned subsidiary of ours, led by Nicholas S. Warrender as Lifted's CEO and also as our Vice Chairman and Chief Operating Officer.

Nicholas S. Warrender shall, subject to certain conditions, enjoy so-called “piggyback registration rights” and "demand registration rights" in regard to the Stock Consideration, pursuant to a Registration Rights Agreement.

Ownership of 4.99% of Ablis, Bendistillery and Bend Spirits

On April 30, 2019, we closed on the acquisition of 4.99% of the common stock of each of CBD-infused beverages maker Ablis, and of distilled spirits manufacturers Bendistillery and Bend Spirits, all of Bend, Oregon.

The Lifted Made Business

Prior to acquiring 100% of Lifted on February 24, 2020, we did not own 100% of any other operating company, so the Lifted Merger was highly significant to our Company.

History

Lifted was originally incorporated in the state of Wisconsin on September 19, 2014. Lifted was created with a passion to build a culture-based organization focused upon quality products and a healthier lifestyle.

Products

Lifted produces its own lines of products and private labelled products made with hemp, hemp flower, and hemp-derived cannabinoids including delta-10-THC, delta-8-THC, CBD, CBG and CBN.

Officers and Employees

The executives of Lifted have backgrounds in the vaping industry, graphic design, marketing, and supply chain management, skills that have helped Lifted distinguish itself from the competition. Prior to and following the worst months of the COVID-19 pandemic, the Lifted team has occasionally attended trade shows throughout the USA to promote Lifted’s products and brand, and in support of Lifted’s private label clients. Lifted sometimes evaluates new products by introducing them to potential customers at certain vape shops in Wisconsin and Illinois which are partly owned by Nicholas S. Warrender. The Company holds an option to purchase Mr. Warrender's interests in such vape shops for a nominal price.

Lifted currently has approximately 70 full time and part time employees and independent contractors who are engaged in product formulation, design and branding, website development, private label client management, sales, distribution, supply chain management, new business development, warehouse management and order fulfillment, operations management, accounting, new product development, trade shows and evaluation of potential acquisitions and joint ventures. Most of Lifted’s employees are based in Kenosha, WI, and Zion, IL, and the rest are located in Florida, Louisiana and California. Lifted’s independent contractors are located in California, Florida and Rhode Island.

Description of Property

Acquired Sales Corp.’s CEO Gerard M. Jacobs and its President and CFO William C. Jacobs live in Florida, and Acquired Sales Corp.’s COO Nicholas S. Warrender lives in Wisconsin. The Company currently does not have a dedicated corporate office for Acquired Sales Corp. other than in the home office spaces provided by the Company’s CEO and President in Florida. The future location of Acquired Sales Corp.’s corporate office will depend upon a number of factors including where our CEO is living at the time.

Lifted does not own any physical properties.

As reported in Acquired Sales Corp.’s Current Report on Form 8-K filed with the SEC on December 22, 2020, on December 18, 2020, Lifted as tenant entered into a Lease Agreement (the “Lease) with 95th Holdings, LLC (“Landlord”) for office, laboratory and warehouse space in a building located at 5511 95th Avenue, in the City of Kenosha, State of Wisconsin (the “Premises”). The lease commencement date was January 1, 2021, and lease termination date is January 1, 2026.

Lifted constructed improvements including a clean room, and gradually moved into the Kenosha Premises over the course of the first quarter of 2021.

Under the terms of the “triple-net” Lease, starting on January 1, 2021, Lifted leased approximately 11,238 square feet at the Premises at $6.13 per square foot per year in base rent ($68,888.94 in 2021), which is subject to a 2% increase in base rent each year, plus certain operating expenses and taxes. The Lease will continue until midnight on the fifth anniversary date of the commencement date of the Lease. Lifted shall have the right to extend the original five year term of the Lease for one extension period of two years, commencing upon the expiration of the original term.  Lifted and Landlord are required to execute an “Amendment of Extension” prior to six months before the expiration of the original term.

Under the terms of the lease, the tenant, Lifted, has the option to purchase the property at any time prior to December 31, 2025, and in any event, Lifted is obligated to purchase the property on or before that date. Pursuant to the Lease, in all cases Lifted’s purchase price for the Premises shall be in an amount equal to the greater of: (1) the fair market value of the Premises at the time Lifted purchases the Premises; or (2) any remaining principal balance of any purchase-money mortgage for the Premises existing at the time of the closing of Lifted’s purchase, plus the corresponding amount identified in the Additional Purchase Price Schedule attached as Exhibit B to the Lease, which is an additional amount ranging between $300,000 and $375,000 based on the number of years that have passed between the commencement of the Lease and the purchase of the Premises by Lifted.

Landlord is an entity owned by Nicholas S. Warrender, the Company’s Vice Chairman and COO, the CEO of Lifted, and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares. Due to the potential conflict of interest, the terms and conditions of the Lease were negotiated on behalf of Lifted by Vincent J. Mesolella, the Lead Outside Director of the Company. Landlord and Lifted were represented by their own independent legal counsel in connection with the Lease. Under the terms of the Lease, Nicholas S. Warrender is able to benefit through his entity 95th Holdings, LLC by receiving rent and by eventually selling the Premises to Lifted.

The foregoing description is qualified in its entirety by reference to the Lease Agreement and exhibits which were filed as Exhibit 10.58 to the Current Report on Form 8-K filed with the SEC on December 22, 2020, and which are incorporated herein by reference.

From June 1, 2018 through June 1, 2021, Lifted rented 3,300 square feet of space located in Zion, Illinois, for manufacturing, warehousing and office space. After June 1, 2021, Lifted has leased such space on a month-to-month basis. Lifted has given notice to the landlord of the facility in Zion, Illinois, that Lifted will be terminating the month-to-month lease on July 31, 2021. From May 2020 until April 1, 2021, Lifted also temporarily used additional space located adjacent to its rented space in Zion, Illinois, and made payments in lieu of rent therefor.

SmplyLifted LLC

Lifted owns 50% of SmplyLifted LLC (“SmplyLifted”). The other 50% of SmplyLifted is owned by SMPLSTC LLC and its principals, who are located in Costa Mesa, California. SmplyLifted conducts its business at Lifted’s and SMPLSTC LLC’s offices, currently without any rent or other charges being payable by SmplyLifted. On a quarterly basis, SmplyLifted LLC reimburses Lifted for William C. Jacobs’ time as the Chief Financial Officer at William C. Jacobs’ hourly rate.

Sources of Supply

Lifted sources certain raw goods and products from independent suppliers. Lifted’s hemp and hemp-derived raw materials are third-party lab tested. In the past, Lifted also sourced gel and liquid sanitizer from various third parties.

Lifted acquires its disposable vape pens and cartridges from third party manufacturers and, in its clean room, adds Lifted’s proprietary vape solutions into the disposable vape pens and vape cartridges.

Lifted also acquires a variety of vape pens and cartridges, bottles, containers, boxes, labels, packaging and other items from third party manufacturers.

Lifted currently believes that it would be able to find replacement manufacturers with minimal negative impact on its business. However, Lifted's vape pens and cartridges are sourced exclusively from China, and much of Lifted's boxes, packaging and other items are sourced from China. COVID-19, Chinese holidays, backups at U.S. ports, and tariffs imposed on products sourced from China could make it difficult or impossible to source these products cost effectively, or at all, from China. COVID-19, Chinese holidays, backups at U.S. ports, and/or tariffs could make it difficult or impossible for Lifted to manufacture needed quantities of its products, if at all, and could drastically increase Lifted's product costs, all of which could have a serious detrimental impact on Lifted’s sales and profit margins.

SmplyLifted sources its inventory, packaging and marketing materials from independent suppliers.

Products

Lifted’s focus is manufacturing, sales and distribution of effective, quality products formulated in a clean room. In the past, Lifted has re-bottled and re-sold gel and liquid hand sanitizer. Such re-sales of hand sanitizer are unlikely to continue in the future. Lifted sources hemp-derived cannabinoids and other ingredients and products from many different suppliers. The ingredients are then incorporated into proprietary formulations in house.

Lifted produces its own lines of hemp-derived cannabinoid-infused products, as well as numerous hemp-derived cannabinoid-infused products for private label clients. Lifted’s current list of hemp and hemp-derived products include: hemp flower; delta-8-THC-infused flower; delta-8-THC and delta-10-THC-infused vape cartridges, disposable vapes, saucy dmnds, gummies, chocolate, dabs and caviar cones; hemp-derived nano CBD water enhancer packets; hemp-derived cannabinoid-infused lotions, sexual lubricant, tinctures, bath bombs, oral sprays, muscle gel, moon rocks, gummies, caviar cones, vape pens, vape cartridges, dog food and other edibles, and non-prescription cannabinoid formulations; and hemp joints.

Third party manufacturers make cannabinoid-infused edibles, dabs, saucy dmnds, bath bombs and lotion for Lifted in accordance with Lifted's specifications.

Lifted also distributes disposable e-cigarettes containing synthetic nicotine.

Lifted owns 50% of SmplyLifted LLC, which sells tobacco-free nicotine pouches under the brand name FR3SH (www.GETFR3SH.com).

Product Risks

Some of Lifted's and SmplyLifted’s products currently contain synthetic nicotine, delta-8-THC, delta-10-THC, CBD and other cannabinoids. There is a risk that Lifted could be targeted by regulators or consumers with claims that its products are illegal and/or unsafe.

The market for cannabinoid-infused vapes and cartridges is currently subjected to prohibitions of certain products in certain jurisdictions in response to deaths and illnesses that have occurred and that are apparently associated with vaping. In addition, certain jurisdictions have prohibited the sale of smokable hemp and hemp-derived products, and delta-8-THC. These various prohibitions and regulations may have a material adverse effect on Lifted's financial condition, operating results, liquidity, cash flow and operational performance.

Intellectual Property

Lifted maintains proprietary formulations and other trade secrets. However, Lifted owns no registered patents and has no patent applications pending.

R&D expenditures

Lifted's research and development expenses consist primarily of compensation and related costs for personnel responsible for the research and development of new and existing products. Lifted spent less than $10,000 on research and development efforts over the past three years. Research and development costs are expensed as they are incurred.

Marketing

Lifted markets itself by networking throughout the industry through word of mouth, its website, and by attending trade shows. During 2020, Lifted also began public relations and search engine optimization efforts. There can be no guarantee or assurance that these efforts will be successful or result in any additional sales or profits for Lifted.

SmplyLifted markets itself by networking throughout the industry through word of mouth, its website and by attending trade shows.

Distribution

Lifted’s and SmplyLifted’s distribution is done internally and through third party distributors who distribute throughout the U.S. Lifted, SmplyLifted and these distributors distribute Lifted’s and SmplyLifted’s products to vape and smoke shops, convenience stores, grocery stores, gyms, natural food stores, wellness stores, and other locations. Lifted and SmplyLifted believe but cannot guarantee that in the event that they lost their relationship with one or more of their current distributors, that other replacement distributors could be found without significant disruption to Lifted’s and SmplyLifted’s business. However, the COVID-19 pandemic seriously disrupted Lifted’s distribution channels, although such disruption has begun to decrease.

Online Sales of Lifted Made Products

Lifted sells its own brands of products and its private label clients’ products online primarily through www.LiftedMade.com.

Commissions on Sales

Lifted has agreed to pay 7% commissions on certain sales to certain individuals, some of whom are affiliated with the Company and some of whom are relatives of affiliates of the company.

Creation of SmplyLifted LLC

Acquired Sales Corp. and Lifted Made and privately-held SMPLSTC, Costa Mesa, CA (www.SMPLSTCBD.com) have partnered to create an equally-owned new entity called SmplyLifted LLC, which has begun selling non-tobacco nicotine pouches in four flavors and four and six mg. nicotine strengths under the brand name FR3SH (www.GETFR3SH.com). The nicotine pouches are sold in plastic canisters containing 20 pouches. The canisters are competitively priced, and are expected to be sold globally by retailers and direct to consumers online. Lifted Made, SMPLSTC, and three individuals have a 50%, 20%, 10%, 10%, and 10% membership interest in SmplyLifted LLC, respectively.

Online Sales of SmplyLifted LLC Products

SmplyLifted LLC primarily sells its brand of nicotine pouches, FR3SH, to wholesalers and distributors. SmplyLifted LLC has also commenced selling its nicotine pouches direct-to-consumer online through www.GETFR3SH.com.

Description of Legal Proceedings

Lifted currently is involved in one pending lawsuit, as the plaintiff:

(1)Lifted Liquids, Inc. v Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe – The Company has filed an action in a case styled “Lifted Liquids, Inc. v Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe” seeking to recover $30,000 that was to be held in escrow. The Company is also requesting approximately $14,569 in damages resulting from Girish GPO’s failure to pay for product it ordered and that the Company delivered. The matter was recently filed and the Company intends to pursue the action and recover its damages.

Lifted currently is involved in one pending lawsuit, as the defendant:

(1)Martha, Edgar v. Lifted Liquids – Edgar Martha, who worked as an independent contractor in Lifted’s production facility, has sued Lifted in regard to an alleged chemical burn. Mr. Martha has expressed to Lifted’s attorney that Mr. Martha is inclined to settle the case for $5,000. However, there can be no assurance or guarantee that the case can be settled for $5,000, as the medical bills in the case are significant and Mr. Martha’s medical insurance carrier has refused coverage.

During 2020, Lifted entered into settlement agreements that were mutually acceptable to the parties which have resolved the following four lawsuits:

(1)Mile High Labs, Inc., Plaintiff, v. Warrender Enterprise, Inc. d/b/a Lifted Liquids, Defendant (United States District Court for the District of Colorado; Civil Case No. 1:19-cv-02495-NYW); and

(2)Accelerated Analytical, Inc., et al. v. Lifted Liquids, Inc. d/b/a Lifted Made, et al., Case No. 3:20-cv-442-wmc (United States District Court for the Western District of Wisconsin)

(3)Lifted Liquids, Inc., Plaintiff, v. Luxvoni LLC d/b/a Luxvoni Marketing Solutions; Does I through X, inclusive; and Roe Business Entities I through X, inclusive, Defendants (United States District Court for Clark County, Nevada; Civil Case No. A-20-817416-C).

(4)Warrender Enterprise, Inc. d/b/a Lifted Liquids, a Wisconsin corporation, Plaintiff, v. Merkabah Labs, LLC, a Colorado limited liability company; Merkabah Technologies, LLC, a Colorado limited liability company; Ryan Puddy, an individual; and Ralph L. Taylor III, an individual, Defendants (United States District Court for the District of Colorado; Civil Action No. 1:20-cv-00155-SKC).

Costs and effects of compliance with environmental laws

To Lifted’s knowledge, Lifted does not currently use or generate any hazardous materials in its operations.

The Lifted Made Merger

The terms of the Lifted Merger were as follows:

·The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants").

·The Promissory Note, payable jointly by the Company and Lifted to Nicholas S. Warrender, is in the principal amount of $3,750,000. The Promissory Note is secured by all of the assets of the Company and Lifted, and by a pledge of all of the common stock of Lifted, Ablis, Bendistillery and Bend Spirits that are owned by the Company. The Promissory Note accrues interest at the rate of 2% annually, and has a term of five years, subject to mandatory partial prepayment using 50% of all capital raised by the Company other than capital raised in connection with two potential acquisitions in Wisconsin, and subject to mandatory full prepayment if and when Lifted achieves an aggregate post-Closing EBITDA of $7,500,000. Lifted will not be using any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

·The purpose of the 645,000 shares of unregistered common stock of LFTD Partners Inc. that constitutes the Deferred Contingent Stock is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of shares of the Deferred Contingent Stock certain employees of Lifted and William C. "Jake" Jacobs, the Company's President and CFO. The vesting of certain shares of the Deferred Contingent Stock is subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Deferred Contingent Stock will be issued and delivered to Nicholas S. Warrender as additional Merger consideration, unless Nicholas S. Warrender agrees to an alternative allocation of such unvested Deferred Contingent Stock.

·The purpose of the Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of Warrants certain employees, officers and directors of Lifted and the Company. The vesting of certain of the Warrants will be subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Warrants will be terminated or alternatively allocated to other employees of Lifted.

·Nicholas S. Warrender was granted certain registration rights for the 3,900,455 shares of the Company’s unregistered common stock that he received in the Merger, pursuant to the terms and conditions of a Registration Rights Agreement.

·Nicholas S. Warrender, the Company's President and CFO William C. “Jake” Jacobs, and the Company's Chairman and CEO Gerard M. Jacobs, who together as a group have stockholder and managerial control of the Company, entered into a Stockholders Agreement to vote in concert regarding the election of directors of the Company and on certain other matters.

·The Company has entered into a long-term employment agreements with Nicholas S. Warrender, William C. "Jake" Jacobs, and Gerard M. Jacobs, pursuant to which each of them is entitled to $100,000 in base salary and an annual bonus stemming from the Company’s cash management bonus pool.

·The effects of the Merger are that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) and Lifted have vested in Lifted as the surviving entity in the Merger, and all debts, liabilities, obligations, restrictions, and duties of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) have become the debts, liabilities, obligations, restrictions, and duties of Lifted as the surviving entity in the Merger. Lifted is operating as a wholly-owned subsidiary of the Company.

·The articles of incorporation of Lifted are the articles of incorporation of the surviving entity in the Merger, and the by-laws of Lifted are the by-laws of the surviving entity of the Merger.

·Upon the Closing of the Merger, the authorized number of directors of the Corporation was increased from seven to nine. The Corporation’s directors currently consist of eight persons following the election of a new board of directors and the subsequent resignation of Michael D. McCaffrey: Gerard M. Jacobs, JD (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead Outside Director), Joshua A. Bloom, MD, James S. Jacobs, MD, Richard E. Morrissy, Kevin J. Rocio, and Robert T. Warrender II.

·Upon the Closing of the Merger, the officers of the Corporation are as follows, each to hold office until his successor is duly elected or appointed and qualified or until his earlier death, resignation, or removal in accordance with applicable Law: Gerard M. Jacobs, JD - Chairman, CEO and Secretary;  William C. "Jake" Jacobs, CPA - President, CFO and Treasurer; and Nicholas S. Warrender - Vice Chairman and Chief Operating Officer.

Source of Funds for the Lifted Merger

The source of funds for the $3,750,000 cash component of the acquisition of Lifted was proceeds from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock (convertible at $1 per share of common stock of the Company) and Series B Convertible Preferred Stock (convertible at $5 per share of common stock of the Company). We anticipate that the source of funds to repay the $3,750,000 Promissory Note component of the acquisition of Lifted will be proceeds from future sales of LFTD Partners Inc.’s equity securities and/or loans, and revenue from Lifted's business. Professional costs in connection with the Merger were paid using cash on hand that was sourced from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Post-Merger Shareholder Rights and Accounting Treatment of the Merger

There are no material differences in the rights of the Company’s shareholders as a result of the Merger, as the nature of the shares of common stock of the Company has not changed due to the Merger. However, there has been stockholder dilution with additional shares and warrants outstanding.

As of the date of acquisition (February 24, 2020), the Merger was considered a business combination. The accounting treatment of the Merger is that the Company is deemed to be the accounting acquirer of Lifted, and Lifted is deemed to be the accounting acquiree, under the acquisition method of accounting.

The Application of Accounting Guidance to the Merger

Quoted below are the accounting standards codification guidance relating to the accounting treatment of the Company’s acquisition of Lifted as of the date of Merger, followed by the Company’s comments regarding the application of that guidance to the Merger:

Guidance: “Other pertinent facts and circumstances also shall be considered in identifying the acquirer in a business combination effected by exchanging equity interests, including the following:

1. a. The relative voting rights in the combined entity after the business combination. The acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. In determining which group of owners retains or receives the largest portion of the voting rights, an entity shall consider the existence of any unusual or special voting arrangements and options, warrants, or convertible securities.”

The Company’s Comments: In evaluating which entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity, the Company observes that: (1) the voting rights held by the Company’s outstanding common stock, options and warrants, and convertible securities represented a total of 13,684,538 shares on a fully diluted basis; and (2) the voting rights held by the Company’s outstanding common stock, options and warrants, convertible securities, 3,900,455 shares of common stock issued to Nicholas S. Warrender, 645,000 shares of deferred contingent common stock issued in the merger, and the 1,820,000 warrants granted in the merger, represented a total of 20,049,993 shares on a fully diluted basis. Consequently, the existing shareholders of the Company owned 68% of the merged entity on a fully diluted basis. Note: many of the 645,000 shares of deferred contingent stock and many of the 1,820,000 warrants granted in the transaction were issued to current officers and directors of the Company, and, pursuant to the Compensation Agreement dated June 19, 2019, as a result of the Company’s closing of the acquisition of Lifted, Gerard M. Jacobs and William C. Jacobs were awarded warrants to purchase 250,000 and 225,000 shares of common stock of the Company at $5.00 per share, respectively, so the existing shareholders of the Company actually owned more than 68% of the combined entity on a fully diluted basis. The foregoing analysis of the relative voting rights of the combined entity suggests that the Company should be considered to be the accounting acquirer in the Merger.

Guidance: “2. b. The existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. The acquirer usually is the combining entity whose single owner or organized group of owners holds the largest minority voting interest in the combined entity.”

The Company’s Comments: The stockholders agreement entered into between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from exercising any control over the combined entity that is not approved by the Company’s current management team of Gerard M. Jacobs and William C. Jacobs. This effect of the stockholders agreement suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “3. c. The composition of the governing body of the combined entity. The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity.”

The Company’s Comments: The pre-closing directors of the Company had seven seats on the Board of Directors of the combined entity, and Nicholas S. Warrender and his nominee Kevin J. Rocio received only two seats. In addition, the stockholders agreement between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from taking control over the Board of Directors of the combined entity post-closing. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “4. d. The composition of the senior management of the combined entity. The acquirer usually is the combining entity whose former management dominates the management of the combined entity.”

The Company’s Comments: The pre-closing officers of the Company continue to serve as the Company’s Chairman, CEO, President, CFO, Treasurer and Secretary. The only additional officer role is that of Nicholas S. Warrender, who now serves as the Company’s Vice Chairman and COO. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “5. e. The terms of the exchange of equity interests. The acquirer usually is the combining entity that pays a premium over the precombination fair value of the equity interests of the other combining entity or entities.”

The Company’s Comments: It is very difficult to say with any certainty whether or not the Company paid a premium over the precombination fair value of Lifted. Most of the companies in the cannabis industry are losing money and nevertheless are enjoying market capitalizations that are massively higher than the consideration that the Company paid to acquire Lifted. However, Lifted has historically been involved in the vaping and e-liquids industry, and it is unclear what discount to fair value should be attributed to that involvement. The foregoing analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-13 The acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings) is significantly larger than that of the other combining entity or entities.”

The Company’s Comments: In terms of assets, prior to the closing, the Company’s cash on hand of over $4 million significantly exceeded Lifted’s assets. On the other hand, Lifted’s revenues and earnings significantly exceed the Company’s revenue and earnings. This analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-14 In a business combination involving more than two entities, determining the acquirer shall include a consideration of, among other things, which of the combining entities initiated the combination, as well as the relative size of the combining entities, as discussed in the preceding paragraph.”

The Company’s Comments: This consideration is not applicable as the Merger of the Company and Lifted did not involve more than two entities.

Guidance: “55-15 A new entity formed to effect a business combination is not necessarily the acquirer. If a new entity is formed to issue equity interests to effect a business combination, one of the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in paragraphs 805-10-55-10 through 55-14. In contrast, a new entity that transfers cash or other assets or incurs liabilities as consideration may be the acquirer.”

The Company’s Comments: This consideration is not applicable as the Company and Lifted are not structuring a business combination.

Conclusion

Based on the foregoing analysis of the facts surrounding the Company’s acquisition of Lifted, it is the Company’s position that the Company is the accounting acquirer of Lifted in the Merger, and Lifted is the accounting acquiree in the Merger, under the acquisition method of accounting.

As such, as of February 24, 2020 (the acquisition date), the Company recognized, separately from goodwill, the identifiable assets acquired and the liabilities assumed in the Merger.

The federal income tax consequences of the Merger are as follows: the transaction is expected to be booked as a tax-free exchange of stock pursuant to Internal Revenue Code Section 368, resulting in no federal income tax consequences of the stock portion of the transaction.

Purchase Price Allocation

The following table presents the purchase price allocation:

Consideration:
Cash and cash equivalents	$3,750,000

Note consideration	$3,750,000

3,900,455 shares of unregistered common stock of the Company valued as of January 7, 2020 (date of entering into the Agreement and Plan of Merger)	$10,726,251

Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share	$4,980,150

Total merger consideration	$23,206,401

Assets acquired:
Cash and cash equivalents	$619,390
Accounts Receivable	$341,387
Inventory	$267,474
Loan to Shareholder	$9,000
Fixed Assets	$80,003
Intangible Assets	$4,444
Security Deposit	$1,600
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $20,010 in 2020 and $17,336 in 2019	$23,346
Goodwill	$22,292,767
Total assets acquired	$23,639,411

Liabilities assumed:
Accounts Payable and Accrued Expenses	$345,075
Operating Lease Liability	$15,569
Deferred Revenue	$64,696
Non-Current Operating Lease Liability	$7,670
Total Liabilities assumed	$433,010

Net Assets LFTD Partners Inc.:	$23,206,401

Net Assets Acquired (Excluding Goodwill):	$913,634

Determination of the Fair Value of the Shares of Common Stock and Warrants Issued as Part of the Merger Consideration

The Company determined the fair value of the shares of common stock issued on February 24, 2020 as part of the Merger Consideration by multiplying the stock closing price on January 7, 2020 ($2.75) by the number of common stock shares issued (3,900,455) in the Merger. January 7, 2020 was the date of entering into the Agreement and Plan of Merger.

The Company determined the fair value of the warrants issued on February 24, 2020 as part of the Merger Consideration by using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 362%; risk-free interest rate of 1.55%; dividend yield of 0% and an expected term of 2.57 years. The expected future stock volatility was based on the historical volatility of LFTD Partners Inc.’s common stock price per share. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vested and the contractual term of the warrant. The values of the warrants were considered part of the Merger consideration.

Allocation of Purchase Price to Goodwill

The Company’s primary motivation for acquiring Lifted was to secure the exclusive services of Nicholas S. Warrender. Mr. Warrender founded Lifted in 2014 with $900, and since its inception has done a masterful job staying ahead of industry trends, navigating industry challenges and launching innovative, advanced branded products before competitors launched their branded products. Mr. Warrender is focused and relentless, and attracts many people who like his energy and creativeness and want to do business with him. In the Company’s opinion, Lifted’s customers do business with Lifted primarily because of Mr. Warrender; and, at the time of the Merger, Mr. Warrender was the only full time employee handling sales for Lifted. There were no other material identifiable intangible assets that were considered appropriate for recognition at the time of close. In a very significant sense, Lifted is Mr. Warrender, and Mr. Warrender is Lifted. This is why the Company recognized $22,292,767 of the total acquisition consideration paid in the Merger as being goodwill.

OLCC Review of New Directors of the Company

Due to our minority ownership interest in Bendistillery and Bend Spirits, the Oregon Liquor Control Commission ("OLCC") has jurisdiction over our directors, officers and significant shareholders. If the OLCC were to refuse to approve any of our directors, officers or significant shareholders, it could disrupt our management and corporate governance, which could materially adversely affect our Company and the trading price of our common stock.

Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement

Registration Rights Agreement

In connection with the Merger, the Company signed a Registration Rights Agreement granting Nicholas S. Warrender, or his assigns, “piggyback” and “demand” registration rights in regard to any and all Company registration statements filed with the SEC on or prior to a termination date set out in the agreement, in order to permit the registration of all 3,900,455 shares of Common Stock issued to Mr. Warrender as Stock Consideration in the Merger ("Registrable Shares"). The Registration Rights Agreement can be summarized as follows:

Subject to certain limitations, Mr. Warrender, or his assigns, may demand registration of all or any portion of the Registrable Shares at any time beginning on the 120th day following the closing of the Merger Agreement. The Company must then file a registration statement within ten days. The Company may postpone for up to 180 days the filing or effectiveness of a registration statement for a demand registration if the board of directors determines in its reasonable good faith judgment that such demand registration would (i) materially interfere with a significant acquisition, corporate organization, financing, securities offering or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act. The Company may delay a demand registration hereunder only once in any period of 12 consecutive months.

No demand registration shall be required where in the judgment of the Company, its legal counsel, and/or SEC guidance and comments the registration would be deemed a primary offering pursuant to Securities Act Rule 415, which is interpreted by the SEC staff to prohibit registrations of stock for resale where the seller is deemed to be engaged in a primary offering of behalf of the issuer. The registration rights agreement shall terminate when no Registrable Shares remain outstanding.

Secured Promissory Note

At the closing of the Merger, the Company executed a secured promissory note of $3,750,000 payable to Nicholas S. Warrender (the “Promissory Note”) which can be summarized as follows:

Interest on the Promissory Note shall be 2% per year. The maturity date of the Promissory Note is the earlier of (a) the date which is 30 days after the last day of the calendar quarter during which Lifted's aggregate EBITDA (aggregate earnings before interest, taxes, depreciation and amortization ) since the Closing Date of the Merger exceeds $7.5 million, or (b) the date which is the fifth anniversary of the closing date of the Merger.

The Promissory Note shall have mandatory prepayments, subject to certain limitations, within five business days following the closing of any equity or debt capital raise by the Company or Lifted following the date of the Merger Agreement wherein Mr. Warrender is entitled to be paid at least 50% of the net proceeds of such capital raise toward a prepayment of the principal and accrued interest on the Promissory Note, excluding only the capital raise for the potential Wisconsin Acquisitions referred to in Section 5.23(a) of the Merger Agreement. See “Obligation to Pursue Two Opportunities” below. Lifted did not use any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

The Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

Stockholders Agreement

At the closing of the Merger Agreement, our COO Nicholas S. Warrender, our CEO Gerard M. Jacobs, and our President and CFO William C. "Jake" Jacobs entered into a Stockholders Agreement which can be summarized as follows: each of them will vote all shares of our common stock now or hereafter owned or controlled by him as unanimously agreed upon by all three of them, including as to the following matters: election, removal and filling vacancies on our board of directors; our charter and bylaws; employment agreements, consulting agreements, fee agreements, base salaries, bonuses, management bonus pools amounts and calculations, management bonus pool allocations and payments, future stock options or warrants issuances, and any other direct or indirect compensation or benefits of any nature whatsoever; acquisitions; divestitures; and capital raises.

Executive Employment Agreements

At the closing of the Merger, the Company entered into employment agreements with Nicholas S. Warrender to serve as Co-Founder, Vice Chairman and Chief Operating Officer of the Company and as Chief Executive Officer of Lifted, with Gerard M. Jacobs, J.D., to serve as Chairman, Chief Executive Officer and Secretary of the Company, and with William C. "Jake" Jacobs, CPA to serve as President, Chief Financial Officer and Treasurer of the Company (collectively the “Executive Employment Agreements”), which can be summarized as follows:

Each of the Executive Employment Agreements is a "rolling" five year employment agreement wherein the executive's employment is effective and shall continue until the fifth anniversary of the commencement of such Executive Employment Agreement, unless terminated. Each of the Executive Employment Agreements shall be deemed to be automatically extended, upon the same terms and conditions, for additional periods of one year (extending the term of such Executive Employment Agreement to five years after each such extension date), unless either party provides written notice of such party’s intention not to extend the term of such Executive Employment Agreement at least 90 days’ prior to the applicable extension date.

During the employment term, each executive shall devote substantially all of his business time and attention to the performance of his duties under his Executive Employment Agreement and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the board of directors of the Company; provided, that such executive shall be permitted to continue to participate as an officer of any corporation that owns real estate as of the date of his Executive Employment Agreement with the Company and that is owned by a family trust of which such executive is a grantor or beneficiary, and provided further that such executive, with the prior written consent of the board of directors of the Company shall be permitted to act as a director, trustee, committee member or principal of any type of business, civic or charitable organization and to purchase or own less than 5% of the publicly traded securities of any corporation provided, however, that such ownership represents a passive investment and that such executive is not a controlling person of, or a member of a group that controls, such corporation, and that such activities do not interfere with the performance of such executive's duties and responsibilities to the Company.

The annual rate of each executive's base salary under his Executive Employment Agreement is $100,000.

Each executive shall participate in the Company’s annual company-wide management bonus pool, which can be generally described as a cash set-aside for management bonuses of an amount equal to 33% of the amount (if any) by which the Company's actual annual consolidated EBITDA exceeds an annual consolidated EBITDA target amount that is mutually agreed upon between the Chairman of the Compensation Committee of the board of directors, on the one hand, and Nicholas S. Warrender, Gerard M. Jacobs and William C. "Jake" Jacobs, on the other hand, with the allocation of such management bonus pool to be determined by unanimous written agreement of such three executives.

The Company will provide to each executive an employee benefits package including fully paid Blue Cross/Blue Shield or equivalent family health, vision and dental insurance. The Company will also provide to each executive prompt reimbursement for all documented business related expenses paid or incurred by such executive in connection with Acquired Sales, including but not limited to airfare, rail, taxi, rental cars, parking, tolls, gasoline for business trips, meals, entertainment, hotel, office supplies, mobile phone, internet, hotspot, and postage expenses.

Each executive's employment may be terminated by either the Company or such executive at any time and for any reason, provided that any termination of such executive's employment by the Company without cause will trigger significant payment obligations by the Company to such executive.

Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement

The Company entered into a Compensation Agreement dated as of June 19, 2019, with our CEO Gerard M. Jacobs and our President and CFO William C. "Jake" Jacobs. The material terms of the Compensation Agreement, as amended on December 1, 2020, can be summarized as follows:

(1) Starting during June 2019 until the closing of the Lifted Merger on February 24, 2020, we paid Gerard M. Jacobs and William C. "Jake" Jacobs consulting fees of $7,500 and $5,000 per month, respectively. Upon the closing of the Lifted Merger, we entered into Executive Employment Agreements with Gerard M. Jacobs and William C. "Jake" Jacobs as described in the section above entitled "Executive Employment Agreements";

(2) The closing of the Lifted Merger triggered obligations of the Company to pay cash bonuses to the Company's CEO Gerard M. Jacobs and the to the Company's President and CFO William C. "Jake" Jacobs of $250,000 and $100,000, respectively, of which only $50,000 has been paid to date, and which are accruing 2% annual interest on and after January 1, 2021;

(3) Upon demand by Gerard M. Jacobs and William C. Jacobs on or after January 1, 2021, or the first date when we have raised a total of at least $15 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively, plus 2% annual interest accruing on and after January 1, 2021;

(4) Upon the earlier of December 1, 2021, or the first date when we have raised a total of at least $25 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively;

(5) The terms of Gerard M. Jacobs' stock options granted by us to purchase shares of common stock of LFTD Partners Inc. which were set to expire (unless previously exercised) during November 2020 or during September 2021, respectively, have been extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024;

(6) We granted to Gerard M. Jacobs and to William C. "Jake" Jacobs so-called "tag along" registration rights for all of our shares owned by Gerard M. Jacobs, by William C. "Jake" Jacobs, or by any of their respective affiliates, and for all of our shares issuable to Gerard M. Jacobs, to William C. "Jake" Jacobs, or to any of their respective affiliates upon the exercise of his or their options or warrants to purchase shares of common stock of LFTD Partners Inc.; and

(7) We issued to Gerard M. Jacobs and William C. "Jake" Jacobs five-year warrants containing a "cashless exercise" feature giving Gerard M. Jacobs and William C. "Jake" Jacobs (or his designee(s)) the right to purchase 250,000 and 225,000 shares, respectively, of common stock of LFTD Partners Inc. exercisable at $5.00 per share.

Obligation to Pursue Two Acquisitions in Wisconsin

The Merger Agreement imposes a legally binding obligation upon us to use good faith efforts to acquire two companies located in Wisconsin. These two companies are completely unrelated to, and are not affiliated in any way with, Nicholas S. Warrender. Since the Merger Agreement was entered into, we and Nicholas S. Warrender have mutually agreed to abandon all efforts to acquire the two companies located in Wisconsin, and no further time, efforts, or expense are being incurred in relation to these two companies located in Wisconsin.

Obligation to Pursue a Hemp Processing System Deal

The Merger Agreement imposes a legally binding obligation upon us to use good faith efforts to pursue an opportunity in the cannabinoid industry. Nicholas S. Warrender's father, Board member Robert T. Warrender II, has introduced us to a potential business opportunity to process CBD from hemp using a system that is currently undergoing proof of concept operational testing and that incorporates particular filtration and pump equipment and technology identified by Robert T. Warrender II.  Robert T. Warrender II believes that this advanced hemp processing system has the potential to allow significantly higher throughput, and lower per unit costs of production. We have agreed to analyze the results of the proof of concept's construction, operating costs, and operating results. If such analysis is favorable and is approved by our Board in its discretion, then we will use good faith efforts to attempt to proceed forward, in a joint venture or other arrangement involving Robert T. Warrender II, with a project(s) consisting of one or more of such hemp processing systems, subject to various conditions including a capital raise associated therewith, and any equity compensation received by Robert T. Warrender II from the financing, construction, operation, leasing and/or sale of such project(s) shall be structured in the form of shares of common stock of LFTD Partners Inc. valued at the then-current trading price per share of common stock of LFTD Partners Inc. but in no event at higher than $5.00 per share of common stock of LFTD Partners Inc..

Since the Company’s acquisition of Lifted Made in February 2020, there have been no material discussions among the Company, Lifted Made, and Robert T. Warrender II regarding the development or financing of any hemp processing system and to date no such project has proceeded forward. If the project proceeds, and there is no assurance that it will proceed, a company owned by Robert T. Warrender II could potentially supply certain pumps and other equipment for that project.

Post-Merger Business

Our cash on hand is expected to be sufficient to allow us to pay the post-closing salaries of Gerard M. Jacobs, our CEO, of Nicholas S. Warrender, Vice Chairman and COO, and of William C. "Jake" Jacobs, our President and CFO during 2021, the fees and expenses of our securities lawyer and auditors during 2021, and certain other operational expenses.

However, beyond those payments, our available capital is limited. We have not yet paid an aggregate of $300,000 of bonuses owed to Gerard M. Jacobs, our CEO, and to William C. "Jake" Jacobs, our President and CFO, because we currently do not have the funds to do so without adversely impacting Lifted’s working capital. These bonuses are payable upon demand. Gerard M. Jacobs and William C. “Jake” Jacobs are entitled to an additional aggregate of $350,000 of bonuses that are payable to them upon demand on or after January 1, 2021, and we currently do not have the funds to pay such bonuses without adversely impacting Lifted’s working capital. Lifted needs additional working capital to fuel its continued growth. And we do not have available capital to fund further acquisitions.

Nevertheless, we still intend to continue post-closing our strategy of acquiring Canna-Infused Products Companies. In order to continue our acquisition strategy, we will need to raise a significant amount of additional capital to pay the cash portion of the consideration paid in our acquisitions, and to inject growth capital into the acquired companies. We anticipate that additional capital will need to be raised in some combination of the following: (1) Private placements of shares of our Series B Convertible Preferred Stock convertible at $5 per share; (2) Private placements of shares of newly declared series of convertible preferred stock convertible at to-be-negotiated price(s) per share, which may be significantly less than the current trading price per share of our common stock, depending upon the financial performance of Lifted, market conditions, and cannabinoid industry conditions; (3) Private placements of newly issued shares of our common stock, at to-be-negotiated price(s) per share, which may be significantly less than the current trading price per share of our common stock, depending upon the financial performance of Lifted, market conditions, and cannabinoid industry conditions; (4) Borrowings from banks or other third parties, which may not be available, or which may be expensive if available at all; (5) Structuring potential acquisitions either as all stock deals, or as a combination of stock plus notes; (6) Using cash flow generated by Lifted's business to pay the cash portion of merger consideration; and/or (7) Merging into Acquired Sales an entity or entities that have cash on hand or cash flow that would allow other acquisitions to be completed.

Liquidity and Capital Resources

Currently, the Company’s only wholly-owned subsidiary, Lifted Made, is generating enough free cash flow to allow the Company and Lifted Made to fund their operations at their current levels and to grow Lifted Made’s business in a conservative, capital-constrained fashion. However, no guarantee or assurance can be given that Lifted Made’s current level of free cash flow will continue in the future, especially in light of the continuing COVID-19 pandemic, and U.S. federal, state and local laws, regulations and executive orders that are associated with the pandemic or that otherwise negatively impact the sales of hemp-derived products and nicotine products.

The Company and Lifted Made have aspirations to grow significantly faster than at their current levels, both organically and via acquisitions. But, to do so would require the Company to raise many millions of dollars of additional capital.

The $3,750,000 note payable jointly by the Company and Lifted Made to Nicholas S. Warrender (the “Note”) is secured by a perfected first lien security interest (the “Security Interest”) that encumbers all of the assets of the Company and Lifted Made.

The existence of the Note and the Security Interest make it extremely difficult for the Company and Lifted Made to raise capital via borrowing, since few if any potential lenders are interested in making loans to the Company and/or to Lifted Made that would be unsecured or that would be secured by a second lien that is subordinate to the Note and the Security Interest, except perhaps on terms that would be extremely expensive or otherwise unattractive to the Company.

And currently, management of the Company is reluctant to raise capital by selling equity securities of the Company (common stock and/or convertible preferred stock) at a significant discount to the current trading price of the Company’s common stock.

Even if the Company is able to raise additional capital via borrowing or the sale of equity securities of the Company: (1) the Company is contractually obligated to allocate and apply 50% of all such additional capital toward a partial or full repayment of the Note; and (2) the Company is currently obligated to pay a total of $300,000 in management bonuses to Gerard M. Jacobs and William C. Jacobs, and there will also be a total of an additional $350,000 in management bonuses payable to Gerard M. Jacobs and William C. Jacobs upon demand by them anytime on or after January 1, 2021. Additional capital raised by the Company that is used to pay down the Note or that is used to pay accrued management bonuses to Gerard M. Jacobs and William C. Jacobs is collectively referred to as the “Allocated Capital”.

If, notwithstanding these impediments, the Company and/or Lifted Made is able to raise debt or equity capital that is in addition to the Allocated Capital (the “Growth Capital”), then the Growth Capital would likely be used first to assist Lifted Made’s organic growth. Lifted Made could expend $1,000,000 or more of the Growth Capital to purchase additional raw materials and inventory, and to hire more sales people and production staff.

Any additional Growth Capital available would likely be used in connection with potential acquisitions. Consummating the proposed acquisitions of Savage Enterprises and related companies will require additional Growth Capital of at least $17,840,000. It is unclear how much additional Growth Capital would be needed to fund additional future acquisitions. While the Company would prefer to engage in 100% stock-for-stock acquisitions, potential acquisition candidates frequently prefer that a significant portion of the acquisition consideration be in cash. Also, the process of conducting a due diligence investigation and audit of potential acquisition candidates can be very expensive and requires cash. Also, some potential acquisitions may only make sense if the Company is in a position to inject cash into the potential acquisition candidates simultaneously with the closing of the acquisitions, in order to pay off accrued liabilities or to provide needed growth capital.

There is no assurance that the Company and Lifted Made will be able to obtain the additional Growth Capital needed to accelerate our growth beyond current levels. Our ability to obtain Growth Capital will depend on the level of pandemic-related stress on Lifted Made’s distributors and customers, governmental prohibitions and regulations of hemp-derived cannabinoids such as delta-8-THC, delta-10-THC, investor demand, our performance and reputation, the price of the Company’s common stock, and other factors beyond our control.

Our inability to raise additional Growth Capital could result in the delay or indefinite postponement of our growth objectives, including but not limited to an inability to consummate the proposed acquisitions of Savage Enterprises and related companies.

There can be no assurance or guarantee that any additional Growth Capital will be available on acceptable terms and conditions, if at all. The lack of availability of additional Growth Capital could have a material adverse effect on our Company and the trading price of our common stock.

The Market

Delta-8-THC, CBD, CBG, CBN and other cannabinoids can be derived from hemp. On December 20, 2018, President Donald J.

Trump signed the Agricultural Improvement Act of 2018, which is more commonly known as the “2018 Farm Bill”. The 2018 Farm Bill legalizes hemp cultivation and declassifies hemp as a Schedule I controlled substance. The US Food and Drug Administration (“FDA”) has stated that although hemp is no longer an illegal substance under federal law, the FDA continues to regulate cannabis products under the Food, Drug, and Cosmetic Act (“FD&C Act”) and Section 351 of the Public Health Service Act. In addition, several states have enacted laws and regulations that negatively impact the sale of hemp and hemp-derived products.

Lifted’s product sales of hemp-derived products are typically made through distributors, with a limited but growing number of sales online or direct to retail outlets.

While Lifted is optimistic regarding the future of its business selling hemp-derived products, the manufacture and sale of Canna-Infused Products involve significant risks that have the potential to bankrupt Lifted and the Company.

Government Laws and Regulations

Lifted primarily sells hemp-derived products, including products containing delta-8-THC, delta-10-THC, CBD, CBG, CBN and other cannabinoids, and products that contain nicotine. Lifted’s sales are typically made through distributors, with a limited but growing number of sales online or direct to retail outlets. Lifted is attempting to only conduct business related to manufacturing and commercializing hemp-derived products to the extent permitted in jurisdictions where it may operate.

While Lifted is optimistic regarding the future of its business selling hemp-derived products and products that contain nicotine, the manufacture and sale of hemp-derived products and products that contain nicotine involves significant risks associated with federal, state and local laws and regulations, and regulatory agencies, that have the potential to bankrupt Lifted and the Company, or at least to negatively impact the trading price of our common stock.

In regard to the sale of hemp-derived products in the United States, despite cannabis having been legalized at the state level for medical use in many states and for adult recreational use in a number of states, cannabis, other than plants of the same genus that meet the definition of industrial hemp, continues to be categorized as a Schedule I controlled substance under the federal Controlled Substances Act (“CSA”), and subject to the Controlled Substances Import and Export Act (“CSIEA”). As of December 20, 2018, the 2018 Farm Bill, formally known as the Agriculture Improvement Act of 2018 (the “Farm Bill”), has reclassified hemp for commercial use by removing it from its Schedule I Status under the CSA, and Lifted seeks to operate in compliance with the legislation. However:

(a) FDA: The US Food and Drug Administration (“FDA”) has stated that although hemp is no longer an illegal substance under the Farm Bill, the FDA continues to regulate cannabis products under the Food, Drug, and Cosmetic Act (“FD&C Act”) and Section 351 of the Public Health Service Act. The health and safety impacts of delta-8-THC, delta-10-THC, CBD, CBG, CBN and other cannabinoids have not yet been established via traditional scientific and/or clinical studies. The FDA appears to believe that CBD may or could have significant adverse health impacts upon human beings, especially in regard to potential liver toxicity or liver damage. Furthermore, the FDA sometimes appears to believe that certain cannabinoids are drugs, and that the sale of certain cannabinoid-infused products without FDA approval is illegal. In deference to the FDA’s position, various states and municipalities have similarly declared that the sale of certain hemp-derived cannabinoid-infused products is illegal, or have imposed restrictions or prohibitions upon the sale of certain hemp-derived products. The FDA may in the future impose significant licensing or other requirements, regulations, restrictions and/or prohibitions on the sale of hemp-derived products, which could have a material adverse effect upon Lifted’s business and the trading price of our common stock;

(b) DEA: The US Drug Enforcement Agency (“DEA”) has stated that although hemp is no longer an illegal substance under the Farm Bill, the FDA continues to pursue Schedule I controlled substances as well as certain synthetic substances. In particular:

(i) Hemp and hemp-derived cannabinoid-infused products which exceed a delta-9-THC concentration of 0.3% are illegal under the Farm Bill. Any failure to keep the delta-9-THC concentration in Lifted’s hemp-derived or cannabinoid-infused products below 0.3% could subject us to action by the DEA or other regulatory authorities and/or to lawsuits by consumers, which could have a material adverse effect upon our Company's business and the trading price of our common stock. In addition, certain hemp-derived products may, over time, gradually increase their delta-9-THC concentration, and this may ultimately cause such products to exceed the 0.3% delta-9-THC concentration level, making such products illegal in certain jurisdictions. If this happens, we could be subject to regulatory action that could have a material adverse effect upon our Company and the trading price of our common stock. In addition, the approval of medical and recreational marijuana by many states has created a situation in which it may be difficult or impossible for regulators and courts to determine whether the THC levels reflected in consumers’ blood tests are the result of legal hemp-derived products or marijuana-infused products. This may result in regulatory actions or lawsuits against the Company; and

(ii) The DEA has issued a statement that some have interpreted as making hemp-derived delta-8-THC illegal. In deference to the DEA, certain state and local governments have imposed restrictions or prohibitions upon the sale of certain products containing delta-8-THC. Lifted sells significant quantities of products containing hemp-derived delta-8-THC, and any crackdown by the DEA or other regulatory authorities on products containing delta-8-THC could have a material adverse effect upon Lifted’s business and the trading price of our common stock; and

(c) Amended PACT act: The recently amended federal PACT act may make the online sale of certain of Lifted’s products difficult or impossible. We are evaluating the amended federal PACT act, and the most appropriate course of action for Lifted to take in response thereto. The amended federal PACT act could have a material adverse effect upon Lifted’s business and the trading price of our common stock.

In regard to the sale of products containing nicotine, products containing nicotine are addictive and are subject to heavy regulation by U.S. federal, state and local governments. The legislative and regulatory landscape surrounding nicotine-containing products has created risks for Lifted’s business. Laws and regulations have been adopted that can impose significant liabilities upon companies operating in the nicotine industry, especially in regard to sales to minors. Existing and future laws and regulations affecting nicotine products could have a material adverse effect upon Lifted’s business and the trading price of our common stock.

Furthermore, the regulation of nicotine, hemp, hemp oil, hemp-derived cannabinoids, and cannabinoid-infused products is evolving. Lifted may become subject to new rules, regulations, moratoriums, prohibitions, or other restrictions or impediments upon nicotine and Canna-Infused Products Companies imposed by the U.S. President pursuant to executive orders, by the U.S. Congress in laws, by U.S. federal agencies such as the FDA and/or the DEA, and/or by state and local governments.

Competition

Lifted faces intense competition in the cannabinoid industry and in the nicotine products industry from both existing and emerging companies that offer similar products to Lifted. Some of Lifted's current and potential competitors may have longer operating histories, greater financial, marketing and other resources and larger customer bases. Given the rapid changes affecting the cannabinoid industry nationally and locally, Lifted may not be able to create and maintain a competitive advantage in the marketplace. Lifted’s success will depend on its ability to keep pace with any changes in local and national markets, especially in light of legal and regulatory changes. Lifted’s success will depend on its ability to respond to, among other things, changes in the economy, market conditions and competitive pressures. Any failure to anticipate or respond adequately to such changes could have a material adverse effect on Lifted’s financial condition, operating results, liquidity, cash flow and operational performance.

Receipt of Loans under the Economic Injury Disaster Loan Program and the Paycheck Protection Program

In response to the coronavirus (COVID-19) pandemic, the U.S. Small Business Administration (the “SBA”) is making small business owners eligible to apply for an Economic Injury Disaster Loan advance of up to $10,000 under its Economic Injury Disaster Loan program (the “EIDL”). This advance provides economic relief to businesses that are currently experiencing a temporary loss of revenue. This loan advance will not have to be repaid. Lifted applied for and received a $10,000 loan advance under the EIDL (“EIDL Advance”) on April 20, 2020. Lifted recognized a $10,000 gain on the forgiveness of the EIDL Advance on April 21, 2020.

Lifted also applied for and received a loan (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020. The PPP Loan was issued by BMO Harris Bank (the “Lender”) in the aggregate principal amount of $149,622.50 and evidenced by a promissory note (the “Note”), dated April 14, 2020 issued by Lifted to the Lender. The Note matures on April 14, 2022. The Note bears interest at a rate of 1.00% per annum, payable monthly commencing on November 14, 2020, following an initial deferral period as specified under the PPP. As of December 31, 2020, Lifted had an accrual of $1,074 for the interest on the PPP Loan. The Note may be prepaid by Lifted at any time prior to maturity with no prepayment penalties. Proceeds from the PPP Loan will be available to Lifted to fund designated expenses, including certain payroll costs and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest of the PPP Loan may be forgiven to the extent that at least 75% of the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the SBA under the PPP. Acquired Sales Corp. believes that Lifted has used at least 75% of the PPP Loan amount for designated qualifying expenses and Lifted applied for forgiveness of the PPP Loan in accordance with the terms of the PPP.

On April 20, 2021, the entire PPP Loan ($149,622) and the interest payable on the PPP Loan ($1,525) was forgiven by the SBA.

Acceptance of Subscriptions From Accredited Investors to Purchase Newly Issued Series A Convertible Preferred Stock (“Series A Preferred Stock”)

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Series A Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Series A Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. The Series A Preferred Stock will receive an annual 3% dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Series A Preferred Stock. On July 6, 2020, the Company filed with the SEC an amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series A Preferred Stock may be converted. On December 10, 2020, the Company filed with the SEC a second amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series A Preferred Stock may be converted. On June 2, 2021, the Company filed with the SEC a third amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series A Preferred Stock may be converted. On July 2, 2021, the Company filed with the SEC a fourth amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series A Preferred Stock may be converted. On July 26, 2021, the Company filed with the SEC a fifth amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series A Preferred Stock may be converted. There can be no guarantee or assurance that such Registration Statement will ever be declared effective by the SEC. As of August 19, 2021, 60,400 shares of Series A Preferred Stock have been converted into a total of 6,040,000 shares of common stock of the Company, which leaves 5,750 shares of Series A Preferred Stock currently outstanding.

Acceptance of Subscriptions From Accredited Investors to Purchase Newly Issued Series B Convertible Preferred Stock (“Series B Preferred Stock”)

Between July 24, 2019 and December 5, 2019, the Company accepted subscriptions from accredited investors to purchase 100,000 shares of newly issued Series B Preferred Stock for an aggregate purchase price of $500,000 in cash. These 100,000 shares of Series B Preferred Stock are convertible at the option of the holder into 100,000 shares of newly issued common stock of the Company. The Series B Preferred Stock will receive an annual 3% dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Series B Preferred Stock. On July 6, 2020, the Company filed with the SEC an amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series B Preferred Stock may be converted. On December 10, 2020, the Company filed with the SEC a second amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series B Preferred Stock may be converted. On June 2, 2021, the Company filed with the SEC a third amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series B Preferred Stock may be converted. On July 2, 2021, the Company filed with the SEC a fourth amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series B Preferred Stock may be converted. On July 26, 2021, the Company filed with the SEC a fifth amended Registration Statement on Form S-1/A covering 30% of the common stock shares into which the Series B Preferred Stock may be converted. There can be no guarantee or assurance that such Registration Statement will ever be declared effective by the SEC. As of August 19, 2021, 60,000 shares of Series B Preferred Stock have been converted into a total of 60,000 shares of common stock of the Company, which leaves 40,000 shares of Series B Preferred Stock currently outstanding.

Acquisition Process

The structure of the Company’s participation in business opportunities and ventures will continue to be situational.

The Company is likely to structure future acquisitions as a purchase of 19.99% or less, or 100%, of a target company’s equity ownership interest, or as a so-called tax-free reorganization. However, in particular situations, the Company is willing to consider alternative deal structures including joint ventures. For example, during 2020, the Company’s Lifted Made subsidiary entered into a 50-50 joint venture called SmplyLifted LLC, with the other 50% of SmplyLifted LLC being owned by SMPLSTC LLC and its principals. And during 2021, the Company’s Lifted Made subsidiary entered into a 50-50 joint venture called LftdXSvg LLC, with the other 50% of LftdXSvg LLC being owned by Savage Enterprises; LftdXSvg LLC was dissolved prior to conducting any business.

In deals that are structured as tax-free reorganizations, it is expected that the Company will issue a relatively large number of newly issued shares of the Company, and, as a result, substantial additional dilution to the percentage ownership of our current stockholders.

The Company’s present management and shareholders may not have control of a majority of our voting shares following a merger or purchase of stock. It is possible that the shareholders of the acquired entity or the persons who provide the capital to the Company to finance a merger or purchase of stock will gain control of the Company’s voting stock and the Company’s directors may resign and new directors may be appointed without any vote by the shareholders. Those directors are entitled to replace the Company’s officers without stockholder vote.

Closing such purchases of stock or so-called tax-free reorganizations will likely require the Company to raise millions of dollars of capital, in order to pay the cash portion of the transaction consideration. The Company can provide no assurance or guaranty whatsoever that it will be able to raise such millions of dollars of capital on acceptable terms and conditions, if at all.

An Investment Committee appointed by the Company’s Board of Directors, currently consisting of our CEO Gerard M. Jacobs, JD, our Chief Operating Officer Nicholas S. Warrender, and our President and CFO William C. "Jake" Jacobs, CPA, will review material furnished to it and will vote whether or not the Investment Committee believes a potential acquisition is in the Company’s best interests and the interests of the Company’s shareholders. If the Investment Committee votes unanimously to approve a potential acquisition, then such acquisition will be presented to the Board of Directors of the Company for their review and a vote. The Company does not intend to proceed forward with a potential acquisition without the unanimous approval of the Investment Committee and approval by a majority of the Company’s Board of Directors.

The Company intends to source acquisition opportunities through Gerard M. Jacobs, Nicholas S. Warrender, William C. "Jake" Jacobs, and directors and their contacts, and in some cases through finders. These contacts include professional advisors such as attorneys and accountants, securities broker dealers, other members of the financial community, other businesses and others who may present solicited and unsolicited proposals. Management believes that business opportunities may become available to us due to a number of factors, including, among others: (1) the Company’s ownership of shares in Lifted and other Canna-Infused Products

Companies; (2) management’s historical experience building large public companies; (3) management’s contacts and acquaintances; and (4) the Company’s flexibility with respect to the manner in which the Company may be able to structure, finance, merge with or acquire any business opportunity.

The analysis of new business opportunities will be undertaken by or under the supervision of the Investment Committee appointed by our Board of Directors. Inasmuch as the Company will have limited funds available to search for business opportunities, the Company will not be able to expend significant funds on a complete and exhaustive investigation of such business or opportunity. The Company will, however, investigate, to the extent believed reasonable by the Investment Committee, such potential business opportunities by conducting a so-called “due diligence investigation”.

In a due diligence investigation, the Company intends to obtain and review materials regarding the business opportunity. Typically, such materials will include information regarding a target business’ products, services, contracts, management, ownership, and financial information. In addition, the Company intends to cause the Investment Committee to meet personally with management and key personnel of target businesses, ask questions regarding the target businesses’ prospects, tour facilities, and conduct other reasonable investigation of the target businesses to the extent of the Company’s limited financial resources and management and technical expertise.

There is no guarantee that the Company can obtain or maintain the funding needed for its operations, including the funds necessary to search for and investigate acquisition candidates, and to close an acquisition including paying the substantial costs of legal, accounting and other relevant professional services.

As of August 18, 2021, the consolidated cash on hand of LFTD Partners Inc and Lifted Made was a total of $3,335,986. To date, Lifted has also invested cash of $587,500 into a company called SmplyLifted LLC, which SmplyLifted LLC has primarily used to purchase inventory of tobacco-free nicotine pouches. Lifted expects to invest additional cash into SmplyLifted LLC, also to be primarily used to purchase inventory of tobacco-free nicotine pouches. Lifted has a 50% membership interest in SmplyLifted LLC.

In prior years, LFTD Partners Inc.’s payables have been greater than its cash on hand. Historically, LFTD Partners Inc. has had inconsistent income generating ability and is therefore has been reliant on raising money from loans or stock sales.

Employees

Gerard M. Jacobs, our Chairman, Chief Executive Officer and Secretary, manages the Company’s operations with the assistance of William C. "Jake" Jacobs, our President, Chief Financial Officer and Treasurer, and Nicholas S. Warrender, our Vice Chairman and Chief Operating Officer, under the Executive Employment Agreements described above.

We expect to continue to use consultants, attorneys, accountants, other professionals and independent contractors as necessary.

Election of New Board of Directors; Resignation of Michael D. McCaffrey as a director

As described in LFTD Partners Inc.’s Form 8-K filed with the SEC on September 9, 2020, pursuant to Nevada corporate law, stockholders of LFTD Partners Inc. who own more than 2/3rds of the outstanding shares of common stock of LFTD Partners Inc. elected a new Board of Directors consisting of Gerard M. Jacobs, JD (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead Outside Director), Joshua A. Bloom, MD, James S. Jacobs, MD, Michael D. McCaffrey, JD, Richard E. Morrissy, Kevin J. Rocio, and Robert T. Warrender II. Robert T. Warrender II replaced director Thomas W. Hines who was not re-elected to the Board. Mr. Hines was a member of the Company’s Nominating, Audit and Investment Committees and no longer serves in those roles.

Robert T. Warrender, II, age 69, is the owner and founder of American Process Equipment, Inc. in Zion, IL. In 1993, Mr. Warrender founded American Process Equipment, Inc., which specializes in specialty pumps and related systems. Mr. Warrender has authored industry publications and technical papers for the pump industry and has served as a consultant to companies in related industries. Mr. Warrender attended the University of Wisconsin-Parkside. Mr. Warrender coached junior high school basketball for 20 years. Mr. Warrender is the father of Nicholas S. Warrender who currently serves as the Company’s Vice Chairman of the Board and Chief Operating Officer, and as the CEO of LFTD Partners Inc.’s wholly owned subsidiary Lifted Made.

On October 12, 2020, Michael D. McCaffrey, J.D, resigned from the Board of Directors of LFTD Partners Inc. Mr. McCaffrey served as a member of the Nominating, Compensation and Audit Committees of the Board. Mr. McCaffrey confirmed that his resignation was not the result of any disagreement with the Company.

Exercise of Options

On October 27, 2020, a director of the Company exercised an option to purchase 25,000 shares of LFTD Partners Inc.’s common stock at an exercise price of $0.001 per share.

October 27, 2020 Shortfall Loan to SmplyLifted LLC for Purchase Order Transaction

On October 27, 2020, Lifted paid a vendor $200,000 on behalf of SmplyLifted LLC as a down payment on a purchase order of inventory. Later that same day, SmplyLifted LLC reimbursed Lifted for such $200,000.

Stock Buy-back Transactions with a Non-Affiliate Stockholder

On November 24, 2020, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

On January 8, 2021, LFTD Partners Inc. purchased an additional 36,000 shares of common stock of the Company from the same non-affiliate shareholder, also in a private transaction, for $0.95 per share for a total of $34,200. These shares are also held in treasury.

December 1, 2020 Amendment to Compensation Agreement dated as of June 19, 2019

Due to the COVID-19 pandemic and for other reasons, the Company was not in a position to pay Gerard M. Jacobs, CEO, and William C. “Jake” Jacobs, President and CFO, the $250,000 and $100,000 bonuses, that were to be paid to them, respectively, on December 1, 2020, pursuant to the Compensation Agreement dated as of June 19, 2019, without negatively impacting Lifted’s working capital. In recognition of this reality, the Company, Gerard M. Jacobs and William C. “Jake” Jacobs agreed that in lieu of such payments, upon the earlier of the date when Gerard M. Jacobs or William C. “Jake” Jacobs delivers to the Company written demands for payments which may not be sooner than January 1, 2021, or the first date when the Company has raised a total of at least $15 million after January 1, 2019, the Company shall pay Gerard M. Jacobs and William C. “Jake” Jacobs cash bonuses in the amounts of $250,000 and $100,000, respectively (the “Delayed December 1, 2020 Cash Bonuses”); provided that (i) commencing on January 1, 2021, the cash bonuses of $250,000 and $100,000 that were due and payable by the Company to Gerard M. Jacobs and William C. “Jake” Jacobs upon the closing of the Company’s acquisition of Lifted, of which $300,000 has not yet been paid and are payable upon demand by Gerard M. Jacobs and William C. “Jake” Jacobs, shall accrue interest until paid in full at the rate of 2% per year, and (ii) commencing on January 1, 2021, the Delayed December 1, 2020 Cash Bonuses, which have not yet been paid and are payable upon demand by Gerard M. Jacobs and William C. “Jake” Jacobs on or after January 1, 2021, shall accrue interest until paid in full at the rate of 2% per year.

December 3, 2020 Shortfall Loan and December 4, 2020 SmplyLifted LLC Purchase Order Transaction

On December 3, 2020, both Lifted and SMPLSTC each made shortfall loans of $93,750 (a total of $187,500) to SmplyLifted LLC for the purchase of inventory. Because of online banking issues, on December 4, 2020, Lifted paid a vendor the $187,500 on behalf of SmplyLifted LLC as a down payment on a purchase order of inventory. On December 7, 2020, SmplyLifted LLC reimbursed Lifted for such $187,500.

Signing of Exclusive Independent Pharmacy Distribution Agreement with Girish GPO

On December 7, 2020, LFTD Partners Inc. announced that Lifted has signed an exclusive agreement with Girish GPO, Des Plaines, IL (www.GirishGPO.com), to distribute certain of Lifted’s CBD and delta-8-THC products to independent pharmacies throughout the United States. In the exclusive agreement, Girish GPO has committed to distribute Lifted’s products to at least 500 independent pharmacies within 90 days, and to use its best efforts to distribute Lifted’s products to 2,500 independent pharmacies nationwide within 180 days. The initial term of the distribution agreement is six months, with yearly extensions possible thereafter.

Lifted’s hemp-derived products available for distribution under this agreement include CBD and nano CBD tinctures, CBD salves, CBD muscle gel, delta-8-THC gummies, delta-8-THC tinctures, delta-8-THC cartridges, delta-8-THC dabs, and a 510 compatible battery specifically designed for vaping delta-8-THC cartridges.

Pursuant to the exclusive agreement with Girish GPO, on December 7, 2020 Lifted initiated a $30,000 ACH (the “Escrow”) to an account managed by Girish GPO’s attorney (the “Escrowee”). The Escrow shall be used by the Escrowee to repay Girish GPO if and to the extent that Girish GPO has paid commissions to its sales representatives on purchase orders for products that were accepted by Lifted but for which Lifted has failed to deliver the products. At the end of the first 180 days following the effective date of the agreement, the amount remaining in the Escrow shall be returned by the Escrowee to Lifted.

Lifted has filed a lawsuit against Girish GPO and the Escrowee alleging, among other things, breach of Girish GPO’s and the Escrowee’s obligations under the agreement with Lifted.

December 24, 2020 Shortfall loan to SmplyLifted LLC for Purchase Order Transaction

On December 24, 2020, Lifted paid a vendor $200,000 on behalf of SmplyLifted LLC for the purchase of inventory. This is accounted for as a shortfall loan to SmplyLifted. As of the date of this registration statement, Lifted has not yet been reimbursed by SmplyLifted for this $200,000.

January 27, 2021 Shortfall loan to SmplyLifted LLC for Purchase Order Transaction

On January 27, 2021, Lifted paid a vendor $93,750 on behalf of SmplyLifted LLC for the purchase of inventory. This is accounted for as a shortfall loan to SmplyLifted. As of the date of this registration statement, Lifted has not yet been reimbursed by SmplyLifted for this $93,750.

Reallocation of Contingent Deferred Stock and Terminated Warrants

On December 24, 2020, a total of 25,000 shares of forfeited contingent deferred stock and warrants to purchase a total of 25,000 shares exercisable at $5 per share were reallocated by Nicholas S. Warrender to another Lifted employee.

Planned Name Change to LFTD Partners Inc.

The Company plans to change the name of the company to LFTD Partners Inc., subject to changing the company’s articles of incorporation in Nevada, all necessary securities filings and governmental approvals. The planned name change is intended to better reflect the company’s ownership of rapidly growing Lifted Made, which has received national recognition for its outstanding Urb Finest Flowers brand of hemp-derived delta-8-THC, delta-10-THC, CBD, CBN and CBG products. In connection with the name change, the company plans to request a new trading symbol that more closely relates to the new company name.

Dissolution of Younite Corp.

On January 10, 2021, Lifted established a wholly-subsidiary called Younite Corp., an Illinois corporation. Younite Corp. did not conduct any business. On April 29, 2021, Lifted dissolved Younite Corp.

January 27, 2021 SmplyLifted LLC Purchase Order Transaction

On January 27, 2021, Lifted paid a vendor $93,750 on behalf of SmplyLifted LLC for the purchase of inventory. As of the date of this Prospectus, Lifted has not yet been reimbursed by SmplyLifted for this $93,750.

February 12, 2021 Loan to Younite Corp.

On February 12, 2021, Acquired Sales Corp. made a $1,000 loan to Younite Corp., as operating capital.  Younite Corp. was dissolved on April, 29, 2021, and this loan was returned to Acquired Sales Corp.

Payments of Dividends

On February 27, 2021, Acquired Sales Corp. paid a total of $70,200 in dividends to holders of Acquired Sales Corp.’s Series A Convertible Preferred Stock.

Conversions of Series A Convertible Preferred Stock to Shares of Common Stock

On March 1, 2021, 25,400 shares of Series A Convertible Preferred Stock were converted into 2,540,000 shares of common stock.

On March 2, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 5, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 9, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 18, 2021, 4,000 shares of Series A Convertible Preferred Stock were converted into 400,000 shares of common stock.

On March 18, 2021, 60,000 shares of Series B Convertible Preferred Stock were converted into 60,000 shares of common stock.

On March 22, 2021, 500 shares of Series A Convertible Preferred Stock were converted into 50,000 shares of common stock.

Paydown of Bonus Payable to Gerard M. Jacobs

On April 29, 2021, the Company paid Gerard M. Jacobs a portion ($50,000) of the bonus payable to Gerard M. Jacobs in regard to the closing of the acquisition of Lifted.

Dissolution of LftdXSvg LLC

As we announced on April 27, 2021, Lifted and privately-held Savage Enterprises, Irvine, California, have partnered to create an equally-owned new entity called LftdXSvg LLC to make and sell products containing hemp-derived THCV (tetrahydrocannabivarin). Although both entities still plan to make and sell products containing hemp-derived THCV, the new entity was never funded, the managers of LftdXSvg LLC unanimously decided to dissolve LftdXSvg LLC on June 23, 2021.

Reports to Security Holders

LFTD Partners Inc. is subject to reporting obligations under the Exchange Act. These obligations include an annual report under cover of Form 10-K, with audited financial statements, unaudited quarterly reports under cover of Form 10-Q, occasional reports under cover of Form 8-K, and other required filings. The public may read and copy any materials LFTD Partners Inc. files with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information of the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0030. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Corporate Information

We were organized under the laws of the State of Nevada on January 2, 1986 as Cornerstone Capital Corporation. In July 1992, the Company changed its name to GS International Technologies and then to Protective Technologies International Marketing in November 1996 to reflect business development efforts at that time.

1999 Change In Control and Name-Armed Alert Security

The Company reorganized its debt, equity and management in 1999. In June 1999, the Company acquired Armed Alert Security, a commercial and residential security products and services to individuals, families, and businesses. The owners of Armed Alert Security were issued shares in connection with the acquisition of Armed Alert Security by the Company giving them control over the Company. In connection with the acquisition of Armed Alert Security, the Company changed its name on July 3, 1999 to better reflect its business. In addition, the Company completed a 1-for-5 reverse stock split on June 4, 1999.

In August 2001, we ceased all of our prior operations and remained dormant from then until May 27, 2004 when we began development stage activities.

2006-2007 Change In Control and Name-Acquired Sales Corp.

Commencing in 2006, we entered into activities to propose to seek, investigate and, if warranted, acquire an interest in one or more businesses. In connection with these changes, we changed our name to Acquired Sales Corp. As a part of this restructuring, the Company completed a 1-for-10 reverse stock split on March 1, 2006. On November 5, 2007, control of the stock of the company was transferred to Gerard M. Jacobs and control of the management was changed to Gerard M. Jacobs as well, with the appointment of 6 new officers and directors and the resignation of L. Dee Hall, the sole officer and director as of that time.

2011-2013 Defense Sector

Cogility Software Corporation

On November 4, 2010, we entered into an agreement with Cogility Software Corporation (“Cogility”) that was closed on September 29, 2011, whereby Cogility was merged with and into a newly-formed subsidiary of LFTD Partners Inc.. To effect the merger, Cogility shareholders owning 100% of the 11,530,493 Cogility common shares outstanding received 2,175,564 LFTD Partners Inc. common shares, or one LFTD Partners Inc. common share for each 5.3 Cogility common shares outstanding. LFTD Partners Inc. reverse split its common shares outstanding on a 1-for-20 basis, which resulted in the 5,832,482 LFTD Partners Inc. pre-split common shares outstanding before the merger becoming 291,760 common shares. In addition, Cogility had stock options outstanding that would have permitted the holders thereof to purchase 5,724,666 Cogility common shares at prices ranging from $0.001 to $1.40 per share. In the merger transaction, the Cogility option holders exchanged these stock options for 1,080,126 LFTD Partners Inc. stock options exercisable at prices ranging from $0.001 to $5.00 per share.

On January 12, 2013, we entered into an agreement with Drumright Group, LLC (“Drumright”) that was closed on February 11, 2013, wherein we sold 100% of the capital stock of our subsidiary Cogility to Drumright in exchange for $3,675,000 in cash and a $3,000,000 receivable, less an estimated $32,258 in connection with a certain military contract delay.  Under the terms of the agreement, we were required to transfer Cogility to Drumright without any liabilities. To accomplish this requirement, the $3,675,000 down payment was placed into an escrow account and to the extent necessary was used to pay Cogility’s liabilities remaining at the closing date including liabilities that were secured by Cogility’s assets or its capital stock. We were entitled to all accounts receivable earned prior to January 31, 2013.

Defense & Security Technology Group, Inc. ("DSTG”)

On February 13, 2012 (the "Acquisition Date"), pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of January 12, 2012 (“the "Merger Agreement") among Defense & Security Technology Group, Inc. ("DSTG”), a Virginia corporation, the Company, and a newly-formed, wholly-owned subsidiary, named Acquired Sales Corp. Merger Sub, Inc., a Virginia  corporation (“Merger Sub”), we completed our acquisition of DSTG, which held no material assets other than its pipeline of future work and the expertise of its sole shareholder, through the merger of Merger Sub with and into DSTG, with DSTG as the surviving corporation (the “Merger”). Upon completion of the Merger, the separate corporate existence of Merger Sub ceased and DSTG became our wholly-owned subsidiary.

As part of the Merger Agreement the 100 shares of DSTG stock were converted into 100,000 shares of LFTD Partners Inc. shares at a price of $3.18 per share.  LFTD Partners Inc. issued options to purchase 300,000 shares of newly issued LFTD Partners Inc. stock vesting immediately and exercisable at any time on or before the fifth anniversary of the Closing Date at an exercise price of $3.18 per share. LFTD Partners Inc. also issued additional options to purchase 100,000 shares of newly issued LFTD Partners Inc. stock vesting immediately and exercisable at any time on or before the 21st full calendar quarter following the Closing Date at an exercise price of $8.00 per share. The total consideration that we paid in connection with the Merger, totaled $679,302. On September 30, 2013, we sold 100% of the common stock of DSTG back to the previous shareholder for $1.  The Company recognized a loss on sale of $104,946.

Cannabinoid Sector 2018-present

Commencing in 2018, our management began focusing on exploring potential acquisitions of all or a portion of one or more operating businesses involving the manufacture and sale of cannabinoid-infused products such as beverages, muscle/joint rubs, oils, crystals, tinctures, bath bombs, isolate, relief balms, elixirs, body washes, med sticks, lotions, vape pens and cartridges, shatter, and gummies (a “CBD-Infused Products Company”). In 2019, we acquired a minority interest in CBD-infused beverage maker Ablis Holding Company (“Ablis HC” or “Ablis”), and of craft distillers Bendistillery Inc. d/b/a Crater Lake Spirits and Bend Spirits, Inc. On February 24, 2020, we also acquired Warrender Enterprise Inc. d/b/a Lifted Liquids. On October 16, 2020, our subsidiary Lifted Made established a 50-50 joint venture called SmplyLifted LLC, and on April 22, 2021, our subsidiary Lifted Made established a 50-50 joint venture called LftdXSvg LLC. LftdXSvg LLC was subsequently dissolved prior to doing any business.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding our current Directors and Executive Officers as of December 8, 2020.

Name	Age	Position
Gerard M. Jacobs, JD	66	Chairman of the Board, Chief Executive Officer and Secretary
Nicholas S. Warrender	31	Vice Chairman of the Board and Chief Operating Officer
Vincent J. Mesolella	72	Lead Outside Director
Joshua A. Bloom, MD	65	Director
James S. Jacobs, MD	67	Director
William C. "Jake" Jacobs, CPA	33	President, Chief Financial Officer and Treasurer
Richard E. Morrissy	65	Director
Kevin J. Rocio	57	Director
Robert T. Warrender II	69	Director

Our Directors serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified.

Gerard M. Jacobs, J.D., age 66, is Chairman of our Board of Directors, Chief Executive Officer and Secretary of the Company. Mr. Jacobs has been a private investor since 2006. In 2001, Mr. Jacobs took control of CGI Holding Corporation, and served as its Chief Executive Officer and member of its board of directors until 2006. Under Mr. Jacobs’ guidance, CGI Holding Corporation changed its name to Think Partnership Inc., made 15 acquisitions primarily of businesses involved in online marketing and advertising, and succeeded in having its common stock listed on the American Stock Exchange. The company is now known as Inuvo Inc. (NYSE:MKT: INUV). Previously, in 1995, Mr. Jacobs took control of General Parametrics Corporation, and served as its Chief Executive Officer and member of its board of directors until 1999. Under Mr. Jacobs’ guidance, General Parametrics changed its name to Metal Management Inc., made 37 acquisitions primarily of businesses involved in scrap metal recycling, and succeeded in building one of the largest scrap metal recycling companies in the world. The company is now part of Sims Metal Management Ltd. (ASX trading symbol: SGM). Mr. Jacobs has also served as the lead outside director for America’s Car-Mart, Inc. (NASDAQ: CRMT) and Patient Home Monitoring Corp. (Toronto: PHM). We believe that Mr. Jacobs’ experience serving as the Chief Executive Officer of three publicly traded companies and as a director of two other publicly traded companies, his work as an investment banker and as an attorney, and his intelligence and educational background, qualifies him to serve as a director of the Corporation.

Mr. Jacobs received a law degree from the University of Chicago Law School, which he attended as a Weymouth Kirkland Law Scholar, in 1978; and an A.B from Harvard College, in 1976, where he was elected to Phi Beta Kappa. Mr. Jacobs’ brother, James S. Jacobs, M.D., is also a member of our board of directors and William C. Jacobs, our President and Chief Financial Officer and Treasurer, is Gerard M. Jacobs’ son.

Nicholas S. Warrender, age 31, is Vice Chairman of our Board of Directors and Chief Operating Officer of the Company. Nicholas S. Warrender founded Lifted Made in 2015 and has served as CEO since. Nicholas S. Warrender is an expert in brand design and development and has a degree in Communications with a focus on Business and Cinematography from Carthage College. Previously, Nicholas S. Warrender was a recruited high school basketball player and successful rapper, performing music shows at prestigious clubs, such as the Viper Room.

Vincent J. Mesolella, age 72, has been a member of our board of directors since October 2010. He has served for many years as the Chairman of the Narragansett Bay Commission, Providence, Rhode Island, one of the largest wastewater treatment utilities in the U.S. Mr. Mesolella also served for over twenty years as a member of the Rhode Island House of Representatives, including serving as the Majority Whip. Mr. Mesolella is the founder, President and Chief Executive Officer of MVJ Realty, LLC, a diversified real estate investment firm. Mr. Mesolella has served on the board of directors of Think Partnership Inc., an American Stock Exchange company. Mr. Mesolella has raised a great deal of money for charities including the Make-A-Wish Foundation. Mr. Mesolella resides in Rhode Island. We believe that Vincent J. Mesolella’s experience serving as a director of two publicly traded companies including service as Chairman of the Audit Committee of both, his work as a developer and business owner, his experience as an elected public official, his Chairmanship of a major wastewater treatment organization that has been nationally recognized for its excellence, his intelligence and educational background, and his familiarity with the real estate industry which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Joshua A. Bloom, M.D., age 65, has been a member of our board of directors since July 2007. He has been a practicing physician in Kenosha, Wisconsin since completion of his training in 1988. He is board Certified in Internal Medicine, Pulmonary Diseases, Critical Care Medicine and in Hospice and Palliative Care. He has been employed by Froedtert South (formerly known as United Hospital System) in the Clinical Practice Division from 1995 to present. He had been in private practice at the same address from 1988 to 1995. Dr. Bloom served on the board of directors of Kenosha Health Services Corporation from 1993 to approximately 2010 and the board of Hospice Alliance, Inc. since 1994 and Medical Director there since 1998. He also served on the board of the Beth Israel Sinai Congregation 1998 to 2014, where he served as the President from 2004 until 2010. We believe that Dr. Bloom’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Bloom received a medical degree from the University of Illinois in 1982 and completed his residency in internal medicine in 1985 and fellowship in Respiratory & Critical Care Medicine in 1988; both at the University of Illinois. He received an MS in Organic Chemistry from the University of Chicago in 1978 and a BS in Chemistry from Yale College in 1977.

James S. Jacobs, M.D., age 67, has been a member of our board of directors since July 2007. He is a Physician in the Department of Radiation Oncology, at St. Joseph Hospital in Denver, Colorado. He was previously the Resident Physician in Radiation Oncology at Rush Medical Center in Chicago, Illinois. We believe that Dr. Jacobs’ experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation.

Dr. Jacobs did a residency in Radiation Oncology at Rush Medical Center in Chicago, Illinois and an internal medicine internship and residency at the University of Colorado Medical Center in Denver, Colorado. Dr. Jacobs received a BA in Neuroscience from Amherst College in Amherst, Massachusetts in 1976.

William C. “Jake” Jacobs, CPA, age 33, is President, Chief Financial Officer and Treasurer of the Company. Effective as of February 27, 2019, the Board appointed Mr. Jacobs, the son of our Company’s Chief Executive Officer Gerard M. Jacobs, to serve as the President, Chief Financial Officer and Treasurer of the Company. Prior to becoming President, Chief Financial Officer and Treasurer of the Company, Mr. Jacobs served as an independent contractor for the Company for the past several years. Previously, Mr. Jacobs worked in the Assurance Division of Ernst & Young (doing business as EY), auditing both publicly traded and privately held companies. Mr. Jacobs graduated from the University of Southern California, with a double major in Accounting and Business Administration with a concentration in Finance. In 2015, Mr. Jacobs won a Gold Medal at the United States of America Snowboard and Freeski Association (USASA) National Championships in the Boardercross Snowboard Senior (23-29) Men’s division.

Richard E. Morrissy, age 65, has been a member of our board of directors since July 2007. Since August 2016, Mr. Morrissy has been working at the UIC Department of Medicine’s Section of Infectious Disease in a research clinic called Project WISH as Clinical Coordinator in Regulatory Affairs. Previously, Mr. Morrissy was the Senior Research Specialist at the Department of Surgery – CS within the UIC College of Medicine. Mr. Morrissy was a project coordinator for the School of Pharmacy. His duties included serving as project coordinator on four clinical trial research projects funded by the National Institutes of Health’s National Cancer Institute. The School of Pharmacy projects have involved multiple research projects utilizing Lycopene in restoring DNA damage in men’s prostates. The project at UIC’s internationally acclaimed Occupational Therapy School involved the setup and running of focus groups with impaired individuals to create a movement and activity computer survey for the World Health Organization. During his tenure, Mr. Morrissy managed clinical research trials including the submission of institutional review board documents and grant proposals, recruitment of subjects and data management and storage. He also designed and led focus groups, designed and critiqued research surveys, and edited manuscripts and scientific journals. We believe that Mr. Morrissy’s experience serving as a director of the Corporation since 2007, his intelligence and educational background, and his familiarity with the medical field which has in the past and is currently providing candidates for potential acquisitions by the Corporation, qualifies him to serve as a director of the Corporation. He received a B.A. in History from Western Illinois University in 1976.

Kevin J. Rocio, age 57, has been a member of our board of directors since February 2020. Mr. Rocio is a seasoned award-winning real estate professional, including commercial, residential, finance and development. Mr. Rocio is a graduate of Elmhurst College and an immediate past board member of the Albany Park Community Center. In 2014, Mr. Rocio was accepted into the CCIM (Certified Commercial Investment Member) Institute, a recognized group of experts in the commercial and investment real estate industry. Most recent accolades received by Mr. Rocio include: the Chicago Defenders “Men of Excellence Award”, the Chicago Association of REALTORS Commercial Award, and the National Association of Realtors “National Commercial Award.”

Robert T. Warrender II, age 69, is the owner and founder of American Process Equipment, Inc. in Zion, IL. In 1993, Mr. Warrender founded American Process Equipment, Inc., which specializes in specialty pumps and related systems. Mr. Warrender has authored industry publications and technical papers for the pump industry and has served as a consultant to companies in related industries. Mr. Warrender attended the University of Wisconsin-Parkside. Mr. Warrender coached junior high school basketball for 20 years. Mr. Warrender is the father of Nicholas S. Warrender who currently serves as the Company’s Vice Chairman of the Board and Chief Operating Officer, and as the CEO of LFTD Partners Inc.’s wholly owned subsidiary Lifted Made.

There are no agreements or understandings for our officers or directors to resign at the request of another person, and neither our officers nor directors are acting on behalf of nor will any of them act at the direction of any other person. Directors are elected until their successors are duly elected and qualified.

CORPORATE GOVERNANCE

Family Relationships

President and CFO William C. “Jake” Jacobs, CPA, is the son of Chairman and CEO Gerard M. Jacobs, J.D. Gerard M. Jacobs, J.D. and director James S. Jacobs, M.D. are brothers. Director Robert T. Warrender II is the father of Nicholas S. Warrender, Vice Chairman of the Board and Chief Operating Officer. There are no other family relationships among any of our officers or directors. One of Lifted’s independent contractors is Robert T. Warrender III, the brother of Nicholas S. Warrender, and the son of director Robert T. Warrender II.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officer has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in Item 13, “Certain Relationships and Related Transactions, and Director Independence,” none of our directors, director nominees or executive officer has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Board Composition and Committees

Our board of directors is currently composed of eight members: Messrs. Gerard M. Jacobs, J.D. (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead Outside Director), Joshua A. Bloom, M.D., James S. Jacobs, M.D., Richard E. Morrissy, Kevin J. Rocio and Robert T. Warrender II. Our board of directors has determined that Joshua A. Bloom, M.D., Richard E. Morrissy, Vincent J. Mesolella and Kevin J. Rocio are independent directors at this time, under the rules of the American Stock Exchange Company Guide, or the AMEX Company Guide, because they do not currently own a significant percentage our shares, are not currently employed by the Company, have not been actively involved in the management of the Company and do not fall into any of the enumerated categories of people who cannot be considered independent directors under the AMEX Company Guide.

Audit Committee and Audit Committee Financial Expert

We have an audit committee consisting of Joshua A. Bloom, M.D., Vincent J. Mesolella, Richard E. Morrissy and Kevin J. Rocio as members. We have not adopted an Audit Committee charter. Vincent J. Mesolella serves as our audit committee chairman and financial expert. Our audit committee performs the following functions including: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; and (3) engaging outside advisors. Our Board of Directors has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication. Accordingly, the Board of Directors believes that each of its members has the sufficient knowledge and experience necessary to fulfill the duties and obligations that an audit committee member should have for a business such as the Company.

Board Meetings

Due to the current size and scope of our operations and size and geographic diversity of our Board of Directors, much of the Board’s decision making is made through telephone calls and intermittent informal meetings; when formalization is necessary, the Board conducts formal meetings or acts by written consent. In the year ended December 31, 2020, we held only telephonic Board Meetings and there were no in-person Board Meetings attended by all directors.

Nominating Committee

We have a nominating committee consisting of the following members: Joshua A. Bloom, M.D., Vincent J. Mesolella, Richard E. Morrissy and Kevin J. Rocio. Richard E. Morrissy is the nominating committee Chairman.

Investment Committee

Our board of directors has appointed an Investment Committee currently consisting of our Chief Executive Officer Gerard M. Jacobs, J.D., our President and Chief Financial Officer William C. Jacobs, CPA, and our Chief Operating Officer Nicholas S. Warrender.

Code of Ethics

We currently have not adopted a code of ethics due to our limited size and operations. We have considered adopting a Code of Business Conduct and Ethics (the “Code”) in the past. We expect to adopt the Code or something similar in the future. The purpose of the Code is to assist the Company and its employees, officers and directors with the Company’s goals of conducting its business and affairs in accordance with applicable laws, rules and regulations and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The Company expects that any consultants or other service providers it retains will adhere to the Code.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. Such persons are further required by SEC regulation to furnish us with copies of all Section 16(a) forms (including Forms 3, 4 and 5) that they file.

EXECUTIVE COMPENSATION

Compensation of Executives

As of December 31, 2020, we did experience cash flow events as a result of cash payments to our CEO, Gerard M. Jacobs, to our President and CFO William C. "Jake" Jacobs, and to our COO Nicholas S. Warrender.

Gerard M. Jacobs, William C. Jacobs and Nicholas S. Warrender each earn base compensation from the Company at the rate of $100,000 per year. They are all also entitled to participate in a company-wide management bonus pool. They are all also entitled to reimbursement for all of their business-related expenses. Gerard M. Jacobs and William C. Jacobs are all also entitled to certain bonuses and warrants pursuant to their Compensation Agreements with the Company.

As of December 31, 2019, we did experience cash flow events as a result of cash payments to our CEO, Gerard M. Jacobs, and to payments to our President and CFO William C. "Jake" Jacobs. As of December 31, 2019, we did not experience cash flow events as a result of cash payments to our Chief Operating Officer Nicholas S. Warrender, who joined our company on February 24, 2020.

We have not provided retirement benefits or severance or change of control benefits to Gerard M. Jacobs, William C. "Jake" Jacobs, or Nicholas S. Warrender.

Name	Year	Gross Fees Earned or Paid in Cash ($)		Note Consideration ($)		Bonus ($)	Stock Awards ($)		Warrant Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerard M. Jacobs, JD, CEO (1)	2020	$99,226	(A)	-		-	-		$1,280,768	(C)	-	-	-	-	$1,379,994
	2019	$52,500	(F)	-		-	-		-		-	-	-	-	$52,500

William C. "Jake" Jacobs, CPA,	2020	$94,226	(B)	-		-	-		$1,275,827	(D)	-	-	-	-	$1,370,053
President and CFO (2)	2019	$220,000	(G)	-		-	-				-	-	-	-	$220,000
						-
Nicholas S. Warrender, COO (3)	2020	$89,333	(E)	$3,750,000	(I)	-	$10,726,251	(I)	$547,269	(I)	-	-	-	-	$15,112,853
	2019	$-	(H)	-		-	-		-		-	-	-	-	$-

Notes

(A)In 2020, Gerard M. Jacobs earned $15,000 in consulting fees prior to signing his employment agreement dated February 24, 2020. Then, under his employment agreement from February 24, 2020 through December 31, 2020, Gerard M. Jacobs earned gross salary of $84,226.

(B)In 2020, William C. Jacobs earned $10,000 in consulting fees prior to signing his employment agreement dated February 24, 2020. Then, under his employment agreement from February 24, 2020 through December 31, 2020, William C. Jacobs earned gross salary of $84,226. As of December 31, 2020, William C. Jacobs, a Florida resident, was owed $2,475 from the State of Illinois for money mistakenly taken out of his paychecks and paid to the State of Illinois for Illinois income tax.

(C)In 2020, Gerard M. Jacobs' Warrant Awards consisted of:

(1) Five-year warrants to purchase 250,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share, worth $733,499, issued to Gerard M. Jacobs upon the execution of an employment agreement on 2/24/2020 (pursuant to the 6/19/19 Compensation Agreement). We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.21%, estimated future volatility of 361.49%, and an estimated life of 2.5 years.

(2) A warrant to purchase 200,000 shares of common stock, exercisable at $5 per share, issued to Gerard M. Jacobs as part of the consideration of the Lifted acquisition, valued at $547,269. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(D)In 2020, William C. Jacobs' Warrant Awards consisted of:

(1) The expensing of five-year warrants to purchase 225,000 shares of common stock exercisable at $5.00 per share, worth $660,149 issued to Gerard M. Jacobs upon the execution of an employment agreement on 2/24/2020 (pursuant to the 6/19/19 Compensation Agreement). We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.21%, estimated future volatility of 361.49%, and an estimated life of 2.5 years.

(2) A warrant to purchase 225,000 shares of common stock, exercisable at $5 per share, issued to William C. Jacobs as part of the consideration of the Lifted acquisition, valued at $615,678. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(E)Under his employment agreement from February 24, 2020 through December 31, 2020, Nicholas S. Warrender earned gross salary of $89,333.

(F)Historically, our Chief Executive Officer Gerard M. Jacobs did not receive cash compensation. Effective as of June 19, 2019 through the closing of the Company’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) on February 24, 2020, the Company paid Gerard M. Jacobs consulting fees of $7,500 per month.  Effective February 24, 2020, Gerard M. Jacobs runs the Company’s operations on a full time basis as the Company's Chief Executive Officer pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above. Gerard M. Jacobs is also entitled to certain warrants and bonuses pursuant to his compensation agreement with the Company. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement" above.

Unexercised options or warrants issued as compensation held by our Chief Executive Officer at the years ended December 31, 2019 and 2020 are set out in the table below title “Outstanding Equity Awards At Fiscal Year End”. No equity awards were made to Gerard M. Jacobs during 2019. Equity awards were made to Gerard M. Jacobs during 2020.

There were financing warrants issued to Gerard M. Jacobs in 2019 for working capital loans that Gerard M. Jacobs made to the Company in those years. Please refer to the section “Operating Loans 2019” below under the section titled “ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE”.

(G)Historically, our President and CFO William C. “Jake” Jacobs has worked for $5,000 per month. Effective as of June 19, 2019 through the closing of the Company’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) on February 24, 2020, the Company paid William C. "Jake" Jacobs consulting fees of $5,000 per month. Effective February 24, 2020, William C. "Jake" Jacobs serves as the Company's President and CFO on a full time basis pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above. William C. "Jake" Jacobs is also entitled to certain warrants and bonuses pursuant to his compensation agreement with the Company, described above. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement" above.

William C. "Jake" Jacobs was an independent contractor of the Company from May 2014 until February 4, 2019, when he was promoted to President, CFO and Treasurer of the Company. As an independent contractor, William C. "Jake" Jacobs earned fees of $5,000 per month, plus reimbursement for all of his business-related expenses. However, from May 2016 through 2018, William C. "Jake" Jacobs was not paid the independent contractor fees that he had earned, and he was not reimbursed for any of his business-related expenses, because the Company did not have the cash to pay him. All of the independent contractor fees that were owed to William C. "Jake" Jacobs but were not paid because the Company did not have the cash to pay him, plus reimbursement for all of his business related expenses, were fully paid to him during 2019 out of the proceeds of the sale of the Company's Series A convertible preferred stock. These independent contractor fees totaled $40,000 for May 2016 through December 2016, $60,000 for 2017, $60,000 for 2018 and $60,000 for 2019, for a grand total of $220,000.

(H)We did not experience any cash flow events during 2019 as a result of payments to our Chief Operating Officer, Nicholas S. Warrender, who joined our Company on February 24, 2020. Effective February 24, 2020, Nicholas S. Warrender serves as the Company's COO on a full time basis pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above.

(I)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 200,000 shares of common stock were issued to Nicholas S. Warrender. This warrant was valued at $547,269. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

The 3,900,455 shares of unregistered common stock of the Company issued to Nicholas S. Warrender were valued as of January 7, 2020 (date of entering into the Agreement and Plan of Merger). These 3,900,455 shares of unregistered common stock of the Company were valued at $10,726,251.

The Promissory Note, payable jointly by the Company and Lifted to Nicholas S. Warrender, is in the principal amount of $3,750,000. The Promissory Note is secured by all of the assets of the Company and Lifted, and by a pledge of all of the common stock of Lifted, Ablis, Bendistillery and Bend Spirits that are owned by the Company. The Promissory Note accrues interest at the rate of 2% annually, and has a term of five years, subject to mandatory partial prepayment using 50% of all capital raised by the Company other than capital raised in connection with two potential acquisitions in Wisconsin, and subject to mandatory full prepayment if and when Lifted achieves an aggregate post-Closing EBITDA of $7,500,000. Lifted will not be using any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

BOARD OF DIRECTORS COMPENSATION

The table below sets forth the compensation of our directors for the fiscal years ended December 31, 2020 and 2019.

Name	Year	Gross Fees Earned or Paid in Cash ($)		Note Consideration ($)	Bonus ($)	Stock awards ($)		Warrant Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gerard M. Jacobs, JD, Chairman	2020	$99,226	(A)			-		$1,280,768	(A)					$1,379,994
	2019	$52,500	(A)			-				-	-	-	-	$52,500
Nicholas S. Warrender, Vice Chairman	2020	$89,333	(B)	$3,750,000		$10,726,251	(B)	$547,269	(B)					$15,112,853
	2019	-												$-
Vincent J. Mesolella, Lead Outside Director	2020	$172	(C)			-		$273,635	(D)	-	-	-	-	$273,807
	2019	-				-				-	-	-	-	$-
Joshua A. Bloom, MD, Director	2020							$136,817	(E)					$136,817
	2019	-				-				-	-	-	-	$-
James S. Jacobs, MD, Director	2020							$136,817	(F)					$136,817
	2019	-				-				-	-	-	-	$-
Richard E. Morrissy, Director	2020	-				-		$136,817	(G)	-	-	-	-	$136,817
	2019	-				-				-	-	-	-	$-
Kevin J. Rocio, Director	2020	-				-		$136,817	(H)	-	-	-	-	$136,817
	2019	-				-				-	-	-	-	$-
Robert T. Warrender II, Director	2020	-				-		$273,635	(I)	-	-	-	-	$273,635
	2019	-				-				-	-	-	-	$-

(A)Please refer to the section above “Compensation of Executives” for information about Gerard M. Jacobs’ compensation in 2020 and 2019.  Note: this compensation is compensation in connection with the merger and for serving as an executive officer of the company. None of this compensation is considered compensation for serving as a director.

(B)Please refer to the section above “Compensation of Executives” for information about Nicholas S. Warrender’s compensation in 2020 and 2019.  This compensation is compensation in connection with the merger and for serving as an executive officer of the company. None of this compensation is considered compensation for serving as a director.

(C)During the year ended December 31, 2020, $172 in commissions were paid to Vincent J. Mesolella, LFTD Partners Inc.’s lead outside director.

(D)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 100,000 shares of common stock were issued to Vincent J. Mesolella. This warrant was valued at $273,635. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(E)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 50,000 shares of common stock were issued to Joshua A. Bloom. This warrant was valued at $136,817. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(F)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 50,000 shares of common stock were issued to James S. Jacobs. This warrant was valued at $136,817. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(G)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 50,000 shares of common stock were issued to Richard E. Morrissy. This warrant was valued at $136,817. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(H)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 50,000 shares of common stock were issued to Kevin J. Rocio. This warrant was valued at $136,817. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

(I)The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants"). Of the Warrants, a warrant to purchase 100,000 shares of common stock were issued to Robert T. Warrender II. This warrant was valued at $273,635. We used the Black-Scholes valuation model to value these warrants, incorporating into the model an interest rate of 1.55%, estimated future volatility of 361.49%, and an estimated life of 2.57 years.

Compensation Discussion and Analysis

Employment Agreements

LFTD Partners Inc. has entered into long-term employment agreements with Nicholas S. Warrender, William C. "Jake" Jacobs, and Gerard M. Jacobs, pursuant to which each of them is entitled to $100,000 in base salary and an annual bonus stemming from the Company’s cash management bonus pool.

At December 31, 2019, we had no full-time paid employees and had not yet entered into long term executive or non-executive employment agreements.

Historically, the Company’s CEO Gerard M. Jacobs ran the Company’s operations on a part-time basis and was compensated with equity. Gerard M. Jacobs had not historically received cash compensation, and, historically, the Company’s President and CFO William C. “Jake” Jacobs had worked for $5,000 per month. Effective as of June 19, 2019 through the closing of the Company’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) on February 24, 2020, the Company paid Gerard M. Jacobs and William C. "Jake" Jacobs consulting fees of $7,500 and $5,000 per month, respectively, in addition to reimbursing Gerard M. Jacobs and William C. "Jake" Jacobs for business-related expenses. Beginning February 24, 2002, upon the closing of the acquisition of Lifted, Gerard M. Jacobs, William C. "Jake" Jacobs and Nicholas S. Warrender have been compensated pursuant to the terms of their Executive Employment Agreements with the Company. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above. In addition, Gerard M. Jacobs and William C. "Jake" Jacobs are entitled to compensation pursuant to their compensation agreement with the Company. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement" above.

The Company regularly engages outside consultants, accountants, independent contractors and other professional service providers for purposes of providing services to the Company. The Company endeavors, where able, to issue warrants in lieu of cash compensation, so as to preserve capital where needed and limit cash risk exposure.

Historically, funding for the Company was sourced from management affiliates and their contacts, who collectively loaned several hundred thousands of dollars in the past many years. The Company limits cash compensation to directors and does not have a cash compensation policy. The Company believes that, given the extensive experience of Gerard M. Jacobs, and the rest of the board of directors, and the current opportunity cost factor for each of them, that the amount of historical compensation provided in the form of options and rights to purchase warrants to purchase shares of common stock is fair and reasonable for the Company.

Compensation Committee

Two of our directors, Chief Executive Officer Gerard M. Jacobs and Chief Operating Officer Nicholas S. Warrender, and our President and CFO William C. "Jake" Jacobs, have entered into employment agreements with the Company. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above. In the future, it is possible that other directors may serve us in another capacity and may receive compensation from us in connection with that service. We have a compensation committee consisting of Joshua A. Bloom, M.D., Vincent J. Mesolella, Richard E. Morrissy, and Kevin J. Rocio as members. Joshua A. Bloom, M.D. serves as the committee’s chairman.

Aggregate Option Exercise of Last Fiscal year and Fiscal Year-End Option Values

The table below sets forth unexercised options, stock that has not yet vested and equity incentive plan awards for our Chief Executive Officer outstanding as of December 31, 2020. The options are exercisable at the respective prices listed below.

Outstanding Equity Awards At Fiscal Year End

(see description of columns (a) through (j) below)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Gerard M. Jacobs,	605,000	-	-	$2.00	9/29/2021(k)	-	-	-	-
CEO	471,698	-	-	$2.00	11/4/2020(k)	-	-	-	-

Description of Columns (a) Through (j):

(a)  The name of the named executive officer;

(b)  On an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are exercisable and that are not reported in column (d);

(c)  On an award-by-award basis, the number of securities underlying unexercised options, including awards that have been transferred other than for value, that are unexercisable and that are not reported in column (d);

(d)  On an award-by-award basis, the total number of shares underlying unexercised options awarded under any equity incentive plan that have not been earned;

(e)  For each instrument reported in columns (b), (c) and (d), as applicable, the exercise or base price;

(f)  For each instrument reported in columns (b), (c) and (d), as applicable, the expiration date;

(g)  The total number of shares of stock that have not vested and that are not reported in column (i);

(h)  The aggregate market value of shares of stock that have not vested and that are not reported in column (j);

(i)  The total number of shares of stock, units or other rights awarded under any equity incentive plan that have not vested and that have not been earned, and, if applicable the number of shares underlying any such unit or right; and

(j)  The aggregate market or payout value of shares of stock, units or other rights awarded under any equity incentive plan that have not vested and that have not been earned.

(k)  Triggered by the closing of the acquisition of Lifted on February 24, 2020, the terms of Gerard M. Jacobs' stock options granted by the Company to purchase shares of common stock of the Company which were set to expire (unless previously exercised) during November 2020 or during September 2021, respectively, were extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement" above.

Also, simultaneously with the execution of an employment agreement on February 24, 2020, the Company issued to Gerard M. Jacobs or his designee(s) five-year warrants giving Gerard M. Jacobs or his designee(s) the right to purchase 250,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share, vesting upon the closing of LFTD Partners Inc.'s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids).

Also, simultaneously with the execution of an employment agreement, LFTD Partners Inc. issued to William C. Jacobs or his designee(s) five-year warrants giving William C. Jacobs or his designee(s) the right to purchase 225,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share, vesting upon the closing of LFTD Partners Inc.'s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids).

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted under the symbol AQSP on the OTCQX Best Market. Our shares trade infrequently and the trading price of our shares is not necessarily indicative of the existence of a trading market for our securities or indicative of our value. The following table sets forth, for the periods indicated, the high and low closing sales prices per share of our common stock.

Sales Prices (1)
	High	Low

Year Ended December 31, 2021
2nd Quarter	$7.95	$3.15
1st Quarter	$9.60	$2.25

Year Ended December 31, 2020
4th Quarter	$4.04	$1.25
3rd Quarter	$2.80	$1.51
2nd Quarter	$2.85	$1.28
1st Quarter	$4.15	$2.25

Year Ended December 31, 2019
4th Quarter	$3.80	$2.50
3rd Quarter	$10.20	$3.75
2nd Quarter	$13.50	$1.49
1st Quarter	$1.75	$1.31

(1)The above table sets forth the range of high and low closing prices per share of our common stock as reported by nasdaq.com or Yahoo! Finance for the periods indicated.

Approximate Number of Holders of Our Common Stock

As of August 19, 2021, there were 12,656,328 shares of LFTD Partners Inc.’s common stock outstanding and there were 257 holders of record of LFTD Partners Inc.’s common stock. 72,000 shares of LFTD Partners Inc.’s common stock are held in treasury.

There are 645,000 shares of common stock of the Company designated as contingent deferred stock that will be issued on February 24, 2023 subject to certain conditions and requirements.

Also, the Company has Series A Convertible Preferred Stock outstanding convertible into 6,615,000 shares of common stock. In addition, to date, the Company has accepted subscriptions from accredited investors to purchase 100,000 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $500,000 in cash, convertible at the option of the holder into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company. As of August 19, 2021, 60,400 shares of convertible Series A Preferred Shares have been converted, and 60,000 shares of convertible Series B Preferred Shares have been converted. As such, 5,750 shares of convertible Series A Preferred Shares are outstanding today, and 40,000 shares of convertible Series B Preferred Shares are outstanding today

As of May 20, 2021, in addition to our outstanding common stock, we have issued (a) options to purchase 1,151,698 shares of common stock at an exercise price of $2.00 per share, (b) warrants to purchase 396,900 shares of common stock at an exercise price of $1 per share, (c) warrants to purchase 6,000 shares of common stock at an exercise price of $5 per share, (d) rights to purchase warrants to purchase 2,625,000 shares of common stock at exercise prices ranging between $0.01 and $1.85 per share, (e) financing warrants to purchase 31,250 shares of common stock at an exercise price of $0.03 per share, and (f) warrants to purchase 2,295,000 shares of common stock at an exercise price of $5.00 per share.

Regarding the aforementioned rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share: of these, rights to purchase warrants to purchase 1.25 million shares of our commons stock are not vested and are not exercisable until a performance contingency is met.

Regarding the aforementioned warrants to purchase 2,295,000 shares of our common stock at an exercise price of $5.00 per share: of the total, warrants to purchase 1,650,000 shares of our common stock are vested, while the remaining warrants to purchase 645,000 shares of our common stock are not vested and are not exercisable unless certain conditions and requirements are met.

Dividends

Dividends on Series A Convertible Preferred Stock – The Company has authorized 400,000 shares of its Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into 100 shares of common stock. The Series A Convertible Preferred Stock accrues dividends at the rate of 3% annually. The Series A Convertible Preferred Stock dividends are cumulative if the Company does not pay the dividends annually. The Series A Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Convertible Preferred Stock have no voting rights. The holders of the Series A Convertible Preferred Stock have voluntary conversion rights. Shares of Series A Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Series A Convertible Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Series A Convertible Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. As of August 19, 2021, 60,400 shares of common stock have been converted from the Series A shares and 60,000 shares of common stock have been converted from the Series B shares, leaving a balance of 5,750 convertible Series A shares and 40,000 convertible  Series B shares. This Registration Statement relates to 30% of the common stock shares into which the Series A Preferred Stock may be converted.

As of December 31, 2020, the Company has accrued a liability of $145,561 as dividends payable to holders of the Series A Convertible Preferred Stock.

Dividends on Series B Convertible Preferred Stock – The Company has authorized 5,000,000 shares of its Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one share of common stock. The Series B Convertible Preferred Stock accrues dividends at the rate of 3% annually. The Series B Preferred Stock dividends are cumulative if the Company does not pay the dividends annually. The Series B Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series B Convertible Preferred Stock have no voting rights. The holders of the Series B Convertible Preferred Stock shall have voluntary conversion rights. Shares of Series B Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

On June 28, 2019, we commenced a private placement to accredited investors, offering to sell up to 5,000,000 shares of Series B Convertible Preferred Stock convertible into 5,000,000 shares of our common stock at an exercise price of $5.00 per share. As of the date of this registration statement, the Company has accepted subscriptions from four accredited investors to purchase 100,000 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $500,000 in cash, convertible at the option of the holder into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company. This Registration Statement relates to 30% of the common stock shares into which the Series B Preferred Stock may be converted.

As of December 31, 2020, the Company has accrued a liability of $5,782 as dividends payable to holders of the Series B Convertible Preferred Stock.

Dividends on Common Stock – We have never declared or paid a cash dividend to common stockholders, and do not foresee paying one in the near future. Any future decisions regarding dividends to our common stockholders will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends to our common stockholders in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends to our common stockholders, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends to our common stockholders, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following describes transactions since January 1, 2018 to which we have been a party and, in which:

·the amounts involved exceeded or will exceed $120,000; and

·any of our directors, executive officer, or beneficial holders of more than 5% of our voting securities, or their affiliates or immediate family members, had or will have a direct or indirect material interest.

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unrelated third parties. Compensation arrangements for our directors and named executive officers are described in “Compensation of Executive” and “Compensation of Directors”.

Lease and Purchase Option of Primary Building Owned by Affiliate

On December 18, 2020, Lifted entered into a Lease Agreement (the “Lease) with 95th Holdings, LLC (“Landlord”) for office, laboratory and warehouse space located in a building at 5511 95th Avenue, in the City of Kenosha, State of Wisconsin (the “Premises”).  The Landlord is an entity owned by Nicholas S. Warrender, the Company’s COO and the CEO of Lifted and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares which is 60.14% of the Company’s outstanding common stock. Due to the potential conflict of interest, the terms and conditions of the Lease were negotiated on behalf of Lifted by Vincent J. Mesolella, the Lead Outside Director of the Company. Landlord and Lifted were represented by their own independent legal counsel in connection with the Lease. Under the terms of the Lease, Mr. Warrender is able to benefit through his entity 95th Holdings, LLC by receiving rent and by eventually selling the Premises to Lifted.

The purpose of the Lease is to replace Lifted’s current 3,300 square foot leased manufacturing facility and warehouse located in Zion, Illinois, as well as the space that Lifted has been temporarily using located adjacent to that rented space. Lifted is currently building out the newly-leased space in Kenosha, and hopes to move into that space sometime during the first quarter of 2021.

Under the terms of the “triple-net” Lease, starting on January 1, 2021, Lifted has leased approximately 11,238 square feet at the Premises at $6.13 per square foot per year in base rent ($68,888.94 in 2021), which is subject to a 2% increase in base rent each year, plus certain operating expenses and taxes. The Lease will continue until midnight on the fifth anniversary date of the commencement date of the Lease, which is January 1, 2026. Lifted shall have the right to extend the original five year term of the Lease for one extension period of two years, commencing upon the expiration of the original term.  Lifted and Landlord are required to execute an “Amendment of Extension” prior to six months before the expiration of the original term.

Under the terms of the lease, the tenant, Lifted, has the option to purchase the property at any time prior to December 31, 2025, and in any event, Lifted is obligated to purchase the property on or before that date. Pursuant to the Lease, in all cases Lifted’s purchase price for the Premises shall be in an amount equal to the greater of: (1) the fair market value of the Premises at the time Lifted purchases the Premises; or (2) any remaining principal balance of any purchase-money mortgage for the Premises existing at the time of the closing of Lifted’s purchase, plus the corresponding amount identified in the Additional Purchase Price Schedule attached as Exhibit B to the Lease, which is an additional amount ranging between $300,000 and $375,000 based on the number of years that have passed between the commencement of the Lease and the purchase of the Premises by Lifted.

Purchase of Warrants and Exercise of Such Warrants

On April 1, 2018, we issued to director Dr. James S. Jacobs, brother of Chief Executive Officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 40,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. Dr. James S. Jacobs purchased such warrants and immediately exercised such warrants on September 23, 2019.

On November 28, 2014, we granted director Dr. James S. Jacobs the right to purchase warrants, for a purchase price of $1.00, an aggregate of 25,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be fully exercisable on or prior to December31, 2024. Dr. James S. Jacobs purchased such warrants and immediately exercised such warrants on September 23, 2019.

On November 28, 2014, we granted director Mr. Richard E. Morrissy the right to purchase warrants, for a purchase price of $1.00, an aggregate of 25,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be fully exercisable on or prior to December 31, 2024. Mr. Richard E. Morrissy purchased such warrants and immediately exercised such warrants on September 23, 2019.

On November 28, 2014, we granted director Dr. Joshua A. Bloom the right to purchase warrants, for a purchase price of $1.00, an aggregate of 25,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be fully exercisable on or prior to December 31, 2024. Dr. Joshua A. Bloom purchased such warrants and immediately exercised such warrants on September 23, 2019.

On April 1, 2018, we issued to then independent contractor and now our President and Chief Financial Officer William C. Jacobs, son of chief executive officer Gerard M. Jacobs, rights to purchase warrants, for a purchase price of $1.00, an aggregate of 210,000 shares of common stock of the Company, at an exercise price of $0.01 per share, such warrants to be fully vested and to be exercisable on or prior to December 31, 2024. On March 13th, 2019, William C. Jacobs exercised these warrants to purchase 200,000 shares of common stock of the company, and assigned the remaining 10,000 warrants to a third party.

Operating Loans 2018

On July 16, 2018 and November 12, 2018, Dr. Joshua A. Bloom, a member of our Board of Directors, loaned the Company $10,025 and $10,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. These loans were fully repaid by the Company on March 13, 2019. In addition, the loan terms grant Dr. Bloom a total of 25,000 financing warrants to purchase shares of common stock of LFTD Partners Inc., exercisable at $0.03 per share at any time through July 16, 2023. Dr. Bloom exercised such financing warrants on September 23, 2019.

On July 18, 2018 and November 8, 2018, Gerard M. Jacobs, our Chief Executive Officer and a member of our Board of Directors, loaned the Company $4,766 and $6,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. Such loans were fully repaid by the Company on March 13, 2019. In addition, the loan terms grant Mr. Jacobs a total of 12,500 financing warrants to purchase shares of common stock of LFTD Partners Inc., exercisable at $0.03 per share at any time through July 16, 2023.

Operating Loans 2019

On January 7, 2019, January 21, 2019 and February 6, 2019, Gerard M. Jacobs, our Chief Executive Officer and a member of our board of directors, loaned the Company $5,968, $804, and $8,000, respectively, for working capital needs. The loans bear interest at 15% per annum. The loans are payable on demand by lender. There is a default rate of 18% interest in the event that the loans are not paid on demand. The loans are secured by all of the assets of the Company. Such loans were fully repaid by the Company on March 13, 2019. In addition, the loan terms grant Mr. Jacobs a total of 18,750 financing warrants to purchase shares of common stock of LFTD Partners Inc., exercisable at $0.03 per share at any time through July 16, 2023.

Investment in Series A Preferred Stock – Thomas W. Hines

On February 27, 2019, former director Thomas W. Hines purchased 5,400 shares of our Series A Preferred Stock convertible into 540,000 shares of our common stock at $1.00 per share.

Investment in Series A Preferred Stock – Reginald Carnick

On February 27, 2019, Reginald Carnick purchased 3,500 shares of our Series A Preferred Stock convertible into 350,000 shares of our common stock at $1.00 per share.

Investment in Series A and Series B Preferred Stock – Elana Knight

On March 21, 2019, Elana Knight purchased 2,500 shares of our Series A Preferred Stock convertible into 250,000 shares of our common stock at $1.00 per share.

On May 13, 2019, Elana Knight purchased 1,500 shares of our Series A Preferred Stock convertible into 150,000 shares of our common stock at $1.00 per share.

On July 24, 2019, Elana Knight purchased 60,000 shares of our Series B Preferred Stock convertible into 60,000 shares of our common stock at $5.00 per share.

Investment in Series A Preferred Stock – ZIE Partners LLC

On May 9, 2019, ZIE Partners LLC purchased 25,000 shares of our Series A Preferred Stock convertible into 2,500,000 shares of our common stock at $1.00 per share.

Compensation Agreement and Executive Employment Agreements of Gerard M. Jacobs and William C. "Jake" Jacobs

Historically, our Chief Executive Officer Gerard M. Jacobs did not receive cash compensation. Historically, William C. "Jake" Jacobs was an independent contractor of the Company from May 2014 until February 4, 2019, when he was promoted to President, CFO and Treasurer of the Company. As an independent contractor, William C. "Jake" Jacobs earned fees of $5,000 per month, plus reimbursement for all of his business-related expenses. However, from May 2016 through 2018, William C. "Jake" Jacobs was not paid the independent contractor fees that he had earned, and he was not reimbursed for any of his business-related expenses, because the Company did not have the cash to pay him. All of the independent contractor fees that were owed to William C. "Jake" Jacobs but were not paid because the Company did not have the cash to pay him, plus reimbursement for all of his business related expenses, were fully paid to him during 2019 out of the proceeds of the sale of the Company's Series A convertible preferred stock. These independent contractor fees totaled $40,000 for May 2016 through December 2016, $60,000 for 2017, $60,000 for 2018 and $60,000 for 2019, for a grand total of $220,000.

Effective as of June 19, 2019 through the closing of the Company’s acquisition of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) on February 24, 2020, the Company paid Gerard M. Jacobs and William C. "Jake" Jacobs consulting fees of $7,500 and $5,000 per month, respectively.

Effective February 24, 2020, Gerard M. Jacobs runs the Company’s operations on a full time basis as the Company's Chief Executive Officer pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. Effective February 24, 2020, William C. "Jake" Jacobs serves as the Company's President and CFO on a full time basis pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above.

Gerard M. Jacobs and William C. "Jake" Jacobs are also entitled to certain warrants and bonuses pursuant to their compensation agreement with the Company. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Impact of the Merger on Gerard M. Jacobs' and William C. "Jake" Jacobs' Compensation Agreement" above.

Effective February 24, 2020, Nicholas S. Warrender serves as the Company's COO on a full time basis pursuant to his multi-year Executive Employment Agreement which pays him an annual base salary of $100,000, and entitles him to participate in a Company-wide management bonus pool. See "Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement - Executive Employment Agreements" above.

Acquisition of Real Estate in Rhode Island

As discussed in our prior public filings, we have attempted to acquire one or more parcels of real estate in Rhode Island, referred to as the Mesolella/Jacobs Properties that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to the Company. One of the Mesolella/Jacobs Properties at one time was also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs. Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Note Payable to Affiliate Secured by All of Company’s Assets

A large portion of the cash consideration paid by the Company to acquire Lifted was paid via a $3,750,000 Promissory Note payable to Nicholas S. Warrender, the Company’s COO and the CEO of Lifted and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares which is 60.14% of the Company’s outstanding common stock. The $3,750,000 Promissory Note is secured in favor of Mr. Warrender with of the Company’s assets.  These assets include all of the common stock of Lifted, and the common stock that we own of Ablis, Bendistillery and Bend Spirits. If we fail to repay the Promissory Note, Mr. Warrender would be entitled to commence proceedings likely to result in seizure and sale of our assets. The result would be catastrophic for the Company and would likely result in a total loss of the value of our stock and would be detrimental to the Company’s ability to survive.

Indemnification of Officers and Directors

Our bylaws specifically limit the liability of our officers and directors to the fullest extent permitted by law. As a result, aggrieved parties may have a more limited right to action than they would have had if such provisions were not present. The bylaws also provide for indemnification of our officers and directors for any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest. In the ordinary course of business, we also may provide indemnifications of varying scope and terms to customers, vendors, lessors, business partners, independent contractors and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third-parties. We may also agree to indemnify former officers, directors, employees and independent contractors of acquired companies in connection with the acquisition of such companies.

Director Independence

We are not listed on a national exchange, such as NASDAQ, at this time. As such, we are not required to have independent directors. Our management believes that, consistent with Rule 5605(a)(2) of the NASDAQ Listing Rules that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our management has reviewed the composition of our Board of Directors and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board of Directors has determined that each of our directors, with the exceptions of Gerard M. Jacobs, J.D., Dr. James S. Jacobs, Nicholas S. Warrender, and Robert T. Warrender II, is an “independent director”.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company by (i) each person who, to the Company’s knowledge, owns more than 5% of its common stock, (ii) each of the Company’s named executive officers and directors, and (iii) all of the Company’s named executive officers and directors as a group. Shares of the Company’s Common Stock subject to options, warrants, or other rights currently exercisable, or exercisable within 60 days of the date hereof, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. As of the date hereof, the Company has 12,656,328 shares of common stock issued and outstanding.

Name	Number of Series A Preferred Stock Shares Owned	Beneficial Ownership Percentage	Number of Series B Preferred Stock Shares Owned	Beneficial Ownership Percentage	Number of Common Stock Shares Owned or Controlled	Beneficial Ownership Percentage	Options/ Warrants Owned	Overall Voting Power	Overall Voting Power (%)
Nicholas S. Warrender (1)	-	-	-	-	3,900,455	51.15%	200,000	4,100,455	35.43%
Gerard M. Jacobs (2)	-	-	-	-	451,823	5.93%	2,307,948	2,759,771	23.85%
ZIE Partners LLC (3)	-	-	-	-	2,500,000	32.79%	-	2,500,000	21.60%
William C. "Jake" Jacobs, CPA (4)	-	-	-	-	400,000	5.25%	450,000	850,000	7.34%
Vincent J. Mesolella (5)	-	-	-	-	32,862	0.43%	605,000	637,862	5.51%
Roberti Jacobs Family Trust (6)	-	-	-	-	181,623	2.38%	-	181,623	1.57%
James S. Jacobs, M.D. (7)	-	-	-	-	79,500	1.04%	75,000	154,500	1.33%
Joshua A. Bloom, M.D. (8)	-	-	-	-	50,000	0.66%	80,000	130,000	1.12%
Richard E. Morrissy (9)	-	-	-	-	25,000	0.33%	80,000	105,000	0.91%
Kevin J. Rocio (10)	-	-	-	-	-	0.00%	50,000	50,000	0.43%
Robert T. Warrender II (11)	-	-	-	-	4,000	0.05%	100,000	104,000	0.90%
Total of All Officers, Directors, and 5% Control Persons as a group (11 persons and/or entities)	-	-	-	-	7,625,263	100.00%	3,947,948	11,573,211	100.00%
Total of All Officers and Directors as a group (9 persons and 1 entity) (12)	-	-	-	-	5,125,263		3,947,948	9,073,211

(1)Nicholas S. Warrender serves as Vice Chairman and Chief Operating Officer, and he owns 3,900,455 shares of LFTD Partners Inc.'s common stock.  The address for Nicholas S. Warrender is 5511 95th Avenue, Kenosha, WI 53144. Mr. Warrender also owns a five year warrant to purchase 200,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share. At the closing of the Lifted Merger, 645,000 shares of unregistered common stock of the Corporation were designated as contingent deferred compensation (the "Deferred Contingent Stock") to certain persons specified by Mr. Warrender in a schedule delivered by him to the Corporation at the closing of the Merger (the "Deferred Contingent Stock Recipients"); Mr.  Warrender was not one of the specified Deferred Contingent Stock Recipients, but subject to certain conditions and contingencies, some or all of such Deferred Contingent Stock may be forfeited by the Deferred Contingent Stock Recipients, and in such case such forfeited Deferred Contingent Stock will be issued to Mr. Warrender as additional Merger consideration.

(2)The address for Mr. Gerard M. Jacobs is 4227 Habana Avenue, Jacksonville, FL  32217. Mr. Gerard M. Jacobs, our Chairman, Chief Executive Officer, and Secretary, has voting control over the following: (a) 181,623 Company shares owned by the Roberti Jacobs Family Trust, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (b) 100,000 Company shares owned by his affiliate Miss Mimi Corporation; (c) 170,000 Company shares owned by unrelated shareholders of the Company, over which Mr. Gerard M. Jacobs has voting control via a 2007 shareholders agreement; (d) 200 shares owned by his wife; (e) 605,000 options at $2.00 per share, the vesting of which occurred upon the closing of the merger with Cogility; (f) 471,698 options at $2.00 per share (originating from Cogility); (g) 750,000 warrants at $0.01 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00; and (h) 31,250 financing warrants at $0.03 per share. Also, simultaneously with the execution of an employment agreement, LFTD Partners Inc. issued to Gerard M. Jacobs or his designee(s) five-year warrants giving Gerard M. Jacobs or his designee(s) the right to purchase 250,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share, vesting upon the closing of LFTD Partners Inc.'s acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids. The Company has issued to Mr. Jacobs rights to purchase 750,000 warrants at $1.85 per share, which Mr. Jacobs or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Vincent J. Mesolella, a Director of the Company; the Company has no intention to acquire any of such real estate properties, so these warrants are not included in the table above. Gerard M. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 200,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(3)Christian Zann is the Manager of ZIE Partners LLC. The address for ZIE Partners LLC is 1300 N. State Pkwy Apt. 1201, Chicago, IL 60610. ZIE Partners LLC owns 25,000 shares of LFTD Partners Inc.'s Series A Preferred Stock, convertible into 2,500,000 shares of LFTD Partners Inc.'s common stock.

(4) The address of William C. “Jake” Jacobs, CPA, is 4227 Habana Avenue, Jacksonville, FL  32217. Mr. Jacobs owns 200,000 shares of common stock of the Company. Also, simultaneously with the execution of an employment agreement, LFTD Partners Inc. issued to William C. Jacobs or his designee(s) five-year warrants giving William C. Jacobs or his designee(s) the right to purchase 225,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share, vesting upon the closing of LFTD Partners Inc.'s acquisition of Warrender Enterprise Inc. d/b/a Lifted Liquids. William C. Jacobs was one of the specified Deferred Contingent Stock Recipients and received 200,000 shares of Deferred Contingent Stock. William C. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 225,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(5)The address for Mr. Vincent J. Mesolella is 27 Paddock Drive, Lincoln, Road Island 02865. Mr. Mesolella has voting control over the following: (a) 32,862 shares of our common stock; (b) 5,000 options at $2.00 per share; and (c) the right to purchase from the Company 500,000 warrants at $0.01 per share for an aggregate consideration of $1.00. The Company has issued to Mr. Mesolella rights to purchase 500,000 warrants at $1.85 per share, which Mr. Mesolella or his designee have the right to purchase from the Company for an aggregate purchase price of $1.00 subject to the condition that the Company shall have acquired at least one of certain real estate properties owned by entities controlled by Mr. Mesolella; the Company has no intention to acquire any of such real estate properties, so these warrants are not included in the table above. Vincent J. Mesolella was also one of the specified Warrant Recipients, and received a five year warrant to purchase 100,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(6) The address for the Roberti Jacobs Family Trust is 4227 Habana Avenue, Jacksonville, FL  32217. The Roberti Jacobs Family Trust irrevocably conveyed all of its voting power to Mr. Gerard M. Jacobs pursuant to the 2007 shareholder agreement described above. Mr. Gerard M. Jacobs is one of the grantors of the trust corpus, William C. “Jake” Jacobs currently is the trustee, and Gerard M. Jacobs’ children are the beneficiaries. The trust is irrevocable. The Trust owns 181,623 shares.

(7) The address for Dr. James S. Jacobs is 1785 Krameria Street, Denver, Colorado 80220. Dr. James S. Jacobs owns 79,500 shares of stock. He or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Dr. James S. Jacobs was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(8) The address for Dr. Joshua A. Bloom is 1520 South Main Street, Racine, Wisconsin 53403. Dr. Joshua A. Bloom owns 50,000 shares of stock. He also owns: (a) options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Dr. Joshua A. Bloom was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(9) The address for Mr. Richard E. Morrissy is 117 South Euclid Avenue, Oak Park, Illinois 60302. Mr. Richard E. Morrissy owns 25,000 shares of stock. He also owns: (a) options to purchase 5,000 shares of our common stock at $2.00 per share; and (b) he or his designee has the right to purchase from the Company 25,000 warrants at $1.85 per share for a purchase price of $1.00. Mr. Richard E. Morrissy was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(10) The address for Mr. Kevin J. Rocio is 4257 Stableford Lane, Naperville, IL 60564. Mr. Kevin J. Rocio was also one of the specified Warrant Recipients, and received a five year warrant to purchase 50,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(11) The address for board member Mr. Robert T. Warrender II is PO Box 4233, Antioch, IL 60002. Mr. Robert T. Warrender II owns 4,000 shares of common stock of the Company. Mr. Robert T. Warrender II was also one of the specified Warrant Recipients, and received a five year warrant to purchase 100,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share.

(12) Due to the combination of proxies and a shareholder agreement, all of the shares of the Roberti Jacobs Family Trust and Mr. Gerard M. Jacobs and his affiliate Miss Mimi Corporation, and his spouse, collectively total 2,759,771 shares (which total includes unexercised options, warrants and the right to purchase warrants to purchase shares of our common stock, all of which may be exercised at any time in the discretion of the holder or his designee; but which total excludes the right to purchase warrants to purchase an aggregate of 750,000 shares of our common stock, which may not be exercised until a required performance contingency is met, which the Corporation does not expect will occur) which may be voted together (without any double counting). The other directors hold a total of 5,127,317 shares (which total includes unexercised options, warrants and rights to purchase warrants to purchase shares of our common stock which may be exercised at any time in the discretion of the holder or his designee; but which total excludes the right to purchase warrants to purchase an aggregate of 500,000 shares of our common stock, which may not be exercised until a required performance contingency is met, and which the Corporation does not expect will occur) which may be voted together (without any double counting).

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock, as they will be in effect upon the closing of this offering. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Articles of Incorporation, as amended, and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Nevada law. Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. As of August 19, 2021, 12,656,328 shares of our common stock were issued and outstanding, held by 257 holders of record. There are also 72,000 shares of common stock held in treasury. As of August 19, 2021, 5,750 shares of our Series A Preferred Stock were issued and outstanding, and 40,000 shares of our Series B Preferred Stock were issued and outstanding. Under Nevada law, stockholders are not generally liable for our debts or obligations.

On August 25, 2011 we amended our certificate of incorporation to authorize the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, $0.001 par value per share.

On March 1, 2006, we completed a 1 for 10 reverse split of our common stock.

On June 4, 1999, we completed a 1 for 5 reverse split of our common stock.

Each share of our common stock entitles the holder to receive notice of and to attend all meetings of our stockholders with the entitlement to one vote. Holders of common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the board of directors. If the Company is voluntarily or involuntarily liquidated, dissolved or wound-up, the holders of common stock will be entitled to receive, after distribution in full of preferential amounts, if any, all the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no redemption or conversion rights. The rights, preferences and privileges of holders of shares of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of our outstanding preferred stock and any series of preferred stock that we may designate and issue in the future. All of our outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Approximately 7,527,644 shares of the 12,656,328 shares of common stock presently issued and outstanding are "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. 72,000 shares of common stock are held as treasury shares. The remaining 4,641,573 shares are believed to be free-trading.

Common Stock

Holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, holders of a majority of the outstanding shares of common stock will be able to elect the entire board of directors, and, if they do so, minority stockholders would not be able to elect any members to the board of directors.  Our board of directors has authority, without action by the stockholders, to issue all or any portion of the authorized but unissued shares of common stock, which would reduce the percentage ownership of the stockholders and which may dilute the book value of the common stock.

Shareholders have no pre-emptive rights to acquire additional shares of common stock.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  The shares of common stock, when issued, will be fully paid and non-assessable. We currently do not accumulate money on a regular basis in a separate custodial account, commonly referred to as a sinking fund, to be used to redeem debt securities.

Holders of common stock are entitled to receive dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends.  We have not paid dividends on common stock and do not anticipate that we will pay dividends on common stock in the foreseeable future.

Series A Preferred Stock

We have designated 400,000 shares of Series A Preferred Stock of which 5,750 shares are currently issued and outstanding. Each share of Series A Preferred Stock may be converted into 100 shares of common stock. The Series A Preferred Stock pays dividends at the rate of 3% annually. The Series A Preferred Stock dividends are cumulative if we do not have the necessary cash to pay the dividend when due. The Series A Preferred Stock dividends shall cease to accrue at such time as our Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Preferred Stock have no voting rights. The holders of the Series A Preferred Stock have voluntary conversion rights. Shares of Series A Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as our Common Stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Series B Preferred Stock

We have designated 5,000,000 shares of Series B Preferred Stock of which 40,000 shares are currently issued and outstanding. Each share of Series B Preferred Stock may be converted into one share of common stock. The Series B Preferred Stock pays dividends at the rate of 3% annually. The Series B Preferred Stock dividends are cumulative if we do not have the necessary cash to pay the dividend when due. The Series B Preferred Stock dividends shall cease to accrue at such time as our Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the registration statement covering the common shares of the company into which the Company's Series B Preferred Stock can be converted (the "Series B Registration Statement") is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series B Preferred Stock have no voting rights. The holders of the Series B Preferred Stock have voluntary conversion rights. Shares of Series B Preferred Stock are subject to Mandatory Conversion (in the discretion of the Company) at such time as the Company’s Common Stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Our board of directors has the authority, without further action by the stockholders, to issue up to the 9,833,850 balance of 10,000,000 shares of authorized preferred stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.

Securities Authorized for Issuance under Equity Compensation Plans

None.

Warrants and Options

As of August 19, 2021, there are outstanding warrants to purchase up to 6,308,448 shares of our common stock at a weighted average exercise price of $2.61 per share and outstanding options to purchase up to 4,313,448 shares of our common stock at a weighted average exercise price of $2.42 per share.

Anti-Takeover Effects

Certain provisions of our Articles of Incorporation, Bylaws, and the Nevada Revised Statutes (“NRS”) may be deemed to have an anti-takeover effect. Such provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder’s best interests, including attempts that might result in a premium over the market price for the shares held by stockholders.

The NRS permits, if authorized by the Articles of Incorporation, the issuance of Blank Check Preferred Stock with preferences, limitations and relative rights determined by a corporation’s board of directors without stockholder approval.

Our Articles of Incorporation currently authorizes the issuance of Blank Check Preferred Stock, of which 9,926,750 preferred shares are available for future issuance in one or more series to be issued from time to time.

Each of the foregoing may have the effect of preventing or rendering more difficult or costly, the completion of a takeover transaction that stockholders might view as being in their best interests.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board of Directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the Board of Directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Law and subject to any limitations set forth in our Articles of Incorporation, as amended. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Board of Directors Vacancies

Our bylaws authorize our Board of Directors to fill any vacancy occurring on the board by a majority of the remaining members of the Board of Directors.

No Cumulative Voting. The Nevada Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation's certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Transfer Agent

The transfer agent and registrar for our common stock is Colonial Stock Transfer Company, Inc. Its address is 66 Exchange Place, 1st floor, Salt Lake City, UT 84111 and its telephone number is 801-355-5740.

Listing

Our common stock is traded on the OTCQX US under the symbol AQSP.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by David S. Hunt, P.C. Salt Lake City, Utah.

EXPERTS

The financial statements of Lifted Liquids, Inc. d/b/a Lifted Made and for LFTD Partners Inc. as of December 31, 2020 and 2019 and for each of the years then ended included in this Registration Statement, of which this Prospectus forms a part, have been so included in reliance on the report of Fruci & Associates II, PLLC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://www.acquiredsalescorp.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by telephone or writing us at: LFTD Partners Inc., 4227 Habana Ave., Jacksonville, Florida 32217, (847) 915-2446.

FINANCIAL AND OTHER INFORMATION

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure

None.

Management Discussion and Analysis

Please refer to the section of this registration statement entitled “Management’s Discussion And Analysis Of Financial Condition And Results Of Operations” for an analysis of our business.

Financial Statements

The full text of our audited consolidated and pro forma financial statements begins on page F-1 of this Registration statement and include the following:

LFTD Partners Inc. and Lifted Liquids

Consolidated Balance Sheets

June 30, 2021 (Unaudited) and December 31, 2020

LFTD Partners Inc. and Lifted Liquids

Consolidated Statements of Operations

for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)

LFTD Partners Inc. and Lifted Liquids

Consolidated Statements of Shareholders’ Equity (Deficit)

for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)

LFTD Partners Inc. and Lifted Liquids

Consolidated Statement of Cash Flows

for the Three and Six Months Ended June 30, 2021 and 2020 (Unaudited)

Notes to the (interim) Consolidated Financial Statements (Unaudited)

LFTD Partners Inc. and Lifted Liquids

Consolidated Balance Sheets

December 31, 2020 and 2019

LFTD Partners Inc. and Lifted Liquids

Consolidated Statements of Operations

for the Years Ended December 31, 2020 and 2019

LFTD Partners Inc. and Lifted Liquids

Consolidated Statements of Shareholders’ Equity (Deficit)

for the Years Ended December 31, 2020 and 2019

LFTD Partners Inc. and Lifted Liquids

Consolidated Statement of Cash Flows

for the Years Ended December 31, 2020 and 2019

Notes to the Consolidated Financial Statements

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021 (Unaudited)	2020
ASSETS
Current Assets
Cash and Cash Equivalents	$2,229,056	$439,080
Dividend Receivable from Bendistillery, Inc.	-	2,495
Prepaid Expenses	1,679,042	455,061
Loan to SmplyLifted LLC	387,500	293,750
IL Income Tax Receivable	-	2,715
Interest Receivable	315	2,112
Note Receivable from CBD LION	-	15,318
Accounts Receivable, net of allowance of $1,302 in 2021 and $5,743 in 2020	1,780,058	1,413,051
Inventory	1,194,032	641,195
Other Current Assets	1,807	-
Total Current Assets	7,271,810	3,264,777
Goodwill	22,292,767	22,292,767
Investment in Ablis	399,200	399,200
Investment in Bendistillery and Bend Spirits	1,497,000	1,497,000
Deposit for Girish GPO Distribution Agreement	-	30,000
Investment in SmplyLifted LLC	145,030	195,571
Fixed Assets, less accumulated depreciation of $55,602 in 2021 and $14,361 in 2020	315,894	135,391
Intangible Assets, less accumulated amortization of $2,224 in 2021 and $1,390 in 2020	2,220	3,054
Security and State Licensing Deposits	10,158	1,600
Finance Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $24,673 in 2021 and $0 in 2020	1,455,734	-
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $43,356 in 2021 and $35,650 in 2020	-	7,705
Total Assets	$33,389,814	$27,827,065
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Finance Lease Liability	$21,405	$-
Operating Lease Liability	-	7,670
Deferred Revenue	1,114,922	1,096,120
Management Bonuses Payable - Related Party
Management Bonus Payable - Related Party - Payable to William C. Jacobs	100,000	100,000
Management Bonus Payable - Related Party - Payable to Gerard M. Jacobs	200,000	250,000
Management Bonuses Payable - Related Party	300,000	350,000
Company-Wide Management Bonus Pool	1,159,335	-
Accounts Payable and Accrued Expenses	1,732,668	639,479
Interest Payable - Related Party
Interest - Payable to William C. Jacobs	1,984
Interest - Payable to Gerard M. Jacobs	4,789
Interest - Payable to Nicholas S. Warrender	101,301	64,110
Interest Payable - Related Party	108,074	64,110
Preferred Stock Dividends Payable
Series A Convertible Preferred Stock Dividends Payable	4,751	145,561
Series B Convertible Preferred Stock Dividends Payable	4,750	5,782
Preferred Stock Dividends Payable	9,501	151,343
Total Current Liabilities	$4,445,905	$2,308,722
Non-Current Liabilities
Paycheck Protection Program Loan	-	149,623
Finance Lease Liability	1,451,043	-
Notes Payable - Related Party
Notes Payable - Payable to Nicholas S. Warrender	3,750,000	3,750,000
Total Non-Current Liabilities	$5,201,043	$3,899,623
Total Liabilities	$9,646,948	$6,208,345
Commitments and Contingencies	-	-
Shareholders' Equity

Preferred Stock, $0.001 par value; 10,000,000 total shares authorized;
out of which 400,000 shares of Series A Convertible Preferred Stock are authorized, and 5,750 shares of Series A Convertible Preferred Stock shares were issued and outstanding at June 30, 2021, and 66,150 shares of Series A Convertible Preferred Stock shares were issued and outstanding at December 31, 2020; and out of which 5,000,000 shares of Series B Convertible Preferred Stock are authorized, and 40,000 shares of Series B Convertible Preferred Stock shares were issued and outstanding at June 30, 2021, and 100,000 shares of Series B Convertible Preferred Stock shares were issued and outstanding at December 31, 2020

	46	166
Common Stock, $0.001 par value; 100,000,000 shares authorized; 12,728,328 shares issued and outstanding at June 30, 2021, and 6,485,236 shares issued and outstanding at December 31, 2020	12,728	6,485
Treasury Stock (Purchase of 72,000 shares of common stock at $0.95/share)	(68,400)	(34,200)
Additional Paid-in Capital	38,788,342	38,787,444
Accumulated Deficit	(14,989,850)	(17,141,175)
Total Shareholders' Equity (Deficit)	23,742,866	21,618,720
Total Liabilities and Shareholders' Equity	$33,389,814	$27,827,065

Please see the accompanying notes to the consolidated financial statements for more information.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Sales	$6,695,144	$1,267,942	$10,048,414	$1,638,367
Cost of Goods Sold	3,035,630	1,018,047	4,743,153	1,216,157
Gross Profit	3,659,515	249,895	5,305,262	422,210
Stock Compensation Expense	-	-	-	1,393,648
Selling, General and Administrative Expenses	95,474	42,664	151,938	63,522
Bank Charges and Merchant Fees	118,055	-	184,625	-
Accrual for Company-Wide Management Bonus Pool	816,388	-	1,159,335	-
Management Bonuses Owed Under Compensation Agreement	-	-	-	350,000
Bad Debt	19,196	24,904	20,173	27,637
Payroll, Consulting and Independent Contractor Expenses	791,000	239,749	1,098,524	322,966
Professional Fees	133,892	176,890	226,925	243,444
Advertising and Marketing	98,133	53,922	150,160	66,048
Depreciation and Amortization	26,215	4,171	67,998	6,048
Rent Expense	(8,413)	-	(2,983)	-
Warehouse & Lab Expenses (too small to capitalize)	12,712	56,625	31,212	56,625
Income/(Loss) From Operations	1,556,863	(349,030)	2,217,355	(2,107,728)
Other Income/(Expenses)
Income/(Loss) From 50% membership interest in SmplyLifted LLC (FR3SH)	(43,330)	-	(50,541)	-
Income from SmplyLifted for WCJ Labor	769	-	1,841	-
Interest Expense	(35,398)	(19,019)	(71,745)	(26,623)
Warehouse Buildout Credits	600	400	1,200	400
Penalties	-	-	(450)	-
Gain on Forgiveness of Debt	151,147	10,000	151,147	10,000
Refund of Merchant Account Fees	-	34,429	-	34,429
Settlement Costs		(97,000)	-	(97,000)
Gain(Loss) on Disposal of Fixed Assets	(4,750)	-	(4,750)	-
Loss on Deposit	(30,000)	-	(30,000)
Interest Income	253	907	455	6,583
Total Other Income/(Expenses)	39,292	(70,283)	(2,843)	(72,211)
Income/(Loss) Before Provision for Income Taxes	1,596,154	(419,313)	2,214,512	(2,179,939)
Provision for Income Taxes	-	-	-	-
Net Income/(Loss) Attributable to LFTD Partners Inc. common stockholders	$1,596,154	$(419,313)	$2,214,512	$(2,179,939)

Basic Net Income (Loss) per Common Share	$0.14	$(0.06)	$0.24	$(0.40)
Diluted Net Income (Loss) per Common Share	$0.11	$(0.06)	$0.17	$(0.40)

Weighted average number of common shares outstanding:
Basic	11,042,657	6,462,070	9,259,696	5,387,319
Diluted	14,381,105	6,462,070	12,598,144	5,387,319

Please see the accompanying notes to the consolidated financial statements for more information.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

(UNAUDITED)

							Additional		Total
	Preferred Stock		Common Stock		Treasury Stock		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2019	166,150	$166	2,726,669	$2,727	-	$-	$21,691,128	$(15,392,552)	$6,301,469
Issuance of warrants to Gerard M. Jacobs upon execution of employment agreement							$733,499		$733,499
Issuance of warrants to William C. Jacobs upon execution of employment agreement							$660,149		$660,149
Issuance of common stock consideration as part of the acquisition of Lifted Liquids, Inc.			3,900,455	$3,900			$10,722,351		$10,726,251
Issuance of warrants to purchase shares of common stock as part of the acquisition of Lifted Liquids, Inc.							$4,980,150		$4,980,150
Series A Preferred Stock dividend payable								$(34,179)	$(34,179)
Series B Preferred Stock dividend payable								$(3,740)	$(3,740)
Net Loss			-	-				$(1,760,627)	$(1,760,627)
Balance, March 31, 2020	166,150	$166	6,627,124	$6,627	-	$-	$38,787,277	$(17,191,098)	$21,602,972

Series A Preferred Stock dividend payable								$(64,775)	$(64,775)
Series B Preferred Stock dividend payable								$(3,740)	$(3,740)
Cancellation of shares of common stock			(166,888)	$(167)			$167		$-
Net Loss								$(419,313)	$(419,313)
Balance, June 30, 2020	166,150	$166	6,460,236	$6,460	-	$-	$38,787,444	$(17,678,926)	$21,115,144

Balance, December 31, 2020	166,150	$166	6,485,236	$6,485	36,000	$(34,200)	$38,787,444	$(17,141,175)	$21,618,720
Series A Preferred Stock dividend payable								$(24,855)	$(24,855)
Series B Preferred Stock dividend payable								$(3,316)	$(3,316)
LFTD Partners Inc.'s January 8, 2021 purchase of 36,000 shares of common stock at $0.95 per share, for a total of $34,200, from an unrelated shareholder					36,000	$(34,200)			$(34,200)
Conversions of Series A Convertible Preferred Stock to Common Stock	(32,900)	$(33)	3,290,000	3,290			(3,257)		-
Conversions of Series B Convertible Preferred Stock to Common Stock	(60,000)	$(60)	60,000	60					$-
Net Income								$618,359	$618,359
Balance, March 31, 2021	73,250	$73	9,835,236	$9,835	72,000	$(68,400)	$38,784,187	$(16,550,988)	$22,174,707
Series A Preferred Stock dividend payable								(33,521)	(33,521)
Series B Preferred Stock dividend payable								(1,496)	(1,496)
Exercise of warrants			143,090	143			6,878		7,021
Conversions of Series A Convertible Preferred Stock to Common Stock	(27,500)	(28)	2,750,000	2,750			(2,723)		-
Net Income								1,596,154	1,596,154
Balance, June 30, 2021	45,750	$46	12,728,326	$12,728	72,000	$(68,400)	$38,788,342	$(14,989,850)	$23,742,866

Please see the accompanying notes to the consolidated financial statements for more information.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended
	June 30,
	2021	2020
Cash Flows From Operating Activities
Net Income/(Loss)	$2,214,512	$(2,179,939)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Lifted Made's Portion of SmplyLifted's net loss in 2021	50,541	-
Stock Compensation Expense	-	1,393,648
Bad Debt Expense	20,173	27,637
Depreciation and Amortization	67,998	6,048
Gain on Forgiveness of Debt	(151,147)	-
Loss (Gain) on Disposal of Fixed Assets	4,750	-
Loss on Deposit	30,000	-
Spoiled and Written Off Inventory	188,766	-
Effect on Cash of Changes in Operating Assets and Liabilities
Accounts Receivable	(387,179)	(80,947)
Sales Tax Receivable	-	-
Sales Tax Refund Receivable	-	-
Prepaid Expenses	(1,223,981)	7,500
Dividend Receivable from Bendistillery, Inc.	2,495	-
Income Tax Receivable	4,239	-
Interest Receivable	1,797	(838)
Inventory	(741,603)	(232,563)
Other Current Assets	(10,365)	-
Loan to Shareholder	-	9,000
Trade Accounts Payable and Accrued Expenses	2,202,524	295,655
Accounts Payable and Interest Payable to Related Parties	43,964	-
Change in ROU Asset	-	9,031
Change in Finance & Operating Lease Liabilities	4,439	(8,990)
Deferred Revenue	18,802	14,684
Net Cash Provided by (Used in) Operating Activities	2,340,725	(740,074)
Cash Flows From Investing Activities
Net Cash Paid as Part of Lifted Liquids, Inc. Acquisition	-	(3,130,610)
Reduction of CBD Lion Note Receivable	15,318	77,455
Net Purchase of Fixed Assets	(227,743)	(32,070)
Loans to SmplyLifted LLC	(93,750)	-
Net Cash Used in Investing Activities	(306,175)	(3,085,225)
Cash Flows From Financing Activities
Proceeds from Paycheck Protection Program Loan	-	149,623
Proceeds from Exercise of Warrants	7,021	-
Payments of Dividends to Series A Convertible Preferred Stockholders	(199,186)	(198,450)
Payments of Dividends to Series B Convertible Preferred Stockholders	(5,844)	-
Purchase of Shares Held in Treasury	(34,200)	-
Repayment of Finance Lease Liability	(12,364)	-
Net Cash Used in Financing Activities	(244,573)	(48,827)
Net Increase/(Decrease) in Cash	1,789,976	(3,874,126)
Cash and Cash Equivalents at Beginning of Period	439,080	4,384,929
Cash and Cash Equivalents at End of Period	$2,229,056	$510,803

Supplemental Cash Flow Information
Cash Paid For Interest	$-	$322
Cash Paid For Income Taxes	$-	$-

Non-Cash Activities:
Right-of-Use assets acquired from inception of Finance Leases	$1,480,408
Conversion of Series A and Series B Preferred Stock to Common Stock	$6,100
Cashless exercise of Warrants	$136

Please see the accompanying notes to the consolidated financial statements for more information.

LFTD Partners Inc. (formerly known as Acquired Sales Corp.)

Notes to the Consolidated Financial Statements

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation –

On May 18, 2021, the Company amended its articles of incorporation with the State of Nevada to change its name to LFTD Partners Inc. from Acquired Sales Corp. In connection with the name change to LFTD Partners Inc., the Company filed a required notification with the Financial Industry Regulatory Authority, Inc. (“FINRA”), a self-regulatory organization that is involved with the coordination of the clearing, settling and processing of transactions in equity securities, including our common stock. The Company’s name change notification to FINRA included a request for a new stock trading symbol. The change of the Company’s name to LFTD Partners Inc. and the change of trading symbol to reflect our common stock in the clearing, settling and processing of transactions in equity securities is pending, subject to FINRA clearance. As a result, we sometimes refer to the Company in this registration statement as the “Company”, “LFTD Partners Inc.”, “Acquired”, “we”, “us”, “our”, etc.). The Company was organized under the laws of the State of Nevada on January 2, 1986. Shares of the Company’s common stock are currently traded on the OTCQX Best Market under the trading symbol AQSP. We expect OTC Markets, Inc. to change the Company’s tier to the OTCQB Venture Market from the OTCQX Best Market within the next 30 days because we do not meet the OTCQX Best Market qualifications. We do not believe that the transition to the OTCQB market tier will have a material impact on our stock price or our trading volume.

Our business is primarily engaged in the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture, sale and distribution of products infused with hemp-derived cannabinoids (including but not limited to delta-8-THC, delta-9-THC, delta-10-THC, CBD, CBG and CBN) such as beverages, shots, water, other liquids, water soluble nano drops or liquids, lotions, sprays, conditioners, creams, oils, pre-rolled hemp joints and hemp cigarettes, caviar cones, dabs, cartridges, gummies, saucy dmnds, flower, disposable vapes, tinctures, powder, water packets, effervescent tablets, capsules, bath bombs, balms, body washes, gummies, food, chocolate, other edibles, and non-prescription cannabinoid formulations (a “Canna-Infused Products Company”). Our business also involves selling and distributing products containing synthetic nicotine. During 2020, our business also involved selling and distributing hand sanitizer, but it is unlikely that this hand sanitizer business will continue going forward.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing marijuana, distilled spirits, beer, wine, and real estate.

In addition, management of the Company is open-minded to the concept of acquiring all or a portion of one or more operating businesses and/or assets that are considered to be “essential” businesses which are unlikely to be shut down by the government during pandemics such as COVID-19.

To date, we have acquired 100% of the ownership interests in one Canna-Infused Products Company now called Lifted Liquids, Inc. d/b/a Lifted Made (formerly Warrender Enterprise Inc. d/b/a Lifted Liquids), 4.99% of the ownership interests in a second Canna-Infused Products Company called Ablis Holding Company ("Ablis"), and 4.99% of the ownership interests in two other businesses that manufacture distilled spirits called Bendistillery Inc. ("Bendistillery") and Bend Spirits, Inc. ("Bend Spirits").

Lifted Made owns 50% of SmplyLifted LLC.

We have also terminated a planned acquisition of a Canna-Infused Products Company called CBD Lion LLC.

At this point in time, we have entered into a Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC, which Letter of Intent is described below. We also are in discussions with certain other companies in our acquisition pipeline. However, our cash on hand is currently limited, so in order to close future acquisitions it is highly likely that it will be necessary for us to raise additional capital, and no guarantee or assurance can be made that such capital can be raised on acceptable terms, if at all.

At this point in time, we are working with an investment banking firm regarding the potential for a $30 million capital raise, in conjunction with a potential listing of our common stock on a Canadian stock exchange. However, there can be no guarantee or assurance that any such capital raise or listing will be completed on acceptable terms, if at all.

Letter of Intent relating to the proposed acquisition of Savage Enterprises, Premier Greens LLC and MKRC Holdings, LLC

On June 15, 2021, we, along with our Chairman and CEO Gerard M. Jacobs, our President and CFO William C. “Jake” Jacobs, and our Vice Chairman and COO Nicholas S. Warrender, entered into a Letter of Intent (the “LOI”) with Savage Enterprises, a Wyoming corporation (“Savage”), Premier Greens LLC, a California limited liability company (“Premier Greens”), MKRC

Holdings, LLC, a Wyoming limited liability company (“MKRC”), Christopher G. Wheeler (“Wheeler”), and Matt Winters (“Winters”), in connection with our proposed acquisition of Savage, Premier Greens and MKRC as described below.

The terms of the proposed transactions (“Transactions”) must be set forth in a definitive agreement. There are no assurances that we will be successful in negotiating an acceptable definitive agreement, when or whether a definitive agreement will be reached between the parties, or that the proposed purchase will be consummated. Even if a definitive agreement is executed, the terms of the proposed purchase may change materially from the terms set forth in the Letter of Intent. There will be many conditions to closing, many of which are outside of the parties’ control and we cannot predict whether these conditions will be satisfied. There are no assurances when or if closing will occur, even if the parties successfully negotiate and sign a definitive agreement.

The Proposed Transactions

In the proposed Transactions:

(a)We will acquire One Hundred Percent (100%) of the ownership interests in Savage in a reorganization (the “Merger”), for the following consideration (“Merger Consideration”): Fifteen Million Eight Hundred Forty Thousand Dollars ($15,840,000) in cash, plus Eight Million Six Hundred Ninety-One Thousand Three Hundred Fifty-Eight (8,691,358) shares of unregistered common stock of LFTD Partners Inc. (“LFTD Partners Inc. Stock”) with a value of Twenty-Eight Million One Hundred Sixty Thousand Dollars ($28,160,000) based upon the closing trade price of LFTD Partners Inc. Stock on the date of the LOI (the “Stock Consideration”);

(b)We will purchase One Hundred Percent (100%) of the ownership interests in Premier Greens, for the following consideration: Nine Hundred Twenty Thousand Dollars ($920,000) in cash; and

(c)Using cash provided by us (in addition to the Merger Consideration), Savage will purchase from the other owners of MKRC (the “Other MKRC Owners”) the remaining Fifty-Four Percent (54%) of the ownership interests in MKRC that Savage does not currently own, for the following consideration: One Million Eighty Thousand Dollars ($1,080,000) in cash.

Following the closing of the Transactions (the “Closing”), Savage will own: One Hundred Percent (100%) of the ownership interests in MKRC; Fifty-One Percent (51%) of the ownership interests in RJMC Brands, LLC (“RJMC”); Six Percent (6%) of the ownership interests in AAA Brands, LLC (“‘AAA”); and Thirty-Three Percent (33%) of Remediez, a corporation (“Remediez”).

Following the Closing, we will continue to own One Hundred Percent (100%) of the common stock of Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation (“Lifted Made”), Four Point Nine Percent (4.9%) of the common stock of each of Ablis Holding Company (“Ablis”), Bendistillery Inc. (“Bendistillery”), and Bend Spirits, Inc. (“Bend Spirits”), each an Oregon corporation, and Fifty Percent (50%) of the ownership interests in SmplyLifted LLC (“SmplyLifted”), a Delaware limited liability company, and we will be the new owner of One Hundred Percent (100%) of the ownership interests in Premier Greens, and of One Hundred Percent (100%) of the ownership interests in Savage.

Conditions

The Closing will be subject to the following conditions:

Audits. As promptly as possible following the execution of the LOI: Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, prepare their respective financial statements for calendar years 2019 and 2020, and for the first and second quarters of calendar year 2021, including statements of income, balance sheets and cash flows (the “‘Financial Statements”). Savage, Premier Greens, MKRC, and RJMC shall, and Savage shall use commercially reasonable efforts to cause Remediez to, engage our PCAOB-qualified independent firm of certified public accountants, Fruci & Associates II PLLC, Spokane, Washington (“Fruci”), to audit the Financial Statements (and, if necessary to comply with U.S. Securities and Exchange Commission (“SEC”) rules and regulations, to audit or review Savage’s, Premier Greens’ , MKRC’s, RJMC’s and Remediez’s financial statements for subsequent calendar quarters) in accordance with U.S. generally accepted accounting principles, and to provide all opinion letters and other documents as shall be necessary to allow Savage and Premier Greens to be acquired by us in the Transactions pursuant to all applicable SEC and FASB rules and regulations, and to allow us to timely file all necessary securities filings with the SEC (collectively, the “Audit”). If the results of the Audit are not acceptable to us in our discretion, then the Transaction shall be abandoned. Fruci’s fees and expenses for conducting the Audit shall be paid one-half (50%) by us and one-half (50%) by Savage, regardless of whether or not the Transactions close or are abandoned for any reason.

Mutual “Due Diligence”.

Savage, Premier Greens, MKRC, and RJMC shall allow us to conduct a confidential so-called “due diligence” investigation of Savage’s, Premier Greens’, MKRC’s, and RJMC’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to us in our discretion, then the Transactions shall be abandoned.

We shall allow Savage, Premier Greens and MKRC to conduct a confidential so-called “due diligence” investigation of our and Lifted Made’s business, permits, leases, contracts, books and records, financials, historical operations, business practices, computer systems, prospects, legal, taxes, and other matters. If the results of such “due diligence” investigation are not acceptable to Savage in its discretion, then the Transactions shall be abandoned.

Closing Documentation. If the Audit and the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are acceptable to us, and if the Audit and the “due diligence” investigation of us and Lifted Made are acceptable to Savage, then the Parties shall enter into a merger agreement (the “Merger Agreement”) and a purchase agreement (the “Purchase Agreement”) each containing representations, warranties, covenants, conditions, and indemnifications customary to transactions like the Transactions. The Closing shall be conditioned upon the execution and delivery by the Parties of mutually acceptable, legally binding, definitive Closing documentation (the “Definitive Documents”) including:

(a)The Merger Agreement

(b)The Purchase Agreement

(c)Wheeler Employment Agreement: A five-year ‘“rolling’’ employment agreement between us and Wheeler, for Wheeler to serve as Savage’s and Premier Greens’ CEO and as our Co-Founder and Chief Sales Officer, and to serve alongside Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Wheeler Employment Agreement”);

(d)Winters Employment Agreement: A five-year “rolling” employment agreement between us and Winters, for Winters to serve as Savage’s and Premier Greens’ President and CFO and as our Co-Founder and Chief Risk Officer, and to serve alongside Wheeler, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs as a member of our internal corporate steering committee called the Office of the President, with an annual base salary of Two Hundred Fifty Thousand Dollars ($250,000) and an annual bonus through the company-wide management bonus pool expected to be at least Four Hundred Thousand Dollars ($400,000) subject to us/Lifted/Savage/Premier Greens meeting certain financial performance criteria (the “Winters Employment Agreement”);

(e)Amended Employment Agreements: Amendments to the existing employment agreements between us and Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs, respectively, on terms and conditions as are mutually acceptable to the Compensation Committee of our Board of Directors, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, Wheeler and Winters, to be effective upon the Closing;

(f)Shareholders Agreement: A shareholders agreement (the “Shareholders Agreement”) among Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs (collectively the “Parties to the Shareholders Agreement”), it being understood that the Shareholders Agreement shall include, among other things, agreements by each of the Parties to the Shareholders Agreement:

(1)to nominate, support and vote in favor of slates of nominees for the Boards of Directors of us, Lifted and Savage who are mutually acceptable to the Parties to the Shareholders Agreement;

(2)to support and vote in favor of base salaries, a management bonus pool, and future stock options or warrants, for our key executives including Wheeler, Winters, Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, that are mutually acceptable to the Parties to the Shareholders Agreement;

(3)to support and vote in favor of future acquisitions and divestitures, capital raises, and other lawful corporate transactions from time to time, that are mutually acceptable to the Parties to the Shareholders Agreement; and

(4)not to directly or indirectly sell or transfer any of their LFTD Partners Inc. stock, options or warrants as part of an agreement, contract, plan or arrangement of any nature that is intended to result in a change of control of us, unless such agreement, contract, plan or arrangement is mutually acceptable to the Parties to the Shareholders Agreement and is approved by a majority of our Board of Directors;

(g)Working Capital/Liquidity: Evidence, satisfactory to us in our discretion, that as of the Closing the aggregate value of Savage’s inventory, cash on hand, and accounts receivables exceed Savage’s accounts payable and other short-term liabilities by at least Two Million Dollars ($2,000,000), less any amounts contributed by Savage to MKRC to fund additional building commitments prior to the Closing; and

(h)Payoff or Termination of Certain Obligations: Evidence, satisfactory to us in our discretion, that Savage, Premier Greens, MKRC, Wheeler and Winters have paid off or otherwise terminated certain obligations including but not limited to all obligations: (i) payable by Savage, Premier Greens, MKRC, Wheeler and/or Winters to former or current shareholders, directors, officers or employees of those entities; (ii) payable by Savage, Premier Greens, or MKRC to any banks or other sources of debt except certain specified equipment purchase debt obligations that are being paid off in installments, and except for that certain bank mortgage on the building in Palm Springs, California that is owned by MKRC; or (iii) payable by Savage, Premier Greens or MKRC to Wheeler, Winters or their respective relatives, or to trusts of which Wheeler, Winters or any of their respective relatives are the beneficiaries or are otherwise affiliated.

Capital Raise. The Closing shall be conditioned upon the completion by us of a capital raise (the “Capital Raise”) involving the sale of at least Thirty Million Dollars ($30,000,000) worth of LFTD Partners Inc. Stock on pricing and other terms and conditions acceptable to us in our discretion.

Tax Opinion. The Closing shall be conditioned upon the receipt by Savage, Wheeler and Winters of a written opinion from Savage’s tax counsel that the Merger qualifies as a reorganization that is so-called “tax free” in regard to the Stock Consideration pursuant to the U.S. tax code and applicable Internal Revenue Service regulations promulgated thereunder (the “Tax Opinion”).

Corporate Approvals. The Closing shall be conditioned upon approval of the Transactions by our Board of Directors, and, if necessary, by our shareholders. Savage, Premier Greens, MKRC, Wheeler and Winters have all approved the Transactions, subject only to (a) approval of the Definitive Documents by Wheeler, Winters, and Savage’s legal counsel, and (b) the receipt by Savage, Wheeler and Winters of the Tax Opinion from Savage’s tax counsel.

Securities Filings and Governmental Approvals. The Closing shall be conditioned upon the completion of all necessary corporate and securities filings and the obtaining of any necessary approvals from the SEC and FINRA.

Pre-Closing Agreements and Covenants

Exclusivity. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement or the termination of the LOI, Savage, Premier Greens, MKRC and RJMC, Wheeler and Winters shall not directly or indirectly enter into any discussion(s), negotiation(s), letter(s) of intent, merger(s), reorganization(s), stock sale(s), asset sale(s) (other than asset sales in the ordinary, normal, and customary course of those entities’ business), other transaction(s), loan agreement(s), financing agreement(s) or arrangement(s) of any type, other capital raise(s), or other contract(s) or arrangement(s) with any third party, or any other agreement(s), contract(s) or arrangement(s) outside the ordinary course of Savage’s, Premier Greens’, MKRC’s and RJMC’s business, that would or might delay or make more costly or difficult the Closing. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Ordinary Course of Business. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Wheeler and Winters shall use commercially reasonable efforts to operate Savage, Premier Greens, MKRC, RJMC, AAA and Remediez only in accordance with the ordinary, normal and customary course thereof consistent with past practices. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Acquisitions. During the period between the signing of the LOI and the execution and delivery of the Merger Agreement and the Purchase Agreement or the termination of the LOI, Nicholas S. Warrender, Gerard M. Jacobs, and William C. Jacobs shall use commercially reasonable efforts to cause us to refrain from entering into any letters of intent or definitive agreements regarding future mergers and acquisitions, excepting only those that have been mutually agreed upon by Nicholas S. Warrender, Gerard M. Jacobs, William C. Jacobs, Wheeler and Winters. The Merger Agreement and the Purchase Agreement shall include similar covenants regarding the period between signing the Merger Agreement and the Purchase Agreement and the Closing or termination of the Merger Agreement and the Purchase Agreement.

Commercially Reasonable Efforts. The Parties shall use commercially reasonable efforts to cause the Closing to occur as soon as practicable, subject to the fulfillment of all of the conditions described above. Without limiting the generality of the foregoing, Wheeler and Winters expressly agree and covenant to use commercially reasonable efforts to cause Savage, Premier Greens, MKRC, the Other MKRC Owners, RJMC, AAA and Remediez to fully cooperate with the Closing of the Transactions.

Post-Closing Agreements and Covenants

Corporate Name and Ticker Symbol. Savage, Wheeler and Winters acknowledge that we plan to change our name to “LFTD Partners Inc.”, and that we plan to change our ticker symbol to “LFTD”, subject to all necessary approvals and securities filings. Promptly following the Closing, the Parties to the Shareholders Agreement shall mutually agree upon a new name (the “New Corporate Name”) and ticker symbol (the “New Ticker Symbol”) for us/LFTD Partners Inc. which better reflects Savage, Premier Greens, MKRC, Wheeler and Winters partnering with us/LFTD Partners Inc., and the Parties to the Shareholders Agreement shall use commercially reasonable efforts to cause our Board of Directors and shareholders to approve the New Corporate Name and the New Ticker Symbol as soon as practicable, subject to all necessary approvals and securities filings.

Operation of Savage and Premier Greens. Savage and Premier Greens shall operate as our wholly-owned subsidiaries under the Savage and Premier Greens names and using Savage’s and Premier Greens’ brand names, respectively, led by Wheeler as Savage’s and Premier Greens’ CEO and Winters as Savage’s and Premier Greens’ President and CFO.

Operation of LFTD Partners Inc. Wheeler and Winters shall serve alongside Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs on our internal Office of the President, which shall conceptualize and articulate our go-forward operational, sales, distribution, advertising, organic growth and acquisitions strategies and initiatives that will be presented to our CEO and Board of Directors for approval.

Termination of the LOI

Events of Termination. The LOI shall terminate, without any payment by or penalty due from any party; upon execution of the Merger Agreement or if:

(a)The Audit shall not have been completed, or the results of the Audit shall have not been accepted by us, by an outside date of March 15, 2022;

(b)We have not closed the Capital Raise by an outside date of March 15, 2022;

(c)The Merger Agreement and the Purchase Agreement have not been signed by March 15, 2022 (the Merger Agreement and the Purchase Agreement, if executed, shall include an outside closing date of March 15, 2022, or such other date as mutually agreed by the parties);

(d)We shall have delivered written notice to Savage that we are abandoning the Transactions due to a determination that the results of the “due diligence” investigation of Savage, Premier Greens, MKRC, RJMC, AAA and Remediez are not acceptable to us;

(e)Savage shall have delivered written notice to Lifted that Savage is abandoning the Transactions due to a determination that the results of the “due diligence” investigation of us and Lifted Made are not acceptable to Savage; or

(f)Any material provisions of the LOI shall be adjudged by a court or the SEC to be invalid or unenforceable, and thereafter the Parties to the LOI are unable to mutually agree upon how to proceed forward with the Transactions as impacted by such court or SEC action.

Expenses

Except as expressly set forth in the LOI, each of the Parties shall bear its or his own fees and expenses in connection with the proposed Transactions. Without limiting the generality of the foregoing, each of the Parties to the LOI shall be solely responsible for the fees and expenses owed by it or him to any lawyers, accountants, financial advisors, investment bankers, brokers or finders employed by such party.

Source of Funds for the Proposed Savage Transactions

We anticipate that the source of funds cash component of the acquisition of Savage and its affiliates would be proceeds from future sales of LFTD Partners Inc.’s equity securities, and potentially partially from revenues from our business from our operations. Professional costs in connection with the transaction would be paid using cash on hand and from proceeds of the proposed equity raises.

Acquisition of 100% of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids)

On February 24, 2020 we closed on the acquisition of 100% of the ownership of hemp-derived cannabinoid-infused products maker Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) of Zion, Illinois (the “Merger”), for consideration of (1) $3,750,000 in cash, (2) $3,750,000 in the form of a secured promissory note, (3) 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), (4) 645,000 shares of unregistered common stock of the Company that constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), and (5) warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Warrants").

Pursuant to the Merger, Lifted Liquids, Inc. d/b/a Lifted Made, an Illinois corporation ("Lifted" or "Lifted Made"), is now operating as a wholly-owned subsidiary of ours, led by Nicholas S. Warrender as Lifted's CEO and also as our Vice Chairman and Chief Operating Officer.

Nicholas S. Warrender shall, subject to certain conditions, enjoy so-called “piggyback registration rights” and "demand registration rights" in regard to the Stock Consideration, pursuant to a Registration Rights Agreement.

Ownership of 4.99% of Ablis, Bendistillery and Bend Spirits

On April 30, 2019, we closed on the acquisition of 4.99% of the common stock of each of CBD-infused beverages maker Ablis, and of distilled spirits manufacturers Bendistillery and Bend Spirits, all of Bend, Oregon.

Consolidated Financial Statements – In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying unaudited consolidated financial statements and consist of only normal recurring adjustments, except as disclosed herein. As part of the consolidation, all significant intercompany transactions are eliminated, and on the Consolidated Statements of Operations, certain expense categories less than $10,000 are consolidated into the Selling, General and Administrative Expenses category.

Use of Estimates – The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) typically requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. Key estimates in these financial statements include the allowance for doubtful accounts, estimated useful lives of property, plant and equipment, valuation allowance on deferred income tax assets and the fair value of stock options and warrants.

Cash and Cash Equivalents – Cash and cash equivalents as of June 30, 2021 and December 31, 2020 included cash on-hand. The Company considers all highly liquid investments with an original maturity date within 90 days to be cash equivalents. Cash equivalents are carried at cost. The Company maintains its cash balance at a credit-worthy financial institution that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Notes Receivable – Notes receivable are classified on the balance sheet based on their maturity date.

Fair Value of Financial Instruments – The historical carrying amount of the financial instruments, which principally include cash, trade receivables, historical accounts payable and accrued expenses, approximates fair value due to the relative short maturity of such instruments.

Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair-value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

SmplyLifted LLC, Ablis Holding Company, Bendistillery Inc. and Bend Spirits, Inc. are not publicly traded, and as such their financial instruments are Level 3 unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Accounts Receivable – The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s recent loss history and an overall assessment of past due trade accounts receivable outstanding. An allowance for bad debt of $1,302 and $5,743, respectively was recorded at June 30, 2021 and December 31, 2020. As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

Inventory – Inventory is valued at the lower of average cost or market value (net realizable value). Inventory consisted of the following at June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Raw Goods	$ 857,236	$ 500,657
Finished Goods	$ 336,796	$ 140,538
Total Inventory	$ 1,194,032	$ 641,195

Monthly overhead costs such as payments for rent, utilities, insurance, and indirect labor are allocated to finished goods based on the estimated percentage cost toward the finished goods.

During the quarter ended June 30, 2021, $24,979 of overhead costs were allocated to finished goods. During the quarter ended June 30, 2020, $14,560 of overhead costs were allocated to finished goods.

During the quarter ended March 31, 2021, $16,472 of overhead costs were allocated to finished goods. During the quarter ended March 31, 2020, $8,313 of overhead costs were allocated to finished goods.

As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

The following were written off as obsolete inventory during the quarter ended June 30, 2021:

1)Various packaging;

2)Raw ingredients; and

3)Discontinued finished goods.

The process of determining obsolete inventory during the quarter involved:

1)Identifying raw goods (including packaging) that would no longer be used in the manufacture of finished goods;

2)Identifying finished goods that would no longer be sold; and

3)Valuing and expensing raw and finished goods that would no longer be sold.

Fixed Assets – Fixed assets are recorded and stated at cost. Fixed assets that cost less than $2,500 are expensed, and fixed assets that cost $2,500 or more are capitalized. Depreciation of machinery and equipment, furniture and fixtures and leasehold improvements is based on the asset’s estimated useful life and is calculated using the straight-line method. Normal repairs and maintenance costs are expensed as incurred. Expenditures that materially increase values or extend useful lives are capitalized. The related costs and accumulated depreciation of disposed assets are eliminated and any resulting gain or loss on disposition is included in net income.

Management regularly reviews property and equipment and other long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell.

Security Deposit – The Company has paid a security deposit to its lessor for the Company’s current office, manufacturing and warehouse space.

State Licensing Deposits – The Company is required to pay deposits for certain licenses in various states.

Investments

The Company’s Investments in Ablis, Bendistillery and Bend Spirits

On April 30, 2019, the Company purchased 4.99% of the common stock of each of Ablis Holding Company, Bendistillery Inc., and Bend Spirits, Inc. for an aggregate purchase price of $1,896,200.

Under US GAAP, the Company uses the cost method to account for our minority equity ownership interests in businesses in which the Company owns less than 20% of equity ownership, and have no substantial influence over the management of the businesses. Under the cost method of accounting, the Company reports the historical costs of the investments as assets on its balance sheet. However, US GAAP does not permit the consolidation of its financial statements with the financial statements of companies in which the Company owns minority equity ownership interests.

As such, the Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company will not be able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements.

US GAAP also requires the Company to record these types of investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, the Company will not be allowed to consolidate into its financial statements any portion of the revenues, earnings or assets of companies in which it owns minority equity ownership interests such as Ablis, Bendistillery and Bend Spirits. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs.

At each reporting period, the Company makes a qualitative assessment considering impairment indicators to evaluate whether its investments are impaired. Factors that the Company would consider indicators of impairment include: (1) a significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee, (2) a significant adverse change in the regulatory, economic, or technological environment of the investee, (3) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates, (4) a bona fide offer to purchase, an offer by the investee to sell, or a completed auction process for the same or similar investment for an amount less than the carrying amount of that investment, and (5) factors that raise significant concerns about the investee’s ability to continue as a going concern, such as negative cash flows from operations, working capital deficiencies, or noncompliance with statutory capital requirements or debt covenants. Up to the date of this registration statement, none of the above the above factors have been applicable to the Company’s investments.

The qualitative assessments at the end of quarters one, two and three are done via conference calls with the management teams of Ablis, Bendistillery and Bend Spirits. The qualitative assessment at the end of quarter four relating to these entities also includes review of their respective financial statements that have been reviewed by a third party accounting firm. At that time, the Company performs an annual impairment assessment. The reviewed financial statements of these companies are not audited, and the Company is not active in the management of these companies, and except for these companies’ quarterly meetings with the management of the Company, the Company’s assessment of these companies is inherently limited to infrequent and relatively brief conversations with officers of these companies and to reviews of those reviewed financial statements.

On July 15, 2021, a telephonic meeting of the board of directors of Ablis, Bendistillery and Bend Spirits was held. During this meeting, the management of those companies reviewed the performance of Ablis, Bendistillery and Bend Spirits during quarter ended June 30, 2021. Based upon the financial and non-financial information that was shared with LFTD Partners Inc. during that conference call, the management of LFTD Partners Inc. believes that no impairment of the value of Bendistillery, Bend Spirits or Ablis is warranted at this point in time. The information that was shared by the management of Ablis included, among other things: sales of Ablis are up from the second half of 2020 to the first half of 2021; Ablis “on premise” sales (in restaurants and bars) are improving as restaurants have re-opened; Ablis distributors are ordering again (and more frequently); and Ablis online sales in the first half of 2021 are up compared to in the first half of 2020. The information that was shared by the management of Bendistillery and Bend Spirits included, among other things: combined revenue for the first half of 2021 is down just 2.3% from the first half of 2020 (when there was lots of panic buying), but the two year annualized sales average is up 12.7%, with a five year annualized average growth of 9.1%. Also: Bendistillery is closer to the release of a new “Ready-to-Drink” beverage; Bend Spirits has new clients in the pipeline; direct-to-consumer channels are gaining traction; and Bendistillery’s sales team is making gains in key markets.

On February 17, 2021, a telephonic meeting of the board of directors of Ablis, Bendistillery and Bend Spirits was held. During this meeting, the management of those companies reviewed the performance of Ablis, Bendistillery and Bend Spirits during calendar year 2020. Based upon the financial and non-financial information that was shared with LFTD Partners Inc. during that conference call, the management of LFTD Partners Inc. believes that no impairment of the value of Bendistillery, Bend Spirits or Ablis is warranted at this point in time. The information that was shared by the management of Ablis, Bendistillery and Bend Spirits included, among other things: a 17% increase in sales in 2020 compared to 2019 at Bendistillery, expansion of Bendistillery’s business from restaurants and bars to liquor stores, positive employee morale since none of Bendistillery’s sales team was laid off during the pandemic, new clients of Bend Spirits expected to come online in 2021, and positive sales trends during recent months at Ablis including more direct-to-consumer sales. Moreover, in Oregon, bars and restaurants opened up to 25% capacity on February 12, 2021; historically, most of Ablis’ sales have come from bars and restaurants. Also, a new 17,000 square foot building is being built at Bendistillery’s headquarters, and pasteurization, canning and packaging are expected to be brought in house once the building is operational later in 2021; by bringing pasteurization, canning and packaging in house, management expects to save manufacturing time and costs and to internalize the profits from those functions. Also, Ablis’ management finished re-branding the brand this year, has cut operational costs, is in the process of launching new functional beverages, and is in discussions with some multi-state distributors to distribute Ablis beverages.

Investment in SmplyLifted LLC

Lifted owns 50% of SmplyLifted LLC (“SmplyLifted”). The other 50% of SmplyLifted is owned by SMPLSTC LLC and its principals, who are located in Costa Mesa, California. Under US GAAP, the Company uses the equity method to account for its 50% membership interest in SmplyLifted. Under the equity method of accounting, the Company records its share (50%) of SmplyLifted’s earnings (or losses) as income (or losses) on the Consolidated Statements of Operations. The Company recorded its initial investment in SmplyLifted, which was $200,000, as an asset at historical cost. Under the equity method, the investment’s value is periodically adjusted to reflect the changes in value due to Lifted’s share in SmplyLifted’s income or losses.

LftdXSvg LLC

As we announced on April 27, 2021, Lifted and privately-held Savage Enterprises, Irvine, California, have partnered to create an equally-owned new entity called LftdXSvg LLC to make and sell products containing hemp-derived THCV (tetrahydrocannabivarin). Although both entities still plan to make and sell products containing hemp-derived THCV, the new entity was never funded, and the managers of LftdXSvg LLC unanimously decided to dissolve LftdXSvg LLC on June 23, 2021.

Goodwill

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the Company’s acquisitions is attributable to the value of the potential expanded market opportunity with new customers.

Goodwill is not amortized but is subject to annual impairment testing unless circumstances dictate more frequent assessments. The Company performs an annual impairment assessment for goodwill during the fourth quarter of each year and more frequently whenever events or changes in circumstances indicate that the fair value of the asset may be less than the carrying amount. Goodwill impairment testing is a two-step process performed at the reporting unit level. Step one compares the fair value of the reporting unit to its carrying amount. The fair value of the reporting unit is determined by considering both the income approach and market approaches. The fair values calculated under the income approach and market approaches are weighted based on circumstances surrounding the reporting unit. Under the income approach, the Company determines fair value based on estimated future cash flows of the reporting unit, which are discounted to the present value using discount factors that consider the timing and risk of cash flows. For the discount rate, the Company relies on the capital asset pricing model approach, which includes an assessment of the risk-free interest rate, the rate of return from publicly traded stocks, the Company’s risk relative to the overall market, the Company’s size and industry and other Company-specific risks. Other significant assumptions used in the income approach include the terminal value, growth rates, future capital expenditures and changes in future working capital requirements. The market approaches use key multiples from guideline businesses that are comparable and are traded on a public market. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount exceeds its fair value, then the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as calculated in step one. In this step, the fair value of the reporting unit is allocated to all of the reporting unit’s assets and liabilities in a hypothetical purchase price allocation as if the reporting unit had been acquired on that date. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, strategic plans, and future market conditions, among others. There can be no assurance that the Company’s estimates and assumptions made for purposes of the goodwill impairment testing will prove to be accurate predictions of the future. Changes in assumptions and estimates could cause the Company to perform an impairment test prior to scheduled annual impairment tests. The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. Please refer to “NOTE 4 – THE COMPANY’S INVESTMENTS”, below, for more information.

Revenue

The Company recognizes revenue in accordance with ASC 606.

Revenue Recognition on the Sale of Raw Materials to Customers

Historically, the Company has sold hemp flower, hemp-derived cannabinoids and other raw materials (“Raw Materials”) to various customers. The Company does not offer terms to customers buying Raw Materials. In the majority of sales of Raw Materials to customers, customers are required to pay the full price before receiving the Raw Materials. In some cases, with the sale of large quantities of Raw Materials to customers with whom the Company has established relationships, the Company may allow the customer to pay 50% of the purchase up front, and then, after delivery of the product, the customer is required to pay the remaining 50% of the purchase price.

Revenue Recognition on the Sale of Products to Private Label Clients

Typically, private label clients are required to pay up front for the goods that they order. If the private label client orders more than ten stock keeping units (“SKUs”) in an order, the Company will collect a down payment of at least 50% of the total purchase order, and then will collect the remaining amount upon delivery of the purchased goods.

Revenue Recognition on the Sale of Lifted Made-Branded Products to Wholesalers, Distributors and End Users

The Company sells its own branded products to distributors, which then sell Lifted’s products to vape and smoke shops, CBD stores, convenience stores, health food stores, and other outlets. The Company also sells its own branded products to wholesalers and directly to consumers online.

Typically, the Company’s revenue is recognized when it satisfies a single performance obligation by transferring control of its products to a customer. Control is generally transferred when the Company’s products are either shipped or delivered based on the terms contained within the underlying contracts or agreements. If the shipping terms on a sale are FOB destination, the revenue is deferred until the product reaches its destination.

The Company excludes from revenues all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Promotional and other allowances (variable consideration) recorded as a reduction to gross sales, primarily include consideration given to the Company’s distributors or retail customers including, but not limited to, discounted products.

Management believes that adequate provision has been made for cash discounts, returns and spoilage based on the Company’s historical experience.

Described below are some of the reasons why a customer may want to return an ordered item, and how the Company responds in each situation:

1)The ordered item breaks, melts, or separates in transit to the customer. In this case, the Company will replace the broken, melted or separated item at no cost to the customer.

2)The Company sent the wrong item to the customer. In this case, the Company will allow the customer to keep, at no cost to the customer, the item that was mistakenly sent to the customer. The Company will also send the correct product to the customer, at no cost to the customer.

3)The customer ordered the wrong product. In this case, the customer, at his/her own expense, must mail the mistakenly ordered product back to the Company, and the Company will mail the correct product to the customer.

4)The ordered item is recalled. In a situation where product is recalled, the Company will offer a replacement, credit, or refund.

Historically, the scenarios described above have occurred infrequently, and occurrences have been immaterial. However, during the third quarter of 2020, the Company provided many replacements, and issued refunds or credits to many customers who purchased delta-8-THC gummies that melted in transit, and delta-8-THC nano drops that had separation issues.

Disaggregation of Revenue

During the quarter ended June 30, 2021, nearly all of the Company’s sales occurred inside of the United States of America. The Company has considered providing disaggregation of revenue by information regularly reviewed by the chief operating decision maker for evaluating the financial performance of operating segments, such as type of good, geographical region, market or type of customer, type of contract, contract duration, timing of transfer of goods, and sales channels. Due to the rapidly evolving nature of our industry, the Company is constantly launching new products to stay ahead of trends, finding new sales channels, initiating new distribution networks and modifying the prices of its products.

Shown below is a table showing the approximate disaggregation of historical revenue:

	February 24, 2020 (Closing on Lifted)-March 31, 2020	% of Net Sales During February 24, 2020 (Closing on Lifted)-March 31, 2020	February 24, 2020 (Closing on Lifted)-December 31, 2020	% of Net Sales During February 24, 2020 (Closing on Lifted)-December 31, 2020	For the three months ended March 31, 2021	% of Net Sales During the three months ended March 31, 2021	For the three months ended June 30, 2021	% of Net Sales During the three months ended June 30, 2021
Net sales of raw materials to customers	$788	0.21%	$694,707	13%	$10,696	0.32%	$40,761	0.583%
Net sales of products to private label clients	$8,349	2%	$1,443,687	27%	$758,140	23%	$1,326,016	19%
Net sales of products to wholesalers	$170,414	46%	$1,096,199	21%	$612,041	18%	$1,017,732	15%
Net sales of products to distributors	$184,274	50%	$1,982,810	37%	$1,728,794	52%	$4,236,712	61%
Net sales of products to end users	$6,599	2%	$126,917	2%	$243,598	7%	$369,320	5%
Net Sales	$370,424		$5,344,320		$3,353,270		$6,990,541

Contract Liabilities

Amounts received from a customer before the purchased product is shipped to the customer is treated as deferred revenue. If cash is not received, an accounts receivable is recognized, but revenue is not recognized until an order is fully shipped. The amount of deferred revenue as of June 30, 2021 and December, 31, 2020 was $1,114,922 and $1,096,120, respectively.

Cost of Goods Sold – Cost of goods sold consists of the costs of raw materials utilized in the manufacture of products, direct labor, co-packing fees, repacking fees, freight and shipping charges, warehouse expenses incurred prior to the manufacture of Lifted’s finished products and certain quality control costs. Raw materials account for the largest portion of cost of sales. Raw materials include ingredients, product components and packaging materials. $150,115 of cost of goods sold during the three months ended June 30, 2021 relates to spoiled and obsolete inventory written off. There was no spoiled and obsolete inventory written off during the three months ended June 30, 2020.

Operating Expenses – Operating expenses include stock compensation expense, selling, general and administrative expenses, bank charges and merchant fees, management bonuses, bad debt, payroll, consulting and independent contractor expenses, professional fees, advertising and marketing, depreciation and amortization, and warehouse and lab expenses.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes. Deferred income taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and on tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided against deferred income tax assets when it is not more likely than not that the deferred income tax assets will be realized.

Basic and Diluted Earnings (Loss) Per Common Share – Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing earnings (loss) by the weighted-average number of common shares and dilutive common share equivalents outstanding during the period. When dilutive, the incremental potential common shares issuable upon exercise of stock options and warrants are determined by the treasury stock method. The following table summarizes the calculations of basic and diluted earnings (loss) per common share for the three and six months ended June 30, 2021 and 2020:

	For the Three Months Ended			For the Six Months Ended
	June 30,			June 30,
	2021	2020		2021	2020
Net Income/(Loss)	$1,596,154	$(419,313)	Net Income/(Loss)	$2,214,512	$(2,179,939)

Weighted average number of common shares outstanding:			Weighted average number of common shares outstanding:
Basic	11,042,657	6,462,070	Basic	9,259,696	5,387,319
Diluted	14,381,105	6,462,070	Diluted	12,598,144	5,387,319

Basic Net Income (Loss) per Common Share	$0.14	$(0.06)	Basic Net Income (Loss) per Common Share	$0.24	$(0.40)
Diluted Net Income (Loss) per Common Share	$0.11	$(0.06)	Diluted Net Income (Loss) per Common Share	$0.17	$(0.40)

As of June 30, 2021, in addition to our outstanding common stock, we have issued (a) options to purchase 1,151,698 shares of common stock at $2.00 per share, (b) warrants to purchase 205,500 shares of common stock at $1 per share, (d) rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share, (e) financing warrants to purchase 31,250 shares of common stock at $0.03 per share, and (f) warrants to purchase 2,295,000 shares of common stock at $5.00 per share.

Regarding the aforementioned rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share: of these, rights to purchase warrants to purchase 1.25 million shares of our common stock are not vested and are not exercisable until a performance contingency is met.

Regarding the aforementioned warrants to purchase 2,295,000 shares of our common stock at an exercise price of $5.00 per share: of the total, warrants to purchase 1,650,000 shares of our common stock are vested, while the remaining warrants to purchase 645,000 shares of our common stock are not vested and are subject to certain conditions and requirements.

In comparison, at June 30, 2020, there were outstanding options and warrants to purchase 1,586,619 shares of common stock exercisable at between $0.001 and $5.00 per share, (b) rights to purchase warrants to purchase 2,625,000 shares of common stock exercisable at between $0.01 and $1.85 per share, (c) financing warrants to purchase 31,250 shares of common stock exercisable at $0.03 per share, (d) warrants to purchase 475,000 shares of common stock at $5.00 per share, and (e) warrants to purchase 1,820,000 shares of common stock at $5.00 per share. As of the date of this registration statement, none of these outstanding options, rights to purchase warrants or financing warrants have been exercised into shares of common stock. However, all of them may be exercised at any time in the sole discretion of the holder except for certain rights to purchase warrants to purchase 1.25 million shares of our common stock, which are not exercisable until a performance contingency is met, and except for 745,000 of the 1,820,000 warrants exercisable at $5.00 per share which are not yet vested and subject to certain performance contingencies. Also outstanding at June 30, 2020 was Series A Preferred Stock outstanding convertible into 6,615,000 shares of common stock. In addition, the Company has accepted subscriptions from four accredited investors to purchase 100,000 shares of Series B Preferred Stock for an aggregate purchase price of $500,000 in cash, convertible at the option of the holder into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company. None of these are including in the diluted earnings calculation, given they are considered antidilutive.

Recent Accounting Pronouncements – In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (codified as Accounting Standards Codification (“ASC”) Topic 326). ASC 326 adds to US GAAP the current expected credit loss model, a measurement model based on expected losses rather than incurred losses. Under this new guidance, an entity recognizes its estimate of expected credit losses as an allowance, which the FASB believes will result in more timely recognition of such losses. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022, though early adoption is permitted. The Company believes the adoption will modify the way the Company analyzes financial instruments. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal Use Software (Subtopic 250-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs for internal-use software. The accounting for any hosting contract is unchanged. ASU 2018-15 is effective on January 1, 2020 with early adoption permitted, including adoption in any interim period. Because the Company does not currently have any cloud computing arrangements that include a software license, fees associated with any hosting element are expensed as incurred.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022, though early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements.

On August 5, 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is effective for public business entities that meet the definition of a SEC filer, excluding smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The FASB noted that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

Advertising and Marketing Expenses – Advertising costs are expensed as incurred. During the three and six months ended June 30, 2021, the Company incurred $98,133 and $150,160 in advertising and marketing expenses, of which were primarily public relations and digital marketing. During the three and six months ended June 30, 2020, the Company incurred $53,922 and $66,048 in advertising and marketing expenses, of which were primarily public relations and digital marketing.

Compensated Absences – Paid time off (“PTO”) is provided to employees and subcontractors who obtain approval for it from Nicholas S. Warrender, CEO of Lifted. Any approved PTO is granted at Mr. Warrender’s discretion, and mandatory PTO is zero days, thus no accrual is necessary.

Off Balance Sheet Arrangements – The Company has no off balance sheet arrangements.

Reclassifications – Some items from the prior period have been reclassified within the financial statements to conform with the current presentation.

Business Combinations and Consolidated Results of Operations and Outlook – The Company accounts for its acquisitions under ASC Topic 805, Business Combinations and Reorganizations (“ASC Topic 805”). ASC Topic 805 provides guidance on how the acquirer recognizes and measures the consideration transferred, identifiable assets acquired, liabilities assumed, non-controlling interests, and goodwill acquired in a business combination. ASC Topic 805 also expands required disclosures surrounding the nature and financial effects of business combinations. Acquisition costs are expensed as incurred.

When the Company acquires a business, we allocate the purchase price to the assets acquired and liabilities assumed in the transaction at their respective estimated fair values. We record any premium over the fair value of net assets acquired as goodwill. The allocation of the purchase price involves judgments and estimates both in characterizing the assets and in determining their fair value. We use all available information to make these fair value determinations and engage independent valuation specialists to assist in the fair value determination of the acquired long-lived assets.

During 2020, the acquisition of Lifted added approximately $4,444 in purchased intangible assets and $22,292,767 in goodwill to the consolidated balance sheet.

	January 1, 2019 - February 24, 2020 (Acquisition Date) (1)	February 24, 2020 (Acquisition Date) - December 31, 2020 (2)
Net Sales	$4,450,339	$5,344,320

Net Earnings	$549,999	$461,913

Shown above are Lifted’s net sales and net earnings for the following two periods:

(1)January 1, 2019 through February 24, 2020 (acquisition date)

(2)February 24, 2020 (acquisition date) to December 31, 2020

The foregoing disclosures of net sales and net earnings during those periods solely reflects Lifted’s financial results. Prior to its acquisition of Lifted on February 24, 2020, LFTD Partners Inc. had no sources of revenue, so the acquisition of Lifted was significant for LFTD Partners Inc.

NOTE 2 – SELECTED QUARTERLY FINANCIAL INFORMATION

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended		For the Three Months Ended		For the Three Months Ended		For the Three Months Ended
	June 30,		March 31,		December 31,		September 30,
	2021	2020	2021	2020	2020	2019	2020	2019
Net Sales	$6,695,144	$1,267,942	$3,353,270	$370,424	$2,196,518	$0	$1,509,437	$0
Cost of Goods Sold	3,035,630	1,018,047	1,707,523	198,109	1,312,946	0	878,327	0
Gross Profit	3,659,515	249,895	1,645,747	172,315	883,572	0	631,110	0
Stock Compensation Expense	-	-	-	1,393,648	0	2,007	0	37,961
Selling, General and Administrative Expenses	95,474	42,664	56,464	24,703	43,081	13,325	40,568	12,825
Bank Charges and Merchant Fees	118,055	-	66,570		27,824	30	14,702	90
Accrual for Company-Wide Management Bonus Pool	816,388	-	342,947	-	-	-	-	-
Management Bonuses Owed Under Compensation Agreement	-	-	-	350,000	-	-	-	-
Bad Debt	19,196	24,904	977	728	2,915	0	94,251	0
Payroll, Consulting and Independent Contractor Expenses	791,000	239,749	307,524	83,217	211,851	30,000	275,149	45,000
Professional Fees	133,892	176,890	93,033	66,554	80,810	114,431	50,235	52,142
Advertising and Marketing	98,133	53,922	52,027	10,286	22,384	960	26,670	3,782
Depreciation and Amortization	26,215	4,171	41,783	1,877	5,245	0	5,092	0
Rent Expense	(8,413)	-	5,430	-	8,388	0	6,747	0
Warehouse & Lab Expenses (too small to capitalize)	12,712	56,625	18,500	-	5,433	0	3,974	0
Income/(Loss) From Operations	1,556,863	(349,030)	660,493	(1,758,698)	475,641	(160,753)	113,722	(151,800)
Other Income/(Expenses)
Income/(Loss) From 50% membership interest in SmplyLifted LLC (FR3SH)	(43,330)	-	(7,211)	-	(4,429)	-	-	-
Income from SmplyLifted for WCJ Labor	769	-	1,072	-	-	-	-	-
Settlement Income/Gain on Settlement	-	-	-	-	12,500	-	-	-
Settlement Costs	-	(97,000)	-	-	-	-	-	-
Interest Expense	(35,398)	(19,019)	(36,347)	(7,605)	(19,281)	-	(19,281)	-
Dividend Income	-	-	-	-	2,495	-	-	-
Warehouse Buildout Credits	600	400	600	-	600	-	600	-
Penalties	-	-	(450)	-	-	-	-	-
Gain on Forgiveness of Debt	151,147	10,000	-	-	81,272	-	-	-
Refund of Merchant Account Fees	-	34,429	-	-	-	-	-	-
Gain(Loss) on Disposal of Fixed Assets	(4,750)	-	-	-	-	-	-	-
Loss on Deposit	(30,000)	-	-	-	-	-	-	-

Interest Income	253	907	202	5,676	733	12,369	782	5,334
Total Other Income/(Expenses)	39,292	(70,283)	(42,134)	(1,929)	73,890	12,369	(17,899)	5,334
Income/(Loss) Before Provision for Income Taxes	1,596,154	(419,313)	618,359	(1,760,627)	549,531	(148,384)	95,823	(146,466)
Provision for Income Taxes	-	-	-	-	-	-	-	-
Net Income/(Loss) Attributable to LFTD Partners Inc. common stockholders	1,596,154	$(419,313)	$618,359	$(1,760,627)	$549,531	$(148,384)	$95,823	$(146,466)

Earnings/(Loss) Per Common Share Attributable to LFTD Partners Inc. common shareholders:
Basic	$0.14	$(0.06)	$0.08	$(0.41)	$0.06	$(0.11)	$0.01	$(0.06)
Diluted	$0.11	$(0.06)	$0.04	$(0.41)	$0.02	$(0.11)	$-	$(0.06)

Weighted average number of common shares outstanding
Basic	11,042,657	6,462,070	7,456,925	4,312,568	6,463,301	2,726,669	6,460,236	2,597,302
Diluted	14,381,105	6,462,070	16,084,794	4,312,568	16,040,170	2,726,669	6,460,236	2,597,302

NOTE 3 – RECEIPT OF LOANS UNDER THE ECONOMIC INJURY DISASTER LOAN PROGRAM AND THE PAYCHECK PROTECTION PROGRAM

In response to the coronavirus (COVID-19) pandemic, the U.S. Small Business Administration (the “SBA”) is making small business owners eligible to apply for an Economic Injury Disaster Loan advance of up to $10,000 under its Economic Injury Disaster Loan program (the “EIDL”). This advance provides economic relief to businesses that are currently experiencing a temporary loss of revenue. This loan advance will not have to be repaid. Lifted applied for and received a $10,000 loan advance under the EIDL (“EIDL Advance”) on April 20, 2020. Lifted recognized a $10,000 gain on the forgiveness of the EIDL Advance on April 21, 2020.

Lifted also applied for and received a loan (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020. The PPP Loan was issued by BMO Harris Bank (the “Lender”) in the aggregate principal amount of $149,622.50 and evidenced by a promissory note (the “Note”), dated April 14, 2020 issued by Lifted to the Lender. On April 20, 2021, the entire PPP Loan ($149,622) and the interest payable on the PPP Loan ($1,525) was forgiven by the SBA, and a related gain on forgiveness of debt in the amount of $151,147 was recorded. In accordance with its terms, the Note was originally scheduled to mature on April 14, 2022 and bore interest at a rate of 1.00% per annum, payable monthly commencing on November 14, 2020, following an initial deferral period as specified under the PPP. In addition, the Note could be prepaid by Lifted at any time prior to its original maturity with no prepayment penalties. Proceeds from the PPP Loan were available to Lifted to fund designated expenses, including certain payroll costs and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest of the PPP Loan could be forgiven to the extent that at least 75% of the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the SBA under the PPP. As of March 31, 2021 and December 31, 2020, Lifted had an accrual of $1,443 and $1,074, respectively, for the interest on the PPP Loan.  During the three months ended June 30, 2021, interest of $82 was accrued prior to the forgiveness of the Loan.

NOTE 4 - RISKS AND UNCERTAINTIES

Going Concern – The Company has a history of recurring losses which have resulted in an accumulated deficit of $14,989,850 as of June 30, 2021. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

The Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company is not able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements. The Company monitors its investments in Ablis, Bendistillery and Bend Spirits, and from time to time and will evaluate whether there has been a potential impairment of value.

The COVID-19 pandemic and its ramifications, combined with the expenses and potential liabilities associated with litigation involving Lifted, combined with the regulatory risks and uncertainties associated with the cannabinoid-infused products, vaping and nicotine products industries, combined with the risks associated with internet hacking or sabotage, combined with the risks of employee and/or independent contractor disloyalty or theft of Company information and opportunities, have created significant adverse risks to the Company, which have caused substantial doubt about the Company’s ability to continue as a going concern. Also, the Company has Preferred Stock outstanding that is currently accruing dividends at the rate of 3% per year. Also, the Company has not yet paid an aggregate of $300,000 of bonuses owed to its CEO Gerard M. Jacobs, and William C. “Jake” Jacobs, President and CFO, because it currently does not have the funds to do so without adversely affecting Lifted Made’s working capital, and an additional aggregate of $350,000 of bonuses owed to them have been deferred until on or after January 1, 2021. These aggregate of $650,000 of bonuses are due and payable upon demand. In addition, factors that could materially affect future operating results include, but are not limited to, changes to laws and regulations, especially those related to hemp-derived CBD, CBG, CBN, delta-8-THC, delta-9-THC, delta-10-THC and other cannabinoids, nicotine products, vaping, vendor concentration risk, customer concentration risk, customer credit risk, and counterparty risk. The Company maintains levels of cash in a bank deposit account that, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and it believes it is not exposed to any significant credit risk on cash.

No assurance or guarantee whatsoever can be given that the net income of the Company’s wholly-owned subsidiary Lifted Made will be sufficient to allow the Company to pay all of its operating expenses and the dividends accruing on the Company’s preferred stock. As a result, there is substantial doubt that the Company will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company currently has one revenue-generating subsidiary, Lifted Made. If and to the extent that the revenue generated by Lifted Made is not adequate to pay the Company’s operating expenses and the dividends accruing on its preferred stock, then Company management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing additional profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Concentration of Credit Risks – During the quarter ended June 30, 2021, five customers made up approximately 32% of Lifted Made’s sales. Regarding the purchases of raw and finished goods ("Supplies") during the quarter ended June 30, 2021, approximately 74% of the Supplies were from five vendors.

During the quarter ended December 31, 2020, four customers made up approximately 50% of Lifted Made’s sales. During the period February 24, 2020 through December 31, 2020, five customers made up approximately 57% of Lifted’s sales.

Regarding the purchases of raw goods and finished goods (“Supplies”), during the quarter ended December 31, 2020, approximately 75% of the Supplies that Lifted purchased were from seven vendors. During the period February 24, 2020 through December 31, 2020, approximately 61% of the Supplies that Lifted purchased were from five vendors. The loss of Lifted’s relationships with these vendors and customers could have a material adverse effect on Lifted’s business.

NOTE 5 – THE COMPANY’S INVESTMENTS

The Company’s Investments in Ablis, Bendistillery and Bend Spirits

On April 30, 2019, the Company purchased 4.99% of the common stock of each of Ablis Holding Company, Bendistillery Inc., and Bend Spirits, Inc. for an aggregate purchase price of $1,896,200.

Under US GAAP, the Company uses the cost method to account for our minority equity ownership interests in businesses in which the Company owns less than 20% of equity ownership, and have no substantial influence over the management of the businesses. Under the cost method of accounting, the Company reports the historical costs of the investments as assets on its balance sheet. However, US GAAP does not permit the consolidation of its financial statements with the financial statements of companies in which the Company owns minority equity ownership interests.

As such, the Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company will not be able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements.

US GAAP also requires the Company to record these types of investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, the Company will not be allowed to consolidate into its financial statements any portion of the revenues, earnings or assets of companies in which it owns minority equity ownership interests such as Ablis, Bendistillery and Bend Spirits. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs.

At each reporting period, the Company makes a qualitative assessment considering impairment indicators to evaluate whether its investments are impaired. Factors that the Company would consider indicators of impairment include: (1) a significant deterioration in the earnings performance, credit rating, asset quality, or business prospects of the investee, (2) a significant adverse change in the regulatory, economic, or technological environment of the investee, (3) a significant adverse change in the general market condition of either the geographical area or the industry in which the investee operates, (4) a bona fide offer to purchase, an offer by the investee to sell, or a completed auction process for the same or similar investment for an amount less than the carrying amount of that investment, and (5) factors that raise significant concerns about the investee’s ability to continue as a going concern, such as negative cash flows from operations, working capital deficiencies, or noncompliance with statutory capital requirements or debt covenants. Up to the date of this registration statement, none of the above the above factors have been applicable to the Company’s investments.

The qualitative assessments at the end of quarters one, two and three are done via conference calls with the management teams of Ablis, Bendistillery and Bend Spirits. The qualitative assessment at the end of quarter four relating to these entities also includes review of their respective financial statements that have been reviewed by a third party accounting firm. At that time, the Company performs an annual impairment assessment. The reviewed financial statements of these companies are not audited, and the Company is not active in the management of these companies, and except for these companies’ quarterly meetings with the management of the Company, the Company’s assessment of these companies is inherently limited to infrequent and relatively brief conversations with officers of these companies and to reviews of those reviewed financial statements.

On July 15, 2021, a telephonic meeting of the board of directors of Ablis, Bendistillery and Bend Spirits was held. During this meeting, the management of those companies reviewed the performance of Ablis, Bendistillery and Bend Spirits during quarter ended June 30, 2021. Based upon the financial and non-financial information that was shared with LFTD Partners Inc. during that conference call, the management of LFTD Partners Inc. believes that no impairment of the value of Bendistillery, Bend Spirits or Ablis is warranted at this point in time. The information that was shared by the management of Ablis included, among other things: sales of Ablis are up from the second half of 2020 to the first half of 2021; Ablis “on premise” sales (in restaurants and bars) are improving as restaurants have re-opened; Ablis distributors are ordering again (and more frequently); and Ablis online sales in the first half of 2021 are up compared to in the first half of 2020. The information that was shared by the management of Bendistillery and Bend Spirits included, among other things: combined revenue for the first half of 2021 is down just 2.3% from the first half of 2020 (when there was lots of panic buying), but the two year annualized sales average is up 12.7%, with a five year annualized average growth of 9.1%. Also: Bendistillery is closer to the release of a new “Ready-to-Drink” beverage; Bend Spirits has new clients in the pipeline; direct-to-consumer channels are gaining traction; and Bendistillery’s sales team is making gains in key markets.

On February 17, 2021, a telephonic meeting of the board of directors of Ablis, Bendistillery and Bend Spirits was held. During this meeting, the management of those companies reviewed the performance of Ablis, Bendistillery and Bend Spirits during calendar year 2020. Based upon the financial and non-financial information that was shared with LFTD Partners Inc. during that conference call, the management of LFTD Partners Inc. believes that no impairment of the value of Bendistillery, Bend Spirits or Ablis is warranted at this point in time. The information that was shared by the management of Ablis, Bendistillery and Bend Spirits included, among other things: a 17% increase in sales in 2020 compared to 2019 at Bendistillery, expansion of Bendistillery’s business from restaurants and bars to liquor stores, positive employee morale since none of Bendistillery’s sales team was laid off during the pandemic, new clients of Bend Spirits expected to come online in 2021, and positive sales trends during recent months at Ablis including more direct-to-consumer sales. Moreover, in Oregon, bars and restaurants opened up to 25% capacity on February 12, 2021; historically, most of Ablis’ sales have come from bars and restaurants. Also, a new 17,000 square foot building is being built at Bendistillery’s headquarters, and pasteurization, canning and packaging are expected to be brought in house once the building is operational later in 2021; by bringing pasteurization, canning and packaging in house, management expects to save manufacturing time and costs and to internalize the profits from those functions. Also, Ablis’ management finished re-branding the brand this year, has cut operational costs, is in the process of launching new functional beverages, and is in discussions with some multi-state distributors to distribute Ablis beverages.

The Company’s Investment in Lifted Made

The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. The factors that led the Company to this conclusion include, among other things: continued growth in sales and profitability quarter-over-quarter, the launch of first-to-market, ground-breaking new products, the addition of more and more wholesalers and distributors nationwide, and continued positive publicity of Lifted. Lifted has also been limited in its production capacity due to the size of its facility in Zion, Illinois. With Lifted’s recent move into a much larger facility located in Kenosha, Wisconsin, Lifted should be able to produce a greater quantity of products to meet demand.

SmplyLifted LLC

LFTD Partners Inc. and Lifted Made and privately-held SMPLSTC, Costa Mesa, CA (www.SMPLSTCBD.com) have created an equally-owned new entity called SmplyLifted LLC, which has begun selling tobacco-free nicotine pouches in several flavors and nicotine strengths under the brand name FR3SH (www.GETFR3SH.com).

On September 22, 2020, SmplyLifted LLC was formed. Lifted has a 50% membership interest in SmplyLifted LLC. The other 50% of SmplyLifted is owned by SMPLSTC LLC and its principals, who are located in Costa Mesa, California. Under US GAAP, the Company uses the equity method to account for its 50% membership interest in SmplyLifted. Under the equity method of accounting, the Company records its share (50%) of SmplyLifted’s earnings (or losses) as income (or losses) on the Consolidated Statements of Operations. The Company recorded its initial investment in SmplyLifted, which was $200,000, as an asset at historical cost. Under the equity method, the investment’s value is periodically adjusted to reflect the changes in value due to Lifted’s share in SmplyLifted’s income or losses.

NOTE 6 – PROPERTY AND EQUIPMENT, NET

Property and Equipment consist of the following:

Asset Class	June 30, 2021	December 31, 2020
Machinery & Equipment	$181,059	$103,084
Leasehold Improvements - Zion	$20,089	$42,381
Leasehold Improvements - Kenosha	$137,385	$-
Furniture & Fixtures - Kenosha	$32,963	$4,288
Sub-total:	$371,496	$149,753

Less: accumulated depreciation	$(55,602)	$(14,361)
	$315,894	$135,392

During the first quarter of 2021, management re-evaluated the useful lives of its property and equipment and determined the useful lives per asset class to be:

Asset Class	Estimated Useful Life
Machinery & Equipment	60 months
Trade Show Booth	36 months
Leasehold Improvements	60 months
Furniture & Fixtures	60 months

Depreciation expense of $13,461 and $42,490 was recognized during the three and six months ended June 30, 2021, respectively. Depreciation expense of $3,754 was recognized during the three months ended June 30, 2020. Depreciation expense of $5,492 was recognized during the period February 24, 2020 through June 30, 2020. During the quarter ended June 30, 2020, $54,507 of previously capitalized property and equipment was written off, expensed through the account Warehouse and Lab Expense.

As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

NOTE 7 – NOTES RECEIVABLE

SmplyLifted LLC

At March 31, 2021, the Company had made shortfall loans to SmplyLifted LLC totaling $387,500, used primarily for the purchase of inventory. As of June 30, 2021, imputed interest receivable on the loans totaled $315.

CBD Lion LLC

On August 8, 2019, the Company made an unsecured $300,000 loan to Lion (the “Loan”) evidenced by a promissory note (the “Note”) in connection with the proposed Merger Agreement with Lion. Per the terms of the Note, if the Transaction did not close and the merger agreement were terminated, then the Loan was to be repaid by Lion to the Company in six equal monthly installments of principal, together with accrued interest at the rate of 6% per year, with the first such installment due and payable by Lion to the Company on the first day of the first calendar month following the termination of the merger agreement. The Merger Agreement was terminated by the Company on November 14, 2019 and the Note became payable. During December 2019, the principal of the Note was repaid by Lion down to $200,000, and Lion also paid the accrued interest on the Note of $6,945.

Due to termination of the Merger Agreement, and per Section 5.15(b) of the Merger Agreement, as of December 31, 2019 the Company owed CBD Lion $31,500 for reimbursement of professional fees related to the audit of CBD Lion.

This left Lion with a net balance owed to the Company of $168,500 as of December 31, 2019. On March 2, 2020, Lion and the Company agreed that the repayment of such $168,500 will be made in eleven equal monthly installments of principal due and payable by Lion to the Company on the first day of each calendar month starting on April 1, 2020, and that no additional interest will accrue. All such eleven payments have been made by Lion through February 1, 2021. During the quarter ended March 31, 2020, The Company wrote off as bad debt interest of $2,006 that was receivable from the CBD Lion for the period January 1, 2020 through March 1, 2020. The Company calculated imputed interest receivable of $2,112 from CBD Lion for the period March 2, 2020 through December 31, 2020.

The William Noyes Webster Foundation, Inc.

The Foundation, a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Jane W. Heatley (“Heatley”) is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – The Company believes it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, the Company entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other things: (1) the Company and Heatley agreed to use their respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which the Company will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. The Company claims that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that the Company violated the Teaming Agreement alleging that the Company failed to lend funds to the Foundation in accordance with the Teaming Agreement. The Company believes Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that the Company will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to the Company a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and the Company may mutually agree upon. The Foundation and the Company mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, the Company paid $2,500 owed by the Foundation to one of its consultants, and the Company advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and the Company as of the date of the Note.

Between April and July 2015, the Company loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from the Company to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850. The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – The Company assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, the Company concluded that Note and interest receivable would not be collectible. As such, the Company wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

NOTE 8 – INTANGIBLE ASSETS, NET

www.LiftedMade.com Website

The cost of developing Lifted’s website, www.LiftedMade.com, is being amortized over 32 months, and $417 and $834 in amortization related to the website was recognized during the three and six months ended June 30, 2021. $417 in amortization related to the website was recognized during the quarter ended June 30, 2020. $556 in amortization related to the website was recognized between February 24, 2020 (the date of the Merger) through June 30, 2020.

The Lifted Made Merger

The terms of the Lifted Merger were as follows:

•The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants").

•The Promissory Note, payable jointly by the Company and Lifted to Nicholas S. Warrender, is in the principal amount of $3,750,000. The Promissory Note is secured by all of the assets of the Company and Lifted, and by a pledge of all of the common stock of Lifted, Ablis, Bendistillery and Bend Spirits that are owned by the Company. The Promissory Note accrues interest at the rate of 2% annually, and has a term of five years, subject to mandatory partial prepayment using 50% of all capital raised by the Company other than capital raised in connection with two potential acquisitions in Wisconsin, and subject to mandatory full prepayment if and when Lifted achieves an aggregate post-Closing EBITDA of $7,500,000. Lifted will not be using any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

•The purpose of the 645,000 shares of unregistered common stock of LFTD Partners Inc. that constitutes the Deferred Contingent Stock is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of shares of the Deferred Contingent Stock certain employees of Lifted and William C. "Jake" Jacobs, the Company's President and CFO. The vesting of certain shares of the Deferred Contingent Stock is subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Deferred Contingent Stock will be issued and delivered to Nicholas S. Warrender as additional Merger consideration, unless Nicholas S. Warrender agrees to an alternative allocation of such unvested Deferred Contingent Stock.

•The purpose of the Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of Warrants certain employees, officers and directors of Lifted and the Company. The vesting of certain of the Warrants will be subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Warrants will be terminated or alternatively allocated to other employees of Lifted.

•Nicholas S. Warrender was granted certain registration rights for the 3,900,455 shares of the Company’s unregistered common stock that he received in the Merger, pursuant to the terms and conditions of a Registration Rights Agreement.

•Nicholas S. Warrender, the Company's President and CFO William C. “Jake” Jacobs, and the Company's Chairman and CEO Gerard M. Jacobs, who together as a group have stockholder and managerial control of the Company, entered into a Stockholders Agreement to vote in concert regarding the election of directors of the Company and on certain other matters.

•The Company has entered into a long-term employment agreements with Nicholas S. Warrender, William C. "Jake" Jacobs, and Gerard M. Jacobs, pursuant to which each of them is entitled to $100,000 in base salary and an annual bonus stemming from the Company’s cash management bonus pool.

•The effects of the Merger are that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) and Lifted have vested in Lifted as the surviving entity in the Merger, and all debts, liabilities, obligations, restrictions, and duties of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) have become the debts, liabilities, obligations, restrictions, and duties of Lifted as the surviving entity in the Merger. Lifted is operating as a wholly-owned subsidiary of the Company.

•The articles of incorporation of Lifted are the articles of incorporation of the surviving entity in the Merger, and the by-laws of Lifted are the by-laws of the surviving entity of the Merger.

•Upon the Closing of the Merger, the authorized number of directors of the Corporation was increased from seven to nine. The Corporation’s directors currently consist of eight persons following the election of a new board of directors and the subsequent resignation of Michael D. McCaffrey: Gerard M. Jacobs, JD (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead Outside Director), Joshua A. Bloom, MD, James S. Jacobs, MD, Richard E. Morrissy, Kevin J. Rocio, and Robert T. Warrender II.

•Upon the Closing of the Merger, the officers of the Corporation are as follows, each to hold office until his successor is duly elected or appointed and qualified or until his earlier death, resignation, or removal in accordance with applicable Law: Gerard M. Jacobs, JD - Chairman, CEO and Secretary; William C. "Jake" Jacobs, CPA - President, CFO and Treasurer; and Nicholas S. Warrender - Vice Chairman and Chief Operating Officer.

Source of Funds for the Lifted Merger

The source of funds for the $3,750,000 cash component of the acquisition of Lifted was proceeds from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock (convertible at $1 per share of common stock of the Company) and Series B Convertible Preferred Stock (convertible at $5 per share of common stock of the Company). We anticipate that the source of funds to repay the $3,750,000 Promissory Note component of the acquisition of Lifted will be proceeds from future sales of LFTD Partners Inc.’s equity securities, and revenue from Lifted's business. Professional costs in connection with the Merger were paid using cash on hand that was sourced from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Post-Merger Shareholder Rights and Accounting Treatment of the Merger

There are no material differences in the rights of the Company’s shareholders as a result of the Merger, as the nature of the shares of common stock of the Company has not changed due to the Merger. However, there has been stockholder dilution with additional shares and warrants outstanding.

As of the date of acquisition (February 24, 2020), the Merger was considered a business combination. The accounting treatment of the Merger is that the Company is deemed to be the accounting acquirer of Lifted, and Lifted is deemed to be the accounting acquiree, under the acquisition method of accounting.

The Application of Accounting Guidance to the Merger

Quoted below are the accounting standards codification guidance relating to the accounting treatment of the Company’s acquisition of Lifted as of the date of Merger, followed by the Company’s comments regarding the application of that guidance to the Merger:

Guidance: “Other pertinent facts and circumstances also shall be considered in identifying the acquirer in a business combination effected by exchanging equity interests, including the following:

1. a. The relative voting rights in the combined entity after the business combination. The acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. In determining which group of owners retains or receives the largest portion of the voting rights, an entity shall consider the existence of any unusual or special voting arrangements and options, warrants, or convertible securities.”

The Company’s Comments: In evaluating which entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity, the Company observes that: (1) the voting rights held by the Company’s outstanding common stock, options and warrants, and convertible securities represented a total of 13,684,538 shares on a fully diluted basis; and (2) the voting rights held by the Company’s outstanding common stock, options and warrants, convertible securities, 3,900,455 shares of common stock issued to Nicholas S. Warrender, 645,000 shares of deferred contingent common stock issued in the merger, and the 1,820,000 warrants granted in the merger, represented a total of 20,049,993 shares on a fully diluted basis. Consequently, the existing shareholders of the Company owned 68% of the merged entity on a fully diluted basis. Note: many of the 645,000 shares of deferred contingent stock and many of the 1,820,000 warrants granted in the transaction were issued to current officers and directors of the Company, and, pursuant to the Compensation Agreement dated June 19, 2019, as a result of the Company’s closing of the acquisition of Lifted, Gerard M. Jacobs and William C. Jacobs were awarded warrants to purchase 250,000 and 225,000 shares of common stock of the Company at $5.00 per share, respectively, so the existing shareholders of the Company actually owned more than 68% of the combined entity on a fully diluted basis. The foregoing analysis of the relative voting rights of the combined entity suggests that the Company should be considered to be the accounting acquirer in the Merger.

Guidance: “2. b. The existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. The acquirer usually is the combining entity whose single owner or organized group of owners holds the largest minority voting interest in the combined entity.”

The Company’s Comments: The stockholders agreement entered into between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from exercising any control over the combined entity that is not approved by the Company’s current management team of Gerard M. Jacobs and William C. Jacobs. This effect of the stockholders agreement suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “3. c. The composition of the governing body of the combined entity. The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity.”

The Company’s Comments: The pre-closing directors of the Company had seven seats on the Board of Directors of the combined entity, and Nicholas S. Warrender and his nominee Kevin J. Rocio received only two seats. In addition, the stockholders agreement between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from taking control over the Board of Directors of the combined entity post-closing. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “4. d. The composition of the senior management of the combined entity. The acquirer usually is the combining entity whose former management dominates the management of the combined entity.”

The Company’s Comments: The pre-closing officers of the Company continue to serve as the Company’s Chairman, CEO, President, CFO, Treasurer and Secretary. The only additional officer role is that of Nicholas S. Warrender, who now serves as the Company’s Vice Chairman and COO. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “5. e. The terms of the exchange of equity interests. The acquirer usually is the combining entity that pays a premium over the precombination fair value of the equity interests of the other combining entity or entities.”

The Company’s Comments: It is very difficult to say with any certainty whether or not the Company paid a premium over the precombination fair value of Lifted. Most of the companies in the cannabis industry are losing money and nevertheless are enjoying market capitalizations that are massively higher than the consideration that the Company paid to acquire Lifted. However, Lifted has historically been involved in the vaping and e-liquids industry, and it is unclear what discount to fair value should be attributed to that involvement. The foregoing analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-13 The acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings) is significantly larger than that of the other combining entity or entities.”

The Company’s Comments: In terms of assets, prior to the closing, the Company’s cash on hand of over $4 million significantly exceeded Lifted’s assets. On the other hand, Lifted’s revenues and earnings significantly exceed the Company’s revenue and earnings. This analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-14 In a business combination involving more than two entities, determining the acquirer shall include a consideration of, among other things, which of the combining entities initiated the combination, as well as the relative size of the combining entities, as discussed in the preceding paragraph.”

The Company’s Comments: This consideration is not applicable as the Merger of the Company and Lifted did not involve more than two entities.

Guidance: “55-15 A new entity formed to effect a business combination is not necessarily the acquirer. If a new entity is formed to issue equity interests to effect a business combination, one of the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in paragraphs 805-10-55-10 through 55-14. In contrast, a new entity that transfers cash or other assets or incurs liabilities as consideration may be the acquirer.”

The Company’s Comments: This consideration is not applicable as the Company and Lifted are not structuring a business combination.

Conclusion

Based on the foregoing analysis of the facts surrounding the Company’s acquisition of Lifted, it is the Company’s position that the Company is the accounting acquirer of Lifted in the Merger, and Lifted is the accounting acquiree in the Merger, under the acquisition method of accounting.

As such, as of February 24, 2020 (the acquisition date), the Company recognized, separately from goodwill, the identifiable assets acquired and the liabilities assumed in the Merger.

The federal income tax consequences of the Merger are as follows: the transaction is expected to be booked as a tax-free exchange of stock pursuant to Internal Revenue Code Section 368, resulting in no federal income tax consequences of the stock portion of the transaction.

Purchase Price Allocation

The following table presents the purchase price allocation:

Consideration:
Cash and cash equivalents	$3,750,000

Note consideration	$3,750,000

3,900,455 shares of unregistered common stock of the Company valued as of January 7, 2020 (date of entering into the Agreement and Plan of Merger)	$10,726,251

Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share	$4,980,150

Total merger consideration	$23,206,401

Assets acquired:
Cash and cash equivalents	$619,390
Accounts Receivable	$341,387
Inventory	$267,474
Loan to Shareholder	$9,000
Fixed Assets	$80,003
Intangible Assets	$4,444
Security Deposit	$1,600
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $20,010 in 2020 and $17,336 in 2019	$23,346
Goodwill	$22,292,767
Total assets acquired	$23,639,411

Liabilities assumed:
Accounts Payable and Accrued Expenses	$345,075
Operating Lease Liability	$15,569
Deferred Revenue	$64,696
Non-Current Operating Lease Liability	$7,670
Total Liabilities assumed	$433,010

Net Assets Acquired:	$23,206,401

Net Assets Acquired (Excluding Goodwill):	$913,634

Determination of the Fair Value of the Shares of Common Stock and Warrants Issued as Part of the Merger Consideration

The Company determined the fair value of the shares of common stock issued on February 24, 2020 as part of the Merger Consideration by multiplying the stock closing price on January 7, 2020 ($2.75) by the number of common stock shares issued (3,900,455) in the Merger. January 7, 2020 was the date of entering into the Agreement and Plan of Merger.

The Company determined the fair value of the warrants issued on February 24, 2020 as part of the Merger Consideration by using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 362%; risk-free interest rate of 1.55%; dividend yield of 0% and an expected term of 2.57 years. The expected future stock volatility was based on the historical volatility of LFTD Partners Inc.’s common stock price per share. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vested and the contractual term of the warrant. The values of the warrants were considered part of the Merger consideration.

Allocation of Purchase Price to Goodwill

The Company’s primary motivation for acquiring Lifted was to secure the exclusive services of Nicholas S. Warrender. Mr. Warrender founded Lifted in 2014 with $900, and since its inception has done a masterful job staying ahead of industry trends, navigating industry challenges and launching innovative, advanced branded products before competitors launched their branded products. Mr. Warrender is focused and relentless, and attracts many people who like his energy and creativeness and want to do business with him. In the Company’s opinion, Lifted’s customers do business with Lifted primarily because of Mr. Warrender; and, at the time of the Merger, Mr. Warrender was the only full time employee handling sales for Lifted. There were no other material identifiable intangible assets that were considered appropriate for recognition at the time of close. In a very significant sense, Lifted is Mr. Warrender, and Mr. Warrender is Lifted. This is why the Company recognized $22,292,767 of the total acquisition consideration paid in the Merger as being goodwill.

Annual Fair Value Assessment on the Goodwill Recognized as Part of the Acquisition of Lifted

The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. The factors that led the Company to this conclusion include, among other things: continued growth in sales and profitability quarter-over-quarter, the launch of first-to-market, ground-breaking new products, the addition of more and more wholesalers and distributors nationwide, and continued positive publicity of Lifted. Lifted has also been limited in its production capacity due to the size of its facility in Zion, Illinois. With Lifted’s anticipated move into a much larger facility located in Kenosha, Wisconsin, Lifted should be able to produce a greater quantity of products to meet demand.

NOTE 9 – RELATED PARTY TRANSACTIONS

Commissions Paid

Vincent J. Mesolella

Neither LFTD Partners Inc. nor Lifted paid any commissions paid to Vincent J. Mesolella, LFTD Partners Inc.’s lead outside director, during the quarter ended March 31, 2021. During the year ended December 31, 2020, Lifted paid Vincent J. Mesolella commissions totaling $172, in connection with the sale of Lifted product arranged by him.

Robert T. Warrender III

During the quarter ended June 30, 2021, $15,410 in sales commissions were paid to Robert T. Warrender III, who is Nicholas S. Warrender’s brother.

During the quarter ended March 31, 2021, $2,072 in sales commissions were paid to Robert T. Warrender III, who is Nicholas S. Warrender’s brother.

Shipping Costs

Lifted shares a shipping account with a company operated by Nicholas S. Warrender’s father, Robert T. Warrender II, who is also a member of the board of directors of LFTD Partners Inc. Lifted does this in an effort to reduce shipping costs, as the shipper gives a price discount based on volume. Lifted reimburses Robert T. Warrender II’s company for the cost of shipping. During the quarter ended June 30, 2021, Lifted reimbursed Robert T. Warrender II’s company $32,536 in shipping costs. From February 24, 2020 (the date of closing on the acquisition of Lifted) through December 31, 2020, Lifted reimbursed Robert T. Warrender II $39,569 in shipping costs.

Transactions with 95th Holdings, LLC

In Zion, Illinois, Lifted has rented 3,300 square feet of space under a lease that terminates on June 1, 2021. Lifted’s rented space in Zion, Illinois, is not adequate in light of various issues including zoning uncertainties, lack of air conditioning, and small size. Up until April 1, 2021, Lifted also temporarily used additional space located adjacent to its rented space in Zion, Illinois, and made payments in lieu of rent therefor.

On December 18, 2020, Lifted as tenant entered into a Lease Agreement (the “Lease) with 95th Holdings, LLC (“Landlord”) for office, laboratory and warehouse space in a building located at 5511 95th Avenue, in the City of Kenosha, State of Wisconsin (the “Premises”). The lease commencement date was January 1, 2021, and lease termination date is January 1, 2026.

Lifted constructed improvements including a clean room, and gradually moved into the Kenosha Premises over the course of the first quarter of 2021. Under the terms of the “triple-net” Lease, starting on January 1, 2021, Lifted leased approximately 11,238 square feet at the Premises at $6.13 per square foot per year in base rent ($68,888.94 in 2021), which is subject to a 2% increase in base rent each year, plus certain operating expenses and taxes. The Lease will continue until midnight on the fifth anniversary date of the commencement date of the Lease. Lifted shall have the right to extend the original five year term of the Lease for one extension period of two years, commencing upon the expiration of the original term.  Lifted and Landlord are required to execute an “Amendment of Extension” prior to six months before the expiration of the original term.

Under the terms of the lease, the tenant, Lifted, has the option to purchase the property at any time prior to December 31, 2025, and in any event, Lifted is obligated to purchase the property on or before that date. Pursuant to the Lease, in all cases Lifted’s purchase price for the Premises shall be in an amount equal to the greater of: (1) the fair market value of the Premises at the time Lifted purchases the Premises; or (2) any remaining principal balance of any purchase-money mortgage for the Premises existing at the time of the closing of Lifted’s purchase, plus the corresponding amount identified in the Additional Purchase Price Schedule attached as Exhibit B to the Lease, which is an additional amount ranging between $300,000 and $375,000 based on the number of years that have passed between the commencement of the Lease and the purchase of the Premises by Lifted.

Landlord is an entity owned by Nicholas S. Warrender, the Company’s Vice Chairman and COO, the CEO of Lifted, and the largest stockholder of the Company as beneficial owner of 3,900,455 common stock shares. Due to the potential conflict of interest, the terms and conditions of the Lease were negotiated on behalf of Lifted by Vincent J. Mesolella, the Lead Outside Director of the Company. Landlord and Lifted were represented by their own independent legal counsel in connection with the Lease. Under the terms of the Lease, Mr. Warrender is able to benefit through his entity 95th Holdings, LLC by receiving rent and by eventually selling the Premises to Lifted.

During the quarter ended June 30, 2021, Lifted paid $17,222.25 in rent to 95th Holdings, LLC. Lifted also paid property taxes of $2,383 via 95th Holdings, LLC.

Transaction with SmplyLifted LLC

On February 2, 2021, Lifted owed SmplyLifted $450; on February 10, 2021, Lifted paid SmplyLifted the $450.

Amounts Owed to Related Parties

Amounts Owed to Lifted

On a quarterly basis, SmplyLifted LLC reimburses Lifted for William C. Jacobs’ time as the Chief Financial Officer at William C. Jacobs’ hourly rate. As of June 30, 2021, SmplyLifted LLC owed $769 to Lifted as reimbursement for William C. Jacobs’ time as the Chief Financial Officer.

Amounts Owed to SmplyLifted LLC

As of March 31, 2021, Lifted owed SmplyLifted $9,719. Between April 1, 2021 and April 5, 2021, Lifted paid SmplyLifted the $9,719.

Amounts Owed to Gerard M. Jacobs

Due to the COVID-19 pandemic and for other reasons, the Company was not in a position to pay Gerard M. Jacobs, CEO, the $250,000 bonus that was to be paid to him on December 1, 2020, pursuant to the Compensation Agreement dated as of June 19, 2019, without adversely impacting Lifted’s working capital. In recognition of this reality, the Company and Gerard M. Jacobs agreed that in lieu of such payment, upon the earlier of the date when Gerard M. Jacobs delivers to the Company written demand for payment which may not be sooner than January 1, 2021, or the first date when the Company has raised a total of at least $15 million after January 1, 2019, the Company shall pay Gerard M. Jacobs a cash bonus in the amount of $250,000 (the “Delayed December 1, 2020 Cash Bonus to Gerard M. Jacobs”); provided that (i) commencing on January 1, 2021, the cash bonus of $250,000 that was due and payable by the Company to Gerard M. Jacobs upon the closing of the Company’s acquisition of Lifted, which has not yet been paid and is payable upon demand by Gerard M. Jacobs, shall accrue interest until paid in full at the rate of 2% per year, and (ii) commencing on January 1, 2021, the Delayed December 1, 2020 Cash Bonus to Gerard M. Jacobs, which has not yet been paid and is payable upon demand by Gerard M. Jacobs on or after January 1, 2021, shall accrue interest until paid in full at the rate of 2% per year.

On April 29, 2021, the Company paid Gerard M. Jacobs a portion ($50,000) of the bonus payable to Gerard M. Jacobs in regard to the closing of the acquisition of Lifted.

As of June 30, 2021, there was total interest of $4,789 payable to Gerard M. Jacobs related to the Delayed December 1, 2020 Cash Bonus to Gerard M. Jacobs and the bonus payable for closing on the Company’s acquisition of Lifted.

At December 31, 2020, there was a management bonus payable of $250,000 owed to the Company's CEO Gerard M. Jacobs; there were no other payables owed to Gerard M. Jacobs.

Amounts Owed to William C. “Jake” Jacobs

Due to the COVID-19 pandemic and for other reasons, the Company was not in a position to pay William C. “Jake” Jacobs, President and CFO, the $100,000 bonus that was to be paid to him on December 1, 2020, pursuant to the Compensation Agreement dated as of June 19, 2019 without adversely impacting Lifted’s working capital. In recognition of this reality, the Company and William C. “Jake” Jacobs agreed that in lieu of such payment, upon the earlier of the date when William C. “Jake” Jacobs delivers to the Company written demand for payment which may not be sooner than January 1, 2021, or the first date when the Company has raised a total of at least $15 million after January 1, 2019, the Company shall pay William C. “Jake” Jacobs a cash bonus in the amount of $100,000 (the “Delayed December 1, 2020 Cash Bonus to William C. “Jake” Jacobs”); provided that (i) commencing on January 1, 2021, the cash bonus of $100,000 that was due and payable by the Company to William C. “Jake” Jacobs upon the closing of the Company’s acquisition of Lifted, which has not yet been paid and is payable upon demand by William C. “Jake” Jacobs, shall accrue interest until paid in full at the rate of 2% per year, and (ii) commencing on January 1, 2021, the Delayed December 1, 2020 Cash Bonus to William C. “Jake” Jacobs, which has not yet been paid and is payable upon demand by William C. “Jake” Jacobs on or after January 1, 2021, shall accrue interest until paid in full at the rate of 2% per year.

As of June 30, 2021, there was total interest of $1,984 payable to William C. “Jake” Jacobs related to the Delayed December 1, 2020 Cash Bonus to William C. “Jake” Jacobs and the bonus payable for closing on the Company’s acquisition of Lifted.

At March 31, 2021, $2,681 in income tax previously erroneously paid by William C. Jacobs to the Illinois Department of Revenue during the year ended December 31, 2021, and refunded back to Lifted by the Illinois Department of Revenue in January 2021, was payable by Lifted to William C. Jacobs.  This amount was repaid during the quarter ended June 30, 2021.

At December 31, 2020, there was a management bonus payable of $100,000 owed by LFTD Partners Inc. to William C. “Jake” Jacobs. William C. Jacobs is the son of Gerard M. Jacobs, Chief Executive Officer of LFTD Partners Inc., and the nephew of director James S. Jacobs. Also at December 31, 2020, there was $12 in expense reimbursements owed by SmplyLifted LLC to William C. “Jake” Jacobs.

Amounts Owed to Nicholas S. Warrender

On February 24, 2020 we closed on the acquisition of 100% of the ownership of CBD-infused products maker Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) of Zion, Illinois (the “Merger”), for consideration of (1) $3,750,000 in cash, (2) $3,750,000 in the form of a secured promissory note, (3) 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), (4) 645,000 shares of unregistered common stock of the Company that constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), and (5) warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Warrants").

As such, as of June 30, 2021, in addition to the Promissory Note of $3,750,000 owed to Nicholas S. Warrender, there was also related interest payable of $101,301 owed to Nicholas S. Warrender. In comparison, as of December 31, 2020, in addition to the Promissory Note of $3,750,000 owed to Nicholas S. Warrender, there was also related interest payable of $64,110 owed to Nicholas S. Warrender. Interest on the Promissory Note shall be 2% per year. The maturity date of the Promissory Note is the earlier of (a) the date which is 30 days after the last day of the calendar quarter during which Lifted's aggregate EBITDA (aggregate earnings before interest, taxes, depreciation and amortization) since the Closing Date of the Merger exceeds $7.5 million, or (b) the date which is the fifth anniversary of the closing date of the Merger.

The Promissory Note shall have mandatory prepayments, subject to certain limitations, within five business days following the closing of any equity or debt capital raise by the Company or Lifted following the date of the Merger Agreement wherein Mr. Warrender is entitled to be paid at least 50% of the net proceeds of such capital raise toward a prepayment of the principal and accrued interest on the Promissory Note, excluding only the capital raise for the potential Wisconsin Acquisitions referred to in Section 5.23(a) of the Merger Agreement. See “Obligation to Pursue Two Opportunities” below. Lifted did not use any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

The Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

Transactions with Related Parties

Transactions with Corner Vapory

Nicholas S. Warrender is a 50% owner in Corner Vapory, a vape shop, located in Kenosha, Wisconsin.

During the quarter ended June 30, 2021, Corner Vapory purchased $0 worth of products from Lifted, and Lifted recorded a receivable of $0 from Corner Vapory as of June 30, 2021.

In comparison, during the year ended December 31, 2020, Corner Vapory purchased $10,264 worth of products from Lifted. Corner Vapory is provided distributor pricing, similar to many other individual vape shops that are customers of Lifted.

Transactions with Canna Vita

Nicholas S. Warrender is a 50% owner in Canna Vita, a CBD shop, located in Kenosha, Wisconsin.

During the quarter ended June 30, 2021, Canna Vita purchased $12,036 worth of products from Lifted, and Lifted recorded a receivable of $909 from Canna Vita as of June 30, 2021. In comparison, during the year ended December 31, 2020, Canna Vita purchased $8,939 worth of products from Lifted, and Lifted recorded a receivable of $1,839 from Canna Vita as of December 31, 2020. Canna Vita is provided distributor pricing, similar to many other individual vape shops that are customers of Lifted.

Transactions with Squeez Juice Bar

Squeez Juice Bar, located in Kenosha, Wisconsin, subleases space from Corner Vapory (a vape shop; 50% of which is owned by Nicholas S. Warrender; discussed above) and pays Corner Vapory a percentage of Squeez Juice Bar’s monthly revenue. Squeez Juice Bar sells certain of Lifted’s products; along with many other brands’ hemp-derived products. Lifted provides Squeez Juice Bar with distributor pricing, similar to many other individual shops that are customers of Lifted.

During the quarter ended June 30, 2021, Squeez Juice Bar purchased $7,202 worth of products from Lifted, and Lifted recorded a receivable of $0 from Squeez Juice Bar as of June 30, 2021.In comparison, during the quarter ended March 31, 2021, Squeez Juice Bar purchased $5,363 worth of products from Lifted.  There were no transactions with Squeez Juice Bar in 2020.

Transactions with Liquid Event Marketing

Liquid Event Marketing is a company owned by Lifted’s Director of Operations, who was hired by Lifted on March 29, 2021. During the quarter ended June 30, 2021, Lifted paid Liquid Event Marketing $54,829 for the purchase of fixed assets, the installation of fixed assets, and other services. There was a payable of $26,465 owed by Lifted to Liquid Event Marketing at June 30, 2021. As of June 30, 2021, there were also expense reimbursements totaling $7,966 owed by Lifted to Lifted’s Director of Operations. During the quarter ended March 31, 2021, Lifted paid Liquid Event Marketing $118,612 for the purchase of fixed assets, the installation of fixed assets, and other services. There was no payable owed by Lifted to Liquid Event Marketing at March 31, 2021.

Financing Warrants – On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of LFTD Partners Inc. approved by unanimous written consent borrowings by LFTD Partners Inc. on the following terms:(1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of LFTD Partners Inc.; (2) the borrowings will be evidenced by promissory notes of LFTD Partners Inc., accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of LFTD Partners Inc., pursuant to a security agreement signed by LFTD Partners Inc. in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to LFTD Partners Inc.; (4) the notes shall be due and payable upon demand by the lenders delivered to LFTD Partners Inc.; and (5) for each $1,000 loaned by LFTD Partners Inc. on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of LFTD Partners Inc., at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023.

As of December 31, 2018, a total of $30,791 had been borrowed by LFTD Partners Inc. on such terms, and warrants to purchase 25,000 shares of common stock of LFTD Partners Inc. had been issued to Joshua A. Bloom and warrants to purchase 12,500 shares of common stock of LFTD Partners Inc. had been issued to Gerard M. Jacobs. As of December 31, 2018, there was also a total of $1,381 in interest payable to Joshua A. Bloom and Gerard M. Jacobs, related to these borrowings.

The warrants to purchase common stock that were issued to Joshua A. Bloom and Gerard M. Jacobs on July 16, 2018 and July 18, 2018 were valued using the Black-Scholes valuation model as of the date they were issued. The values of these warrants were fully expensed because the notes were payable upon demand. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on July 16, 2018 was $3,250. Gerard M. Jacobs’ warrants were issued to him on July 18, 2018, and the expense recognized related to the issuance of these warrants was $1,300.

The warrants to purchase common stock that were issued to Gerard M. Jacobs on November 8, 2018, and to Joshua A. Bloom on November 12, 2018, were valued using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 465%; risk-free interest rates of 2.98% and 2.94%, respectively; dividend yield of 0% and an expected terms of 2.38 years and 2.37 years, respectively. The expected future stock volatility was based on the volatility of LFTD Partners Inc.’s historical stock prices. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vests and the contractual term of the warrant. The values of the warrants were fully expensed as of the date of issuance because they are payable upon demand. The expense recognized related to the issuance of the warrants to Gerard M. Jacobs on November 8, 2018 was $11,250. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on November 12, 2018 was $21,874.

On January 7, 2019, Gerard M. Jacobs loaned to the Company $5,968. In exchange, a warrant to purchase 7,500 shares of common stock of LFTD Partners Inc. was issued to Gerard M. Jacobs. This warrant was valued using the Black-Scholes valuation model as of the date it was issued. The value of this warrant was fully expensed because the loan was payable upon demand. The expense recognized related to the issuance of the warrant to Gerard M. Jacobs on January 7, 2019 was $10,949.

On January 21, 2019, Gerard M. Jacobs loaned to the Company $804. In exchange, a warrant to purchase 1,250 shares of common stock of LFTD Partners Inc. was issued to Gerard M. Jacobs. This warrant was valued using the Black-Scholes valuation model as of the date it was issued. The value of this warrant was fully expensed because the loan was payable upon demand. The expense recognized related to the issuance of the warrant to Gerard M. Jacobs on January 21, 2019 was $1,825.

On February 6, 2019, Gerard M. Jacobs loaned to the Company $8,000. In exchange, a warrant to purchase 10,000 shares of common stock of LFTD Partners Inc. was issued to Gerard M. Jacobs. This warrant was valued using the Black-Scholes valuation model as of the date it was issued. The value of this warrant was fully expensed because the loan was payable upon demand. The expense recognized related to the issuance of the warrant to Gerard M. Jacobs on February 6, 2019 was $13,999.

On March 13, 2019, all of these borrowings and the related interest payable to Joshua A. Bloom and Gerard M. Jacobs was repaid. In total, $21,540 was paid to Joshua A. Bloom, and $26,628 was paid to Gerard M. Jacobs.

NOTE 10 – DISTRIBUTIONS TO NICHOLAS S. WARRENDER

Distributions to Nicholas S. Warrender to Cover the Income Taxes Owed by Nicholas S. Warrender in Regard to the Net Income of Lifted Prior to February 24, 2020

Pursuant to Section 5.11 of the Agreement and Plan of Merger by and among the Company, Lifted, Gerard M. Jacobs, William C. Jacobs, Warrender Enterprise Inc. and Nicholas S. Warrender dated January 7, 2020, certain Estimated Tax Distributions were to be made to Nicholas S. Warrender to cover estimated income tax obligations of Nicholas S. Warrender in regard to the net income of Warrender Enterprise Inc. during 2019 and during the short taxable year commencing on January 1, 2020 and ending on February 23, 2020, the date before the closing date of the Merger. The parties orally agreed that these Estimated Tax Distributions would be made to Nicholas S. Warrender as promptly as feasible following the closing date. On March 6, 2020, Lifted distributed a total of $193,767 of Estimated Tax Distributions based upon good faith estimates of such federal and state income tax obligations of Nicholas S. Warrender calculated by a third party tax preparation firm.

NOTE 11 – SHAREHOLDERS’ EQUITY

Stock Buy-back Transactions with a Non-Affiliate Stockholder

On November 24, 2020, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

On January 8, 2021, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

Cancellation of Shares of Common Stock – Several years ago, pursuant to a fully signed settlement agreement (the "Settlement Agreement"), the Company purchased for $50,000 (the "Purchase") all of the shares of the Company’s common stock (the "Shares") owned by Matthew Ghourdjian ("Ghourdjian") and by the Deborah Sue Ghourdjian Separate Property Trust ("Ghourdjian Trust").

Prior to the closing of the Purchase, Ghourdjian and the Ghourdjian Trust orally expressed uncertainty as to whether or not certain of the Shares totaling 166,888 shares (the "166,888 Shares") had already been orally sold by Ghourdjian and the Ghourdjian Trust to a third party. With Ghourdjian and the Ghourdjian Trust being unable to find any evidence of such a sale of the 166,888 Shares but also being unable to locate the physical stock certificates evidencing the 166,888 Shares, the Settlement Agreement was written so that the Company purchased from Ghourdjian and the Ghourdjian Trust all of the Shares owned by Ghourdjian or by the Ghourdjian Trust, and stipulated that the aggregate number of the Shares without the 166,888 Shares was a minimum of 690,796 shares (the "690,796 Shares").

At the closing of the Purchase, the Company paid $50,000 for the Shares and Ghourdjian and the Ghourdjian Trust delivered to the Company certificates evidencing the 690,796 Shares.

The 166,888 Shares continued to be shown on the books of Colonial Stock Transfer ("Colonial") as being owned by Ghourdjian and the Ghourdjian Trust. On April 2, 2020 the 166,888 Shares were cancelled.

Issuance of Series A Convertible Preferred Stock – The Company has authorized 400,000 shares of its Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into 100 shares of common stock. The Series A Convertible Preferred Stock accrues dividends at the rate of 3% annually. The accrued Series A Convertible Preferred Stock dividends are cumulative. The Series A Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Convertible Preferred Stock have no voting rights. The holders of the Series A Convertible Preferred Stock shall have voluntary conversion rights. Shares of Series A Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Series A Convertible Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Series A Convertible Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company.

On August 2, 2019, the Company filed a Form S-1 Registration Statement covering the shares of newly issued common stock of the Company into which the Series A Convertible Preferred Stock can be converted. The Registration Statement, which has been amended five times, has not yet been approved by the SEC.

As of June 30, 2021 and December 31, 2020, the Company has accrued a liability of $4,751 and $145,561, respectively, as dividends payable to holders of the Series A Convertible Preferred Stock. The Company fully intends on paying the annual dividends to the holders of the Series A Convertible Preferred Stock, and as such, the Company has accrued the liability on the Series A Convertible Preferred Stock. During the three months ended June 30, 2021 and 2020, a total of $99,462 and $108,750, respectively, of cash dividends were paid to the Series A Convertible Preferred Stock holders. During the six months ended June 30, 2021 and 2020, a total of $199,186 and $198,450, respectively, of cash dividends were paid to the Series A Convertible Preferred Stock holders.

Issuance of Series B Convertible Preferred Stock – The Company has authorized 5,000,000 shares of its Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one shares of common stock. The Series B Convertible Preferred Stock accrues dividends at the rate of 3% annually. The accrued Series B Convertible Preferred Stock dividends are cumulative. The Series B Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series B Convertible Preferred Stock have no voting rights. The holders of the Series B Convertible Preferred Stock shall have voluntary conversion rights. Shares of Series B Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between July 24, 2019, and December 5, 2019, the Company accepted subscriptions from accredited investors to purchase 100,000 shares of newly issued Series B Convertible Preferred Stock for an aggregate purchase price of $500,000 in cash. These 100,000 shares of Series B Convertible Preferred Stock are convertible at the option of the holders into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company.

On August 2, 2019, the Company filed a Form S-1 Registration Statement covering the shares of newly issued common stock of the Company into which the Series B Convertible Preferred Stock can be converted. The Registration Statement, which has been amended five times, has not yet been approved by the SEC.

As of June 30, 2021 and December 31, 2020, the Company has accrued a liability of $4,750 and $5,782, respectively as dividends payable to holders of the Series B Convertible Preferred Stock. The Company fully intends on paying the annual dividends to the holders of the Series B Convertible Preferred Stock, and as such, the Company has accrued the liability on the Series B Convertible Preferred Stock. During the three months ended June 30, 2021 and 2020, a total of $0 and $0, respectively, of cash dividends were paid to the Series B Convertible Preferred Stock holders. During the six months ended June 30, 2021 and 2020, a total of $5,844 and $0, respectively, of cash dividends were paid to the Series B Convertible Preferred Stock holders.

Share-Based Compensation – During the year ended December 31, 2020, the Company recognized $733,499 in share-based compensation related to the issuance of warrants to Gerard M. Jacobs. The Company also recognized $660,149 in share-based compensation related to the issuance of warrants to William C. “Jake” Jacobs. These warrants were issued to Gerard M. Jacobs and William C. “Jake” Jacobs pursuant to the June 19, 2019 Compensation Agreement, which authorized the issuance of certain warrants to Gerard M. Jacobs and William C. “Jake” Jacobs upon the execution of employment agreements, which were signed on February 24, 2020 upon the closing of the acquisition of Lifted. The five-year warrants give Gerard M. Jacobs the right to purchase 250,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share. The five-year warrants give William C. “Jake” Jacobs the right to purchase 225,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share. The warrants were valued using the Black-Scholes valuation model as of the date of issuance, assuming an estimated life of 2.5 years and estimated future volatility of 361.49%.

			Weighted-Average	Aggregate
		Weighted-Average	Remaining Contractual	Intrinsic
	Shares	Exercise Price	Term (Years)	Value
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants Outstanding, April 1, 2021	4,517,869	$ 2.37	3.69	$ 23,198,015
Warrants Exercised During Q2 2021	143,092
Warrants Forfeited During Q2 2021	61,329
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants Outstanding, June 30, 2021	4,313,448	$ 2.42	3.47	$ 8,644,320
Outstanding Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants, June 30, 2021	6,308,448	$ 2.61	3.50	$ 11,456,820

Upon the execution of Gerard M. Jacobs’ employment agreement on February 24, 2020, the terms of Gerard M. Jacobs’ stock options granted by the Company to purchase shares of common stock of the Company which were set to expire on November 4, 2020 and September 29, 2021 were extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024. Gerard M. Jacobs owns 471,698 options that were originally set to expire on November 4, 2020, and 605,000 options that were originally to expire on September 29, 2021; the expiration dates for all of these options were extended to December 31, 2024.

Share-Based Compensation in 2019

During the year ended December 31, 2019, we issued warrants to purchase a total of 416,942 unregistered shares of our common stock at $1.00 per share to our investment bankers and finders. Using the Black-Scholes valuation model for each issuance, we recorded total share-based compensation expense of $874,154 for the issuances of these warrants.

NOTE 12 – CONTINGENT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Operating and Finance Lease Right-of-Use Assets – In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). The amended guidance, which is effective for the Company on January 1, 2019, requires the recognition of lease assets and lease liabilities on the balance sheet for those leases with terms in excess of 12 months and currently classified as operating leases. Leases with an initial term of one year or less are not recorded on the balance sheet; lease expense for these types of leases are recognized on a straight-line basis over the lease term. Options to extend or terminate a lease are not included in the determination of the right-of-use asset or lease liability unless it is reasonably certain to be exercised. Lifted adopted ASU 2016-02 using the modified retrospective approach, electing the package of practical expedients.

Lifted does not own any physical properties. Lifted’s corporate office, manufacturing facility and warehouse is a 11,238 square foot facility located in Kenosha, Wisconsin. Lifted started leasing this facility on January 1, 2021, and the lease terminates on January 1, 2026. The Kenosha facility is owned by an entity controlled by Nicholas S. Warrender. As the Company's lease does not provide an implicit rate, the Company used the same incremental borrowing rate used by the purchaser of the building in determining the present value of lease payments. The discount rate used in the computations was 3.6%. Under the terms of the lease, the tenant, Lifted, has the option to purchase the property at any time prior to December 31, 2025, and in any event, Lifted is obligated to purchase the property on or before that date. This lease is accounted for as a finance lease.

Lifted also leases, on a month-to-month basis, a 3,300 square foot facility in Zion, Illinois, where Lifted has rented 3,300 square feet of space. The original lease to this space terminated on June 1, 2021. Lifted has given notice to the landlord of the facility in Zion, Illinois, that Lifted will be terminating the month-to-month lease on July 31, 2021. This lease is accounted for as an operating lease.

As the Company's lease does not provide an implicit rate, the Company used an incremental borrowing rate based on the information provided by a banker in determining the present value of lease payments. The discount rate used in the computations was 5.5%.

Balance Sheet Classification of Operating Lease Assets and Liabilities

Asset	Balance Sheet Line	June 30, 2021
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $43,356 in 2021	Non-Current Assets	$-

Liability	Balance Sheet Line	June 30, 2021
Current Operating Lease Liability	Current Liabilities	$-

Balance Sheet Classification of Finance Lease Assets and Liabilities

Asset	Balance Sheet Line	June 30, 2021
Finance Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $24,673 in 2021	Non-Current Assets	$1,455,734

Liability	Balance Sheet Line	June 30, 2021
Current Finance Lease Liability and	Current Liabilities	$21,405
Non-Current Finance Lease Liability	Non-Current Liabilities	$1,451,043

Lease Costs

The table below summarizes the components of lease costs for the following periods:

	Three Months June 30, 2021	Six Months June 30, 2021	Year Ended December 31, 2020
Lease Cost:
Amortization of Right-of-Use Assets	$12,337	$24,673	$-
Interest on lease liabilities	13,224	26,485	-
Operating Lease Expense	3,200	8,000	19,200
Total	$28,761	$59,158	$19,200

As described in Note 3, a portion of monthly overhead costs such as this lease expense are allocated to finished goods.

Future maturities of Finance and Operating lease liabilities as of June 30, 2021 are as follows:

Maturities Analysis as of June 30, 2021:	Finance	Operating
2021	$38,848	$-
2022	70,267	-
2023	71,672	-
2024	73,106	-
2035	74,568	-
Thereafter	1,375,000	-
Total	$1,703,461	$-
Less: Present value discount	(231,013)	-
Lease Liability	$1,472,448	$-

Payment of Finders’ Fees Related to Ablis

The Company has agreed to pay finders’ fees to two finders in regard to the potential purchase of an additional 15% of the stock of Ablis. The Company has agreed to pay those two finders additional warrants to purchase shares of common stock of the Company at an exercise price of $1 per share exercisable at any time on or before April 30, 2024; in the event that the Company closes on the purchase of up to an additional 15% of the common stock of Ablis, then the total amount of such warrants will be 2,814 unregistered shares of common stock of LFTD Partners Inc. at an exercise price of $1 per share for each additional one percent of Ablis’ common stock so purchased (a maximum issuance of warrants to purchase an aggregate of 42,210 unregistered shares of common stock of the Company at an exercise price of $1 per share).

Previously, on April 30, 2019, the Company issued warrants to purchase 14,042 unregistered shares of common stock of the Company, issued to the two finders (7,021 warrants were issued to each finder) in regard to the purchase of 4.99% of the stock of Ablis. Using the Black-Scholes valuation model, these warrants were valued and expensed as being worth $40,708.

Payment of Brokers’ Fees Related to the Sale of Preferred Stock

The Company has committed to pay brokers’ fees in regard to the capital being raised for the Company by such brokers in the Company’s private placements of preferred stock, such fee to consist of warrants to purchase unregistered shares of common stock of the Company at an exercise price equal to the conversion price per share of such preferred stock, exercisable at any time during a five year period; the number of such shares will be calculated as six percent of the aggregate capital raised by such brokers in the private placement of preferred stock divided by the conversion price per share of such preferred stock.

In 2019, warrants to purchase 402,900 unregistered shares of common stock of the Company were issued to these brokers. Using the Black-Scholes valuation model, these warrants were valued and expensed as being worth $833,446.

Potential Issuance of Warrants to Purchase Shares of Common Stock of the Company

The Compensation Committee of the Company's Board of Directors may, from time to time, recommend that certain warrants to purchase shares of common stock of the Company should be issued to new or current members of the Company’s Board of Directors, to officers and employees of the Company and its subsidiaries, or to members of any advisory board or consultants to the Company.

Amounts Payable to Gerard M. Jacobs and William C. Jacobs

Gerard M. Jacobs has not historically received cash compensation, and, historically, the Company’s President and CFO William C. “Jake” Jacobs has worked for $5,000 per month.

The Company entered into a Compensation Agreement dated as of June 19, 2019, with our CEO Gerard M. Jacobs and our President and CFO William C. "Jake" Jacobs. The material terms of the Compensation Agreement, as amended, can be summarized as follows:

(1)Starting during June 2019 until the closing of the Lifted Merger on February 24, 2020, we paid Gerard M. Jacobs and William C. "Jake" Jacobs consulting fees of $7,500 and $5,000 per month, respectively. Upon the closing of the Lifted Merger, we entered into Executive Employment Agreements with Gerard M. Jacobs and William C. "Jake" Jacobs as described in the section above entitled "Executive Employment Agreements";

(2)The closing of the Lifted Merger triggered obligations of the Company to pay cash bonuses to the Company's CEO Gerard M. Jacobs and the to the Company's President and CFO William C. "Jake" Jacobs of $250,000 and $100,000, respectively, of which bonuses only $50,000 has been paid to date.

(3)Upon demand by Gerard M. Jacobs and William C. Jacobs on or after January 1, 2021, or the first date when we have raised a total of at least $15 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively;

(4)Upon the earlier of December 1, 2021, or the first date when we have raised a total of at least $25 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively;

(5)The terms of Gerard M. Jacobs' stock options granted by us to purchase shares of common stock of LFTD Partners Inc. which were set to expire (unless previously exercised) during November 2020 or during September 2021, respectively, have been extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024;

(6)We granted to Gerard M. Jacobs and to William C. "Jake" Jacobs so-called "tag along" registration rights for all of our shares owned by Gerard M. Jacobs, by William C. "Jake" Jacobs, or by any of their respective affiliates, and for all of our shares issuable to Gerard M. Jacobs, to William C. "Jake" Jacobs, or to any of their respective affiliates upon the exercise of his or their options or warrants to purchase shares of common stock of LFTD Partners Inc.; and

(7)We issued to Gerard M. Jacobs and William C. "Jake" Jacobs five-year warrants containing a "cashless exercise" feature giving Gerard M. Jacobs and William C. "Jake" Jacobs (or his designee(s)) the right to purchase 250,000 and 225,000 shares, respectively, of common stock of LFTD Partners Inc. exercisable at $5.00 per share.

Commissions on Sales

Lifted has agreed to pay up to 7% commissions to certain individuals, some of whom are affiliated with the Company and some of whom are relatives of affiliates of the Company, in connection with certain sales of Lifted’s products. Commissions are based upon the total purchase prices paid by the referrers’ customers, excluding shipping costs and any governmentally imposed taxes and fees, all of which must be paid by the referrers’ customers. Some of these agreements extend through December 31, 2040, and one extends through December 31, 2025. Commissions are paid on each purchase order of Lifted products received from and paid for by the referrers’ customers. In the Consolidated Statements of Operations, these commissions are included in the “Payroll, Consulting and Independent Contractor” totals.

As mentioned in NOTE 9 – RELATED PARTY TRANSACTIONS, during the quarter ended June 30, 2021, $15,410 in sales commissions were paid to Robert T. Warrender III, who is Nicholas S. Warrender’s brother.

As mentioned in NOTE 9 – RELATED PARTY TRANSACTIONS, during the twelve months ended December 31, 2020, $172 in commissions were paid to Vincent J. Mesolella, LFTD Partners Inc.’s lead outside director.

NOTE 13 – LEGAL PROCEEDINGS

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred.

Lifted currently is involved in one pending lawsuit, as the plaintiff:

(1)Lifted Liquids, Inc. v Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe – The Company has filed an action in a case styled “Lifted Liquids, Inc. v Girish GPO, Inc., Girish Ray, and the Law Offices of Saul Roffe” seeking to recover $30,000 that was to be held in escrow. The Company is also requesting approximately $14,569 in damages resulting from Girish GPO’s failure to pay for product it ordered and that the Company delivered. The matter was recently filed and the Company intends to pursue the action and recover its damages.

Lifted currently is involved in one pending lawsuit, as the defendant:

(1)Martha, Edgar v. Lifted Liquids – Edgar Martha, who worked as an independent contractor in Lifted’s production facility, has sued Lifted in regard to an alleged chemical burn. Mr. Martha has expressed to Lifted’s attorney that Mr. Martha is inclined to settle the case for $5,000. However, there can be no assurance or guarantee that the case can be settled for $5,000, as the medical bills in the case are significant and Mr. Martha’s medical insurance carrier has refused coverage.

During 2020, Lifted entered into settlement agreements that were mutually acceptable to the parties which have resolved the following four lawsuits:

(1)Mile High Labs, Inc., Plaintiff, v. Warrender Enterprise, Inc. d/b/a Lifted Liquids, Defendant (United States District Court for the District of Colorado; Civil Case No. 1:19-cv-02495-NYW); and

(2)Accelerated Analytical, Inc., et al. v. Lifted Liquids, Inc. d/b/a Lifted Made, et al., Case No. 3:20-cv-442-wmc (United States District Court for the Western District of Wisconsin).

(3)Lifted Liquids, Inc., Plaintiff, v. Luxvoni LLC d/b/a Luxvoni Marketing Solutions; Does I through X, inclusive; and Roe Business Entities I through X, inclusive, Defendants (United States District Court for Clark County, Nevada; Civil Case No. A-20-817416-C)

(4)Warrender Enterprise, Inc. d/b/a Lifted Liquids, a Wisconsin corporation, Plaintiff, v. Merkabah Labs, LLC, a Colorado limited liability company; Merkabah Technologies, LLC, a Colorado limited liability company; Ryan Puddy, an individual; and Ralph L. Taylor III, an individual, Defendants (United States District Court for the District of Colorado; Civil Action No. 1:20-cv-00155-SKC)

As a result of the settlement agreements, the Company incurred aggregate settlement costs of $97,000.

NOTE 14 – COMPANY-WIDE MANAGEMENT BONUS POOL

Pursuant to the employment agreements entered into between the Company and its three principal executives Gerard M. Jacobs, William C. “Jake” Jacobs, and Nicholas S. Warrender (individually, “Executive”), the Company is obligated to compensate management of the Company via a management bonus pool.

For each fiscal year during the Employment Term, the Executive shall be eligible to be considered for an annual bonus (the "Annual Bonus") as part of a Company-wide management bonus pool arrangement. During the fourth quarter of each year, the Chairman of the Compensation Committee of the Board (the "Compensation Committee") shall recommend in writing a consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") target (each, a "Target") for the following year (the "Target Year"), which Target must be approved in writing by each of the following for as long as he remains employed by the Company: Gerard M. Jacobs, William C. Jacobs, and Nicholas S. Warrender (collectively, and with respect to each for only as long as he is an employee of the Company, the "Executive Management Group"). If the Chairman of the Compensation Committee does not recommend in writing a Target for a Target Year that is approved in writing by all of the members of the Executive Management Group prior to the commencement of the Target Year, then the Target for the Target Year shall be equal to the actual consolidated EBITDA of the Company and its subsidiaries during the then-current year (i.e., the year preceding the Target Year) as certified in writing by the Company's outside firm of independent certified public accountants. If the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company's outside firm of independent certified public accountants exceeds the Target (the amount by which the actual consolidated EBITDA of the Company and its subsidiaries during the Target Year as certified in writing by the Company's outside firm of independent certified public accountants exceeds the Target, the "Excess Amount"), then cash equal to 33% of the Excess Amount shall be set aside by the Company as a cash management bonus pool (the "Bonus Pool"), and the amount of the Bonus Pool shall be allocated and paid out by the Company as bonuses or fees to the officers of the Company and its subsidiaries (and potentially, to directors or third parties who have significantly helped the Company and its subsidiaries during the Target Year), with the amount to be paid to each payee, including the amount of any Annual Bonus to be paid to the Executive, to be determined by unanimous written agreement of the Executive Management Group, in their sole discretion. The Executive expressly agrees and acknowledges that the amount of the Annual Bonus (if any) allocated and paid to the Executive as so determined by unanimous written agreement of the Executive Management Group shall be final, non-appealable, and binding upon the Executive, regardless of whether the Executive receives any Annual Bonus, and regardless of whether any Annual Bonus received by the Executive is higher or lower than any other person's bonus, under any and all circumstances whatsoever. The Company shall pay the Executive the Annual Bonus, if any, no later than March 15th of the year following the applicable Target Year.) In the event that there is funding for the Bonus Pool but the Executive Management Group does not reach a unanimous decision on Bonus allocations, then no annual bonus shall be paid. The Annual Bonus Pool would then be placed in escrow and the Executive Management Group would mediate.

During the quarter ended June 30, 2021, the Company accrued $816,388 for the Annual Bonus.

As of June 30, 2021, the total accrual for the Annual Bonus was $1,159,335.

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 13, 2021, which is the date through which the financial statements were available to be issued.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Acquired Sales Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Acquired Sales Corp. (“the Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a history of recurring losses which resulted in an accumulated deficit. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Investments

Description of the Critical Audit Matter

As discussed in Note 4 to the consolidated financial statements, the Company has investments in several entities which require the Company to periodically evaluate potential impairment by assessing whether the carrying value of the investments exceeds their fair value. Auditing management’s analysis includes tests that are complex and highly judgmental due to the estimation required to determine the fair value of each of the underlying investees. In particular, fair value estimates are sensitive to significant assumptions and factors such as expectations about future market and economic conditions, revenue growth rates, strategic plans, and historical operating results, among others.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of investments consisted of the following, among others:

1.Obtain and test management assumptions and analysis.

2.Obtain and review the financial position and operating result data of the investee entities.

3.Assess management’s key indicators regarding operating results, including analysis of revenue growth rates, profit growth, and future strategic plans.

Valuation of Goodwill

Description of the Critical Audit Matter

As discussed in Note 7 to the consolidated financial statements, the Company recognized $22million of goodwill during 2020, related to consideration paid for the acquisition of Lifted Made. The Company performed an annual impairment assessment as of December 31, 2020.

Auditing management's goodwill impairment test was complex and highly judgmental due to the significant estimation required to determine the fair value of the goodwill and underlying business unit. In particular, the fair value estimate was sensitive to significant assumptions, such as the Company’s financial forecast, revenue growth rate, and operating costs, which are impacted by expectations about future market and economic conditions.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures to evaluate management’s valuation of goodwill consisted of the following, among others:

1.Obtain and review management’s analysis and projections of future growth rates, including assessing methodologies and testing significant assumptions underlying the data.

2.Assess the historical basis for estimates of future operating results, including data based on our audit results.

3.Review subsequent operational results, growth plans, and contracts supporting financial projections.

We have served as the Company’s auditor since 2018.

Spokane, Washington

March 31, 2021

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current Assets
Cash and Cash Equivalents	$ 439,080	$ 4,384,929
Dividend Receivable from Bendistillery, Inc.	2,495
Prepaid Expenses	455,061	9,583
Loan to SmplyLifted LLC	293,750
IL Income Tax Receivable	2,715
Interest Receivable	2,112	-
Note Receivable from CBD LION	15,318	200,000
Accounts Receivable, net of $5,743 allowance in 2020	1,413,051	-
Inventory	641,195	-
Total Current Assets	3,264,777	4,594,512
Goodwill	22,292,767	-
Investment in Ablis	399,200	399,200
Investment in Bendistillery and Bend Spirits	1,497,000	1,497,000
Deposit for Girish GPO Distribution Agreement	30,000
Investment in SmplyLifted LLC	195,571
Fixed Assets, less accumulated depreciation of $14,361 in 2020	135,391	-
Intangible Assets, less accumulated amortization of $1,390 in 2020	3,054	-
Security Deposit	1,600	-
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $35,650 in 2020	7,705	-
Total Assets	$ 27,827,065	$ 6,490,712
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Operating Lease Liability	7,670	-
Deferred Revenue	1,096,120	-
Management Bonuses Payable - Related Party
Management Bonus Payable - Related Party - Payable to William C. Jacobs	100,000	-
Management Bonus Payable - Related Party - Payable to Gerard M. Jacobs	250,000	-
Management Bonuses Payable - Related Party	350,000	-
Accounts Payable and Accrued Expenses	639,479	38,485
Interest Payable - Related Party
Interest - Payable to Nicholas S. Warrender	64,110	-
Interest Payable - Related Party	64,110	-
Preferred Stock Dividends Payable
Series A Convertible Preferred Stock Dividends Payable	145,561	145,017
Series B Convertible Preferred Stock Dividends Payable	5,782	5,741
Preferred Stock Dividends Payable	151,343	150,758
Total Current Liabilities	$ 2,308,722	$ 189,243
Non-Current Liabilities
Paycheck Protection Program Loan	149,623	-
Notes Payable - Related Party
Notes Payable - Payable to Nicholas S. Warrender	$ 3,750,000	$ -
Total Non-Current Liabilities	$ 3,899,623	$ -
Total Liabilities	$ 6,208,345	$ 189,243
Commitments and Contingencies	-	-
Shareholders' Equity

Preferred Stock, $0.001 par value; 10,000,000 total shares authorized;
out of which 400,000 shares of Series A Convertible Preferred Stock are authorized, and 66,150 shares of Series A Convertible Preferred Stock shares were issued and outstanding at December 31, 2020, and 66,150 shares of Series A Convertible Preferred Stock were issued or outstanding at December 31, 2019; and out of which 5,000,000 shares of Series B Convertible Preferred Stock are authorized, and 100,000 shares of Series B Convertible Preferred Stock shares were issued and outstanding at December 31, 2020, and 100,000 shares of Series B Convertible Preferred Stock were issued or outstanding at December 31, 2019

	166	166
Common Stock, $0.001 par value; 100,000,000 shares authorized; 6,485,236 shares issued and outstanding at December 31, 2020, and 2,726,669 shares outstanding at December 31, 2019	6,485	2,727
Treasury Stock (Purchase of 36,000 shares of common stock at $0.95/share)	(34,200)
Additional Paid-in Capital	38,787,444	21,691,128

Accumulated Deficit	(17,141,175)	(15,392,552)
Total Shareholders' Equity (Deficit)	21,618,720	6,301,469
Total Liabilities and Shareholders' Equity	$ 27,827,065	$ 6,490,712

The accompanying notes are an integral part of these financial statements.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.

CONSOLIDTED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2020	2019
Net Sales	$ 5,344,320	$ 0
Cost of Goods Sold	3,407,430	0
Gross Profit	1,936,890	0
Stock Compensation Expense	1,393,648	874,154
Selling, General and Administrative Expenses	133,951	58,478
Bank Charges and Merchant Fees	48,814	130
Management Bonuses	350,000	0
Bad Debt	124,802	0
Payroll, Consulting and Independent Contractor Expenses	809,966	112,500
Professional Fees	374,489	211,543
Advertising and Marketing	115,102	6,126
Depreciation and Amortization	16,385	0
Rent Expense	22,068	0
Warehouse & Lab Expenses (too small to capitalize)	66,033	0
Income/(Loss) From Operations	(1,518,368)	(1,262,931)
Other Income/(Expenses)
Income/(Loss) From 50% membership interest in SmplyLifted LLC (FR3SH)	(4,429)	0
Settlement Income/Gain on Settlement	12,500	29,196
Interest Expense	(65,186)	(27,998)
Dividend Income	2,495	0
Warehouse Buildout Credits	1,600	0
Gain on Forgiveness of Debt	91,272	0
Refund of Merchant Account Fees	34,429	0
Settlement Costs	(97,000)	0
Interest Income	8,098	25,628
Total Other Income/(Expenses)	(16,221)	26,826
Income/(Loss) Before Provision for Income Taxes
Provision for Income Taxes	-	-
Net Loss Attributable to LFTD Partners Inc. common stockholders	$ (1,534,589)	$ (1,236,105)

Basic and Diluted Net Loss Per Common Share	$ (0.29)	$ (0.48)

Basic and Diluted Weighted Average Number of Common Shares Outstanding:	5,927,480	2,577,349

The accompanying notes are an integral part of these financial statements.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

							Additional		Total
	Preferred Stock		Common Stock		Treasury Stock		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2018	-	$ -	2,369,648	$ 2,370	-	$ -	$ 13,664,697	$(14,005,689)	$ (338,622)
Exercise of rights to purchase warrants to purchase shares of common stock			210,000	$ 210			$ 1,892		$ 2,102
Issuance of warrants to purchase common stock							$ 26,773		$ 26,773
Issuance of Series A Convertible Preferred Stock for cash	29,900	$ 30					$ 2,989,970		$ 2,990,000
Series A Preferred Stock dividend payable								$ (18,552)	$ (18,552)
Net Loss			-	-				$ (44,440)	$ (44,440)
Balance, March 31, 2019	29,900	$ 30	2,579,648	$ 2,580	-	$ -	$ 16,683,332	$(14,068,681)	$ 2,617,261
Issuance of Series A Convertible Preferred Stock for cash	36,250	$ 36					$ 3,624,964		$ 3,625,000
Stock Compensation Expense							$ 834,186		$ 834,186
Series A Preferred Stock dividend payable								$ (26,425)	$ (26,425)
Net Loss			-	-				$ (896,815)	$ (896,815)
Balance, June 30, 2019	66,150	$ 66	2,579,648	$ 2,580	-	$ -	$ 21,142,482	$(14,991,921)	$ 6,153,207
Exercise of warrants			147,021	$ 147			$ 8,778		$ 8,925
Issuance of Series B Convertible Preferred Stock for cash	90,000	$ 90					$ 449,910		$ 450,000
Series A Preferred Stock dividend payable								$ (50,020)	$ (50,020)
Series B Preferred Stock dividend payable								$ (2,232)	$ (2,232)
Stock Compensation Expense							37,961		$ 37,961
Net Loss								$ (146,466)	$ (146,466)
Balance, September 30, 2019	156,150	$ 156	2,726,669	$ 2,727	-	$ -	$ 21,639,131	$(15,190,639)	$ 6,451,375
Issuance of Series B Convertible Preferred Stock for cash	10,000	$ 10					$ 49,990		$ 50,000
Series A Preferred Stock dividend payable								$ (50,020)	$ (50,020)
Series B Preferred Stock dividend payable								$ (3,509)	$ (3,509)
Stock Compensation Expense							$ 2,007		$ 2,007
Net Loss								$ (148,384)	$ (148,384)
Balance, December 31, 2019	166,150	$ 166	2,726,669	$ 2,727	-	$ -	$ 21,691,128	$(15,392,552)	$ 6,301,469
Issuance of warrants to Gerard M. Jacobs upon execution of employment agreement							$ 733,499		$ 733,499
Issuance of warrants to William C. Jacobs upon execution of employment agreement							$ 660,149		$ 660,149
Issuance of common stock consideration as part of the acquisition of Lifted Liquids, Inc.			3,900,455	$ 3,900			$ 10,722,351		$ 10,726,251
Issuance of warrants to purchase shares of common stock as part of the acquisition of Lifted Liquids, Inc.							$ 4,980,150		$ 4,980,150
Series A Preferred Stock dividend payable								$ (34,179)	$ (34,179)
Series B Preferred Stock dividend payable								$ (3,740)	$ (3,740)
Net Loss								$ (1,760,627)	$(1,760,627)
Balance, March 31, 2020	166,150	$ 166	6,627,124	$ 6,627	-	$ -	$ 38,787,277	$(17,191,098)	$ 21,602,972
Series A Preferred Stock dividend payable								$ (64,775)	$ (64,775)
Series B Preferred Stock dividend payable								$ (3,740)	$ (3,740)
Cancellation of shares of common stock			(166,888)	$ (167)			$ 167		$ -
Net Loss								$ (419,313)	$ (419,313)
Balance, June 30, 2020	166,150	$ 166	6,460,236	$ 6,460	-	$ -	$ 38,787,444	$(17,678,926)	$21,115,144
Series A Preferred Stock dividend payable								$ (50,020)	$ (50,020)
Series B Preferred Stock dividend payable								$ (3,784)	$ (3,784)
Net Income								$ 95,823	$ 95,823
Balance, September 30, 2020	166,150	$ 166	6,460,236	$ 6,460	-	$ -	$ 38,787,444	$(17,636,907)	$ 21,157,163
Exercise of Option			25,000	$ 25					$ 25
Series A Preferred Stock dividend payable								$ (50,020)	$ (50,020)
Series B Preferred Stock dividend payable								$ (3,779)	$ (3,779)
LFTD Partners Inc.'s November 24, 2020 purchase of 36,000 shares of common stock at $0.95 per share, for a total of $34,200, from an unrelated shareholder					36,000	$(34,200)			$ (34,200)
Net Income								$ 549,531	$ 549,531
Balance, December 31, 2020	166,150	$ 166	6,485,236	$ 6,485	36,000	$(34,200)	$ 38,787,444	$(17,141,175)	$ 21,618,720

The accompanying notes are an integral part of these financial statements.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.) AND SUBSIDIARY LIFTED LIQUIDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2020	2019
Cash Flows From Operating Activities
Net Loss	$ (1,534,589)	$ (1,236,105)
Adjustments to Reconcile Loss to Net Cash Used in Operating Activities:
Lifted Made’s Portion of SmplyLifted's net loss in 2020	4,429	-
Stock Compensation Expense	1,393,648	874,154
Bad Debt Expense	124,802	-
Depreciation and Amortization	16,385	-
Financing Cost - Issuance of Warrants to Purchase Common Stock	-	26,773
Spoiled and Written Off Inventory	147,413	-
Effect on Cash of Changes in Operating Assets and Liabilities
Accounts Receivable	(1,196,716)	-
Prepaid Expenses	(445,478)	(9,583)
Dividend Receivable from Bendistillery, Inc.	(2,495)	-
IL Income Tax Receivable	(2,715)	-
Interest Receivable	(2,112)	-
Inventory	(521,134)	-
Deposit for Girish GPO Distribution Agreement	(30,000)	-
Loan to Shareholder	9,000	-
Trade Accounts Payable and Accrued Expenses	255,908	(74,965)
Accounts Payable and Interest Payable to Related Parties	414,110	(191,776)
Change in ROU Asset	18,314	-
Change in Lease Liability	(18,230)	-
Deferred Revenue	1,031,424	-
Net Cash Used in Operating Activities	(338,036)	(611,502)
Cash Flows From Investing Activities
Net Cash Paid as Part of Lifted Liquids, Inc. Acquisition	(3,130,610)	-
Reduction of CBD Lion Note Receivable	184,682	100,000
Issuance of Note to CBD Lion	-	(300,000)
Net Purchase of Fixed Assets	(70,133)	-
Investment in Ablis	-	(399,200)
Investment in Bendistillery and Bend Spirits	-	(1,497,000)
Loans to SmplyLifted LLC	(293,750)	-
Investment in SmplyLifted LLC	(200,000)	-
Net Cash Used in Investing Activities	(3,509,811)	(2,096,200)
Cash Flows From Financing Activities
Proceeds from Paycheck Protection Program Loan	149,623	-
Payments of Dividends to Series A Convertible Preferred Stockholders	(198,450)	-
Payments of Dividends to Series B Convertible Preferred Stockholders	(15,000)	-
Purchase of Shares Held in Treasury	(34,200)	-
Financing Cost - Proceeds From Borrowings Under Notes Payable to Related Parties	-	14,772
Financing Cost - Repayment of Borrowings Under Notes Payable to Related Parties	-	(45,562)
Financing Cost - Repayment of Interest Payable to Related Parties	-	(2,606)
Exercise of Option	25	-
Exercise of Warrants	-	11,027
Issuance of Series A Convertible Preferred Stock	-	6,615,000
Issuance of Series B Convertible Preferred Stock	-	500,000
Financing Cost - Proceeds From Borrowing Under Notes Payable to Related Parties	-	-
Financing Cost - Interest Payable to Related Parties	-	-
Net Cash Provided by/(Used in) Financing Activities	(98,002)	7,092,631
Net Increase/(Decrease) in Cash	(3,945,849)	4,384,929
Cash and Cash Equivalents at Beginning of Period	4,384,929	-
Cash and Cash Equivalents at End of Period	$ 439,080	$ 439,080
Supplemental Cash Flow Information
Cash Paid For Interest	$ 1,076	$ 2,606
Cash Paid For Income Taxes	$ -	$ -

The accompanying notes are an integral part of these financial statements.

LFTD PARTNERS INC. (F/K/A ACQUIRED SALES CORP.)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation – LFTD Partners Inc. (hereinafter sometimes referred to as the “Company”, “LFTD Partners Inc.”, “we”, “us”, “our”, etc.) was organized under the laws of the State of Nevada on January 2, 1986. Shares of the Company’s common stock are traded on the OTCQX Best Market under the trading symbol AQSP.

Our business is primarily engaged in the identification, structuring and seeking to execute on acquisitions of all or a portion of one or more operating businesses involving the manufacture, sale and distribution of cannabinoid-infused products such as beverages, shots, water, other liquids, water soluble nano drops or liquids, lotions, sprays, conditioners, creams, oils, pre-rolled hemp joints and hemp cigarettes, cartridges, syringes, tinctures, powder, water packets, effervescent tablets, capsules, bath bombs, balms, body washes, gummies, food, other edibles, and non-prescription cannabinoid formulations (a “Canna-Infused Products Company”). Our business also involves selling and distributing products containing nicotine. Our business has also involved selling and distributing hand sanitizer during the pendency of the COVID-19 pandemic.

Management of the Company is open-minded to the concept of also acquiring operating businesses and/or assets involving products containing nicotine, marijuana, distilled spirits, beer, wine, and real estate.

In addition, management of the Company is open-minded to the concept of acquiring all or a portion of one or more operating businesses and/or assets that are considered to be “essential” businesses which are unlikely to be shut down by the government during pandemics such as COVID-19.

To date, we have acquired 100% of the ownership interests in one Canna-Infused Products Company now called Lifted Liquids, Inc. d/b/a Lifted Made (formerly Warrender Enterprise Inc. d/b/a Lifted Liquids), 4.99% of the ownership interests in a second Canna-Infused Products Company called Ablis Holding Company ("Ablis"), and 4.99% of the ownership interests in two other businesses that manufacture distilled spirits called Bendistillery Inc. ("Bendistillery") and Bend Spirits, Inc. ("Bend Spirits").

Lifted Made owns 50% of SmplyLifted LLC.

We have also terminated a planned acquisition of Canna-Infused Products Company called CBD Lion LLC.

At this point in time, we are in discussions with certain companies in our acquisition pipeline. However, our cash on hand is currently limited, so in order to close future acquisitions it is highly likely that it will be necessary for us to raise additional capital, and no guarantee or assurance can be made that such capital can be raised on acceptable terms, if at all.

For more information, please refer to “Description of the Business of LFTD Partners Inc.” and to “The Lifted Made Business” under the section “ITEM 1. BUSINESS” above.

Consolidated Financial Statements –In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying audited consolidated financial statements and consist of only normal recurring adjustments, except as disclosed herein. As part of the consolidation, all significant intercompany transactions are eliminated, and on the Consolidated Statements of Operations, certain expense categories less than $10,000 are consolidated into the Selling, General and Administrative Expenses category.

Use of Estimates – The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) typically requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions. Key estimates in these financial statements include the allowance for doubtful accounts, estimated useful lives of property, plant and equipment, valuation allowance on deferred income tax assets and the fair value of stock options.

Cash and Cash Equivalents – Cash and cash equivalents as of December 31, 2020 and 2019 included cash on-hand. The Company considers all highly liquid investments with an original maturity within 90 days to be cash equivalents. Cash equivalents are carried at cost. The Company maintains its cash balance at a credit-worthy financial institution that is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. Deposits with these banks may exceed the amount of insurance provided on such deposits; however, these deposits typically may be redeemed upon demand and, therefore, bear minimal risk.

Notes Receivable – Notes receivable are classified on the balance sheet based on their maturity date.

Fair Value of Financial Instruments – The historical carrying amount of the financial instruments, which principally include cash, trade receivables, historical accounts payable and accrued expenses, approximates fair value due to the relative short maturity of such instruments.

Accounting Standards Codification (“ASC”) 820 defines fair value, establishes a framework for measuring fair value under GAAP and enhances disclosures about fair value measurements. Fair value is defined under ASC 820 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value under ASC 820 must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair-value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quotes prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

SmplyLifted LLC is not publicly traded, and as such its financial instruments are Level 3 unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Accounts Receivable – The Company evaluates the collectability of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s recent loss history and an overall assessment of past due trade accounts receivable outstanding. Allowance for bad debt of $2,568 was recorded at December 31, 2020; there was no allowance for bad debt recorded at December 31, 2019. As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

Inventory – Inventory is valued at the lower of average cost or market value (net realizable value). Inventory consisted of the following at December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Raw Goods	$ 500,657	$ -
Finished Goods	$ 140,538	$ -
Total Inventory	$ 641,195	$ -

Monthly overhead costs such as payments for rent, utilities, insurance, and indirect labor are allocated to finished goods based on the estimated percentage cost toward the finished goods. During the quarter ended March 31, 2020, $8,313 of overhead costs were allocated to finished goods. During the quarter ended June 30, 2020, $14,560 of overhead costs were allocated to finished goods. During the quarter ended September 30, 2020, $10,394 of overhead costs were allocated to finished goods. During the quarter ended December 31, 2020, $12,240 of overhead costs were allocated to finished goods.

As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

The following were written off as obsolete inventory during the quarter ended December 31, 2020:

1)Obsolete disposable nicotine vapes;

2)Various sized bottles of hand sanitizer;

3)Moldy hemp flower;

4)Unbottled gel and liquid hand sanitizer;

5)Unbottled e-liquid; and

6)Obsolete labels.

The process of determining obsolete inventory during the quarter involved:

1)Identifying raw goods that would no longer be used in the manufacture of finished goods;

2)Identifying finished goods that would no longer be sold; and

3)Valuing and expensing raw and finished goods that would no longer be sold.

Fixed Assets – Fixed assets are recorded and stated at cost. Fixed assets that cost less than $2,500 are expensed, and fixed assets that cost $2,500 or more are capitalized. Depreciation of machinery and equipment, furniture and fixtures, leasehold improvements, and computer equipment, is based on the asset’s estimated useful life and is calculated using the straight-line method. Normal repairs and maintenance costs are expensed as incurred. Expenditures that materially increase values or extend useful lives are capitalized. The related costs and accumulated depreciation of disposed assets are eliminated and any resulting gain or loss on disposition is included in net income.

Management regularly reviews property and equipment and other long-lived assets for possible impairment. This review occurs annually, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management then prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated using the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks.

Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. Long-lived assets held for sale are recorded at the lower of their carrying amount or fair value less cost to sell.

Security Deposit – The Company has paid a security deposit to its lessor for the Company’s current office, manufacturing and warehouse space.

Investments – Under US GAAP, the Company uses the cost method to account for our minority equity ownership interests in businesses in which the Company owns less than 20% of equity ownership, and have no substantial influence over the management of the businesses. Under the cost method of accounting, the Company reports the historical costs of the investments as assets on its balance sheet. However, US GAAP does not permit the consolidation of its financial statements with the financial statements of companies in which the Company owns minority equity ownership interests. US GAAP also requires the Company to record these types of investments at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. As such, the Company will not be allowed to consolidate into its financial statements any portion of the revenues, earnings or assets of companies in which it owns minority equity ownership interests such as Ablis, Bendistillery and Bend Spirits. Moreover, even if there is evidence that the fair market values of the investments have increased above their historical costs, US GAAP does not allow increasing the recorded values of the investments. Under US GAAP, the only adjustments that may be made to the historical costs of the investments are write downs of the values of the investments, which must be made if there is evidence that the fair market values of the investments have declined to below the recorded historical costs.

Investment in SmplyLifted LLC

Lifted owns 50% of SmplyLifted LLC (“SmplyLifted”). The other 50% of SmplyLifted is owned by SMPLSTC LLC and its principals, who are located in Costa Mesa, California. Under US GAAP, the Company uses the equity method to account for its 50% membership interest in SmplyLifted. Under the equity method of accounting, the Company records its share (50%) of SmplyLifted’s earnings (or losses) as income (or losses) on the Consolidated Statements of Operations. The Company recorded its initial investment in SmplyLifted, which was $200,000, as an asset at historical cost. Under the equity method, the investment’s value is periodically adjusted to reflect the changes in value due to Lifted’s share in SmplyLifted’s income or losses.

Goodwill

Goodwill represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. The goodwill arising from the Company’s acquisitions is attributable to the value of the potential expanded market opportunity with new customers.

Goodwill is not amortized but is subject to annual impairment testing unless circumstances dictate more frequent assessments. The Company performs an annual impairment assessment for goodwill during the fourth quarter of each year and more frequently whenever events or changes in circumstances indicate that the fair value of the asset may be less than the carrying amount. Goodwill impairment testing is a two-step process performed at the reporting unit level. Step one compares the fair value of the reporting unit to its carrying amount. The fair value of the reporting unit is determined by considering both the income approach and market approaches. The fair values calculated under the income approach and market approaches are weighted based on circumstances surrounding the reporting unit. Under the income approach, the Company determines fair value based on estimated future cash flows of the reporting unit, which are discounted to the present value using discount factors that consider the timing and risk of cash flows. For the discount rate, the Company relies on the capital asset pricing model approach, which includes an assessment of the risk-free interest rate, the rate of return from publicly traded stocks, the Company’s risk relative to the overall market, the Company’s size and industry and other Company-specific risks. Other significant assumptions used in the income approach include the terminal value, growth rates, future capital expenditures and changes in future working capital requirements. The market approaches use key multiples from guideline businesses that are comparable and are traded on a public market. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount exceeds its fair value, then the second step must be completed to measure the amount of impairment, if any. Step two calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit as calculated in step one. In this step, the fair value of the reporting unit is allocated to all of the reporting unit’s assets and liabilities in a hypothetical purchase price allocation as if the reporting unit had been acquired on that date. If the carrying amount of goodwill exceeds the implied fair value of goodwill, an impairment loss is recognized in an amount equal to the excess.

Determining the fair value of a reporting unit is judgmental in nature and requires the use of significant estimates and assumptions, including revenue growth rates, strategic plans, and future market conditions, among others. There can be no assurance that the Company’s estimates and assumptions made for purposes of the goodwill impairment testing will prove to be accurate predictions of the future. Changes in assumptions and estimates could cause the Company to perform an impairment test prior to scheduled annual impairment tests. The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. Please refer to “NOTE 3 – THE COMPANY’S INVESTMENTS”, below, for more information.

Revenue

The Company recognizes revenue in accordance with ASC 606.

Revenue Recognition on the Sale of Raw Materials to Customers

The Company sells hemp flower, hemp-derived cannabinoids and other raw materials (“Raw Materials”) to various customers. The Company does not offer terms to customers buying Raw Materials. In the majority of sales of Raw Materials to customers, customers are required to pay the full price before receiving the Raw Materials. In some cases, with the sale of large quantities of Raw Materials to customers with whom the Company has established relationships, the Company may allow the customer to pay 50% of the purchase up front, and then, after delivery of the product, the customer is required to pay the remaining 50% of the purchase price.

Revenue Recognition on the Sale of Products to Private Label Clients

Typically, private label clients are required to pay up front for the goods that they order. If the private label client orders more than ten stock keeping units (“SKUs”) in an order, the Company will collect a down payment of at least 50% of the total purchase order, and then will collect the remaining amount upon delivery of the purchased goods.

Revenue Recognition on the Sale of Lifted Liquids-Branded Products to Wholesalers, Distributors and End Users

The Company sells its own branded products to distributors, which then sell Lifted’s products to vape and smoke shops, CBD stores, convenience stores, health food stores, and other outlets. The Company also sells its own branded products to wholesalers and directly to consumers online.

The Company’s revenue is recognized when it satisfies a single performance obligation by transferring control of its products to a customer. Control is generally transferred when the Company’s products are either shipped or delivered based on the terms contained within the underlying contracts or agreements.

The Company excludes from revenues all taxes assessed by a governmental authority that are imposed on the sale of its products and collected from customers.

Promotional and other allowances (variable consideration) recorded as a reduction to gross sales, primarily include consideration given to the Company’s distributors or retail customers including, but not limited to, discounted products.

Management believes that adequate provision has been made for cash discounts, returns and spoilage based on the Company’s historical experience.

Described below are some of the reasons why a customer may want to return an ordered item, and how the Company responds in each situation:

1) The ordered item breaks, melts, or separates in transit to the customer. In this case, the Company will replace the broken, melted or separated item at no cost to the customer.

2) The Company sent the wrong item to the customer. In this case, the Company will allow the customer to keep, at no cost to the customer, the item that was mistakenly sent to the customer. The Company will also send the correct product to the customer, at no cost to the customer.

3) The customer ordered the wrong product. In this case, the customer, at his/her own expense, must mail the mistakenly ordered product back to the Company, and the Company will mail the correct product to the customer.

4) The ordered item is recalled. In a situation where product is recalled, the Company will offer a replacement, credit, or refund.

Historically, the scenarios described above have occurred infrequently, and occurrences have been immaterial. However, during the third quarter of 2020, the Company provided many replacements, and issued refunds or credits to many customers who purchased delta-8-THC gummies that melted in transit, and delta-8-THC nano drops that had separation issues.

Disaggregation of Revenue

During the year ended December 31, 2020, all of the Company’s sales occurred inside of the United States of America.

Contract Liabilities

Amounts received from a customer before the purchased product is shipped to the customer is treated as deferred revenue. If cash is not received, an accounts receivable is recognized, but revenue is not recognized until an order is fully shipped. There was deferred revenue of $1,057,105 as of December 31, 2020. There was no deferred revenue recognized as of December 31, 2019.

Cost of Goods Sold – Cost of goods sold consists of the costs of raw materials utilized in the manufacture of products, direct labor, co-packing fees, repacking fees, freight and shipping charges, warehouse expenses incurred prior to the manufacture of Lifted’s finished products and certain quality control costs. Raw materials account for the largest portion of cost of sales. Raw materials include ingredients, product components and packaging materials. $147,413 of cost of goods sold relates to spoiled and obsolete inventory written off during the year ended December 31, 2020. There was no spoiled and obsolete inventory written off during the year ended December 31, 2019.

Operating Expenses – Operating expenses include stock compensation expense, selling, general and administrative expenses, bank charges and merchant fees, management bonuses, bad debt, payroll, consulting and independent contractor expenses, professional fees, advertising and marketing, depreciation and amortization, warehouse and lab expenses, and spoiled and written off inventory.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred income taxes. Deferred income taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and on tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is provided against deferred income tax assets when it is not more likely than not that the deferred income tax assets will be realized.

Basic and Diluted Earnings (Loss) Per Common Share – Basic earnings (loss) per common share is determined by dividing earnings (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing earnings (loss) by the weighted-average number of common shares and dilutive common share equivalents outstanding during the period. When dilutive, the incremental potential common shares issuable upon exercise of stock options and warrants are determined by the treasury stock method. The following table summarizes the calculations of basic and diluted earnings (loss) per common share for the years ended December 31, 2020 and 2019:

	For the Year Ended
	December 31,
	2020	2019
Net Loss	$(1,534,589)	$(1,236,105)
Weighted Average Shares Outstanding	5,927,480	2,577,349

Basic and Diluted Loss per Share	$(0.29)	$(0.48)

As of December 31, 2020, in addition to our outstanding common stock, we have issued (a) options to purchase 1,151,698 shares of common stock at $2.00 per share, (b) warrants to purchase 403,921 shares of common stock at $1 per share, (c) warrants to purchase 6,000 shares of common stock at $5 per share, (d) rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share, (e) financing warrants to purchase 31,250 shares of common stock at $0.03 per share, and (f) warrants to purchase 2,295,000 shares of common stock at $5.00 per share.

Regarding the aforementioned rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share: of these, rights to purchase warrants to purchase 1.25 million shares of our commons stock are not vested and are not exercisable until a performance contingency is met.

Regarding the aforementioned warrants to purchase 2,295,000 shares of our common stock at an exercise price of $5.00 per share: of the total, warrants to purchase 1,650,000 shares of our common stock are vested, while the remaining warrants to purchase 645,000 shares of our common stock are not vested and are subject to certain conditions and requirements.

In comparison, at December 31, 2019, there were outstanding options to purchase 1,586,619 shares of common stock at between $0.001 and $2.00 per share, (b) rights to purchase warrants to purchase 2,625,000 shares of common stock at between $0.01 and $1.85 per share, and (c) financing warrants to purchase 31,250 shares of common stock at $0.03. As of the date of this registration statement, none of these outstanding options, rights to purchase warrants or financing warrants have been exercised into shares of common stock. However, all of them may be exercised at any time in the sole discretion of the holder except for the rights to purchase warrants to purchase 1.25 million shares of our commons stock, are not exercisable until a performance contingency is met.

At December 31, 2019, the Company had Series A Preferred Stock outstanding convertible into 6,615,000 shares of common stock. In addition, the Company has Series B Preferred Stock outstanding convertible into 100,000 shares of common stock. None of these are included in the diluted earnings calculation, given they are considered antidilutive.

Recent Accounting Pronouncements – In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments – Credit Losses (codified as Accounting Standards Codification (“ASC”) Topic 326). ASC 326 adds to US GAAP the current expected credit loss model, a measurement model based on expected losses rather than incurred losses. Under this new guidance, an entity recognizes its estimate of expected credit losses as an allowance, which the FASB believes will result in more timely recognition of such losses. ASU 2016-13 and its amendments will be effective for the Company for interim and annual periods in fiscal years beginning after December 15, 2022, though early adoption is permitted. The Company believes the adoption will modify the way the Company analyzes financial instruments. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, “Intangibles - Goodwill and Other - Internal Use Software (Subtopic 250-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract” (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs for internal-use software. The accounting for any hosting contract is unchanged. ASU 2018-15 is effective on January 1, 2020 with early adoption permitted, including adoption in any interim period. Because the Company does not currently have any cloud computing arrangements that include a software license, fees associated with any hosting element are expensed as incurred.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which simplifies the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for fiscal years beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022, though early adoption is permitted, including adoption in any interim period for which financial statements have not yet been issued. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements.

On August 5, 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40), which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The ASU is effective for public business entities that meet the definition of a SEC filer, excluding smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The FASB noted that an entity should adopt the guidance as of the beginning of its annual fiscal year. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements.

Advertising and Marketing Expenses – Advertising and marketing costs are expensed as incurred. During the year ended December 31, 2020, the Company incurred $115,102 in advertising and marketing expenses, which primarily related to public relations and digital marketing. During the year ended December 31, 2019, the Company incurred $6,126 in advertising and marketing expenses, all of which related to the issuance of press releases.

Compensated Absences – Paid time off (“PTO”) is provided to employees and subcontractors who obtain approval for it from Nicholas S. Warrender, CEO of Lifted. Any approved PTO is granted at Mr. Warrender’s discretion, and mandatory PTO is zero days, thus no accrual is necessary.

Off Balance Sheet Arrangements – The Company has no off balance sheet arrangements.

Reclassifications – Some items from the prior period have been reclassified within the financial statements to conform with the current presentation.

Business Combinations and Consolidated Results of Operations and Outlook – The Company accounts for its acquisitions under ASC Topic 805, Business Combinations and Reorganizations (“ASC Topic 805”). ASC Topic 805 provides guidance on how the acquirer recognizes and measures the consideration transferred, identifiable assets acquired, liabilities assumed, non-controlling interests, and goodwill acquired in a business combination. ASC Topic 805 also expands required disclosures surrounding the nature and financial effects of business combinations. Acquisition costs are expensed as incurred.

When the Company acquires a business, we allocate the purchase price to the assets acquired and liabilities assumed in the transaction at their respective estimated fair values. We record any premium over the fair value of net assets acquired as goodwill. The allocation of the purchase price involves judgments and estimates both in characterizing the assets and in determining their fair value. We use all available information to make these fair value determinations and engage independent valuation specialists to assist in the fair value determination of the acquired long-lived assets.

During 2020, the acquisition of Lifted added approximately $4,444 in purchased intangible assets and $22,292,767 in goodwill to the consolidated balance sheet.

	January 1, 2019 - February 24, 2020 (Acquisition Date) (1)	February 24, 2020 (Acquisition Date) - December 31, 2020 (2)

Net Sales	$4,450,339	$5,344,320

Net Earnings	$549,999	$461,913

Shown above are Lifted’s net sales and net earnings for the following two periods:

(1)January 1, 2019 through February 24, 2020 (acquisition date)

(2)February 24, 2020 (acquisition date) to December 31, 2020

The foregoing disclosures of net sales and net earnings during those periods solely reflects Lifted’s financial results. Prior to its acquisition of Lifted on February 24, 2020, LFTD Partners Inc. had no sources of revenue, so the acquisition of Lifted was significant for LFTD Partners Inc.

NOTE 2 – RECEIPT OF LOANS UNDER THE ECONOMIC INJURY DISASTER LOAN PROGRAM AND THE PAYCHECK PROTECTION PROGRAM

In response to the coronavirus (COVID-19) pandemic, the U.S. Small Business Administration (the “SBA”) is making small business owners eligible to apply for an Economic Injury Disaster Loan advance of up to $10,000 under its Economic Injury Disaster Loan program (the “EIDL”). This advance provides economic relief to businesses that are currently experiencing a temporary loss of revenue. This loan advance will not have to be repaid. Lifted applied for and received a $10,000 loan advance under the EIDL (“EIDL Advance”) on April 20, 2020. Lifted recognized a $10,000 gain on the forgiveness of the EIDL Advance on April 21, 2020.

Lifted also applied for and received a loan (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted March 27, 2020. The PPP Loan was issued by BMO Harris Bank (the “Lender”) in the aggregate principal amount of $149,622.50 and evidenced by a promissory note (the “Note”), dated April 14, 2020 issued by Lifted to the Lender. The Note matures on April 14, 2022. The Note bears interest at a rate of 1.00% per annum, payable monthly commencing on November 14, 2020, following an initial deferral period as specified under the PPP. As of December 31, 2020, Lifted had an accrual of $1,074 for the interest on the PPP Loan. The Note may be prepaid by Lifted at any time prior to maturity with no prepayment penalties. Proceeds from the PPP Loan will be available to Lifted to fund designated expenses, including certain payroll costs and other permitted expenses, in accordance with the PPP. Under the terms of the PPP, up to the entire amount of principal and accrued interest of the PPP Loan may be forgiven to the extent that at least 75% of the PPP Loan proceeds are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the SBA under the PPP. LFTD Partners Inc. believes that Lifted has used at least 75% of the PPP Loan amount for designated qualifying expenses and Lifted plans to apply for forgiveness of the PPP Loan in accordance with the terms of the PPP. No assurance can be given that Lifted will obtain forgiveness of the PPP Loan in whole or in part.

With respect to any portion of the PPP Loan that is not forgiven, the PPP Loan will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults, and breaches of the provisions of the Note.

NOTE 3 - RISKS AND UNCERTAINTIES

Going Concern – The Company has a history of recurring losses which have resulted in an accumulated deficit of $17,141,175 as of December 31, 2020. During the year ended December 31, 2020, the Company recognized a net loss of $1,518,649. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. Management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

The Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company is not able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements. The Company monitors its investments in Ablis, Bendistillery and Bend Spirits, and from time to time and will evaluate whether there has been a potential impairment of value.

The COVID-19 pandemic and its ramifications, combined with the expenses and potential liabilities associated with litigation involving Lifted, combined with the regulatory risks and uncertainties associated with the cannabinoid-infused products, vaping and nicotine products industries, combined with the risks associated with internet hacking or sabotage, combined with the risks of employee and/or independent contractor disloyalty or theft of Company information and opportunities, have created significant adverse risks to the Company, which have caused substantial doubt about the Company’s ability to continue as a going concern. Also, the Company has Preferred Stock outstanding that is currently accruing dividends at the rate of 3% per year. Also, the Company has not yet paid an aggregate of $350,000 of bonuses owed to its CEO Gerard M. Jacobs, and William C. "Jake" Jacobs, President and CFO, because it currently does not have the funds to do so, and an additional aggregate of $350,000 of bonuses owed to them have been deferred until on or after January 1, 2021. These aggregate of $700,000 of bonuses are due and payable upon demand. In addition, factors that could materially affect future operating results include, but are not limited to, changes to laws and regulations, especially those related to CBD, CBG, CBN, delta-8-THC, delta-9-THC, nicotine products, vaping, vendor concentration risk, customer concentration risk, customer credit risk, and counterparty risk. The Company maintains levels of cash in a bank deposit account that, at times, may exceed federally insured limits. The Company has not experienced any losses in such account and it believes it is not exposed to any significant credit risk on cash.

No assurance or guarantee whatsoever can be given that the net income of the Company’s wholly-owned subsidiary Lifted Made will be sufficient to allow the Company to pay all of its operating expenses and the dividends accruing on the Company’s preferred stock. As a result, there is substantial doubt that the Company will be able to continue as a going concern. Bankruptcy of the Company at some point in the future is a possibility. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company currently has one revenue-generating subsidiary, Lifted Made. If and to the extent that the revenue generated by Lifted Made is not adequate to pay the Company’s operating expenses and the dividends accruing on its preferred stock, then Company management plans to sustain the Company as a going concern by taking the following actions: (1) acquiring and/or developing additional profitable businesses that will create positive income from operations; and/or (2) completing private placements of the Company’s common stock and/or preferred stock. Management believes that by taking these actions, the Company will be provided with sufficient future operations and cash flow to continue as a going concern. However, there can be no assurances or guarantees whatsoever that the Company will be successful in consummating such actions on acceptable terms, if at all. Moreover, any such actions can be expected to result in substantial dilution to the existing shareholders of the Company.

Concentration of Credit Risks – During the quarter ended December 31, 2020, four customers made up approximately 50% of Lifted Made’s sales. During the period February 24, 2020 through December 31, 2020, five customers made up approximately 57% of Lifted’s sales.

Regarding the purchases of raw goods and finished goods (“Supplies”), during the quarter ended December 31, 2020, approximately 75% of the Supplies that Lifted purchased were from seven vendors. During the period February 24, 2020 through December 31, 2020, approximately 61% of the Supplies that Lifted purchased were from five vendors. The loss of Lifted’s relationships with these vendors and customers could have a material adverse effect on Lifted’s business.

In comparison, during the quarter ended September 30, 2020, one customer made up approximately 34% of Lifted Made’s sales. During the period February 24, 2020 through September 30, 2020, two customers made up approximately 35% of Lifted’s sales. Regarding the purchases of raw goods and finished goods (“Supplies”), during the quarter ended September 30, 2020, approximately 74% of the Supplies that Lifted purchased were from four vendors. During the period February 24, 2020 through September 30, 2020, approximately 51% of the Supplies that Lifted purchased were from two vendors. The loss of Lifted’s relationships with these vendors and customers could have a material adverse effect on Lifted’s business.

Also in comparison, during the quarter ended June 30, 2020, one customer made up approximately 56% of Lifted’s sales, another customer made up approximately 29% of Lifted’s sales, and another customer made up approximately 19% of Lifted’s sales. During the period February 24, 2020 through June 30, 2020, one customer made up approximately 43% of Lifted’s sales, and another customer made up approximately 22% of Lifted’s sales, and a last customer made up approximately 15% of Lifted’s sales. Regarding the purchases of raw goods and finished goods (“Supplies”), during the quarter ended June 30, 2020, approximately 47% of the Supplies that Lifted purchased were from one vendor, and approximately 20% of the purchased Supplies were from another vendor. During the period February 24, 2020 through June 30, 2020, approximately 36% of the Supplies that Lifted purchased were from one vendor, and approximately 17% of the purchased Supplies were from another vendor. The loss of Lifted’s relationships with these vendors and customers could have a material adverse effect on Lifted’s business.

NOTE 4 – THE COMPANY’S INVESTMENTS

The Company’s Investments in Ablis, Bendistillery and Bend Spirits

On April 30, 2019, the Company purchased 4.99% of the common stock of each of Ablis Holding Company, Bendistillery Inc., and Bend Spirits, Inc. for an aggregate purchase price of $1,896,200. The Company’s investments in Ablis, Bendistillery and Bend Spirits made the Company a minority owner of these companies. As a minority owner, the Company will not be able to recognize any portion of Ablis’, Bendistillery’s or Bend Spirits’ revenues or earnings in the Company’s financial statements.

Pursuant to US GAAP, the Company is obligated to periodically review its investments in Ablis, Bendistillery and Bend Spirits. During the fourth quarter of each year, the Company typically obtains the financial statements of Ablis, Bendistillery and Bend Spirits, which typically have been reviewed by a third party accounting firm, and the Company performs an annual impairment assessment. The Company’s investments are valued at cost less impairment, pursuant to ASC 321. The reviewed financial statements of these companies are not audited, the Company is not active in the management of these companies, and except for these companies’ annual meeting of its Board of Directors, the Company’s assessment of these companies is inherently limited to infrequent and relatively brief conversations with officers of these companies and to reviews of those reviewed financial statements.

On February 17, 2021, a telephonic meeting of the board of directors of Ablis, Bendistillery and Bend Spirits was held. During this meeting, the management of those companies reviewed the performance of Ablis, Bendistillery and Bend Spirits during calendar year 2020. Based upon the financial and non-financial information that was shared with LFTD Partners Inc. during that conference call, the management of LFTD Partners Inc. believes that no impairment of the value of Bendistillery, Bend Spirits or Ablis is warranted at this point in time. The information that was shared by the management of Ablis, Bendistillery and Bend Spirits included, among other things: a 17% increase in sales in 2020 compared to 2019 at Bendistillery, expansion of Bendistillery’s business from restaurants and bars to liquor stores, positive employee morale since none of Bendistillery’s sales team was laid off during the pandemic, new clients of Bend Spirits expected to come online in 2021, and positive sales trends during recent months at Ablis including more direct-to-consumer sales. Moreover, in Oregon, bars and restaurants opened up to 25% capacity on February 12, 2021; historically, most of Ablis’ sales have come from bars and restaurants. Also, a new 17,000 square foot building is being built at Bendistillery’s headquarters, and pasteurization, canning and packaging are expected to be brought in house once the building is operational later in 2021; by bringing pasteurization, canning and packaging in house, management expects to save manufacturing time and costs and to internalize the profits from those functions. Also, Ablis’ management finished re-branding the brand this year, has cut operational costs, is in the process of launching new functional beverages, and is in discussions with some multi-state distributors to distribute Ablis beverages.

The Company’s Investment in Lifted Made

The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. The factors that led the Company to this conclusion include, among other things: continued growth in sales and profitability quarter-over-quarter, the launch of first-to-market, ground-breaking new products, the addition of more and more wholesalers and distributors nationwide, and continued positive publicity of Lifted. Lifted has also been limited in its production capacity due to the size of its facility in Zion, Illinois. With Lifted’s anticipated move into a much larger facility located in Kenosha, Wisconsin, Lifted should be able to produce a greater quantity of products to meet demand.

SmplyLifted LLC

LFTD Partners Inc. and Lifted Made and privately-held SMPLSTC, Costa Mesa, CA (www.SMPLSTCBD.com) have created an equally-owned new entity called SmplyLifted LLC, which has begun selling non-tobacco nicotine pouches in several flavors and nicotine strengths under the brand name FR3SH (www.GETFR3SH.com).

On September 22, 2020, SmplyLifted LLC was formed. Lifted has a 50% membership interest in SmplyLifted LLC. The other 50% of SmplyLifted is owned by SMPLSTC LLC and its principals, who are located in Costa Mesa, California. Under US GAAP, the Company uses the equity method to account for its 50% membership interest in SmplyLifted. Under the equity method of accounting, the Company records its share (50%) of SmplyLifted’s earnings (or losses) as income (or losses) on the Consolidated Statements of Operations. The Company recorded its initial investment in SmplyLifted, which was $200,000, as an asset at historical cost. Under the equity method, the investment’s value is periodically adjusted to reflect the changes in value due to Lifted’s share in SmplyLifted’s income or losses.

NOTE 5 – PROPERTY AND EQUIPMENT, NET

Property and Equipment consist of the following:

Asset Class	December 31, 2020	December 31, 2019
Machinery & Equipment	$103,084	$-
Leasehold Improvements	$42,381	$-
Furniture & Fixtures	$4,288
Sub-total:	$149,753	$-

Less: accumulated depreciation	$(14,361)	$-
	$135,392	$-

Estimated useful lives per asset class are:

Asset Class	Estimated Useful Life
Machinery & Equipment	120 months
Leasehold Improvements	48 months
Furniture & Fixtures	60 months

Depreciation expense of $14,995 was recognized during the year ended December 31, 2020. There was no depreciation recognized during the year ended December 31, 2019.

As described in “Description of Certain Key Provisions of the Transaction Documents Relating to the Lifted Merger Agreement”, the Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

NOTE 6 – NOTES RECEIVABLE

SmplyLifted LLC

At December 31, 2020, the Company had made interest-free loans to SmplyLifted LLC totaling $293,750, used primarily for the purchase of inventory. As of December 31, 2020, imputed interest receivable on the loans totaled $17.

CBD Lion LLC

On August 8, 2019, the Company made an unsecured $300,000 loan to Lion (the “Loan”) evidenced by a promissory note (the “Note”) in connection with the proposed Merger Agreement with Lion. Per the terms of the Note, if the Transaction did not close and the merger agreement were terminated, then the Loan was to be repaid by Lion to the

Company in six equal monthly installments of principal, together with accrued interest at the rate of 6% per year, with the first such installment due and payable by Lion to the Company on the first day of the first calendar month following the termination of the merger agreement. The Merger Agreement was terminated by the Company on November 14, 2019 and the Note became payable. During December 2019, the principal of the Note was repaid by Lion down to $200,000, and Lion also paid the accrued interest on the Note of $6,945.

Due to termination of the Merger Agreement, and per Section 5.15(b) of the Merger Agreement, as of December 31, 2019 the Company owed CBD Lion $31,500 for reimbursement of professional fees related to the audit of CBD Lion.

This left Lion with a net balance owed to the Company of $168,500 as of December 31, 2019. On March 2, 2020, Lion and the Company agreed that the repayment of such $168,500 will be made in eleven equal monthly installments of principal due and payable by Lion to the Company on the first day of each calendar month starting on April 1, 2020, and that no additional interest will accrue. All such eleven payments have been made by Lion through February 1, 2021. During the quarter ended March 31, 2020, The Company wrote off as bad debt interest of $2,006 that was receivable from the CBD Lion for the period January 1, 2020 through March 1, 2020. The Company calculated imputed interest receivable of $2,112 from CBD Lion for the period March 2, 2020 through December 31, 2020.

The William Noyes Webster Foundation, Inc.

The Foundation, a non-profit Massachusetts corporation, has received a provisional registration from the Commonwealth of Massachusetts to own and operate a medical marijuana cultivation facility in Plymouth, Massachusetts, and a medical marijuana dispensary in Dennis, Massachusetts. Jane W. Heatley (“Heatley”) is the founder and a member of the board of directors of the Foundation.

Teaming Agreement – The Company believes it is highly likely that the board of directors of the Foundation will only approve contracts that have been negotiated and approved by Heatley. Consequently, on July 8, 2014, the Company entered into a Teaming Agreement (the "Teaming Agreement") with Heatley, in which, among other things: (1) the Company and Heatley agreed to use their respective best efforts, working exclusively together as a team, and not as a partnership or other entity, in order to consummate transactions, agreements, contracts or other arrangements pursuant to which the Company will provide capital and expertise to the Foundation; and (2) Heatley agreed that Heatley shall not, and shall not permit the Foundation to, discuss or negotiate for debt or equity financing, or consulting services or other expertise, from any third party. The Company claims that Heatley violated the Teaming Agreement by discussing and negotiating for debt or equity financing, or consulting services or other expertise, from at least one third party. Heatley claims that the Company violated the Teaming Agreement alleging that the Company failed to lend funds to the Foundation in accordance with the Teaming Agreement. The Company believes Heatley's claim to be baseless. No assurances whatsoever can be made that Heatley will comply with the terms of the Teaming Agreement, nor that the Company will be able to adequately enforce the terms of the Teaming Agreement if it is ever the subject of litigation.

Promissory Note – On July 14, 2014, the Foundation signed and delivered to the Company a Secured Promissory Note (the "Note") which is in the stated loan amount of $1,500,000, and is secured by a Security Agreement of even date therewith (the “Security Agreement”). The Note provides that the $1,500,000 loan may be advanced in one or more installments as the Foundation and the Company may mutually agree upon. The Foundation and the Company mutually agreed that the first installment of this loan would be $602,500. Pursuant to instructions from the Foundation, on July 14, 2014, the Company paid $2,500 owed by the Foundation to one of its consultants, and the Company advanced $600,000 directly to the Foundation. The amount and timing of subsequent loan installments under the Note, which could have totaled $897,500, had not yet been mutually agreed upon between the Foundation and the Company as of the date of the Note.

Between April and July 2015, the Company loaned an additional $135,350 to the Foundation, evidenced by the Note and secured by the Security Agreement. Following such additional loans, the principal of the loan from the Company to the Foundation, evidenced by the Note and secured by the Security Agreement, is now $737,850. The principal balance outstanding under the Note bore interest at the rate of 12.5% per annum, compounded monthly. It was contemplated that the first payment of accrued interest by the Foundation under the Note would be made as soon after the Foundation commences operations of the Plymouth Cultivation Facility and the Dennis Dispensary as the Foundation's cash flows shall reasonably permit, but in any event no later than one year after the Foundation commences operations. The principal of the Note would be payable in eight consecutive equal quarterly installments, commencing on the last day of the calendar quarter in which the Foundation commences operations. Principal on the

Note and related accrued interest would be considered past due if the aforementioned payments were not received by their due dates.

Uncollectable Note and Interest Receivable – The Company assessed the collectability of the Note based on the adequacy of the Foundation’s collateral and the Foundation’s capability of repaying the Note according to its terms. Based on this assessment, on September 1, 2015, the Company concluded that Note and interest receivable would not be collectible. As such, the Company wrote off the Note totaling $737,850 and interest receivable totaling $97,427 as bad debt expense on September 1, 2015.

NOTE 7 – INTANGIBLE ASSETS, NET

www.LiftedMade.com Website

The cost of developing Lifted’s website, www.LiftedMade.com, is being amortized over 32 months, and $1,390 in amortization related to the website was recognized between February 24, 2020 (the date of the Merger) through December 31, 2020.

The Lifted Made Merger

The terms of the Lifted Merger were as follows:

·The Company acquired 100% of the ownership of Lifted for $3,750,000 in cash, plus note consideration (the "Promissory Note") of $3,750,000, plus 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), plus 645,000 shares of unregistered common stock of the Company that will constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), plus warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Corporation at the closing of the Merger (the "Warrants").

·The Promissory Note, payable jointly by the Company and Lifted to Nicholas S. Warrender, is in the principal amount of $3,750,000. The Promissory Note is secured by all of the assets of the Company and Lifted, and by a pledge of all of the common stock of Lifted, Ablis, Bendistillery and Bend Spirits that are owned by the Company. The Promissory Note accrues interest at the rate of 2% annually, and has a term of five years, subject to mandatory partial prepayment using 50% of all capital raised by the Company other than capital raised in connection with two potential acquisitions in Wisconsin, and subject to mandatory full prepayment if and when Lifted achieves an aggregate post-Closing EBITDA of $7,500,000. Lifted will not be using any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

·The purpose of the 645,000 shares of unregistered common stock of LFTD Partners Inc. that constitutes the Deferred Contingent Stock is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of shares of the Deferred Contingent Stock certain employees of Lifted and William C. "Jake" Jacobs, the Company's President and CFO. The vesting of certain shares of the Deferred Contingent Stock is subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Deferred Contingent Stock will be issued and delivered to Nicholas S. Warrender as additional Merger consideration, unless Nicholas S. Warrender agrees to an alternative allocation of such unvested Deferred Contingent Stock.

·The purpose of the Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share is to incentivize certain persons whom Nicholas S. Warrender considers necessary to allow Lifted and the Company to succeed going forward. Among other persons, Nicholas S. Warrender designated as recipients of Warrants certain employees, officers and directors of Lifted and the Company. The vesting of certain of the Warrants will be subject to certain terms and conditions, and if any of such terms and conditions are not met then any unvested Warrants will be terminated or alternatively allocated to other employees of Lifted.

·Nicholas S. Warrender was granted certain registration rights for the 3,900,455 shares of the Company’s unregistered common stock that he received in the Merger, pursuant to the terms and conditions of a Registration Rights Agreement.

·Nicholas S. Warrender, the Company's President and CFO William C. “Jake” Jacobs, and the Company's Chairman and CEO Gerard M. Jacobs, who together as a group have stockholder and managerial control of the Company, entered into a Stockholders Agreement to vote in concert regarding the election of directors of the Company and on certain other matters.

·The Company has entered into a long-term employment agreements with Nicholas S. Warrender, William C. "Jake" Jacobs, and Gerard M. Jacobs, pursuant to which each of them is entitled to $100,000 in base salary and an annual bonus stemming from the Company’s cash management bonus pool.

·The effects of the Merger are that all assets, property, rights, privileges, immunities, powers, franchises, licenses, and authority of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) and Lifted have vested in Lifted as the surviving entity in the Merger, and all debts, liabilities, obligations, restrictions, and duties of Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) have become the debts, liabilities, obligations, restrictions, and duties of Lifted as the surviving entity in the Merger. Lifted is operating as a wholly-owned subsidiary of the Company.

·The articles of incorporation of Lifted are the articles of incorporation of the surviving entity in the Merger, and the by-laws of Lifted are the by-laws of the surviving entity of the Merger.

·Upon the Closing of the Merger, the authorized number of directors of the Corporation was increased from seven to nine. The Corporation’s directors currently consist of eight persons following the election of a new board of directors and the subsequent resignation of Michael D. McCaffrey: Gerard M. Jacobs, JD (Chairman), Nicholas S. Warrender (Vice Chairman), Vincent J. Mesolella (Lead Outside Director), Joshua A. Bloom, MD, James S. Jacobs, MD, Richard E. Morrissy, Kevin J. Rocio, and Robert T. Warrender II.

·Upon the Closing of the Merger, the officers of the Corporation are as follows, each to hold office until his successor is duly elected or appointed and qualified or until his earlier death, resignation, or removal in accordance with applicable Law: Gerard M. Jacobs, JD - Chairman, CEO and Secretary; William C. "Jake" Jacobs, CPA - President, CFO and Treasurer; and Nicholas S. Warrender - Vice Chairman and Chief Operating Officer.

Source of Funds for the Lifted Merger

The source of funds for the $3,750,000 cash component of the acquisition of Lifted was proceeds from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock (convertible at $1 per share of common stock of the Company) and Series B Convertible Preferred Stock (convertible at $5 per share of common stock of the Company). We anticipate that the source of funds to repay the $3,750,000 Promissory Note component of the acquisition of Lifted will be proceeds from future sales of LFTD Partners Inc.’s equity securities, and revenue from Lifted's business. Professional costs in connection with the Merger were paid using cash on hand that was sourced from previous sales of LFTD Partners Inc.’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

Post-Merger Shareholder Rights and Accounting Treatment of the Merger

There are no material differences in the rights of the Company’s shareholders as a result of the Merger, as the nature of the shares of common stock of the Company has not changed due to the Merger. However, there has been stockholder dilution with additional shares and warrants outstanding.

As of the date of acquisition (February 24, 2020), the Merger was considered a business combination. The accounting treatment of the Merger is that the Company is deemed to be the accounting acquirer of Lifted, and Lifted is deemed to be the accounting acquiree, under the acquisition method of accounting.

The Application of Accounting Guidance to the Merger

Quoted below are the accounting standards codification guidance relating to the accounting treatment of the Company’s acquisition of Lifted as of the date of Merger, followed by the Company’s comments regarding the application of that guidance to the Merger:

Guidance: “Other pertinent facts and circumstances also shall be considered in identifying the acquirer in a business combination effected by exchanging equity interests, including the following:

1. a. The relative voting rights in the combined entity after the business combination. The acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. In determining which group of owners retains or receives the largest portion of the voting rights, an entity shall consider the existence of any unusual or special voting arrangements and options, warrants, or convertible securities.”

The Company’s Comments: In evaluating which entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity, the Company observes that: (1) the voting rights held by the Company’s outstanding common stock, options and warrants, and convertible securities represented a total of 13,684,538 shares on a fully diluted basis; and (2) the voting rights held by the Company’s outstanding common stock, options and warrants, convertible securities, 3,900,455 shares of common stock issued to Nicholas S. Warrender, 645,000 shares of deferred contingent common stock issued in the merger, and the 1,820,000 warrants granted in the merger, represented a total of 20,049,993 shares on a fully diluted basis. Consequently, the existing shareholders of the Company owned 68% of the merged entity on a fully diluted basis. Note: many of the 645,000 shares of deferred contingent stock and many of the 1,820,000 warrants granted in the transaction were issued to current officers and directors of the Company, and, pursuant to the Compensation Agreement dated June 19, 2019, as a result of the Company’s closing of the acquisition of Lifted, Gerard M. Jacobs and William C. Jacobs were awarded warrants to purchase 250,000 and 225,000 shares of common stock of the Company at $5.00 per share, respectively, so the existing shareholders of the Company actually owned more than 68% of the combined entity on a fully diluted basis. The foregoing analysis of the relative voting rights of the combined entity suggests that the Company should be considered to be the accounting acquirer in the Merger.

Guidance: “2. b. The existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest. The acquirer usually is the combining entity whose single owner or organized group of owners holds the largest minority voting interest in the combined entity.”

The Company’s Comments: The stockholders agreement entered into between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from exercising any control over the combined entity that is not approved by the Company’s current management team of Gerard M. Jacobs and William C. Jacobs. This effect of the stockholders agreement suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “3. c. The composition of the governing body of the combined entity. The acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority of the members of the governing body of the combined entity.”

The Company’s Comments: The pre-closing directors of the Company had seven seats on the Board of Directors of the combined entity, and Nicholas S. Warrender and his nominee Kevin J. Rocio received only two seats. In addition, the stockholders agreement between Nicholas S. Warrender, Gerard M. Jacobs and William C. Jacobs effectively prevents Nicholas S. Warrender from taking control over the Board of Directors of the combined entity post-closing. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “4. d. The composition of the senior management of the combined entity. The acquirer usually is the combining entity whose former management dominates the management of the combined entity.”

The Company’s Comments: The pre-closing officers of the Company continue to serve as the Company’s Chairman, CEO, President, CFO, Treasurer and Secretary. The only additional officer role is that of Nicholas

S. Warrender, who now serves as the Company’s Vice Chairman and COO. The foregoing analysis suggests that the Company should be considered the accounting acquirer in the Merger.

Guidance: “5. e. The terms of the exchange of equity interests. The acquirer usually is the combining entity that pays a premium over the precombination fair value of the equity interests of the other combining entity or entities.”

The Company’s Comments: It is very difficult to say with any certainty whether or not the Company paid a premium over the precombination fair value of Lifted. Most of the companies in the cannabis industry are losing money and nevertheless are enjoying market capitalizations that are massively higher than the consideration that the Company paid to acquire Lifted. However, Lifted has historically been involved in the vaping and e-liquids industry, and it is unclear what discount to fair value should be attributed to that involvement. The foregoing analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-13 The acquirer usually is the combining entity whose relative size (measured in, for example, assets, revenues, or earnings) is significantly larger than that of the other combining entity or entities.”

The Company’s Comments: In terms of assets, prior to the closing, the Company’s cash on hand of over $4 million significantly exceeded Lifted’s assets. On the other hand, Lifted’s revenues and earnings significantly exceed the Company’s revenue and earnings. This analysis does not assist us in reaching any conclusion as to which entity should be considered the accounting acquirer in the Merger.

Guidance: “55-14 In a business combination involving more than two entities, determining the acquirer shall include a consideration of, among other things, which of the combining entities initiated the combination, as well as the relative size of the combining entities, as discussed in the preceding paragraph.”

The Company’s Comments: This consideration is not applicable as the Merger of the Company and Lifted did not involve more than two entities.

Guidance: “55-15 A new entity formed to effect a business combination is not necessarily the acquirer. If a new entity is formed to issue equity interests to effect a business combination, one of the combining entities that existed before the business combination shall be identified as the acquirer by applying the guidance in paragraphs 805-10-55-10 through 55-14. In contrast, a new entity that transfers cash or other assets or incurs liabilities as consideration may be the acquirer.”

The Company’s Comments: This consideration is not applicable as the Company and Lifted are not structuring a business combination.

Conclusion

Based on the foregoing analysis of the facts surrounding the Company’s acquisition of Lifted, it is the Company’s position that the Company is the accounting acquirer of Lifted in the Merger, and Lifted is the accounting acquiree in the Merger, under the acquisition method of accounting.

As such, as of February 24, 2020 (the acquisition date), the Company recognized, separately from goodwill, the identifiable assets acquired and the liabilities assumed in the Merger.

The federal income tax consequences of the Merger are as follows: the transaction is expected to be booked as a tax-free exchange of stock pursuant to Internal Revenue Code Section 368, resulting in no federal income tax consequences of the stock portion of the transaction.

Purchase Price Allocation

The following table presents the purchase price allocation:

Consideration:
Cash and cash equivalents	$3,750,000

Note consideration	$3,750,000

3,900,455 shares of unregistered common stock of the Company valued as of January 7, 2020 (date of entering into the Agreement and Plan of Merger)	$10,726,251

Warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share	$4,980,150

Total merger consideration	$23,206,401

Assets acquired:
Cash and cash equivalents	$619,390
Accounts Receivable	$341,387
Inventory	$267,474
Loan to Shareholder	$9,000
Fixed Assets	$80,003
Intangible Assets	$4,444
Security Deposit	$1,600
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $20,010 in 2020 and $17,336 in 2019	$23,346
Goodwill	$22,292,767
Total assets acquired	$23,639,411

Liabilities assumed:
Accounts Payable and Accrued Expenses	$345,075
Operating Lease Liability	$15,569
Deferred Revenue	$64,696
Non-Current Operating Lease Liability	$7,670
Total Liabilities assumed	$433,010

Net Assets Acquired:	$23,206,401

Net Assets Acquired (Excluding Goodwill):	$913,634

Determination of the Fair Value of the Shares of Common Stock and Warrants Issued as Part of the Merger Consideration

The Company determined the fair value of the shares of common stock issued on February 24, 2020 as part of the Merger Consideration by multiplying the stock closing price on January 7, 2020 ($2.75) by the number of common stock shares issued (3,900,455) in the Merger. January 7, 2020 was the date of entering into the Agreement and Plan of Merger.

The Company determined the fair value of the warrants issued on February 24, 2020 as part of the Merger Consideration by using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 362%; risk-free interest rate of 1.55%; dividend yield of 0% and an expected term of 2.57 years. The expected future stock volatility was based on the historical volatility of LFTD Partners Inc.’s common stock price per share. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vested and the contractual term of the warrant. The values of the warrants were considered part of the Merger consideration.

Allocation of Purchase Price to Goodwill

The Company’s primary motivation for acquiring Lifted was to secure the exclusive services of Nicholas S. Warrender. Mr. Warrender founded Lifted in 2014 with $900, and since its inception has done a masterful job staying ahead of industry trends, navigating industry challenges and launching innovative, advanced branded products before competitors launched their branded products. Mr. Warrender is focused and relentless, and attracts many people who like his energy and creativeness and want to do business with him. In the Company’s opinion, Lifted’s customers do business with Lifted primarily because of Mr. Warrender; and, at the time of the Merger, Mr. Warrender was the only full time employee handling sales for Lifted. There were no other material identifiable intangible assets that were considered appropriate for recognition at the time of close. In a very significant sense, Lifted is Mr. Warrender, and Mr. Warrender is Lifted. This is why the Company recognized $22,292,767 of the total acquisition consideration paid in the Merger as being goodwill.

Annual Fair Value Assessment on the Goodwill Recognized as Part of the Acquisition of Lifted

The Company performed its annual fair value assessment at December 31, 2020 on the goodwill recognized as part of the acquisition of Lifted, and determined that no impairment was necessary. The factors that led the Company to this conclusion include, among other things: continued growth in sales and profitability quarter-over-quarter, the launch of first-to-market, ground-breaking new products, the addition of more and more wholesalers and distributors nationwide, and continued positive publicity of Lifted. Lifted has also been limited in its production capacity due to the size of its facility in Zion, Illinois. With Lifted’s anticipated move into a much larger facility located in Kenosha, Wisconsin, Lifted should be able to produce a greater quantity of products to meet demand.

NOTE 8 – RELATED PARTY TRANSACTIONS

Commissions Paid

Vincent J. Mesolella

During the year ended December 31, 2020, Vincent J. Mesolella, LFTD Partners Inc.’s lead outside director, was paid commissions totaling $172, in connection with the sale of Lifted product arranged by him.

Shipping Costs

Lifted shares a shipping account with a company operated by Nicholas S. Warrender’s father, Robert T. Warrender II, who is also a member of the board of directors of LFTD Partners Inc. Lifted does this in an effort to reduce shipping costs, as the shipper gives a price discount based on volume. Lifted reimburses Robert T. Warrender II for the cost of shipping. From February 24, 2020 (the date of closing on the acquisition of Lifted) through December 31, 2020, Lifted reimbursed Robert T. Warrender II $39,569 in shipping costs.

Amounts Owed to Related Parties

Amounts Owed to Gerard M. Jacobs

At December 31, 2020, there was a management bonus payable of $250,000 owed to the Company's CEO Gerard M. Jacobs; there were no other payables owed to Gerard M. Jacobs. At December 31, 2019, there were no expense reimbursements owed to Gerard M. Jacobs. At December 31, 2019, there was a prepaid consulting fee of $7,500 paid to Gerard M. Jacobs.

Amounts Owed to William C. “Jake” Jacobs

At December 31, 2020, there was a management bonus payable of $100,000 owed by LFTD Partners Inc. to William C. “Jake” Jacobs. In comparison, at December 31, 2019, there were no independent contractor fees or expense reimbursements owed to William C. Jacobs. William C. Jacobs is the son of Gerard M. Jacobs, Chief Executive Officer of LFTD Partners Inc., and the nephew of director James S. Jacobs. Also at December 31, 2020, there was $12 in expense reimbursements owed by SmplyLifted LLC to William C. “Jake” Jacobs.

Amounts Owed to Nicholas S. Warrender

On February 24, 2020 we closed on the acquisition of 100% of the ownership of CBD-infused products maker Warrender Enterprise Inc. d/b/a Lifted Made (formerly d/b/a Lifted Liquids) of Zion, Illinois (the “Merger”), for consideration of (1) $3,750,000 in cash, (2) $3,750,000 in the form of a secured promissory note, (3) 3,900,455 shares of unregistered common stock of the Company (the "Stock Consideration"), (4) 645,000 shares of unregistered common stock of the Company that constitute deferred contingent compensation to be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Deferred Contingent Stock"), and (5) warrants to purchase an aggregate of 1,820,000 shares of unregistered common stock of the Company at an exercise price of $5.00 per share that will be issued and delivered to certain persons specified by Nicholas S. Warrender in a schedule delivered by Nicholas S. Warrender to the Company at the closing of the Merger (the "Warrants").

As such, as of December 31, 2020, in addition to the Promissory Note of $3,750,000 owed to Nicholas S. Warrender, there was also related interest payable of $64,110 owed to Nicholas S. Warrender. Interest on the Promissory Note shall be 2% per year. The maturity date of the Promissory Note is the earlier of (a) the date which is 30 days after the last day of the calendar quarter during which Lifted's aggregate EBITDA (aggregate earnings before interest, taxes, depreciation and amortization) since the Closing Date of the Merger exceeds $7.5 million, or (b) the date which is the fifth anniversary of the closing date of the Merger.

The Promissory Note shall have mandatory prepayments, subject to certain limitations, within five business days following the closing of any equity or debt capital raise by the Company or Lifted following the date of the Merger Agreement wherein Mr. Warrender is entitled to be paid at least 50% of the net proceeds of such capital raise toward a prepayment of the principal and accrued interest on the Promissory Note, excluding only the capital raise for the potential Wisconsin Acquisitions referred to in Section 5.23(a) of the Merger Agreement. See “Obligation to Pursue Two Opportunities” below. Lifted did not use any of the loan or grant money that Lifted has received from the SBA to make any payments on the Promissory Note payable jointly by the Company and Lifted to Nicholas S. Warrender.

The Promissory Note is secured by (a) a first lien security interest in all of the assets of the Company and Lifted; and (b) a pledge of: (i) all of the capital stock of Lifted; (ii) all of the common stock of Bendistillery, Bend Spirits and Ablis that is owned by the Company; and (iii) all of the capital stock of any other entity owned by the Company, Lifted or any of their subsidiaries, pursuant to a Collateral Stock Pledge Agreement between Mr. Warrender, as Secured Party, and the Company and Lifted, as Pledgors.

Transactions with Corner Vapory

Nicholas S. Warrender is a 50% owner Corner Vapory, a vape shop, located in Kenosha, Wisconsin.

During the year ended December 31, 2020, Corner Vapory purchased $10,264 worth of products from Lifted. Corner Vapory is provided distributor pricing, similar to many other individual vape shops that are customers of Lifted.

Transactions with Canna Vita

Nicholas S. Warrender is a 50% owner in Canna Vita, a CBD shop, located in Kenosha, Wisconsin.

During the year ended December 31, 2020, Canna Vita purchased $8,939 worth of products from Lifted, and Lifted recorded a receivable of $1,839 from Canna Vita as of December 31, 2020. Canna Vita is provided distributor pricing, similar to many other individual vape shops that are customers of Lifted.

Financing Warrants – On July 13, 2018, the Audit Committee, Compensation Committee, and full Board of Directors of LFTD Partners Inc. approved by unanimous written consent borrowings by LFTD Partners Inc. on the following terms:(1) proceeds of the borrowings will be used to pay professional fees owed to our outside auditors, our stock transfer agent, and our securities counsel, and to pay other obligations of LFTD Partners Inc.; (2) the borrowings will be evidenced by promissory notes of LFTD Partners Inc., accruing interest at the rate of 15% annually; (3) the notes will be jointly secured by a first lien security interest in all of the assets of LFTD Partners Inc., pursuant to a security agreement signed by LFTD Partners Inc. in favor of the lenders, UCC filings in favor of the lenders, and a pledge to the lenders of the note payable by the William Noyes Webster Foundation Inc. to LFTD Partners Inc.; (4) the notes shall be due and payable upon demand by the lenders delivered to LFTD Partners Inc.; and (5) for each $1,000 loaned by LFTD Partners Inc. on these terms, the lender of such $1,000 shall receive warrants to purchase 1,250 shares of common stock of LFTD Partners Inc., at an exercise price of $0.03 per share, exercisable at the discretion of such lender any time on or before July 16, 2023.

As of December 31, 2018, a total of $30,791 had been borrowed by LFTD Partners Inc. on such terms, and warrants to purchase 25,000 shares of common stock of LFTD Partners Inc. had been issued to Joshua A. Bloom and warrants to purchase 12,500 shares of common stock of LFTD Partners Inc. had been issued to Gerard M. Jacobs. These loans were fully repaid by the Company on March 13, 2019.

The warrants to purchase common stock that were issued to Joshua A. Bloom and Gerard M. Jacobs on July 16, 2018 and July 18, 2018 were valued using the Black-Scholes valuation model as of the date they were issued. The values of these warrants were fully expensed because the notes were payable upon demand. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on July 16, 2018 was $3,250. Gerard M. Jacobs’ warrants were issued to him on July 18, 2018, and the expense recognized related to the issuance of these warrants was $1,300.

The warrants to purchase common stock that were issued to Gerard M. Jacobs on November 8, 2018, and to Joshua A. Bloom on November 12, 2018, were valued using the Black-Scholes valuation model, which incorporated the following assumptions: expected future stock volatility 465%; risk-free interest rates of 2.98% and 2.94%, respectively; dividend yield of 0% and an expected terms of 2.38 years and 2.37 years, respectively. The expected future stock volatility was based on the volatility of LFTD Partners Inc.’s historical stock prices. The risk-free interest rate was based on the U.S. Federal treasury rate for instruments due over the expected term of the warrants. The expected term of each warrant was based on the midpoint between the date the warrant vests and the contractual term of the warrant. The values of the warrants were fully expensed as of the date of issuance because they are payable upon demand. The expense recognized related to the issuance of the warrants to Gerard M. Jacobs on November 8, 2018 was $11,250. The expense recognized related to the issuance of the warrants to Joshua A. Bloom on November 12, 2018 was $21,874.

NOTE 9 – DISTRIBUTIONS TO NICHOLAS S. WARRENDER

Stock Buy-back Transactions with a Non-Affiliate Stockholder

On November 24, 2020, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

Distributions to Nicholas S. Warrender to Cover the Income Taxes Owed by Nicholas S. Warrender in Regard to the Net Income of Lifted Prior to February 24, 2020

Pursuant to Section 5.11 of the Agreement and Plan of Merger by and among the Company, Lifted, Gerard M. Jacobs, William C. Jacobs, Warrender Enterprise Inc. and Nicholas S. Warrender dated January 7, 2020, certain Estimated Tax Distributions were to be made to Nicholas S. Warrender to cover estimated income tax obligations of Nicholas S. Warrender in regard to the net income of Warrender Enterprise Inc. during 2019 and during the short taxable year commencing on January 1, 2020 and ending on February 23, 2020, the date before the closing date of the Merger. The parties orally agreed that these Estimated Tax Distributions would be made to Nicholas S. Warrender as promptly as feasible following the closing date. On March 6, 2020, Lifted distributed a total of $193,767 of Estimated Tax Distributions based upon good faith estimates of such federal and state income tax obligations of Nicholas S. Warrender calculated by a third party tax preparation firm.

NOTE 10 – SHAREHOLDERS’ EQUITY

Cancellation of Shares of Common Stock – Several years ago, pursuant to a fully signed settlement agreement (the "Settlement Agreement"), the Company purchased for $50,000 (the "Purchase") all of the shares of the Company’s common stock (the "Shares") owned by Matthew Ghourdjian ("Ghourdjian") and by the Deborah Sue Ghourdjian Separate Property Trust ("Ghourdjian Trust").

Prior to the closing of the Purchase, Ghourdjian and the Ghourdjian Trust orally expressed uncertainty as to whether or not certain of the Shares totaling 166,888 shares (the "166,888 Shares") had already been orally sold by Ghourdjian and the Ghourdjian Trust to a third party. With Ghourdjian and the Ghourdjian Trust being unable to find any evidence of such a sale of the 166,888 Shares but also being unable to locate the physical stock certificates evidencing the 166,888 Shares, the Settlement Agreement was written so that the Company purchased from Ghourdjian and the Ghourdjian Trust all of the Shares owned by Ghourdjian or by the Ghourdjian Trust, and stipulated that the aggregate number of the Shares without the 166,888 Shares was a minimum of 690,796 shares (the "690,796 Shares").

At the closing of the Purchase, the Company paid $50,000 for the Shares and Ghourdjian and the Ghourdjian Trust delivered to the Company certificates evidencing the 690,796 Shares.

The 166,888 Shares continued to be shown on the books of Colonial Stock Transfer ("Colonial") as being owned by Ghourdjian and the Ghourdjian Trust. On April 2, 2020 the 166,888 Shares were cancelled.

Issuance of Series A Convertible Preferred Stock – The Company has authorized 400,000 shares of its Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock may be converted into 100 shares of common stock. The Series A Convertible Preferred Stock accrues dividends at the rate of 3% annually. The accrued

Series A Convertible Preferred Stock dividends are cumulative. The Series A Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $3.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series A Convertible Preferred Stock have no voting rights. The holders of the Series A Convertible Preferred Stock shall have voluntary conversion rights. Shares of Series A Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $5.00 per share or higher for 20 consecutive trading days after the first date that the Series A Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Series A Convertible Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Series A Convertible Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company.

On August 2, 2019, the Company filed a Form S-1 Series A Registration Statement covering the shares of newly issued common stock of the Company into which the Series A Convertible Preferred Stock can be converted. The Series A Registration Statement has not yet been approved by the SEC.

As of December 31, 2020, the Company has accrued a liability of $145,561 as dividends payable to holders of the Series A Convertible Preferred Stock. The Company fully intends on paying the annual dividends to the holders of the Series A Convertible Preferred Stock, and as such, the Company has accrued the liability on the Series A Convertible Preferred Stock. During the year ended December 31, 2020, a total of $198,450 of cash dividends were paid to the Series A Convertible Preferred Stock holders.

Issuance of Series B Convertible Preferred Stock – The Company has authorized 5,000,000 shares of its Series B Convertible Preferred Stock. Each share of Series B Convertible Preferred Stock may be converted into one shares of common stock. The Series B Convertible Preferred Stock accrues dividends at the rate of 3% annually. The accrued Series B Convertible Preferred Stock dividends are cumulative. The Series B Convertible Preferred Stock dividends shall cease to accrue at such time as the Company’s Common Stock has closed at $7.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 25,000 shares traded on each of those 20 consecutive trading days. The Series B Convertible Preferred Stock have no voting rights. The holders of the Series B Convertible Preferred Stock shall have voluntary conversion rights. Shares of Series B Convertible Preferred Stock are subject to mandatory conversion (in the discretion of the Company) at such time as the Company’s common stock has closed at $9.00 per share or higher for 20 consecutive trading days after the first date that the Series B Registration Statement is effective, and there have been, on average, at least 50,000 shares traded on each of those 20 consecutive trading days.

Between July 24, 2019, and December 5, 2019, the Company accepted subscriptions from accredited investors to purchase 100,000 shares of newly issued Series B Convertible Preferred Stock for an aggregate purchase price of $500,000 in cash. These 100,000 shares of Series B Convertible Preferred Stock are convertible at the option of the holders into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company.

As of December 31, 2020, the Company has accrued a liability of $5,782 as dividends payable to holders of the Series B Convertible Preferred Stock. The Company fully intends on paying the annual dividends to the holders of the Series B Convertible Preferred Stock, and as such, the Company has accrued the liability on the Series B Convertible Preferred Stock. During the year ended December 31, 2020, a total of $15,000 of cash dividends were paid to the Series B Convertible Preferred Stock holders.

Share-Based Compensation – During the year ended December 31, 2020, the Company recognized $733,499 in share-based compensation related to the issuance of warrants to Gerard M. Jacobs. The Company also recognized $660,149 in share-based compensation related to the issuance of warrants to William C. “Jake” Jacobs. These warrants were issued to Gerard M. Jacobs and William C. “Jake” Jacobs pursuant to the June 19, 2019 Compensation Agreement, which authorized the issuance of certain warrants to Gerard M. Jacobs and William C. “Jake” Jacobs upon the execution of employment agreements, which were signed on February 24, 2020 upon the closing of the acquisition of Lifted. The five-year warrants give Gerard M. Jacobs the right to purchase 250,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share. The five-year warrants give William C. “Jake” Jacobs the right to purchase 225,000 shares of common stock of LFTD Partners Inc. exercisable at $5.00 per share. The warrants were valued using the Black-Scholes valuation model as of the date of issuance, assuming an estimated life of 2.5 years and estimated future volatility of 361.49%.

The following is a summary of share-based compensation, stock option and warrant activity as of December 31, 2020 and changes during the year then ended:

					Weighted-Average
				Weighted-Average	Remaining Contractual	Aggregate Intrinsic
		Shares		Exercise Price	Term (Years)	Value
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants, December 31, 2019		2,992,869	(1)	$0.97	3.47	$4,570,144
Warrants to Purchase Common Stock Issued in the Lifted Made merger during Q1 2020 (Currently Exercisable)		1,075,000	(1)
Warrants to Purchase Common Stock Issued in the Lifted Made merger during Q1 2020 (not Currently Exercisable)		745,000
Warrants Issued to GJacobs and WJacobs during Q1 2020 (Currently Exercisable)		475,000	(1)
Options Exercised During Q4 2020		25,000	(2)
Exercisable Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants Outstanding, December 31, 2020	Sum of (1)s less (2) =	4,517,869		$2.37	3.93	$8,052,912
Outstanding Options, Rights to Purchase Warrants to Purchase Common Stock and Financing Warrants, December 31, 2020		6,512,869		$2.57	3.97	$10,365,412

Upon the execution of Gerard M. Jacobs’ employment agreement on February 24, 2020, the terms of Gerard M. Jacobs’ stock options granted by the Company to purchase shares of common stock of the Company which were set to expire on November 4, 2020 and September 29, 2021 were extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024. Gerard M. Jacobs owns 471,698 options that were originally set to expire on November 4, 2020, and 605,000 options that were originally to expire on September 29, 2021; the expiration dates for all of these options were extended to December 31, 2024.

Share-Based Compensation in 2019

During the year ended December 31, 2019, we issued warrants to purchase a total of 416,942 unregistered shares of our common stock at $1.00 per share to our investment bankers and finders. Using the Black-Scholes valuation model for each issuance, we recorded total share-based compensation expense of $874,154 for the issuances of these warrants.

NOTE 11 – CONTINGENT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

Operating Lease Right-of-Use Asset – In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-02, “Leases” (Topic 842) (“ASU 2016-02”). The amended guidance, which is effective for the Company on January 1, 2019, requires the recognition of lease assets and lease liabilities on the balance sheet for those leases with terms in excess of 12 months and currently classified as operating leases. Leases with an initial term of one year or less are not recorded on the balance sheet; lease expense for these types of leases are recognized on a straight-line basis over the lease term. Options to extend or terminate a lease are not included in the determination of the right-of-use asset or lease liability unless it is reasonably certain to be exercised. Lifted adopted ASU 2016-02 using the modified retrospective approach, electing the package of practical expedients.

Lifted does not own any physical properties. Lifted’s corporate office, manufacturing facility and warehouse is located in Zion, Illinois, where Lifted has rented 3,300 square feet of space under a lease that terminates June 1, 2021. Lifted is currently temporarily using additional space located adjacent to its rented space and is making a monthly payment of $2,200 in lieu of rent therefor.

As the Company's lease does not provide an implicit rate, the Company used an incremental borrowing rate based on the information provided by a banker in determining the present value of lease payments. The discount rate used in the computations was 5.5%.

Balance Sheet Classification of Operating Lease Assets and Liabilities

Asset	Balance Sheet Line	December 31, 2020
Operating Lease Right-of-Use Asset, net of Right-of-Use Asset Amortization of $35,650 in 2020	Non-Current Assets	$7,705

Liability	Balance Sheet Line	December 31, 2020
Current Operating Lease Liability	Current Liabilities	$7,670

Lease Cost

The table below summarizes the components of lease costs for the period ended December 31, 2020:

December 31, 2020
Operating lease costs for October-December 2020. Please note: as described in Note 3, a portion of monthly overhead costs such as this rent are allocated to finished goods. Utility costs such as this rent are included in the total Selling, General and Administrative Expenses account.	$4,800

Maturities of lease liabilities as of December 31, 2020 are as follows:

Remaining lease payments in 2020	$-
Less: Interest for remaining 2020 fiscal year	$-
Present value of lease liabilities	$-

Minimum payments from January 1, 2021 through the end of the lease on June 1, 2021 total $8,000.

Payment of Finders’ Fees Related to Ablis

The Company has agreed to pay finders’ fees to two finders in regard to the potential purchase of an additional 15% of the stock of Ablis. The Company has agreed to pay those two finders additional warrants to purchase shares of common stock of the Company at an exercise price of $1 per share exercisable at any time on or before April 30, 2024; in the event that the Company closes on the purchase of up to an additional 15% of the common stock of Ablis, then the total amount of such warrants will be 2,814 unregistered shares of common stock of LFTD Partners Inc. at an exercise price of $1 per share for each additional one percent of Ablis’ common stock so purchased (a maximum issuance of warrants to purchase an aggregate of 42,210 unregistered shares of common stock of the Company at an exercise price of $1 per share).

Previously, on April 30, 2019, the Company issued warrants to purchase 14,042 unregistered shares of common stock of the Company, issued to the two finders (7,021 warrants were issued to each finder) in regard to the purchase of 4.99% of the stock of Ablis. Using the Black-Scholes valuation model, these warrants were valued and expensed as being worth $40,708.

Payment of Brokers’ Fees Related to the Sale of Preferred Stock

The Company has committed to pay brokers’ fees in regard to the capital being raised for the Company by such brokers in the Company’s private placements of preferred stock, such fee to consist of warrants to purchase unregistered shares of common stock of the Company at an exercise price equal to the conversion price per share of such preferred stock, exercisable at any time during a five year period; the number of such shares will be calculated as six percent of the aggregate capital raised by such brokers in the private placement of preferred stock divided by the conversion price per share of such preferred stock.

In 2019, warrants to purchase 402,900 unregistered shares of common stock of the Company were issued to these brokers. Using the Black-Scholes valuation model, these warrants were valued and expensed as being worth $833,446.

Potential Issuance of Warrants to Purchase Shares of Common Stock of the Company

The Compensation Committee of the Company's Board of Directors may, from time to time, recommend that certain warrants to purchase shares of common stock of the Company should be issued to new or current members of the Company’s Board of Directors, to officers and employees of the Company and its subsidiaries, or to members of any advisory board or consultants to the Company.

Amounts Payable to Gerard M. Jacobs and William C. Jacobs

Gerard M. Jacobs has not historically received cash compensation, and, historically, the Company’s President and CFO William C. “Jake” Jacobs has worked for $5,000 per month.

As described in the current report on Form 8-K, and its exhibit, filed with the SEC on or about June 25, 2019, the Company entered into a Compensation Agreement dated as of June 19, 2019, with our CEO Gerard M. Jacobs and our President and CFO William C. "Jake" Jacobs. The material terms of the Compensation Agreement can be summarized as follows:

(1) Starting during June 2019 until the closing of the Lifted Merger on February 24, 2020, we paid Gerard M. Jacobs and William C. "Jake" Jacobs consulting fees of $7,500 and $5,000 per month, respectively. Upon the closing of the Lifted Merger, we entered into Executive Employment Agreements with Gerard M. Jacobs and William C. "Jake" Jacobs as described in the section above entitled "Executive Employment Agreements";

(2) The closing of the Lifted Merger triggered obligations of the Company to pay cash bonuses to the Company's CEO Gerard M. Jacobs and the to the Company's President and CFO William C. "Jake" Jacobs of $250,000 and $100,000, respectively, which bonuses have not yet been paid.

(3) Upon demand by Gerard M. Jacobs and William C. Jacobs on or after January 1, 2021, or the first date when we have raised a total of at least $15 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively;

(4) Upon the earlier of December 1, 2021, or the first date when we have raised a total of at least $25 million after January 1, 2019, we will pay Gerard M. Jacobs and William C. "Jake" Jacobs cash bonuses of $250,000 and $100,000, respectively;

(5) The terms of Gerard M. Jacobs' stock options granted by us to purchase shares of common stock of LFTD Partners Inc. which were set to expire (unless previously exercised) during November 2020 or during September 2021, respectively, have been extended so that all of such stock options may be exercised by Gerard M. Jacobs at any time on or before December 31, 2024;

(6) We granted to Gerard M. Jacobs and to William C. "Jake" Jacobs so-called "tag along" registration rights for all of our shares owned by Gerard M. Jacobs, by William C. "Jake" Jacobs, or by any of their respective affiliates, and for all of our shares issuable to Gerard M. Jacobs, to William C. "Jake" Jacobs, or to any of their respective affiliates upon the exercise of his or their options or warrants to purchase shares of common stock of LFTD Partners Inc.; and

(7) We issued to Gerard M. Jacobs and William C. "Jake" Jacobs five-year warrants containing a "cashless exercise" feature giving Gerard M. Jacobs and William C. "Jake" Jacobs (or his designee(s)) the right to purchase 250,000 and 225,000 shares, respectively, of common stock of LFTD Partners Inc. exercisable at $5.00 per share.

Commissions on Sales

Lifted has agreed to pay up to 7% commissions to certain individuals, some of whom are affiliated with the Company and some of whom are relatives of affiliates of the Company, in connection with certain sales of Lifted’s products. Commissions are based upon the total purchase prices paid by the referrers’ customers, excluding shipping costs and any governmentally imposed taxes and fees, all of which must be paid by the referrers’ customers. Some of these agreements extend through December 31, 2040, and one extends through December 31, 2025. Commissions are paid on each purchase order of Lifted products received from and paid for by the referrers’ customers. In the Consolidated Statements of Operations, these commissions are included in the “Payroll, Consulting and Independent Contractor” totals.

As mentioned in NOTE 9 – RELATED PARTY TRANSACTIONS, during the twelve months ended December 31, 2020, $172 in commissions were paid to Vincent J. Mesolella, LFTD Partners Inc.’s lead outside director.

NOTE 12 – LEGAL PROCEEDINGS

The Company may be involved in certain legal proceedings that arise from time to time in the ordinary course of its business. Except for income tax contingencies, the Company records accruals for contingencies to the extent that management concludes that the occurrence is probable and that the related amounts of loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred.

Lifted currently is involved in one pending lawsuit, as the defendant:

(1)Martha, Edgar v. Lifted Liquids – Edgar Martha, who worked as an independent contractor in Lifted’s production facility, has sued Lifted in regard to an alleged chemical burn. Mr. Martha has expressed to Lifted’s attorney that Mr. Martha is inclined to settle the case for $5,000. However, there can be no assurance or guarantee that the case can be settled for $5,000, as the medical bills in the case are significant and Mr. Martha’s medical insurance carrier has refused coverage.

During 2020, Lifted entered into settlement agreements that were mutually acceptable to the parties which have resolved the following four lawsuits:

(1)Mile High Labs, Inc., Plaintiff, v. Warrender Enterprise, Inc. d/b/a Lifted Liquids, Defendant (United States District Court for the District of Colorado; Civil Case No. 1:19-cv-02495-NYW); and

(2)Accelerated Analytical, Inc., et al. v. Lifted Liquids, Inc. d/b/a Lifted Made, et al., Case No. 3:20-cv-442-wmc (United States District Court for the Western District of Wisconsin).

(3)Lifted Liquids, Inc., Plaintiff, v. Luxvoni LLC d/b/a Luxvoni Marketing Solutions; Does I through X, inclusive; and Roe Business Entities I through X, inclusive, Defendants (United States District Court for Clark County, Nevada; Civil Case No. A-20-817416-C)

(4)Warrender Enterprise, Inc. d/b/a Lifted Liquids, a Wisconsin corporation, Plaintiff, v. Merkabah Labs, LLC, a Colorado limited liability company; Merkabah Technologies, LLC, a Colorado limited liability company; Ryan Puddy, an individual; and Ralph L. Taylor III, an individual, Defendants (United States District Court for the District of Colorado; Civil Action No. 1:20-cv-00155-SKC)

As a result of the settlement agreements, the Company incurred aggregate settlement costs of $97,000.

NOTE 13 – INCOME TAXES

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”).  The Tax Act reduced the U.S. federal statutory tax rate, broadened the corporate tax base through the elimination or reduction of deductions, exclusions, and credits, limited the ability of U.S. corporations to deduct interest expense, and transitioned to a territorial tax system which allows for the repatriation of foreign earnings to the U.S. with a 100% federal dividends received deduction prospectively. In addition, the Tax Act required a one-time transitional tax on foreign cash equivalents and previously unremitted earnings. Several of the new provisions enacted as part of the Tax Act require clarification and guidance from the U.S. Internal Revenue Service (“IRS”) and Treasury Department. These or other changes in U.S. tax laws could impact our profits, effective tax rate, and cash flows.

During the years ended December 31, 2020 and 2019, the Company did not incur any current tax on its continuing operations and there was no deferred tax provision or benefit from continuing operations. At December 31, 2020, the Company has total U.S. federal net operating loss carry forwards of $2,509,816 which expire between December 31, 2029 and December 31, 2040.

As of December 31, 2019, the Company had no unrecognized tax benefits that, if recognized, would affect the Company’s effective income tax rate over the next 12 months. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required by generally accepted accounting principles. The Company’s policy is to recognize accrued interest and penalties related to unrecognized tax benefits in the provision for income taxes. The Company’s tax returns are subject to examination for the years ended December 31, 2015 through 2020. A reconciliation of the amount of tax benefit computed using the U.S. federal statutory income tax rate to the provision for income taxes on continuing operations is as follows:

	For the Years Ended
	December 31,
	2020	2019
Tax expenses (benefit) at statutory rate (21%)	$ (306,805)	$ (254,542)
Non-deductible expenses	1,578	2,606
Revision of prior years' deferred tax assets	(38,556)	12,600
Change in valuation allowance	343,783	239,337
Provision for Income Taxes	$ -	$ -

The tax effects of temporary differences and carry forwards that gave rise to the $0 net deferred income tax asset as of December 31, 2020 and 2019 were as follows:

	December 31,
	2020	2019
Operating loss carry forwards	$ 527,061	$ 484,157
Stock-based compensation	2,109,604	1,816,938
Allowance on Loan Loss	25,542	-
Other	0	-
Less: Valuation allowance	(2,662,208)	(2,301,095)
Net Deferred Income Tax Asset	$ -	$ -

The deferred tax asset valuation allowance increased by $361,112 and increased by $239,204 during the years ended December 31, 2020 and 2019, respectively.

NOTE 14 – SUBSEQUENT EVENTS

December 1, 2020 Amendment to Compensation Agreement dated as of June 19, 2019

Due to the COVID-19 pandemic and for other reasons, the Company was not in a position to pay Gerard M. Jacobs, CEO, and William C. “Jake” Jacobs, President and CFO, the $250,000 and $100,000 bonuses, that were to be paid to them, respectively, on December 1, 2020, pursuant to the Compensation Agreement dated as of June 19, 2019. In recognition of this reality, the Company, Gerard M. Jacobs and William C. “Jake” Jacobs agreed that in lieu of such payments, upon the earlier of the date when Gerard M. Jacobs or William C. “Jake” Jacobs delivers to the Company written demands for payments which may not be sooner than January 1, 2021, or the first date when the Company has raised a total of at least $15 million after January 1, 2019, the Company shall pay Gerard M. Jacobs and William C. “Jake” Jacobs cash bonuses in the amounts of $250,000 and $100,000, respectively (the “Delayed December 1, 2020 Cash Bonuses”); provided that (i) commencing on January 1, 2021, the cash bonuses of $250,000 and $100,000 that were due and payable by the Company to Gerard M. Jacobs and William C. “Jake” Jacobs upon the closing of the Company’s acquisition of Lifted, which have not yet been paid and are payable upon demand by Gerard M. Jacobs and William C. “Jake” Jacobs, shall accrue interest until paid in full at the rate of 2% per year, and (ii) commencing on January 1, 2021, the Delayed December 1, 2020 Cash Bonuses, which have not yet been paid and are payable upon demand by Gerard M. Jacobs and William C. “Jake” Jacobs on or after January 1, 2021, shall accrue interest until paid in full at the rate of 2% per year.

Stock Buy-back Transaction with a Non-Affiliate Stockholder

On January 8, 2021, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

Creation of Younite Corp.

On January 10, 2021, Lifted established a wholly-subsidiary called Younite Corp., an Illinois corporation. Younite Corp. has not yet conducted any business.

January 27, 2021 SmplyLifted LLC Purchase Order Transaction

On January 27, 2021, Lifted paid a vendor $93,750 on behalf of SmplyLifted LLC for the purchase of inventory. As of the date of this registration statement, Lifted has not yet been reimbursed by SmplyLifted for this $93,750.

February 12, 2021 Loan to Younite Corp.

On February 12, 2021, LFTD Partners Inc. made a $1,000 loan to Younite Corp., as operating capital.

Payments of Dividends

On February 27, 2021, LFTD Partners Inc. paid a total of $70,200 in dividends to holders of LFTD Partners Inc.’s Series A Convertible Preferred Stock.

Conversions of Series A Convertible Preferred Stock to Shares of Common Stock

On March 1, 2021, 25,400 shares of Series A Convertible Preferred Stock were converted into 2,540,000 shares of common stock.

On March 2, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 5, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 9, 2021, 1,000 shares of Series A Convertible Preferred Stock were converted into 100,000 shares of common stock.

On March 18, 2021, 4,000 shares of Series A Convertible Preferred Stock were converted into 400,000 shares of common stock.

On March 18, 2021, 60,000 shares of Series B Convertible Preferred Stock were converted into 60,000 shares of common stock.

On March 22, 2021, 500 shares of Series A Convertible Preferred Stock were converted into 50,000 shares of common stock.

Planned Name Change to LFTD Inc.

On March 8, 2021, the Company announced that its board of directors and the holders of a majority of its outstanding shares have voted to change the name of the company to LFTD Inc., subject to changing the company’s articles of incorporation in Nevada, all necessary securities filings and governmental approvals. The planned name change is intended to better reflect the company’s ownership of rapidly growing Lifted Made, which has received national recognition for its outstanding Urb Finest Flowers brand of hemp-derived delta 8 THC, CBD, CBN and CBG products. In connection with the name change, the company plans to request a new trading symbol that more closely relates to the new company name.

LFTD PARTNERS INC.

SERIES A AND SERIES B PREFERRED STOCK CONVERTIBLE INTO 2,014,500 SHARES OF COMMON STOCK

PROSPECTUS

AUGUST 19, 2021

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling security holders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

Accounting fees and expenses	$5,500
Legal fees and expenses	$20,000
Printing and related expenses	$1,000
Transfer agent fees and expenses	$1,500
SEC registration fee	$433
Miscellaneous	$1,557
Total	$30,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada law provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the proceeding, if such person:

·is not liable for breach of his or her fiduciary duties to the corporation; or

·acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by such person in connection with the defense or settlement of the action, if he or she:

·is not liable for breach of his or her fiduciary duties to the corporation; or

·acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under Nevada law, indemnification may not be made for any claim as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any non-derivative proceeding or any derivative proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense.

Further, Nevada law permits a Nevada corporation to purchase and maintain insurance or to make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

Our Articles of Incorporation require us to indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of the Corporation, may serve or any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns.

The scope of the indemnity set out in the Articles of Incorporation includes any and all expenses, including amounts paid upon judgment, counsel fees and amounts paid in settlement (before of after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been our directors, or of such other corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

Our bylaws, as amended, require us to indemnify our directors to the fullest extent authorized by Nevada law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by a director. The right to indemnification set out in our bylaws, as amended are a contract right and include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information sets forth certain information with respect to all securities that we have sold during the last three years.

On January 8, 2021, LFTD Partners Inc. purchased an additional 36,000 shares of common stock of the Company from the same non-affiliate shareholder, also in a private transaction, for $0.95 per share for a total of $34,200. These shares are also held in treasury.

On November 24, 2020, LFTD Partners Inc. purchased 36,000 shares of common stock of the Company from a non-affiliate stockholder in a private transaction for $0.95 per share for a total of $34,200. These shares are held in treasury.

On April 2, 2020, 166,888 shares of common stock were cancelled.

Prior to June 2019, Gerard M. Jacobs had not received any salary or consulting fees for his services as our Chief Executive Officer for more than ten years. In addition, our directors have not received any monthly or annual fees for their service as directors of LFTD Partners Inc. for more than ten years. In November 2014, the officers and directors of the Company were awarded the right to purchase, directly or using a designee, for an aggregate price of $2 per director: (a) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $0.01 per share all of which are vested; and (b) warrants to purchase an aggregate of 1.35 million shares of common stock of the Company at an exercise price of $1.85 per share, 100,000 of which warrants are vested, and 1.25 million of which warrants are subject to the condition that the Company shall have acquired at least one of certain properties beneficially owned by Vincent J. Mesolella and/or Gerard M. Jacobs (the “Mesolella/Jacobs Properties”).

As discussed in our prior public filings, we have attempted to acquire one or more of the Mesolella/Jacobs Properties. The Mesolella/Jacobs Properties are parcels of real estate in Rhode Island that are owned by entities affiliated with Vincent J. Mesolella and his son Derek V. Mesolella, formerly an independent contractor to LFTD Partners Inc.. One of the Mesolella/Jacobs Properties at one time was also partly owned by an affiliate of our Chief Executive Officer, Gerard M. Jacobs. Discussions among Messrs. Mesolella and Jacobs and our independent directors have made it highly likely that we will never purchase any of the Mesolella/Jacobs Properties.

Between February 27, 2019 and May 13, 2019, the Company accepted subscriptions from accredited investors to purchase 66,150 shares of newly issued Series A Convertible Preferred Stock for an aggregate purchase price of $6,615,000 in cash. These 66,150 shares of Series A Convertible Preferred Stock are convertible at the option of the holders into 6,615,000 shares of newly issued common stock of the Company, or $1.00 per share of common stock of the Company. The Series A Convertible Preferred Stock will accrue an annual 3% dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Series A Convertible Preferred Stock. As of August 19, 2021, 60,400 shares of common stock have been converted from the Series A shares and 60,000 shares of common stock have been converted from the Series B shares, leaving a balance of 5,750 convertible Series A shares and 40,000 convertible Series B shares.

On June 28, 2019, the Company commenced a private placement to accredited investors, offering to sell up to 5,000,000 shares of Series B Convertible Preferred Stock convertible into 5,000,000 shares of our common stock at an exercise price of $5.00 per share. As of the date of this registration statement, the Company has accepted subscriptions from accredited investors to purchase 100,000 shares of Series B Convertible Preferred Stock for an aggregate purchase price of $500,000 in cash, convertible at the option of the holder into 100,000 shares of newly issued common stock of the Company, or $5.00 per share of common stock of the Company. The Series B Convertible Preferred Stock will accrue an annual 3% dividend, and will be subject to mandatory conversion, under terms and conditions set forth in the Certificate of Designation of the Series B Convertible Preferred Stock.

All of the issuances of securities described above were restricted share issuances and deemed to be exempt from registration in reliance on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Each investor represented that they were accredited investors, as defined in Rule 501 of Regulation D and, there was no general solicitation or general advertising used to market the securities. We made available to each investor disclosure of all aspects of our business, including providing the investor with press releases, access to our auditors, and other financial, business, and corporate information. All securities issued were restricted with an appropriate restrictive legend on certificates for notes and warrants issued stating that the securities (and underlying shares) have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.
*3.1	Articles of Incorporation dated December 12, 1985
*3.2	Amended Articles of Incorporation Dated July 1992
*3.3	Amended Articles of Incorporation Dated November 1996
*3.4	Amended Articles of Incorporation Dated June 1999
*3.5	Amended Articles of Incorporation Dated January 25, 2006
*3.6	Amended Bylaws
5.1	Opinion of David S. Hunt, P.C.
**10.53	Compensation Agreement between Acquired Sales Corp., Gerard M. Jacobs and William C. "Jake" Jacobs dated as of June 19, 2019
***10.56

Merger Agreement between Acquired Sales Corp., Gerard M. Jacobs, William C. “Jake” Jacobs and Warrender Enterprise Inc. d/b/a Lifted Liquids and its owners and exhibits A through D (Executive A: Executive Employment Agreement; Exhibit B: Stockholders Agreement; Exhibit C: Registration Rights Agreement; and Exhibit D: Promissory Note)

23.1

Consent of Fruci & Associates II, PLLC - Independent Registered Public Accounting Firm regarding the consolidated financial statements of Acquired Sales Corp. and Warrender Enterprises, Inc., dba Lifted Liquids, dba Liquid Made

23.3	Consent David S. Hunt, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

* Filed with Form 10SB12G - Registration of securities on March 23, 2007

** previously filed with Form 8-K on June 26, 2019

*** previously filed with Form 8-K on January 8, 2020

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Amendment No. 1 to Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 20th day of May, 2021.

LFTD PARTNERS INC.

By: /s/ Gerard M. Jacobs

Gerard M. Jacobs, Chief Executive Officer and Chairman

Date: August 19, 2021

POWER OF ATTORNEY

Each of the undersigned officers and directors of LFTD Partners Inc. hereby constitutes and appoints Gerard M. Jacobs and William C. “Jake” Jacobs, and each of them any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement on Form S-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

By: /s/ Gerard M. Jacobs

Gerard M. Jacobs, Chief Executive Officer and Director

Principal Executive Officer

Date: August 19, 2021

By: /s/ William C. “Jake” Jacobs, CPA

William C. “Jake” Jacobs, CPA, President, Chief Financial Officer and Treasurer

Principal Financial Officer

Date: August 19, 2021

/s/ Nicholas S. Warrender

Nicholas S. Warrender

Director

Date: August 19, 2021

/s/ Vincent J. Mesolella

Vincent J. Mesolella

Director

Date: August 19, 2021

/s/ Joshua A. Bloom, M.D.

Joshua A. Bloom, M.D.

Director

Date: August 19, 2021

/s/ James S. Jacobs, M.D.

James S. Jacobs, M.D.

Director

Date: August 19, 2021

/s/ Richard E. Morrissy

Richard E. Morrissy

Director

Date: August 19, 2021

/s/ Kevin J. Rocio

Kevin J. Rocio

Director

Date: August 19, 2021

/s/ Robert T. Warrender II

Robert T. Warrender II

Director

Date: August 19, 2021